    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                                 ALRENCO, INC.
             (Exact name of registrant as specified in its charter)

             INDIANA                               7359                              35-1480655
 (State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer Identification
  incorporation or organization)        Classification Code Number)                     No.)

                             1736 EAST MAIN STREET
                           NEW ALBANY, INDIANA 47150
                                 (812) 949-3370
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                                MICHAEL D. WALTS
                      CHAIRMAN OF THE BOARD AND PRESIDENT
                                 ALRENCO, INC.
                             1736 EAST MAIN STREET
                           NEW ALBANY, INDIANA 47150
                                 (812) 949-3370
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                   COPIES TO:

             C. CRAIG BRADLEY, JR., ESQ.                            JOHN D. CAPERS, JR., ESQ.
                  STITES & HARBISON                                      KING & SPALDING
                     Suite 1800                                       191 Peachtree Street
               400 West Market Street                                Atlanta, Georgia 30303
             Louisville, Kentucky 40202

                      ------------------------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after consummation of the Merger (as defined below).

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
             TITLE OF EACH CLASS                  AMOUNT TO BE         OFFERING PRICE           AGGREGATE          REGISTRATION
       OF SECURITIES TO BE REGISTERED            REGISTERED (1)        PER SHARE (2)        OFFERING PRICE (2)       FEE (3)
---------------------------------------------------------------------------------------------------------------------------------
                                                   12,280,316
Common stock, no par value...................        shares                $6.89               $84,633,261           $24,967
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock, no par value, of Alrenco, Inc. ("Alrenco") issuable upon consummation of the proposed merger (the "Merger") of RTO, Inc. ("RTO") with and into Alrenco, with Alrenco as the surviving corporation.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2), and based upon the estimated book value of the shares of common stock of RTO as of November 30, 1997.
(3) A fee of $17,500 was paid by Alrenco in connection with the filing on October 30, 1997 of preliminary proxy materials related to the Merger. Pursuant to Rule 0-11, the amount of the fee required by Section 6(b) of the Securities Act of 1933 to be paid with this Registration Statement has been reduced by the amount of the filing fee paid with the preliminary proxy material.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

                                 ALRENCO, INC.
                            ------------------------

                   CROSS REFERENCE SHEET SHOWING LOCATION OR
                  CAPTION IN JOINT PROXY STATEMENT/PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

                     FORM S-4 ITEM                 LOCATION OR CAPTION IN JOINT PROXY STATEMENT/PROSPECTUS
                     -------------                 -------------------------------------------------------
1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page of Joint Proxy
                                                   Statement/Prospectus
2.    Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front Cover Page;
                                                   Outside Back Cover Page
3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..............  Summary; Risk Factors
4.    Terms of the Transaction...................  Summary; The Merger; Description of Alrenco Capital
                                                   Stock; Comparison of Shareholder Rights; Amendment to
                                                   Alrenco Articles of Incorporation
5.    Pro Forma Financial Information............  Summary; Index to Financial Statements
6.    Material Contracts With the Company Being
      Acquired...................................  Summary; The Merger; The Stock Option Agreements; The
                                                   Stockholder Voting Agreements
7.    Additional Information Required For
      Reoffering by Persons and Parties Deemed to
      be Underwriters............................  Not Applicable
8.    Interests of Named Experts and Counsel.....  Legal Matters; Experts
9.    Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Not Applicable
10.   Information With Respect to S-3
      Registrants................................  Not Applicable
11.   Incorporation of Certain Information by
      Reference..................................  Not Applicable
12.   Information With Respect to S-2 or
      S-3 Registrants............................  Not Applicable
13.   Incorporation of Certain Information by
      Reference..................................  Not Applicable
14.   Information With Respect to Registrants
      Other Than S-3 or S-2 Registrants..........  Summary; Management's Discussion and Analysis of
                                                   Financial Condition and Results of Operations of
                                                   Alrenco; Business of Alrenco; Index to Financial
                                                   Statements
15.   Information With Respect to S-3
      Companies..................................  Not Applicable
16.   Information With Respect to S-2 or
      S-3 Companies..............................  Not Applicable

                     FORM S-4 ITEM                 LOCATION OR CAPTION IN JOINT PROXY STATEMENT/PROSPECTUS
                     -------------                 -------------------------------------------------------
17.   Information With Respect to Companies Other
      Than S-3 or S-2 Companies..................  Summary; Management's Discussion and Analysis of
                                                   Financial Condition and Results of Operations of RTO;
                                                   Business of RTO; Index to Financial Statements
18.   Information if Proxies, Consents or
      Authorizations are to be Solicited.........  Summary; The Meetings; The Merger; Principal
                                                   Shareholders of Alrenco; Principal Stockholders of RTO
19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer.......................  Not Applicable

[ALRENCO LETTERHEAD]

                                                            January       , 1998

Dear Alrenco Shareholder:

     You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of Alrenco, Inc. ("Alrenco") to be held on February 12, 1998, at 10:00 a.m., local time, at the offices of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia 30305.

     At this important meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 28, 1997, as amended (the "Merger Agreement"), by and between Alrenco and RTO, Inc. ("RTO"), including (i) the issuance of shares of common stock of Alrenco (the "Alrenco Common Stock") in connection therewith (the "Stock Issuance"), and (ii) an amendment to and restatement of (the "Articles Amendment") the existing Amended and Restated Articles of Incorporation (the "Articles") of Alrenco. Pursuant to the terms of the Merger Agreement, RTO will be merged with and into Alrenco, with Alrenco as the surviving corporation (the "Merger").

     If the proposed Merger is consummated, each outstanding share of RTO common stock will be converted into the right to receive 89.795 shares of Alrenco Common Stock, all on the basis set forth in the Merger Agreement and described in the accompanying Joint Proxy Statement/Prospectus. Each share of Alrenco Common Stock that you own will continue to represent one share of Alrenco Common Stock following the Merger. Based upon the number of shares of common stock of RTO and Alrenco outstanding at the time the Merger Agreement was signed, upon completion of the Merger, approximately 33.5% on a fully diluted basis of the outstanding Alrenco Common Stock will be owned by those who were shareholders of Alrenco prior to the Merger and approximately 66.5% on a fully diluted basis will be owned by former RTO stockholders.

     The Articles Amendment will (a) increase the amount of authorized Alrenco Common Stock from 20,000,000 shares to 75,000,000 shares and the amount of authorized preferred stock of Alrenco from 1,000,000 shares to 10,000,000 shares, and (b) amend the percentage of outstanding shares of Alrenco Common Stock required to approve amendments to certain provisions of the Articles. The Articles Amendment will permit the issuance of Alrenco Common Stock pursuant to the Merger and will ensure that Alrenco will have the flexibility to issue additional stock when the need arises without the delay associated with having to obtain shareholder approval for such issuance if not otherwise required.

     Your Board of Directors believes that the Merger represents a unique opportunity to create a larger and stronger company with an enhanced management team. In an industry that is experiencing increased competitive pressures and accelerating consolidation, the Merger is strategically important to Alrenco's efforts to position itself as an effective competitor in the coming years. The combined company may also realize operational and financial benefits by capitalizing on each of the separate companies' specific strengths. Finally, your Board believes that the Merger will bring opportunities for greater growth and expansion, resulting in improved cash flow, enhanced profitability and higher long-term value for our shareholders.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT, INCLUDING THE STOCK ISSUANCE AND THE ARTICLES AMENDMENT.

     Approval of the Merger Agreement requires the approval of a majority of the outstanding shares of Alrenco Common Stock entitled to vote at the Special Meeting. Certain shareholders of Alrenco holding of record and beneficially approximately 40.1% of the outstanding shares of Alrenco Common Stock have entered into voting agreements with RTO requiring them, among other things, to vote all shares of Alrenco Common Stock beneficially owned by them for approval of the Merger Agreement and each of the other transactions contemplated thereby.

     The accompanying Joint Proxy Statement/Prospectus describes in more detail the Merger Agreement and the Merger, including a description of the conditions to consummation of the Merger, and contains financial and other information about RTO and Alrenco. Please give this information your careful attention.

     In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person, even if you previously returned your proxy.

     IF YOU DO NOT RETURN THE PROXY CARD AND DO NOT VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, INCLUDING THE STOCK ISSUANCE AND THE ARTICLES AMENDMENT.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ MICHAEL D. WALTS

                                          MICHAEL D. WALTS
                                          Chairman of the Board and President

                            Letterhead of RTO, Inc.

                                                                January   , 1998

Dear RTO Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of RTO, Inc. ("RTO") to be held on February 12, 1998, at 10:00 a.m., local time, at the offices of King & Spalding which are located at 191 Peachtree Street, Atlanta, Georgia 30305.

     At this important meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 28, 1997, as amended (the "Merger Agreement"), by and between RTO and Alrenco, Inc. ("Alrenco"). Pursuant to the terms of the Merger Agreement, RTO will be merged with and into Alrenco, with Alrenco as the surviving corporation (the "Merger").

     If the proposed Merger is consummated, each outstanding share of RTO common stock ("RTO Common Stock") that you own will be converted into the right to receive 89.795 shares of Alrenco common stock ("Alrenco Common Stock"), all on the basis set forth in the Merger Agreement and described in the enclosed Joint Proxy Statement/Prospectus. Each share of Alrenco Common Stock will continue to represent one share of Alrenco Common Stock following the Merger. Based upon the number of shares of RTO Common Stock and Alrenco Common Stock outstanding at the time the Merger Agreement was signed, upon completion of the Merger, approximately 66.5% on a fully diluted basis of the outstanding Alrenco Common Stock will be owned by current RTO Stockholders and approximately 33.5% on a fully diluted basis will be owned by current Alrenco Shareholders.

     Your Board of Directors believes that this transaction represents a unique opportunity to create a larger and stronger company with an enhanced management team. The combined company may realize operational and financial benefits by capitalizing on each of the separate companies' specific strengths. Your Board believes that the Merger also will bring opportunities for greater growth and expansion, resulting in improved cash flow, enhanced profitability and higher long-term value for our stockholders.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Approval of the Merger Agreement requires the approval and adoption of a majority of the outstanding shares of RTO Common Stock entitled to vote at the Special Meeting. Certain stockholders of RTO holding of record and beneficially approximately 39.6% of the outstanding shares of RTO Common Stock have entered into voting agreements with Alrenco requiring them, among other things, to vote all shares of RTO Common Stock beneficially owned by them for approval and adoption of the Merger Agreement.

     The accompanying Joint Proxy Statement/Prospectus describes in more detail the Merger Agreement and the Merger, including a description of the conditions to consummation of the Merger, and contains financial and other information about RTO and Alrenco. Please give this information your careful attention.

     In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person, even if you previously returned your proxy.

     IF YOU DO NOT RETURN THE PROXY CARD AND DO NOT VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ GEORGE D. JOHNSON, JR.
                                          GEORGE D. JOHNSON, JR.
                                          Chairman of the Board

                                [ALRENCO (LOGO)]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 12, 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Alrenco, Inc. ("Alrenco") will be held at the offices of King & Spalding, 50th floor, 191 Peachtree Street, Atlanta, Georgia 30305, on Thursday, February 12, 1998 at 10:00 a.m., local time, for the following purpose:

          Approval of the Merger Agreement. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 28, 1997, as amended (the "Merger Agreement"), by and between Alrenco and RTO, Inc. ("RTO"), a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus, and the transactions contemplated thereby including, among other matters, (i) the issuance of shares of Alrenco common stock pursuant to the terms of the Merger Agreement, and (ii) an amendment to and restatement of the existing Amended and Restated Articles of Incorporation (the "Articles") of Alrenco. Pursuant to the terms of the Merger Agreement, among other matters, RTO will merge with and into Alrenco (the "Merger"), with Alrenco as the surviving corporation, and each share of common stock of RTO outstanding at the effective time of the Merger will be converted into the right to receive 89.795 shares of common stock of Alrenco. The proposed amendment to and restatement of the Articles will (a) increase the amount of authorized common stock of Alrenco from 20,000,000 shares to 75,000,000 shares and the amount of authorized preferred stock of Alrenco from 1,000,000 shares to 10,000,000 shares, and (b) amend the percentage of outstanding shares of Alrenco common stock required to approve amendments to certain provisions of the Articles. The Articles, as proposed to be amended and restated, are attached as Annex G to the accompanying Joint Proxy Statement/Prospectus.

     Only shareholders of record at the close of business on January 13, 1998 are entitled to notice of and to vote at the Special Meeting. In the event the Special Meeting should be adjourned to a date or dates later than June 11, 1998, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM R. HAESELEY

                                          WILLIAM R. HAESELEY, Secretary
1736 East Main Street
New Albany, Indiana 47150
January   , 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                                 RTO INC. LOGO

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 12, 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of RTO, Inc. ("RTO") will be held at the offices of King & Spalding which are located at 191 Peachtree Street, Atlanta, Georgia 30305, on Thursday, February 12, 1998 at 10:00 a.m., local time, for the following purposes:

          (1) Approval and Adoption of the Merger Agreement. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 28, 1997, as amended (the "Merger Agreement"), by and between Alrenco, Inc. ("Alrenco") and RTO. Pursuant to the terms of the Merger Agreement, among other matters, RTO will merge with and into Alrenco (the "Merger"), with Alrenco as the surviving corporation, and each share of common stock of RTO outstanding at the effective time of the Merger will be converted into the right to receive 89.795 shares of common stock of Alrenco. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

          (2) Other Business. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on January 13, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. In the event the Special Meeting should be adjourned to a date or dates later than February 12, 1998, the Board of Directors will establish a new record date for purposes of determining those stockholders then entitled to notice of and to vote at any such adjournments.

     If the Merger is consummated, stockholders of RTO who comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL") will have the right to seek appraisal of their shares. See "The
Merger -- Dissenters' Rights" in the accompanying Joint Proxy
Statement/Prospectus and Section 262 of the DGCL, a copy of which is attached as Annex I to the Joint Proxy Statement/Prospectus, for a description of the procedures required to be followed to perfect appraisal rights.

                                          By Order of the Board of Directors

                                          /s/ DANIEL C. BREEDEN, JR.
                                          DANIEL C. BREEDEN, JR., Secretary
714 E. Kimbrough Street
Mesquite, Texas 75149
January   , 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                             JOINT PROXY STATEMENT
                                       OF
                                 ALRENCO, INC.
                                      AND
                                   RTO, INC.
                            ------------------------
                                   PROSPECTUS
                                       OF
                                 ALRENCO, INC.

    This Joint Proxy Statement/Prospectus relates to the proposed merger and certain related transactions contemplated by the Agreement and Plan of Merger, dated as of September 28, 1997, as amended (the "Merger Agreement"), by and between Alrenco, Inc., an Indiana corporation ("Alrenco"), and RTO, Inc., a Delaware corporation ("RTO").

    The Merger Agreement provides for the merger of RTO with and into Alrenco (the "Merger"), with Alrenco as the surviving corporation. Pursuant to the Merger Agreement, upon effectiveness of the Merger, each issued and outstanding share of common stock, $.01 par value per share, of RTO (the "RTO Common Stock") (except shares held by RTO Stockholders (as defined below) who perfect dissenters' rights with respect thereto (the "RTO Dissenting Shares")), will be cancelled and converted into the right to receive 89.795 shares (the "Exchange Ratio") of common stock, no par value, of Alrenco (the "Alrenco Common Stock"). Each issued and outstanding share of Alrenco Common Stock will remain outstanding, unchanged, as one share of Alrenco Common Stock. Based upon the capitalization of Alrenco and RTO at September 28, 1997 and the Exchange Ratio, holders of Alrenco Common Stock (the "Alrenco Shareholders") and holders of RTO Common Stock (the "RTO Stockholders") would have held approximately 33.5% and 66.5%, respectively, on a fully diluted basis, of the aggregate number of shares of Alrenco Common Stock that would have been outstanding if the Merger had been consummated as of such date.

    This Joint Proxy Statement/Prospectus is being furnished to the Alrenco Shareholders in connection with the solicitation of proxies by the Board of Directors of Alrenco (the "Alrenco Board") for use at the special meeting of Alrenco Shareholders (the "Alrenco Special Meeting") to be held at 10:00 a.m. on February 12, 1998 at the offices of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia 30305, and at any adjournment or postponement thereof. At the Alrenco Special Meeting, the Alrenco Shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including (i) the issuance of shares of Alrenco Common Stock pursuant to the terms of the Merger Agreement (the "Stock Issuance"), and (ii) an amendment to and restatement of (the "Articles Amendment") the existing Amended and Restated Articles of Incorporation of Alrenco (the "Alrenco Articles") to (a) increase the number of authorized shares of Alrenco Common Stock from 20,000,000 shares to 75,000,000 shares, and the number of authorized shares of Alrenco preferred stock (the "Alrenco Preferred Stock") from 1,000,000 shares to 10,000,000 shares and (b) amend the percentage of outstanding shares of Alrenco Common Stock required to approve amendments to certain provisions of the Alrenco Articles. Holders of approximately 40.1% of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting have agreed with RTO to vote all shares of Alrenco Common Stock beneficially owned by them in favor of approval of the Merger Agreement and each of the transactions contemplated thereby. See "The Stockholder Voting Agreements."

    This Joint Proxy Statement/Prospectus is also being furnished to the RTO Stockholders in connection with the solicitation of proxies by the Board of Directors of RTO (the "RTO Board") for use at the special meeting of RTO Stockholders (the "RTO Special Meeting") to be held at 10:00 a.m. on February 12, 1998 at the offices of King & Spalding which are located at 191 Peachtree Street, Atlanta, Georgia 30305, and at any adjournment or postponement thereof. At the RTO Special Meeting, the RTO Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. Holders of approximately 39.6% of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting have agreed with Alrenco to vote all shares of RTO Common Stock beneficially owned by them in favor of approval and adoption of the Merger Agreement. See "The Stockholder Voting Agreements."

    This Joint Proxy Statement/Prospectus also constitutes a prospectus of Alrenco filed as part of the Registration Statement (as defined herein) with respect to up to 12,280,316 shares of Alrenco Common Stock, to be issued to RTO Stockholders pursuant to the terms of the Merger Agreement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF ALRENCO COMMON STOCK OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------
    The date of this Joint Proxy Statement/Prospectus is January   , 1998. This
Joint Proxy Statement/Prospectus is first being mailed to the Alrenco
Shareholders and the RTO Stockholders on or about January   , 1998.

                             AVAILABLE INFORMATION

     Alrenco has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Alrenco Common Stock offered hereby. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Alrenco and the Alrenco Common Stock, reference is made to such Registration Statement. Statements contained in this Joint Proxy Statement/Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected at the Public Reference Section of the Commission's principal office, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

     Alrenco is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Alrenco with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such material, as well as the Registration Statement, may be accessed electronically through the Commission's site on the World Wide Web. The Commission's Internet address is http://www.sec.gov.

     The Alrenco Common Stock is listed on the Nasdaq National Market System. Reports, proxy statements and other information about Alrenco can also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.
                            ------------------------

     All information contained herein with respect to Alrenco has been furnished by Alrenco and all information contained herein with respect to RTO has been furnished by RTO.

     No person is authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Alrenco or RTO or in the information set forth herein since the date of this Joint Proxy Statement/Prospectus.

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this Joint Proxy Statement/Prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, growth strategies, business prospects, industry trends and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify the forward-looking statements and certain factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

     Forward-looking statements include the information concerning possible or assumed future results of operations of Alrenco, as the combined company, set forth under "Summary -- Reasons for the Merger," "Risk Factors," "The
Merger -- Reasons for the Merger; Recommendations of the Boards of Directors," "The Merger -- Opinion of Financial Advisor to Alrenco," "Management's Discussion and Analysis of Financial Condition and Results of Operations of RTO" and "Unaudited Pro Forma Condensed Combined Financial Statements" and other statements in this Joint Proxy Statement/Prospectus identified by words such as "anticipate," "estimate," "expect" and "believe," and include, in particular, the statements in such sections of each party's expectations as to the potential for the combined company to achieve (i) strengthened competitive position, (ii) enhanced opportunities for expansion, (iii) increased access to capital markets,
(iv) leveraging of financial and managerial resources, (v) cost efficiencies through consolidation, (vi) improved cash flow and profit potential, (vii) increased shareholder value, (viii) enhanced managerial expertise, (ix) improved inventory controls, (x) enhanced ability to attract quality personnel, and (xi) decreased amortization expense for intangible assets with lives of three years or less. Readers are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Alrenco following the Merger to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect Alrenco's operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause Alrenco's actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following: general economic and business conditions; changes in the competitive environment within the rental-purchase industry; the ability of Alrenco and RTO to integrate their respective operations following the Merger; the ability to integrate and manage future acquired businesses; the rate of acquisitions and new store openings; the ability to open new rental-purchase stores on a profitable basis; the ability of Alrenco and RTO to implement and to obtain anticipated cost savings related to the Merger and realize anticipated cost savings; the actual costs required to effect the Merger and to realize Merger synergies and cost savings; and changes in business strategy or development plans.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
AVAILABLE INFORMATION......................       2
FORWARD-LOOKING STATEMENTS.................       3
SUMMARY....................................       5
  Parties to the Merger....................       5
  The Alrenco Special Meeting..............       5
  The RTO Special Meeting..................       6
  Background of the Merger.................       7
  Reasons for the Merger...................       7
  Terms of the Merger Agreement............       8
  Effective Time of the Merger and Exchange
    of Shares..............................      10
  Opinion of Financial Advisor to
    Alrenco................................      10
  Recommendations of the Boards of
    Directors..............................      10
  Interests of Certain Persons in the
    Merger.................................      11
  Certain Agreements in Connection with the
    Merger.................................      11
  Certain Federal Income Tax
    Consequences...........................      11
  Regulatory Approvals.....................      11
  Accounting Treatment.....................      12
  Resales of Alrenco Common Stock..........      12
  Dissenters' Rights.......................      12
  Comparison of Shareholder Rights.........      12
  Amendment to Alrenco Articles of
    Incorporation..........................      13
  Market Prices and Dividends..............      13
  Comparative Per Share Data...............      14
  Selected Financial Data..................      15
  Selected Historical Financial Data of
    Alrenco................................      15
  Selected Historical Financial Data of
    RTO....................................      16
  Selected Historical Financial Data of
    Action.................................      17
  Selected Pro Forma Combined Financial
    Data of Alrenco and RTO................      18
RISK FACTORS...............................      19
INTRODUCTION...............................      21
THE MEETINGS...............................      22
  Alrenco Special Meeting..................      22
  RTO Special Meeting......................      23
THE MERGER.................................      24
  Background of the Merger.................      24
  Reasons for the Merger; Recommendations
    of the Boards of Directors.............      26
  Terms of the Merger Agreement............      30
  Effective Time of the Merger and Exchange
    of Shares..............................      34
  Confidentiality Letter and Standstill
    Provisions.............................      34
  Opinion of Financial Advisor to
    Alrenco................................      35
  Interests of Certain Persons in the
    Merger.................................      38
  Certain Federal Income Tax
    Consequences...........................      39
  Regulatory Approvals.....................      40
  Accounting Treatment.....................      40
  Listing of Alrenco Common Stock..........      41
  Resales of Alrenco Common Stock..........      41
  Dissenters' Rights.......................      41
THE STOCK OPTION AGREEMENTS................      44
  General..................................      44
  Exercise of the Options..................      44

                                             PAGE
                                             ----
  Adjustment of Number of Shares Subject to
    Options................................      45
  Repurchase Rights........................      45
  Registration Rights; Listing.............      46
  Effect of the Stock Option Agreements....      46
THE STOCKHOLDER VOTING AGREEMENTS..........      46
  General..................................      46
  Effect of the Stockholder Voting
    Agreements.............................      47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF ALRENCO....................      48
BUSINESS OF ALRENCO........................      55
PRINCIPAL SHAREHOLDERS OF ALRENCO..........      61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF RTO........................      63
BUSINESS OF RTO............................      75
PRINCIPAL STOCKHOLDERS OF RTO..............      78
MANAGEMENT OF ALRENCO FOLLOWING THE
  MERGER...................................      80
  Directors................................      80
  Executive Officers.......................      81
  Director Compensation....................      82
  Executive Compensation...................      82
  Stock Incentive Plan.....................      83
  Non-Employee Director Stock Option
    Plan...................................      84
  Certain Transactions.....................      85
DESCRIPTION OF ALRENCO CAPITAL STOCK.......      86
COMPARISON OF SHAREHOLDER RIGHTS...........      88
AMENDMENT TO ALRENCO ARTICLES OF
  INCORPORATION............................      93
LEGAL MATTERS..............................      95
EXPERTS....................................      95
SHAREHOLDER PROPOSALS......................      95
OTHER MATTERS..............................      96
INDEX TO FINANCIAL STATEMENTS..............     F-1
  Annex A -- Agreement and Plan of Merger,
             as amended
  Annex B -- Alrenco Stock Option Agreement
  Annex C -- RTO Stock Option Agreement
  Annex D -- Form of Alrenco Stockholder
             Voting Agreement
  Annex E -- Form of RTO Stockholder Voting
             Agreement
  Annex F -- Opinion of SunTrust Equitable
             Securities Corporation
  Annex G -- Form of Amended and Restated
             Articles of Incorporation of
             Alrenco
  Annex H -- Form of Amended and Restated
             Code of Bylaws of Alrenco
  Annex I -- Section 262: Delaware
             Dissenters' Rights Statute

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Joint Proxy Statement/Prospectus and the Annexes hereto. The Merger Agreement is set forth in Annex A to this Joint Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Annexes.

PARTIES TO THE MERGER

     Alrenco. Alrenco currently operates 165 rental-purchase stores in 18 states, primarily located in the midwestern and southern United States. Alrenco's stores offer high quality, brand-name consumer merchandise under flexible, renewable rental-purchase agreements, also known as rent-to-own agreements. Alrenco's rental-purchase agreements provide customers with the option, but not the obligation, to obtain ownership of the merchandise following a stated number of consecutive rental payments, usually 78 weeks or 18 months. Alrenco's customers are typically low to middle income consumers with limited or no access to traditional credit sources such as bank financing, installment credit and credit cards. Alrenco also provides its products to consumers who desire only temporary rental of a product. Alrenco's products include consumer electronics, appliances, furniture, jewelry and home furnishing accessories.

     Alrenco was incorporated in 1980 under the laws of the State of Indiana. Alrenco Common Stock is listed on the Nasdaq National Market under the symbol "RNCO." Alrenco's principal executive offices are located at 1736 East Main Street, New Albany, Indiana 47150, and its telephone number is (812) 949-3370.

     RTO. RTO currently operates 267 rental-purchase stores in 16 states, primarily located in the southeastern and southwestern United States. Similarly to Alrenco, RTO offers high quality, brand-name consumer merchandise under flexible, renewable rental-purchase agreements. RTO also targets customers that are typically low to middle income consumers with limited or no access to traditional credit sources. RTO's customers also include persons who desire only temporary rental of a product.

     RTO was incorporated in Delaware in June 1996. Unless the context otherwise requires, references to RTO include RTO, Inc. and its subsidiaries. RTO's principal executive offices are located at 714 E. Kimbrough Street, Mesquite, Texas 75149 and the telephone number at that address is (972) 288-9327.

THE ALRENCO SPECIAL MEETING

     Date, Time, Place and Purpose. The Alrenco Special Meeting will be held on February 12, 1998, at 10:00 a.m., local time, at the offices of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia 30305. At the Alrenco Special Meeting, the Alrenco Shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement, including the Stock Issuance and the Articles Amendment. Consummation of the Merger is conditioned upon approval by the Alrenco Shareholders of the Merger Agreement, including the Stock Issuance and the Articles Amendment.

     Record Date and Shares Entitled to Vote. The Alrenco Board has fixed the close of business on January 13, 1998, as the record date (the "Alrenco Record Date") for purposes of determining the Alrenco Shareholders entitled to receive notice of and to vote at the Alrenco Special Meeting. Only those Alrenco Shareholders as of the Alrenco Record Date are entitled to notice of and to vote at the Alrenco Special Meeting and any adjournment thereof. As of the close of business on the Alrenco Record Date, there were 6,095,516 shares of Alrenco Common Stock issued and outstanding and entitled to vote at the Alrenco Special Meeting, held of record by approximately 56 Alrenco Shareholders. Alrenco Shareholders as of the Alrenco Record Date are entitled to cast one vote on any matter that may properly come before the Alrenco Special Meeting.

     Vote Required. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting is necessary to constitute a quorum for the transaction of business at the Alrenco Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting is required to approve the Merger Agreement, including the Stock Issuance and the Articles Amendment.

     Security Ownership of Management; Voting Agreements. As of the Alrenco Record Date, the directors and executive officers of Alrenco, together with their affiliates, as a group beneficially owned approximately 38.9% of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting. See "Principal Shareholders of Alrenco." Michael D. Walts, Chairman of the Board and President of Alrenco, and Michael D. Walts, Jr., have entered into voting agreements with RTO requiring them to vote all shares of Alrenco Common Stock beneficially owned by them for approval of the Merger Agreement and each of the other transactions contemplated thereby. As of the Alrenco Record Date, Messrs. Walts and Walts, Jr. held of record and beneficially approximately 40.1% of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting. See "The Stockholder Voting Agreements."

     Solicitation and Revocation of Proxies. A form of proxy for the Alrenco Special Meeting is enclosed with the copies of this Joint Proxy Statement/Prospectus being sent to Alrenco Shareholders. All shares of Alrenco Common Stock held of record as of the Alrenco Record Date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the proposal to approve the Merger Agreement, including the Stock Issuance and the Articles Amendment, and, in the discretion of the proxy holder, as to any other matter which may properly come before the Alrenco Special Meeting.

     The Alrenco Board is not aware of any other matters which may be presented for action at the Alrenco Special Meeting, but if other matters do properly come before the Alrenco Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before the proxy is exercised by giving written notice to the Alrenco Secretary or by submitting a proxy having a later date or by such person appearing at the Alrenco Special Meeting and electing to vote in person.

     THE ALRENCO BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE ALRENCO SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, INCLUDING THE STOCK ISSUANCE AND THE ARTICLES AMENDMENT.

THE RTO SPECIAL MEETING

     Date, Time, Place and Purpose. The RTO Special Meeting will be held on February 12, 1998, at 10:00 a.m., local time, at the offices of King & Spalding which are located at 191 Peachtree Street, Atlanta, Georgia 30305. At the RTO Special Meeting, the RTO Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. Consummation of the Merger is conditioned upon approval and adoption by the RTO Stockholders of the Merger Agreement.

     Record Date and Shares Entitled to Vote. The RTO Board has fixed the close of business on January 13, 1998, as the record date (the "RTO Record Date") for purposes of determining the RTO Stockholders entitled to receive notice of and to vote at the RTO Special Meeting. Only those RTO Stockholders as of the RTO Record Date are entitled to notice of and to vote at the RTO Special Meeting. As of the close of business on the RTO Record Date, there were 120,959 shares of RTO Common Stock issued and outstanding and entitled to vote at the RTO Special Meeting, held of record by approximately 160 RTO Stockholders. RTO Stockholders as of the RTO Record Date are entitled to cast one vote on any matter that may properly come before the RTO Special Meeting.

     Vote Required. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting is necessary to constitute a quorum for the transaction of business at the RTO Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting is required to approve and adopt the Merger Agreement.

     Security Ownership of Management; Voting Agreements. As of the RTO Record Date, the directors and executive officers of RTO, together with their affiliates, as a group beneficially owned approximately 34.5% of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting. See "Principal Stockholders of RTO." Certain RTO Stockholders have entered into voting agreements with Alrenco requiring them to vote all shares of RTO Common Stock beneficially owned by them for approval of the Merger Agreement. As of the RTO Record Date, these persons and entities hold of record and beneficially approximately 39.6% of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting. See "The Stockholder Voting Agreements."

     Solicitation and Revocation of Proxies. A form of proxy for the RTO Special Meeting is enclosed with the copies of this Joint Proxy Statement/Prospectus being sent to RTO Stockholders. All shares of RTO Common Stock held of record as of the RTO Record Date represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the proposal to approve and adopt the Merger Agreement and in the discretion of the proxy holder, as to any other matter which may properly come before the RTO Special Meeting.

     The RTO Board is not aware of any other matters which may be presented for action at the RTO Special Meeting, but if other matters do come properly before the RTO Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at the time before the proxy is exercised by giving notice to the RTO Secretary or by submitting a proxy having a later date or by such person appearing at the RTO Special Meeting and electing to vote in person.

     THE RTO BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE RTO STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In August, 1997, management of RTO contacted management of Alrenco and Alrenco's financial advisors to express RTO's interest in a combination of the two companies. Over the ensuing weeks management of RTO and Alrenco, and their respective representatives and advisors, discussed such a proposed transaction. The Merger Agreement was executed on September 28, 1997. See "The Merger -- Background of the Merger."

REASONS FOR THE MERGER

     The Alrenco and RTO Boards believe that the Merger presents significant operational, strategic and financial opportunities for both companies and their shareholders. These expected opportunities include, among others:

     - Strengthened competitive position. Both Alrenco and RTO have well-established market positions in their respective markets, and very little overlap exists between the two companies' operations. The combined company should be able to utilize these relative market strengths and market coverage to gain a competitive advantage over smaller regional companies.

     - Enhanced opportunities for expansion. Alrenco following the Merger plans to expand rapidly through new store openings and acquisitions. The increased size of the combined company should enable it to pursue an aggressive new store opening strategy more effectively than either company independently due to greater access to capital, management and other resources. Due to the initial costs of new store openings, an aggressive new store opening plan would have a significant negative effect on a smaller company's profitability. In addition, the increased visibility of the combined company should increase its ability to identify and consummate acquisitions of additional stores.

     - Increased access to capital markets. The increased size and capital base of the combined company should provide better access to the capital markets than either company currently possesses. In addition, management of both companies believes that the increased shareholder base of the combined company should ultimately create a more efficient trading market for Alrenco Common Stock.

     - Leveraging of financial and managerial resources. Management of both companies believes that the combined company will benefit from the combined management resources of the two companies. In addition, as Alrenco expands following the Merger, management believes that overhead costs necessarily will not increase proportionately, increasing Alrenco's profitability.

     - Cost efficiencies through consolidation. Management of both companies believes that certain administrative and operational functions of the two companies will be consolidated, and that such consolidation will result in lower overall costs. In addition, management of both companies believes that the increased size and scope of the combined company's operations will enable Alrenco to achieve certain economies related to purchasing of equipment, merchandise and other services.

     For a more detailed discussion of the factors considered by the Alrenco and RTO Boards in evaluating the Merger, see "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors."

TERMS OF THE MERGER AGREEMENT

     General. The Merger Agreement provides that, following approval of the Merger Agreement by the Alrenco Shareholders and the RTO Stockholders and the satisfaction or waiver of the other conditions to the Merger, RTO shall be merged with and into Alrenco at the Effective Time (as defined herein) in accordance with the Indiana Business Corporation Law (the "IBCL") and the Delaware General Corporation Law (the "DGCL"). Alrenco will be the surviving corporation in the Merger. As a result of the Merger, the separate corporate existence of RTO will cease. If the Merger Agreement is approved by the Alrenco Shareholders and approved and adopted by the RTO Stockholders, and the other conditions to the Merger are satisfied or waived, the closing of the Merger (the "Closing") shall take place on the later of (a) the date of the Alrenco Special Meeting and the RTO Special Meeting or (b) the day on which all of the conditions referred to below under "-- Conditions to the Merger" are satisfied or waived, or at such other date, time and place as Alrenco and RTO shall agree.

     Conversion of Shares. Pursuant to the Merger Agreement, at the Effective Time of the Merger each outstanding share of RTO Common Stock (excluding any RTO Dissenting Shares) shall be cancelled and converted into the right to receive
89.795 shares of Alrenco Common Stock with cash being paid in lieu of fractional shares. The value of the 89.795 shares of Alrenco Common Stock to be received in exchange for each share of RTO Common Stock was approximately $1,369.00, based upon the closing price of $15.25 for a share of Alrenco Common Stock on the Nasdaq National Market on September 26, 1997, the last trading day prior to the public announcement of the Merger Agreement, and approximately $1,459, based upon the closing price of $16.25 for a share of Alrenco Common Stock on January 15, 1998. Each issued and outstanding share of Alrenco Common Stock will be unchanged as a result of the Merger and will remain outstanding thereafter as one share of Alrenco Common Stock. Based upon the capitalization of Alrenco and RTO at September 28, 1997 and the Exchange Ratio, Alrenco Shareholders and RTO Stockholders would have held approximately 33.5% and 66.5%, respectively, on a fully diluted basis, of the aggregate number of shares of Alrenco Common Stock that would have been outstanding if the Merger had been consummated as of such date.

     Treatment of RTO Options. At the Effective Time, each employee stock option under the employee stock option plan of RTO and each non-employee director stock option under the non-employee director stock option plan of RTO (individually, an "RTO Option") which is outstanding and unexercised at the Effective Time will be converted into an option to purchase such number of shares of Alrenco Common Stock as is equal to the product of (i) the number of shares of RTO Common Stock subject to such RTO Option and (ii) the Exchange Ratio, at a per share exercise price equal to the aggregate exercise price of each RTO Option divided by the total number of shares of Alrenco Common Stock subject to such RTO Option. See "The Merger -- Terms of the Merger
Agreement -- Treatment of RTO Options."

     Management of Alrenco Following the Merger. The Merger Agreement provides that, at the Effective Time, the Alrenco Board will consist of George D. Johnson, Jr., Michael D. Walts, Billy W. White, Sr., Edward W. Phifer, III and John S. Rainey. The Merger Agreement further provides that, at the Effective

Time, George D. Johnson, Jr., Chairman of the Board of RTO, will be the Chairman of the Board of Alrenco. See "Management of Alrenco Following the Merger." In addition, it is a condition to Alrenco's obligation to consummate the Merger that Mr. Walts, the current Chairman of the Board and President of Alrenco, will have entered into a Noncompetition and Consulting Agreement (the "Noncompetition and Consulting Agreement") pursuant to which Mr. Walts will serve as a consultant to Alrenco following the Merger. See "The Merger -- Interests of Certain Persons in the Merger -- Noncompetition and Consulting Agreement."

     Conditions to the Merger. The obligations of Alrenco, on the one hand, and RTO, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including among other matters, (i) approval of the Merger Agreement by the requisite vote of each of the Alrenco Shareholders and the RTO Stockholders, (ii) receipt of certain governmental and other consents and approvals specified as conditions precedent to consummation of the Merger, including expiration or early termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iii) listing on the Nasdaq National Market of the shares of Alrenco Common Stock to be issued pursuant to the terms of the Merger Agreement, (iv) receipt by Alrenco and RTO of letters from their respective independent public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment, (v) receipt by RTO and Alrenco of a tax opinion from King & Spalding that the Merger will be treated as a tax-free reorganization, and
(vi) satisfaction of certain other customary conditions. See "The Merger -- Terms of the Merger Agreement -- Conditions to the Merger."

     Indemnification Obligations. Alrenco has agreed in the Merger Agreement to indemnify certain directors and officers of Alrenco and RTO against liabilities arising at or prior to the Effective Time, to maintain in effect for a period of six years from the Effective Time directors' and officers' liability insurance covering RTO's directors and officers and to keep in effect certain provisions in the Alrenco Articles and the Alrenco Bylaws regarding exculpation of director and officer liability and indemnification of directors and officers. See "The Merger -- Terms of the Merger Agreement -- Indemnification Obligations."

     No Solicitation. The Merger Agreement provides that neither Alrenco nor RTO will, directly or indirectly, solicit or, with certain exceptions, facilitate mergers, sales of significant assets, tender offers or similar transactions with other persons prior to the Effective Time. See "The Merger -- Terms of the Merger Agreement -- No Solicitation of Transactions."

     Amendment and Waiver. The Merger Agreement may be amended by the parties thereto, at any time before the Effective Time, but after approval thereof by the Alrenco Shareholders or the RTO Stockholders, whichever shall occur first, no such amendment shall alter or change the amount or kind of consideration to be received by RTO Stockholders upon consummation of the Merger, alter or change any term of the Alrenco Articles or the Certificate of Incorporation of RTO (the "RTO Certificate"), or alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of securities of Alrenco or RTO. Alrenco and RTO may extend the time for the performance of any of the obligations or other acts of the other party thereto and waive, among other things, compliance with any of the agreements or conditions contained in the Merger Agreement. See "The Merger -- Terms of the Merger Agreement -- Amendment and Waiver."

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time: (a) by mutual written consent of Alrenco and RTO; (b) by the Alrenco Board or the RTO Board, if the Effective Time shall not have occurred on or before February 28, 1998 (or, in certain circumstances, March 31, 1998); (c) by Alrenco or RTO if the Merger Agreement and the Merger shall not have been approved and adopted by the shareholders of the other party; (d) by Alrenco or RTO in the event of government action prohibiting the Merger; (e) by either party if certain material adverse changes shall have affected the other party or by the non-breaching party if there occurs a material breach by the other party that is not cured after thirty days' notice; or (f) by either party, under certain circumstances, as a result of a more favorable third-party tender offer or business combination proposal with respect to such party. See "The Merger -- Terms of the Merger Agreement -- Termination of the Merger Agreement." The Merger Agreement requires that a termination fee in the amount of $3,000,000 plus certain fees and expenses be paid under certain circumstances, including if certain actions are taken by a party as a result of a more favorable third-party tender offer or business combination proposal. See "The Merger -- Terms of the Merger Agreement -- Termination Fees."

     Fees and Expenses. Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that (a)(i) a filing fee in connection with any HSR Act filing, and (ii) the expenses incurred in connection with printing and mailing of this Joint Proxy Statement/Prospectus shall be shared equally by Alrenco and RTO, and (b) all transfer taxes shall be paid by RTO. See "The Merger -- Terms of the Merger Agreement -- Fees and Expenses."

EFFECTIVE TIME OF THE MERGER AND EXCHANGE OF SHARES

     Effective Time of the Merger. If the Merger Agreement is approved by the requisite vote of the Alrenco Shareholders and approved and adopted by the requisite vote of the RTO Stockholders, all required governmental and other consents and approvals specified in the Merger Agreement as conditions to consummation of the Merger are obtained, and the other conditions to the respective obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that Articles of Merger are duly filed with the Secretary of State of Indiana and a Certificate of Merger is duly filed with the Secretary of State of Delaware (the "Effective Time"). Assuming satisfaction or waiver of all conditions to consummation of the Merger, the Merger is expected to become effective during the first quarter of 1998. The Merger cannot become effective until all of the conditions to the Merger are either satisfied or waived (as permitted). Thus, there can be no assurance as to whether or when the Effective Time will occur. See "The Merger -- Terms of the Merger Agreement -- Conditions to the Merger."

     Exchange of RTO Stock Certificates. As soon as practicable after the Effective Time, the exchange agent will mail to each holder of record of shares of RTO Common Stock at the Effective Time, a transmittal letter and instructions for use in surrendering such holder's stock certificates in exchange for certificates representing shares of Alrenco Common Stock. At the Effective Time, shares of RTO Common Stock will be cancelled and converted into the right to receive Alrenco Common Stock at the Exchange Ratio with cash being paid for fractional shares. Alrenco will not be obligated to deliver the consideration to which any former RTO Stockholder is entitled until such holder surrenders his or her or its certificate or certificates representing such shares of RTO Common Stock for exchange. See "The Merger -- Effective Time of the Merger and Exchange of Shares -- Exchange of RTO Stock Certificates."

     RTO STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE INSTRUCTIONS AND THE LETTER OF TRANSMITTAL.

OPINION OF FINANCIAL ADVISOR TO ALRENCO

     On September 28, 1997, SunTrust Equitable Securities Corporation ("SunTrust Equitable") delivered to the Alrenco Board its oral opinion, which was confirmed
by its written opinion dated             , 1998 (the "SunTrust Equitable
Opinion"), to the effect that, based upon and subject to certain matters stated therein, as of the date of the SunTrust Equitable Opinion, the Exchange Ratio and the consideration to be paid by Alrenco in the Merger are fair to the Alrenco Shareholders from a financial point of view. See "The Merger -- Opinion of Financial Advisor to Alrenco." The full text of the SunTrust Equitable Opinion, which sets forth the assumptions made, matters considered and limits of the review undertaken in connection with the SunTrust Equitable Opinion, is attached hereto as Annex F and is incorporated herein by reference. Holders of Alrenco Common Stock are urged to read the SunTrust Equitable Opinion in its entirety.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Alrenco. THE ALRENCO BOARD, BY A UNANIMOUS VOTE, HAS ADOPTED THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTERESTS OF THE ALRENCO SHAREHOLDERS, AND RECOMMENDS THAT THE ALRENCO SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, INCLUDING THE STOCK ISSUANCE AND THE ARTICLES AMENDMENT.

     The Alrenco Board adopted the Merger Agreement after consideration of a number of factors described under the heading "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Alrenco."

     RTO. THE RTO BOARD, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTERESTS OF THE RTO STOCKHOLDERS AND RECOMMENDS THAT THE RTO STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The RTO Board approved the Merger Agreement after consideration of a number of factors described under the heading "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- RTO."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, holders of Alrenco Common Stock and RTO Common Stock should be aware that certain executive officers and directors of Alrenco and RTO have certain interests that may present them with potential conflicts of interest with respect to the Merger. For example, under the terms of the Merger Agreement, Alrenco will enter into the Noncompetition and Consulting Agreement with Michael D. Walts, Chairman of the Board, President and a director of Alrenco, pursuant to which Mr. Walts will receive annual compensation of $400,000 for five years and reimbursement for reasonable out-of-pocket expenses. Raymond C. Holladay, Executive Vice President, Chief Operating Officer and a director of Alrenco, and Theodore H. Wilson, Executive Vice President, Chief Financial Officer and a director of Alrenco, received, in January, 1996, restricted stock awards of 60,000 shares and 45,000 shares, respectively, of Alrenco Common Stock, and such awards vest upon the occurrence of certain change in control transactions such as the Merger. The value of such stock awards to Mr. Holladay and Mr. Wilson was $975,000 and $731,250, respectively, based upon the closing price of $16.25 for a share of Alrenco Common Stock on January 15, 1998. See "The Merger -- Interests of Certain Persons in the Merger."

CERTAIN AGREEMENTS IN CONNECTION WITH THE MERGER

     Certain additional agreements have been and will be entered into in connection with the consummation of the Merger, including mutual Stock Option Agreements, Stockholder Voting Agreements and the Noncompetition and Consulting Agreement. See "The Merger -- Interests of Certain Persons in the Merger -- Noncompetition and Consulting Agreement," "The Stock Option Agreements" and "The Stockholder Voting Agreements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by RTO Stockholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares. A condition to consummation of the Merger is the receipt by RTO and Alrenco of an opinion of King & Spalding, counsel to RTO, to the effect that the Merger will constitute a tax-free reorganization. See "The Merger -- Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

     Under the Merger Agreement, the obligations of both RTO and Alrenco to consummate the Merger are conditioned on the expiration of the waiting period under the HSR Act, the absence of any action instituted by the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") and the receipt of all other material consents from governmental authorities. Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and the waiting period has expired or been terminated. On October 31, 1997, Alrenco and RTO each filed a Notification and Report Form with the FTC and the Antitrust Division pursuant to the HSR Act in connection with the Merger. The 30-day waiting period under the HSR Act applicable to the Merger was terminated early by action of the FTC on November 7, 1997. The requirements of the HSR Act will be satisfied if the Merger is consummated by November 7, 1998. There can be no assurance that the Merger will not be investigated or opposed by the FTC or the Antitrust Division, or that at any time before the consummation of the Merger, the FTC, the Antitrust Division, states or private parties will not take action under the antitrust laws challenging the consummation of the Merger. See "The Merger -- Regulatory Approvals."

ACCOUNTING TREATMENT

     It is anticipated that the Merger will qualify as a pooling-of-interests transaction for accounting and financial reporting purposes. Management of Alrenco and RTO have been informed that Alrenco and RTO will receive from Coopers & Lybrand L.L.P., RTO's independent accountants, on or prior to the Effective Time, a letter to the effect that Coopers & Lybrand L.L.P. concurs with the conclusions of Alrenco's and RTO's management that no conditions exist with respect to either company which would preclude accounting for the Merger as a pooling-of-interests and that Alrenco and RTO will receive from Grant Thornton LLP, Alrenco's independent accountants, on or prior to the Effective Time, a letter to the effect that Grant Thornton LLP concurs with the conclusions of Alrenco's management that no conditions exist with respect to Alrenco which would preclude accounting for the Merger as a pooling-of-interests. See "The Merger -- Accounting Treatment." In order for the Merger to qualify for pooling-of-interests accounting treatment, among other matters, the aggregate of the fractional shares of Alrenco Common Stock for which cash will be paid and the number of RTO Dissenting Shares cannot exceed 9.8% of the total number of shares of RTO Common Stock outstanding at the Effective Time. See "The
Merger -- Dissenters' Rights."

RESALES OF ALRENCO COMMON STOCK

     Shares of Alrenco Common Stock to be issued to RTO Stockholders in connection with the Merger will be freely transferable by the holders of such shares, except for shares of Alrenco Common Stock issued to any person or entity who, at the time of the Merger, may be deemed to be an "affiliate" of RTO under Rule 145 of the Securities Act ("Rule 145"), which shares will be subject to certain volume and manner of sale restrictions. See "The Merger -- Resales of Alrenco Common Stock."

DISSENTERS' RIGHTS

     An RTO Stockholder who, prior to the vote at the RTO Special Meeting, delivers to RTO a written demand for appraisal, who does not vote in favor of the proposal to approve and adopt the Merger Agreement, and who complies with the other applicable requirements of Delaware law will have the right to receive in cash the "fair value" of his or her shares of RTO Common Stock as determined in a judicial proceeding under Delaware law. An RTO Stockholder who returns a signed blank proxy will be deemed to have voted in favor of the Merger and to have waived the appraisal rights of a dissenting stockholder. Failure to strictly comply with the provisions of Delaware law may result in the loss of a dissenting stockholder's appraisal rights. See "The Merger -- Dissenters' Rights" and Annex I to this Joint Proxy Statement/Prospectus which sets forth the full text of Section 262 of the DGCL.

     The Alrenco Shareholders are not entitled to appraisal or dissenters' rights in connection with the Merger.

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of RTO Stockholders are currently determined by reference to the DGCL, the RTO Certificate and the Bylaws of RTO (the "RTO Bylaws"). As a result of the Merger, RTO Stockholders (other than RTO Stockholders who dissent from the Merger and elect to pursue their statutory appraisal rights) will become Alrenco Shareholders and their rights will then be determined by reference to the IBCL and the Alrenco Articles and the Alrenco Amended and Restated Code of Bylaws (the "Alrenco Bylaws"). The current Alrenco Articles and Alrenco Bylaws will be amended and restated as part of the Merger. Because of differences between the DGCL, the RTO Certificate and the RTO Bylaws, on the one hand, and the IBCL, the Alrenco Articles and the Alrenco Bylaws, on the other hand, the RTO Stockholders will have certain different rights as Alrenco Shareholders than they had as RTO Stockholders. For a description of the material differences in the rights of RTO Stockholders and Alrenco Shareholders, see "Comparison of Shareholder Rights." The forms of the Alrenco Articles and the Alrenco Bylaws, as proposed to be amended and restated by virtue of the Merger, are attached as Annexes G and H, respectively, to this Joint Proxy Statement/Prospectus.

AMENDMENT TO ALRENCO ARTICLES OF INCORPORATION

     Alrenco Shareholders are being asked to consider and approve the Merger Agreement, including the Articles Amendment, which would amend and restate the Alrenco Articles at the Effective Time to read in their entirety in the form set forth in Annex G to this Joint Proxy Statement/Prospectus. The Articles Amendment would (i) increase the amount of authorized Alrenco Common Stock from 20,000,000 shares to 75,000,000 shares and the amount of authorized Alrenco Preferred Stock from 1,000,000 shares to 10,000,000 shares, and (ii) amend the percentage of outstanding shares of Alrenco Common Stock required to approve amendments to certain provisions of the Alrenco Articles. See "Amendment to Alrenco Articles of Incorporation."

MARKET PRICES AND DIVIDENDS

     Alrenco Common Stock is traded on the Nasdaq National Market under the symbol "RNCO." The following table sets forth the high and low sales prices per share of Alrenco Common Stock for the quarterly periods indicated as reported on the Nasdaq National Market since January 23, 1996 (the date Alrenco completed its initial public offering).

                                                                 HIGH      LOW
                                                                ------    ------
FISCAL YEAR 1996
First Quarter (from January 23, 1996).......................    $15.88    $13.75
Second Quarter..............................................     19.75     14.25
Third Quarter...............................................     23.75     16.75
Fourth Quarter..............................................     22.25      9.63
FISCAL YEAR 1997
First Quarter...............................................    $12.13    $10.13
Second Quarter..............................................     13.38     10.00
Third Quarter...............................................     19.63     12.88
Fourth Quarter..............................................     19.00     13.88

     On September 26, 1997, the last trading day prior to public announcement that Alrenco and RTO had executed the Merger Agreement, the last reported sale price per share of Alrenco Common Stock on the Nasdaq National Market was $15.25. On January 15, 1998, the last reported sale price per share of Alrenco Common Stock on the Nasdaq National Market was $16.25. The market price of Alrenco Common Stock is subject to fluctuation. RTO Stockholders are urged to obtain current market quotations for Alrenco Common Stock.

     As of January 13, 1998, there were 56 holders of record of Alrenco Common Stock; however, Alrenco believes the number of beneficial owners is substantially greater.

     RTO is privately held and therefore no established public trading market exists for RTO Common Stock. On October 15, 1997, the most recent date for which price information is known to management of RTO for transactions in RTO Common Stock, 25 shares were sold at a price of $1,400.00 per share.

     As of January 13, 1998, there were 160 holders of record of RTO Common
Stock.

     Neither Alrenco nor RTO has ever paid any cash dividends on their common stock. Following the Merger, it is expected that Alrenco will retain all available earnings generated by its operations for the development and growth of its business and the combined company does not anticipate paying any cash dividends on the Alrenco Common Stock in the foreseeable future. Under the bank credit agreements of each of Alrenco and RTO, both companies are subject to certain restrictions on their ability to declare or pay dividends. Any future change in Alrenco's dividend policy will be made at the discretion of the Alrenco Board and will depend on a number of factors, including the future earnings, capital requirements, contractual restrictions, financial condition and future prospects of Alrenco and such other factors as the Alrenco Board may deem relevant.

     The shares of Alrenco Common Stock to be issued pursuant to the terms of the Merger Agreement have been approved for listing on the Nasdaq National Market, subject to notice of issuance. It is a condition to consummation of the Merger that such shares of Alrenco Common Stock be authorized for listing on the Nasdaq National Market, subject to official notice of issuance. See "The
Merger -- Terms of the Merger Agreement -- Conditions to the Merger" and "The Merger -- Listing of Alrenco Common Stock."

COMPARATIVE PER SHARE DATA

     The following summary presents selected comparative unaudited per share data for Alrenco and RTO on a historical basis, and on a pro forma combined and equivalent pro forma combined basis, assuming the Merger had been consummated during the periods presented and assuming an exchange ratio for the Merger of
89.795 shares of Alrenco Common Stock for each outstanding share of RTO Common Stock. The Merger is reflected using the pooling-of-interests method of accounting and pro forma data is derived accordingly. The information shown below should be read in conjunction with the historical financial statements of Alrenco and RTO, including the respective notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus, and with the unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere herein. Information concerning dividends paid per share by Alrenco and RTO is not presented in the table below as neither Alrenco nor RTO has ever paid a cash dividend. See "Available Information," "The Merger -- Accounting Treatment" and "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                                                       NINE MONTHS
                                                              YEARS ENDED DECEMBER 31,                    ENDED
                                                   -----------------------------------------------    SEPTEMBER 30,
                                                       1994             1995             1996             1997
                                                   -------------    -------------    -------------    -------------
ALRENCO COMMON STOCK
Earnings per share:
  Historical...................................    $         .31    $         .41    $         .77    $         .68
  Pro forma combined(1)........................              .37             1.11(5)           .09              .07
Book value per share:
  Historical(2)................................                                      $        9.49    $       10.19
  Pro forma combined(3)........................                                               8.18             8.26
RTO COMMON STOCK
Earnings per share:
  Historical...................................    $       47.88    $      237.43(5) $      (44.83)   $      (23.78)
  Equivalent pro forma combined(4).............            33.59            99.36(5)          7.87             6.56
Book value per share:
  Historical(2)................................                                      $      735.86    $      710.99
  Equivalent pro forma combined(4).............                                             734.62           741.58

---------------

(1) Pro forma combined earnings per share amounts for Alrenco Common Stock represent the sum of pro forma combined amounts for Alrenco and RTO, divided by pro forma combined weighted average common shares outstanding.
(2) Historical book value per share information for Alrenco and RTO as of the end of each period presented is computed by dividing historical stockholders' equity for each company by the number of shares of Alrenco Common Stock or RTO Common Stock, as the case may be, outstanding at the end of each period presented, excluding shares under stock options.
(3) Pro forma combined book value per share information as of the end of the periods presented is computed by dividing pro forma stockholders' equity ($138,287,481 and $140,041,895 at December 31, 1996 and September 30, 1997,
     respectively) by the sum of the number of shares of Alrenco Common Stock outstanding on such dates and the shares of Alrenco Common Stock assumed to be issued pursuant to the Merger Agreement (16,903,197 and 16,957,119 at December 31, 1996 and September 30, 1997, respectively).
(4) Equivalent pro forma combined amounts per share of RTO Common Stock represent the pro forma combined per share amounts of Alrenco Common Stock, multiplied by the Exchange Ratio of 89.795 in the Merger.
(5) Included in the Alrenco pro forma combined earnings per share, the historical RTO earnings per share and the RTO equivalent pro forma combined earnings per share is an extraordinary gain per share of $.74, $212.15 and $66.32, respectively.

SELECTED FINANCIAL DATA

     Set forth below is certain selected historical financial data relating to Alrenco, RTO and Action TV & Appliance Rental, Inc. ("Action"), and certain selected unaudited pro forma combined financial data of Alrenco and RTO, giving effect to the Merger under the pooling-of-interests method of accounting. See "The Merger -- Accounting Treatment." This information should be read in conjunction with the historical financial statements of Alrenco, RTO and Action, including the respective notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus, and with the unaudited pro forma combined financial statements, including the notes thereto, appearing elsewhere herein. See "Available Information" and "Unaudited Pro Forma Condensed Combined Financial Statements."

                 SELECTED HISTORICAL FINANCIAL DATA OF ALRENCO
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected financial data for the years ended December 31, 1994, 1995 and 1996 was derived from Alrenco's financial statements audited by Grant Thornton LLP, independent certified public accountants. The following selected financial data for the years ended December 31, 1992 and 1993 was derived from Alrenco's financial statements. The financial statements of Alrenco as of December 31, 1994, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and the report of Grant Thornton LLP thereon are included elsewhere in this Joint Proxy Statement/Prospectus. The selected financial data should be read in conjunction with the financial statements of Alrenco and the related notes thereto included elsewhere in this Joint Proxy Statement/Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alrenco." The information for the nine-month periods ended September 30, 1996 and 1997 is unaudited, but, in the opinion of management of Alrenco, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the periods presented. The interim results for the nine-month period ended September 30, 1997 are not necessarily indicative of results for the entire year.

                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                          YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                             ---------------------------------------------------    ------------------
                                              1992       1993       1994       1995       1996       1996       1997
                                             -------    -------    -------    -------    -------    -------    -------
STATEMENT OF EARNINGS DATA:
Revenue
  Rentals and fees.......................    $20,424    $22,283    $27,800    $37,576    $63,856    $44,172    $76,171
Operating expenses
  Direct store expenses
    Depreciation of rental merchandise...      5,620      5,889      7,483      9,099     13,964      9,612     18,065
    Other expenses.......................     10,220     10,076     14,380     20,924     36,476     24,771     42,563
                                             -------    -------    -------    -------    -------    -------    -------
                                              15,840     15,965     21,863     30,023     50,440     34,383     60,628
  General and administrative expenses....      2,741      3,650      3,678      4,339      5,589      3,903      6,299
  Litigation settlement..................         --        625         --         --         --         --         --
  Amortization of intangibles............          4         30         97        285      1,141        613      2,449
                                             -------    -------    -------    -------    -------    -------    -------
    Total operating expenses.............     18,585     20,270     25,638     34,647     57,170     38,899     69,376
                                             -------    -------    -------    -------    -------    -------    -------
    Operating profit.....................      1,839      2,013      2,162      2,929      6,686      5,273      6,795
Interest expense.........................        434        281        461        894        652        615        844
Interest income..........................         --         --         --         --       (134)        (6)        (1)
Gain on sale of investments..............         --         --         --       (100)        --         --         --
Gain on sale of assets...................         --         --         --         --         --         --       (950)
                                             -------    -------    -------    -------    -------    -------    -------
                                                 434        281        461        794        518        609       (107)
                                             -------    -------    -------    -------    -------    -------    -------
  Earnings before income taxes...........      1,405      1,732      1,701      2,135      6,168      4,664      6,902
Income tax expense.......................        497        722        739        868      2,505      1,914      2,775
                                             -------    -------    -------    -------    -------    -------    -------
  Net earnings...........................    $   908    $ 1,010    $   962    $ 1,267    $ 3,663    $ 2,750    $ 4,127
                                             =======    =======    =======    =======    =======    =======    =======
Earnings per common share................    $   .29    $   .33    $   .31    $   .41    $   .77    $   .63    $   .68
Weighted average common shares
  outstanding............................      3,105      3,105      3,105      3,105      4,787      4,366      6,082
BALANCE SHEET DATA:
Rental merchandise, net..................    $ 5,417    $ 5,675    $ 9,336    $13,115    $27,933    $24,948    $36,886
Intangible assets, net...................         13         12        592      4,869     20,323     18,908     35,430
Total assets.............................      7,088      7,666     12,680     21,007     62,196     61,394     84,887
Total debt...............................      4,137      2,929      7,201     12,865         --         --     15,625
Total liabilities........................      5,851      5,419      9,441     16,531      4,532      7,341     22,772
Stockholders' equity.....................      1,237      2,247      3,239      4,475     57,663     54,053     62,115

                   SELECTED HISTORICAL FINANCIAL DATA OF RTO

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected financial data for the years ended December 31, 1994, 1995 and 1996 was derived from RTO's consolidated financial statements audited by Coopers & Lybrand L.L.P., independent accountants. The following selected financial data for the years ended December 31, 1992 and 1993 was derived from RTO's financial statements, which have not been audited. The financial statements of RTO as of December 31, 1994, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and the report of Coopers & Lybrand L.L.P. thereon are included elsewhere in this Joint Proxy Statement/Prospectus. The selected financial data should be read in conjunction with the consolidated financial statements of RTO and the related notes thereto included elsewhere in this Joint Proxy Statement/Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of RTO." The information for the nine-month periods ended September 30, 1996 and 1997 is unaudited, but, in the opinion of management of RTO, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the periods presented. The interim results for the nine-month period ended September 30, 1997 are not necessarily indicative of results for the entire year.

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                  YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       -----------------------------------------------   -------------------
                                                        1992      1993      1994      1995      1996       1996       1997
                                                       -------   -------   -------   -------   -------   --------   --------
STATEMENT OF EARNINGS DATA:
Revenue:
  Rental and fee revenue.............................  $35,306   $37,797   $38,322   $37,415   $57,289   $ 35,059   $ 89,462
  Cash sales and other revenue.......................    1,727     1,672     2,659     2,538     3,016      2,191      3,794
                                                       -------   -------   -------   -------   -------   --------   --------
        Total revenue................................   37,033    39,469    40,981    39,953    60,305     37,250     93,256
                                                       -------   -------   -------   -------   -------   --------   --------
Operating expenses:
  Direct store expenses:
    Depreciation and disposition of rental
      merchandise....................................   12,037    12,536    13,720    13,738    18,865     11,680     25,251
    Other............................................   19,044    20,481    20,399    20,460    33,449     19,626     52,500
                                                       -------   -------   -------   -------   -------   --------   --------
                                                        31,081    33,017    34,119    34,198    52,314     31,306     77,751
  Corporate expenses.................................    2,620     2,865     3,867     4,450     6,549      3,998     11,200
  Costs of business combinations.....................       --        --        --        --     1,743         49        864
  Amortization of intangibles........................      525       446       205       280     2,767      1,160      5,638
  Key executive signing bonuses......................       --        --        --        --     1,486      1,486        400
                                                       -------   -------   -------   -------   -------   --------   --------
        Total operating expenses.....................   34,226    36,328    38,191    38,928    64,859     37,999     95,853
                                                       -------   -------   -------   -------   -------   --------   --------
        Operating income (loss)......................    2,807     3,141     2,790     1,025    (4,554)      (749)    (2,597)
Interest expense.....................................   (2,003)   (1,925)   (1,683)   (1,574)     (919)      (702)      (758)
Interest income......................................       29        25        39        35       512        231        193
Other non-operating income (expense), net............      161       163       115     1,211     1,154        984         (6)
                                                       -------   -------   -------   -------   -------   --------   --------
        Income (loss) before income taxes and
          extraordinary item.........................      994     1,404     1,261       697    (3,807)      (236)    (3,168)
Income tax expense (benefit).........................       --        --        35        10    (1,286)      (317)       (79)
                                                       -------   -------   -------   -------   -------   --------   --------
        Income (loss) before extraordinary item......      994     1,404     1,226       687    (2,521)        81     (3,089)
Extraordinary item, net of income tax benefit........       --        --        --     3,336        --                    --
                                                       -------   -------   -------   -------   -------   --------   --------
        Net income (loss)............................  $   994   $ 1,404   $ 1,226   $ 4,023   $(2,521)  $     81   $ (3,089)
                                                       =======   =======   =======   =======   =======   ========   ========
PRO FORMA INFORMATION(1) (UNAUDITED):
  Income (loss) before extraordinary item............  $   994   $ 1,404   $ 1,226   $   687   $(2,521)  $     81   $ (3,089)
  Pro forma income tax expense (benefit).............      417       590       506       290       201        356       (214)
                                                       -------   -------   -------   -------   -------   --------   --------
        Pro forma income (loss) before extraordinary
          item.......................................      577       814       720       397    (2,722)      (275)    (2,875)
  Extraordinary item, net of income tax benefit......       --        --        --     3,336        --         --         --
                                                       -------   -------   -------   -------   -------   --------   --------
        Pro forma net income (loss)..................  $   577   $   814   $   720   $ 3,733   $(2,722)  $   (275)  $ (2,875)
                                                       =======   =======   =======   =======   =======   ========   ========
  Pro forma income (loss) before extraordinary item
    per share........................................  $ 39.16   $ 55.24   $ 47.88   $ 25.28   $(44.83)  $  (6.77)  $ (23.78)
  Extraordinary item per share.......................       --        --        --    212.15        --         --         --
                                                       -------   -------   -------   -------   -------   --------   --------
  Pro forma net income (loss) per share..............  $ 39.16   $ 55.24   $ 47.88   $237.43   $(44.83)  $  (6.77)  $ (23.78)
                                                       =======   =======   =======   =======   =======   ========   ========
  Weighted average shares outstanding................   14,734    14,734    15,043    15,724    60,727     40,624    120,909
                                                       =======   =======   =======   =======   =======   ========   ========
BALANCE SHEET DATA:
Rental merchandise, net..............................  $ 8,567   $ 9,961   $11,114   $ 8,627   $30,791   $ 27,159   $ 43,666
Total assets.........................................   16,191    17,833    17,602    14,319   107,110    112,334    115,904
Total debt...........................................   17,798    17,379    15,951    10,199     6,772      9,767     18,835
Stockholders' equity (deficit).......................   (5,377)   (4,920)   (3,773)   (1,009)   88,743     91,254     86,001

---------------

(1) Pro forma information presents the results of RTO as if the Subchapter S corporations acquired by RTO were fully-taxable entities for each of the periods presented.

                  SELECTED HISTORICAL FINANCIAL DATA OF ACTION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected financial data as of and for the seven month period ended July 31, 1996 was derived from Action's financial statements audited by Coopers & Lybrand L.L.P., independent accountants. The following selected financial data as of and for the years ended December 31, 1994 and 1995 was derived from Action's financial statements audited by Ernst & Young LLP, independent auditors. The selected financial data as of and for the years ended December 31, 1992 and 1993 was derived from Action's financial statements, which have not been audited. The financial statements of Action as of and for the seven month period ended July 31, 1996 and as of and for the years ended December 31, 1994 and 1995, together with the reports of Coopers & Lybrand L.L.P. and Ernst & Young LLP thereon, are included elsewhere in this Joint Proxy Statement/Prospectus. The selected financial data should be read in conjunction with the financial statements of Action and the related notes thereto included elsewhere in this Joint Proxy Statement/ Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of RTO".

                                                                                        SEVEN MONTHS
                                                      YEARS ENDED DECEMBER 31,              ENDED
                                                -------------------------------------     JULY 31,
                                                 1992      1993      1994      1995         1996
                                                -------   -------   -------   -------   -------------
STATEMENT OF EARNINGS DATA:
Revenue:
  Rental and fee revenue......................  $30,331   $36,035   $39,059   $46,116      $32,954
  Cash sales and other revenue................      979       711       821     1,000          756
                                                -------   -------   -------   -------      -------
          Total revenue.......................   31,310    36,746    39,880    47,116       33,710
                                                -------   -------   -------   -------      -------
Operating expenses:
  Direct store expenses:
     Depreciation and disposition of rental
       merchandise............................    9,717    11,790    11,786    14,042        9,456
     Other....................................   16,078    18,478    20,165    24,604       17,016
                                                -------   -------   -------   -------      -------
                                                 25,795    30,268    31,951    38,646       26,472
  Corporate expenses..........................    1,100     1,497     3,141     3,940        2,735
  Amortization of intangibles.................      110       125       162       392          332
                                                -------   -------   -------   -------      -------
          Total operating expenses............   27,005    31,890    35,254    42,978       29,539
                                                -------   -------   -------   -------      -------
          Operating income....................    4,305     4,856     4,626     4,138        4,171
Interest expense..............................     (352)     (408)     (497)     (759)        (740)
Interest income...............................       --        --        30        90          147
Other non-operating income, net...............      124       178        70        51          153
                                                -------   -------   -------   -------      -------
          Income before income taxes..........    4,077     4,626     4,229     3,520        3,731
Income tax expense............................    1,430        --       150       120          147
                                                -------   -------   -------   -------      -------
          Net income..........................  $ 2,647   $ 4,626   $ 4,079   $ 3,400      $ 3,584
                                                =======   =======   =======   =======      =======
BALANCE SHEET DATA:
Rental merchandise, net.......................  $12,629   $13,633   $14,093   $19,830      $19,832
Total assets..................................   16,153    18,316    21,571    34,233       31,630
Total debt....................................    6,147     6,145     8,630    17,035       13,707
Stockholders' equity..........................    8,210    10,136    10,640    13,476       14,421

         SELECTED PRO FORMA COMBINED FINANCIAL DATA OF ALRENCO AND RTO
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth unaudited selected pro forma combined financial data of Alrenco and RTO assuming the Merger is consummated and accounted for under the pooling-of-interests method reflecting an Exchange Ratio of 89.795 shares of Alrenco Common Stock for each outstanding share of RTO Common Stock. See "The Merger -- Accounting Treatment." The pro forma combined statement of earnings data presented below assumes that the Merger was consummated at the beginning of the periods presented and the pro forma balance sheet data assumes that the Merger was consummated on September 30, 1997. The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The selected pro forma combined financial data has been derived from and should be read in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                                        NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                       ----------------------------    -------------------
                                                        1994      1995       1996       1996        1997
                                                       -------   -------   --------    -------    --------
STATEMENT OF EARNINGS DATA:
Total revenue........................................  $68,781   $77,529   $124,161    $81,421    $169,427
                                                       -------   -------   --------    -------    --------
Operating expenses:
  Direct store expenses..............................   56,462    65,021    104,181     66,656     139,793
  General and administrative expenses................    7,064     7,988     10,711      6,933      16,086
  Cost of business combinations......................       --        --      1,743         49         864
  Amortization of intangibles........................      329       569      3,982      1,814       8,108
  Key executive signing bonuses......................       --        --      1,485      1,486         400
                                                       -------   -------   --------    -------    --------
         Total operating expenses....................   63,855    73,578    122,102     76,938     165,251
                                                       -------   -------   --------    -------    --------
         Operating income............................    4,926     3,951      2,059      4,483       4,176
Interest expense.....................................   (2,144)   (2,468)    (1,572)    (1,317)     (1,602)
Interest income......................................       39        35        645        237         194
Other non-operating income, net......................      115     1,311      1,154        984         944
                                                       -------   -------   --------    -------    --------
         Income before income taxes and extraordinary
           item......................................    2,936     2,829      2,286      4,387       3,712
Income tax expense...................................      764       877      1,188      1,580       2,688
                                                       -------   -------   --------    -------    --------
         Income (loss) before extraordinary item.....    2,172     1,952      1,098    $ 2,807    $  1,024
                                                       =======   =======   ========    =======    ========
PRO FORMA INFORMATION(1) (UNAUDITED):
  Income (loss) before extraordinary item............  $ 2,172   $ 1,952   $  1,098    $ 2,807    $  1,024
  Pro forma income tax expense (benefit) before
    extraordinary item...............................      505       290        201        356        (214)
                                                       -------   -------   --------    -------    --------
  Pro forma income before extraordinary item.........  $ 1,667   $ 1,662   $    897    $ 2,451    $  1,238
                                                       =======   =======   ========    =======    ========
  Pro forma income before extraordinary item per
    share............................................  $  0.37   $  0.37   $   0.09    $   .31    $   (.07)
                                                       =======   =======   ========    =======    ========
  Pro forma weighted average number of shares
    outstanding......................................    4,456     4,517     10,240      8,014      16,939
                                                       =======   =======   ========    =======    ========
BALANCE SHEET DATA:
Rental merchandise, net..............................                                             $ 80,552
Total assets.........................................                                              200,604
Total debt...........................................                                               34,460
Stockholders' equity.................................                                              140,042

---------------

(1) Pro forma information presents the pro forma combined results of Alrenco and RTO as if the Subchapter S corporations acquired by RTO were fully-taxable entities for each of the periods presented.

                                  RISK FACTORS

     An investment in the shares of Alrenco Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information and financial data contained elsewhere in this Joint Proxy Statement/Prospectus, in evaluating an investment in the shares of Alrenco Common Stock offered hereby. See "Forward-Looking Statements."

RISKS ASSOCIATED WITH THE MERGER

     Fixed Exchange Ratio; Volatility of Stock Price. The price per share of Alrenco Common Stock at the Effective Time may vary significantly from the price per share as of the last trading day preceding the date of execution of the Merger Agreement, the date hereof or the date on which the Alrenco Shareholders and the RTO Stockholders vote on the Merger Agreement due to changes in the business, operations and prospects of Alrenco or RTO, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors.

     The Exchange Ratio was fixed at 89.795 at the time of execution of the Merger Agreement by the parties and is not subject to adjustment. Any increase or decrease in the market price of the Alrenco Common Stock will correspondingly increase or decrease the value of the Alrenco Common Stock to be received by the RTO Stockholders pursuant to the Merger.

     Further, there can be no assurance as to the trading volume or price of the Alrenco Common Stock after the Merger. Events beyond the control of Alrenco which could adversely affect the market price of Alrenco Common Stock may occur during the period from the date of this Joint Proxy Statement/Prospectus to the date the Merger is consummated or thereafter. All of the Alrenco Common Stock to be issued to the RTO Stockholders in connection with the Merger, other than affiliates of RTO or those who will become affiliates of Alrenco after the Merger, will be freely tradeable. Sales of a substantial number of shares of Alrenco Common Stock by current RTO Stockholders following the consummation of the Merger, or the perception that such sales could occur, could adversely affect the market price for Alrenco Common Stock after the Merger.

     From time to time, there may be significant volatility in the market price for Alrenco Common Stock. Quarterly operating results of Alrenco or of other rental-purchase companies, changes in general economic conditions, the financial markets or the rental-purchase industry, or other developments could cause the market price of Alrenco Common Stock to fluctuate substantially.

     Integration of Operations. The success of the Merger will be determined by various factors, including the financial performance of the combined company's operations after the Merger and management's ability to effectively integrate the operations of Alrenco and RTO. The integration of the operations of Alrenco and RTO may be negatively affected if costs or difficulties related to the integration of the businesses of Alrenco and RTO are greater than expected. There can be no assurance that the anticipated benefits of the Merger will be realized or that the Merger will not adversely affect the future operating results of Alrenco.

     Interests of Certain Persons in the Merger. In considering the recommendation of the Alrenco Board with respect to the Merger Agreement and the transactions contemplated thereby, Alrenco Shareholders should be aware that certain directors and executive officers of Alrenco have certain financial interests in the Merger that are different from the interests of the Alrenco Shareholders generally, and that may present them with potential conflicts of interest with respect to the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

     Control by Principal Shareholders. Following consummation of the Merger, George D. Johnson, Jr., Chairman of the Board of RTO, together with his affiliates, and Michael D. Walts, Chairman of the Board and President of Alrenco, will own approximately 14.0% and 13.2%, respectively, of the outstanding Alrenco Common Stock. As a result, Messrs. Johnson and Walts may be in a position to control or significantly influence the management and policies of Alrenco through their ability to determine the outcome of elections of the Alrenco Board and certain other matters requiring the vote or consent of the Alrenco Shareholders. See "Principal Shareholders of Alrenco" and "Principal Stockholders of RTO."

OPERATING RISKS FOLLOWING THE MERGER

     Acquisition Risks. Alrenco and RTO have both experienced significant growth in the last two years, principally through acquisitions and, to a lesser extent, the opening of new stores. The growth strategy of the combined company is expected to be based upon the continued acquisition of existing rental-purchase stores and a more aggressive new store opening program. The ability to continue to grow and improve the financial performance of the combined company will be significantly affected by the company's ability to acquire additional stores on favorable terms, to enhance their performance and to integrate the acquired stores into the company's operations. Alrenco may compete for acquisition and expansion opportunities with companies that have significantly greater financial and other resources. There can be no assurance that Alrenco will be able to locate or acquire suitable acquisition candidates, or that any operations that are acquired can be effectively and profitably integrated into Alrenco's existing operations. Additionally, although acquisitions will be designed to increase Alrenco's long-term profitability, they may negatively impact Alrenco's operating results, particularly during the periods immediately following an acquisition. Alrenco may acquire operations that are unprofitable or have inconsistent profitability. The inability to improve the profitability of such acquired stores could have a material adverse effect on Alrenco's results of operations or financial condition.

     Development of New Rental-Purchase Stores. The continued growth and financial performance of the combined company will be significantly affected by the company's ability to open new rental-purchase stores on a profitable basis and to integrate the new stores into Alrenco's operations. Alrenco may compete for new store opportunities with companies that have significantly greater financial and other resources than Alrenco. There can be no assurance that Alrenco will be able to open new rental-purchase stores on a profitable basis or that any new stores will be effectively and profitably integrated into Alrenco's existing operations. Additionally, although new stores will be designed to contribute to Alrenco's long-term profitability, they may negatively impact Alrenco's operating results, particularly during the period immediately following the opening of a new store. Alrenco may open new rental-purchase stores that are unprofitable or have inconsistent profitability. The opening of an unprofitable store or a store that has inconsistent profitability could have a material adverse effect on Alrenco's results of operations and financial condition.

     Management of Growth. The rapid growth experienced by both Alrenco and RTO has placed significant demands on their managements and operations. In addition, certain of the officers and other key employees of RTO have recently joined RTO, and certain of RTO's senior executive officers have no prior management experience in large companies. The recent expansion has also resulted in substantial growth in the number of employees, the scope of operating and financial systems and the geographic area of operations, resulting in increased responsibility for both existing and new management personnel. Alrenco's ability to support the growth of its business following the Merger will be substantially dependent upon its ability to attract and retain highly-trained executive officers and store managers. In addition, Alrenco's future operating results will depend upon the ability of its officers and other key employees to continue to implement and improve its operational and financial control systems, to train and manage its employees and to work effectively with the suppliers of Alrenco's products. There can be no assurance that Alrenco will be able to manage its recent or any future expansion successfully, and any inability to do so could have a material adverse effect on Alrenco's results of operations or financial condition.

     Financing Growth Strategy. It is anticipated that, following the Merger, future acquisitions and new store openings will be financed with cash from operations, borrowings under available credit facilities, net proceeds from the sale of debt or equity securities and issuances of additional equity securities as consideration. If Alrenco cannot make such acquisitions with its equity securities and does not have sufficient cash from operations, availability under these credit facilities or the ability to raise cash through the sale of debt or equity securities, Alrenco will be unable to pursue its growth strategy, which would have a material adverse effect on Alrenco's ability to increase its revenue and net income and could have a material adverse effect on Alrenco's financial condition or results of operations.

     Competition. The rental-purchase industry is highly competitive. Competition is based primarily on store location, product selection and availability, customer service and rental rates and terms. Competitors of Alrenco and RTO include national, regional and local operators of rental-purchase stores. Some of these competitors may have significantly greater financial and operating resources and, in certain markets, greater name recognition than Alrenco or RTO. Because barriers to entry in the rental-purchase industry are relatively low, competition may arise from new sources not currently competing with Alrenco or RTO. As a result of these competitive conditions, the combined company may not be able to sustain past levels of revenue or continue the recent revenue growth or profitability of Alrenco and RTO. See "Business of Alrenco -- Competition" and "Business of RTO -- Competition."

     Government Regulation. Forty-eight states have adopted legislation regulating rental-purchase transactions. Of those states, 45 require companies to provide certain disclosures to customers regarding the terms of the rental-purchase transaction. North Carolina, Wisconsin and Minnesota regulate rental-purchase transactions as credit sales subject to consumer lending restrictions. North Carolina and Minnesota subject the transactions to interest rate or finance charge limitations. In addition, recent court decisions in New Jersey have created a legal environment in that state which is prohibitive to rental-purchase transactions. Both Alrenco and RTO operate in North Carolina, but neither Alrenco nor RTO operates in, nor does the combined company intend to operate in, the other three states. Twenty-two of the 23 states in which Alrenco and RTO operate impose some type of disclosure requirements, either in advertising or in the rental-purchase agreement, or both. The regulations in these states also distinguish rental-purchase transactions from credit sales. The management of each company believes that the operations of their respective companies are in material compliance with applicable state rental-purchase laws. Although certain proposed federal regulations are under consideration, no federal legislation has been enacted regulating rental-purchase transactions. As of the date hereof, two bills have been introduced in Congress that would regulate the rental-purchase industry. One of the bills is supported by the Association of Progressive Rental Organizations ("APRO") and Alrenco does not believe that this bill, if enacted, would have a material adverse effect upon Alrenco's operations. The other bill would regulate rental-purchase transactions as credit sales. Alrenco believes that in the event federal legislation is enacted regulating rental-purchase transactions as credit sales, Alrenco would be able to adapt to the new laws and remain profitable by repositioning itself as a rent-to-rent business. However, there can be no assurance that the proposed legislation, if enacted, would not have a material adverse effect on the business of Alrenco. See "Business of Alrenco -- Government Regulation."

     Dividend Policy. Following the Merger, Alrenco expects to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends on Alrenco Common Stock in the foreseeable future. Under the bank credit agreements of Alrenco and RTO, both companies are subject to certain restrictions on their ability to declare or pay dividends. See
"Summary -- Market Prices and Dividends."

     Risks Associated with the Rental-Purchase Industry. The operating success of Alrenco following the Merger, like other participants in the rental-purchase industry, will depend upon a number of factors. These factors include the ability to maintain and increase the number of units on rent, the collection of rental payments when due and the control of inventory and other costs. The rental-purchase industry is also affected by changes in consumer confidence, preferences and attitudes, as well as general economic factors. Failure to control operations and respond to changing market trends could adversely affect the future operations of the combined company.

     Anti-Takeover Provisions. Certain provisions of the Alrenco Articles and the Alrenco Bylaws and certain sections of the IBCL may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Alrenco Board (including takeovers which certain Alrenco Shareholders may deem to be in their best interests). In addition, the IBCL imposes restrictions upon change of control transactions and certain business combination transactions. See "Description of Alrenco Capital Stock -- Preferred Stock;" "-- Certain Anti-Takeover Matters;" "-- Indiana Anti-Takeover Statutes" and "Amendment to Alrenco Articles of Incorporation."

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is being furnished to Alrenco Shareholders in connection with the solicitation of proxies by the Alrenco Board for use at the Alrenco Special Meeting. At the Alrenco Special Meeting, Alrenco Shareholders will be asked to consider and approve the Merger Agreement, including the Stock Issuance and the Articles Amendment. This Joint Proxy Statement/Prospectus is also being furnished to RTO Stockholders in connection with the solicitation of proxies by the RTO Board for use at the RTO Special Meeting. At the RTO Special Meeting, RTO Stockholders will be asked to consider a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, approval of the Merger Agreement by the Alrenco Shareholders and approval and adoption of the Merger Agreement by the RTO Stockholders are conditions to consummation of the Merger. Copies of the Merger Agreement and the Alrenco Articles (as proposed to be amended and restated) are attached as Annexes A and G, respectively, to this Joint Proxy Statement/Prospectus and incorporated herein by reference.

     This Joint Proxy Statement/Prospectus constitutes the prospectus of Alrenco with respect to the shares of Alrenco Common Stock to be issued pursuant to the Merger Agreement.

     If the Merger is consummated, RTO will merge with and into Alrenco, with Alrenco as the surviving corporation, and each issued and outstanding share of RTO Common Stock (except RTO Dissenting Shares), will be cancelled and converted into the right to receive such number of shares of Alrenco Common Stock equal to the Exchange Ratio, with cash being paid in lieu of fractional shares. Each issued and outstanding share of Alrenco Common Stock will remain outstanding, unchanged, as one share of Alrenco Common Stock. Based upon the capitalization of Alrenco and RTO at September 28, 1997 and the Exchange Ratio, holders of Alrenco Common Stock and RTO Common Stock would have held approximately 33.5% and 66.5%, respectively, on a fully diluted basis, of the aggregate number of shares of Alrenco Common Stock that would have been outstanding if the Merger had been consummated as of such date.

                                  THE MEETINGS

ALRENCO SPECIAL MEETING

     Date, Time, Place and Purpose. The Alrenco Special Meeting will be held on February 12, 1998, at 10:00 a.m., local time, at the offices of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia 30305. The purpose of the Alrenco Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement, including the Stock Issuance and the Articles Amendment. Pursuant to the Merger Agreement, consummation of the Merger is conditioned upon approval by the Alrenco Shareholders of the Merger Agreement, including the Stock Issuance and the Articles Amendment.

     Record Date and Shares Entitled to Vote. The Alrenco Board has fixed the close of business on January 13, 1998, as the Alrenco Record Date for purposes of determining the Alrenco Shareholders entitled to receive notice of and to vote at the Alrenco Special Meeting. Only those Alrenco Shareholders as of the Alrenco Record Date are entitled to notice of and to vote at the Alrenco Special Meeting. As of the close of business on the Alrenco Record Date, there were 6,095,516 shares of Alrenco Common Stock issued and outstanding and entitled to vote, held of record by approximately 56 Alrenco Shareholders. Alrenco Shareholders as of the Alrenco Record Date are entitled to cast one vote on any matter that may properly come before the Alrenco Special Meeting.

     Vote Required. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting is necessary to constitute a quorum for the transaction of business at the Alrenco Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting is required to approve the Merger Agreement, including the Stock Issuance and the Articles Amendment.

     Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter (a "broker non-vote"), those shares will not be considered as present and entitled to vote with respect to that matter. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal and thus will have the same effect as votes cast against the proposal to approve the Merger Agreement, including the Stock Issuance and the Articles Amendment.

     Security Ownership of Management; Voting Agreements. As of the Alrenco Record Date, the directors and executive officers of Alrenco, together with their affiliates, as a group beneficially owned approximately 38.9% of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting. See "Principal Shareholders of Alrenco." As of the Alrenco Record Date, the directors and executive officers of RTO as a group beneficially owned less than 1% of the outstanding shares of Alrenco Common Stock. See "Principal Stockholders of RTO." Michael D. Walts, Chairman of the Board and President of Alrenco, and Michael D. Walts, Jr. have entered into voting agreements with RTO requiring them to vote all shares of Alrenco Common Stock beneficially owned by them for approval of the Merger Agreement and each of the other transactions contemplated thereby. As of the Alrenco Record Date, Messrs. Walts and Walts, Jr. held of record and beneficially approximately 40.1% of the outstanding shares of Alrenco Common Stock entitled to vote at the Alrenco Special Meeting. See "The Stockholder Voting Agreements."

     Solicitation and Revocation of Proxies. Shares of Alrenco Common Stock represented by duly executed proxies in the enclosed form received prior to the Alrenco Special Meeting and not revoked will be voted at the meeting or at any adjournments or postponements thereof in accordance with the instructions specified on the proxy. If no instructions are specified, it is the intention of the persons named as proxies in the enclosed form of proxy to vote FOR the proposal to approve the Merger Agreement, including the Stock Issuance and the Articles Amendment. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of Alrenco, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Alrenco as follows: Alrenco, Inc., 1736 East Main Street, New Albany, Indiana 47150, Attention: Corporate Secretary. Attendance at the Alrenco Special Meeting will not have the effect of revoking a proxy unless the Alrenco Shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

     The Alrenco Board is not aware of any other matters which may be presented for consideration and a vote at the Alrenco Special Meeting. If other matters do properly come before the Alrenco Special Meeting, it is intended that shares of Alrenco Common Stock represented by duly executed proxies in the enclosed form will be voted by the persons named in the proxy in accordance with their best judgment.

     The expense of soliciting proxies for the Alrenco Special Meeting, including the cost of preparing, printing, assembling and mailing this Joint Proxy Statement/Prospectus and the enclosed form of proxy, will be borne by Alrenco. In addition to the solicitation of proxies by mail, certain officers and regular employees of Alrenco, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Alrenco will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this Joint Proxy Statement/Prospectus to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

RTO SPECIAL MEETING

     Date, Time, Place and Purpose. The RTO Special Meeting will be held on February 12, 1998, at 10:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30305. The purpose of the RTO Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement. Consummation of the Merger is conditioned upon approval and adoption by the RTO Stockholders of the Merger Agreement.

     Record Date and Shares Entitled to Vote. The RTO Board has fixed the close of business on January 13, 1998, as the RTO Record Date. Only those RTO Stockholders as of the RTO Record Date are entitled to notice of and to vote at the RTO Special Meeting. As of the close of business on the RTO Record Date, there were 120,959 shares of RTO Common Stock issued and outstanding and entitled to vote, held of record by approximately 160 RTO Stockholders. RTO Stockholders as of the RTO Record Date are entitled to cast one vote on any matter that may properly come before the RTO Special Meeting.

     Vote Required. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting is necessary to constitute a quorum for the transaction of business at the RTO Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting is required to approve and adopt the Merger Agreement. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. Abstentions will not be counted as votes cast either for or against the proposal and thus will have the same effect as votes cast against the proposal to approve and adopt the Merger Agreement.

     Security Ownership of Management; Voting Agreements. As of the RTO Record Date, certain directors and executive officers of RTO, together with their affiliates, as a group beneficially owned approximately 34.5% of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting. See "Principal Stockholders of RTO." Certain RTO Stockholders have entered into voting agreements with Alrenco requiring them to vote all shares of RTO Common Stock beneficially owned by them for approval and adoption of the Merger Agreement. As of the RTO Record Date, these persons and entities hold of record and beneficially approximately 39.6% of the outstanding shares of RTO Common Stock entitled to vote at the RTO Special Meeting. See "The Stockholder Voting Agreements."

     Solicitation and Revocation of Proxies. Shares of RTO Common Stock represented by duly executed proxies in the enclosed form received prior to the RTO Special Meeting and not revoked will be voted at the meeting or at any adjournments or postponements thereof in accordance with the instructions specified on the proxy. If no instructions are specified, it is the intention of the persons named as proxies in the enclosed form of proxy to vote FOR the proposal to approve and adopt the Merger Agreement. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of RTO, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to RTO as follows: RTO, Inc., 714 E. Kimbrough Street, Mesquite, Texas 75149, Attention: Corporate Secretary. Attendance at the RTO Special Meeting will not have the effect of revoking a proxy unless the stockholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

     The RTO Board is not aware of any other matters which may be presented for consideration and a vote at the RTO Special Meeting. If other matters do properly come before the RTO Special Meeting, it is intended that shares of RTO Common Stock represented by duly executed proxies in the enclosed form will be voted by the persons named in the proxy in accordance with their best judgment.

     The expense of soliciting proxies for the RTO Special Meeting, including the cost of preparing, printing, assembling and mailing this Joint Proxy Statement/Prospectus and the enclosed form of proxy, will be borne by RTO. In addition to the solicitation of proxies by mail, certain officers and regular employees of RTO, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. RTO will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this Joint Proxy Statement/Prospectus to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In August, 1997, Billy W. White, Sr., the President and Chief Executive Officer of RTO, contacted Michael D. Walts, the Chairman of the Board and President of Alrenco, and representatives of SunTrust Equitable to express RTO's interest in a combination of the two companies. SunTrust Equitable indicated at that time that Alrenco was willing to investigate opportunities for combining the two companies. On August 29, 1997, representatives of SunTrust Equitable and financial advisers to RTO held a conference call to discuss the potential for a transaction. No specific terms were discussed.

     On August 27, 1997, the RTO Board met to review the completed acquisitions of RTO and to consider the strategic alternatives of RTO. At that meeting, the financial advisors of RTO presented to the RTO Board an analysis of the strategic alternatives of RTO, including an initial public offering and a merger of RTO with a public company in the rental-purchase industry. The financial advisors also reviewed with the RTO Board information about public companies in the rental-purchase industry that may have an interest in a strategic merger with RTO. Following such presentation, the RTO Board determined, on the basis of advice from its financial advisors, that RTO's first priority would be to pursue a merger with a public company in the rental-purchase industry prior to any further consideration of an initial public offering and authorized management of RTO and the financial advisors of RTO to conduct substantive discussions with Alrenco regarding a possible merger with RTO.

     On September 3, 1997, representatives of SunTrust Equitable met with financial advisors to RTO and discussed the status of RTO's acquisition and growth strategy and the possibility of a merger with Alrenco. RTO's financial advisors presented SunTrust Equitable with an initial proposal for a transaction. SunTrust Equitable agreed to review the proposal with Alrenco and speak with RTO's advisors later in the week.

     On September 4, 1997, representatives of SunTrust Equitable met with Mr. Walts and counsel to Alrenco to discuss RTO's proposal. The discussions focused on Alrenco's long-term objectives and the potential opportunities and risks of the Merger. In addition, a general negotiating strategy and timeline was developed. SunTrust Equitable and Mr. Walts determined that they should attend the meeting proposed for later that week.

     On September 7, 1997, representatives of and financial advisors to RTO and Alrenco met to discuss the proposed transaction and to provide Alrenco with a detailed history of RTO and its plans for the future. On September 8, 1997, representatives of and financial advisors to RTO and Alrenco negotiated and agreed to the basic terms of the transaction, subject to the approval of the Alrenco Board and the RTO Board. Representatives of RTO and Alrenco agreed to present the terms to their respective Boards and update each other on the reaction of their respective Boards to the proposal.

     On September 8, 1997, Mr. Walts met informally with members of the Alrenco Board to give them a briefing on the terms of the proposed transaction. Mr. Walts outlined the general economic terms of the proposed transaction. Following this meeting, on September 10, 1997, representatives of SunTrust Equitable met with the Alrenco Board to discuss the proposed transaction and to present certain background information on RTO. The Alrenco Board directed management and SunTrust Equitable to collect additional due diligence information on RTO.

     On September 15, 1997, representatives of SunTrust Equitable and counsel to Alrenco met at the offices of RTO and its counsel for the purpose of conducting financial, business and legal due diligence. The discussions focused on RTO's recent acquisitions and their impact on RTO's historical and projected financial results.

     On September 16, 1997, representatives of SunTrust Equitable and management of Alrenco presented a summary of the findings of their due diligence investigations to the Alrenco Board. The Board reviewed the information and determined that a meeting with RTO's management was necessary to address certain strategic and financial issues.

     On September 21, 1997, management of RTO and RTO's financial advisors met with the Alrenco Board to discuss the benefits of the proposed transaction. Members of the Alrenco Board questioned RTO's management about their strategy and plans for the combined company following the Merger. On September 22, 1997, the Alrenco Board agreed to proceed subject to final negotiation of the terms and conditions of the proposed transaction.

     On September 24, 1997, the RTO Board participated in a conference call during which George D. Johnson, Jr., Chairman of the RTO Board, and Billy W. White, Sr., the President and Chief Executive Officer of RTO, briefed the RTO Board on the status of discussions between RTO and Alrenco and terms and conditions of the proposed merger between RTO and Alrenco. The RTO Board authorized RTO's management to proceed with a transaction with Alrenco subject to negotiation of final terms and conditions and completion of business, financial, accounting and legal due diligence.

     On September 25, 1997, the management of, and advisors to, RTO met with management of Alrenco for the purpose of conducting financial and business due diligence.

     On September 28, 1997, the RTO Board met to review the results of RTO's business, financial, accounting and legal due diligence and to review the proposed terms and conditions of the Merger, including the terms of the Merger Agreement, the Stock Option Agreements, the Stockholder Voting Agreements and the Noncompetition and Consulting Agreement. Following such discussion, the RTO Board approved the Merger and the execution of the Merger Agreement, the Stock Option Agreements, the Stockholder Voting Agreements and the Noncompetition and Consulting Agreement.

     On September 28, 1997, the Alrenco Board met to review the terms of the Merger Agreement, the Stock Option Agreements, the Stockholder Voting Agreements and the Noncompetition and Consulting Agreement. The Alrenco Board also received the oral opinion of SunTrust Equitable as to the fairness to the Alrenco Shareholders, from a financial point of view, of the 12,280,316 shares of Alrenco Common Stock to be issued in exchange for the outstanding shares of RTO Common Stock and all securities convertible into RTO Common Stock (the "Merger Consideration"). The Alrenco Board then approved the execution of the Merger Agreement, including the Stock Issuance and the Articles Amendment, the Stock Option Agreements, the Stockholder Voting Agreements and the Noncompetition and Consulting Agreement.

     On September 28, 1997, the Merger Agreement was executed and delivered on behalf of Alrenco and RTO.

     On January 8, 1998, the Merger Agreement was amended to extend the date after which Alrenco or RTO may terminate the Merger Agreement if the Effective Time shall not have occurred from January 31, 1998 to February 28, 1998.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Alrenco. The Alrenco Board, based upon certain factors listed below, including the SunTrust Equitable Opinion, concluded that the Merger is fair to and in the best interests of Alrenco and the Alrenco Shareholders, unanimously adopted the Merger Agreement, including the Stock Issuance and the Articles Amendment, and resolved to recommend that Alrenco Shareholders approve the Merger Agreement, including the Stock Issuance and the Articles Amendment. The Alrenco Board believes the Merger represents a unique opportunity to create a larger and stronger company with an enhanced management team, and that in the current industry environment of increased competitive conditions and industry consolidation, the Merger is of strategic importance to Alrenco's efforts to position itself as an effective competitor in the future. The Alrenco Board also believes that the combined company can realize significant operational and financial benefits by leveraging each of the separate companies' specific strengths. The Alrenco Board further believes that the Merger will bring opportunities for cost savings, economies of scale and other synergies, and for increased expansion potential, resulting in improved cash flow and profit potential for the long-term growth of Alrenco and increased shareholder value.

     The following are all of the material factors considered by the Alrenco Board in reaching its conclusions, certain of which factors contained both positive and negative elements:

          (i) the judgment, advice and analysis of its management with respect to the potential strategic, financial and operational benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to RTO;

          (ii) current industry, economic and market conditions;

          (iii) the advice of, and financial analysis prepared by, SunTrust Equitable, including the SunTrust Equitable Opinion, to the effect that, as of the date of such opinion and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration is fair to the Alrenco Shareholders from a financial point of view;

          (iv) information concerning the financial condition, results of operations and cash flows and businesses of Alrenco and RTO, both on a historical and prospective basis;

          (v) the historical market prices and trading information with respect to Alrenco shares;

          (vi) the express terms and conditions of the Merger Agreement and the fees and expenses that would be payable by Alrenco upon termination of the Merger Agreement under certain circumstances;

          (vii) the advice of Alrenco's independent auditors with respect to the ability to account for the Merger as a pooling-of-interests under generally accepted accounting principles;

          (viii) the expectation that the Merger would be treated as a tax-free reorganization under Section 368(a) of the Code;

          (ix) the Alrenco Board's evaluation of the potential long-term value of Alrenco following the Merger;

          (x) the increased access to the capital markets expected to be available to the combined company resulting from the Merger;

          (xi) the synergies, cost savings and operational efficiencies that may become available to the combined enterprise as a result of the Merger, as well as the management challenges associated with successfully integrating the businesses, cultures and managements of two large organizations, particularly in light of competing demands for the attention of management, and the possibility that before any potential cost savings or synergies are realized, the combination may have a dilutive effect on earnings per share in 1998;

          (xii) the challenges of managing the growth expected to be achieved by the combined company, and the lack of management experience with large organizations on the part of certain senior executive officers of RTO;

          (xiii) the potential strategic benefits of the Merger and the current and anticipated environment in the rental-purchase industry, the strategic options available to Alrenco and the effects on Alrenco of potential further consolidation in the industry;

          (xiv) the opportunities for constructive sharing of resources and expertise between Alrenco and RTO, the complementary geographic distribution of operations, corporate cultures and operating philosophies of Alrenco and RTO, and the anticipated impact of such factors on the ability to consummate the Merger in a timely fashion and on the combined company resulting from the Merger;

          (xv) the corporate governance aspects of the Merger, including the fact that the Alrenco Board would be reduced from six to five members and would include only one member of the current Alrenco Board;

          (xvi) the number of shares of Alrenco Common Stock to be issued to RTO Stockholders in the Merger, and the percentage ownership of the combined company represented thereby;

          (xvii) the ability to obtain required consents and regulatory approvals to consummate the transaction;

          (xviii) the possibility that, in certain circumstances, Alrenco may be required to pay a significant fee to RTO in order to terminate the Merger Agreement prior to consummation of the Merger; and

          (xix) the inability of Alrenco under the terms of the Merger Agreement to pursue an alternative and potentially more favorable transaction with another party prior to consummation of the Merger.

     There can be no assurance that the expected benefits of the Merger, including those considered by the Alrenco Board, will be realized.

     The foregoing discussion of the factors and information considered by the Alrenco Board is not intended to be exhaustive. In view of the variety of factors considered in connection with the evaluation of the Merger, the Alrenco Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Alrenco Board may have given different weights to different factors.

     THE ALRENCO BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF THE ALRENCO SHAREHOLDERS. THE ALRENCO BOARD RECOMMENDS THAT THE ALRENCO SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE STOCK ISSUANCE AND THE ARTICLES AMENDMENT.

     RTO. The RTO Board, based upon certain factors listed below, concluded that the Merger is fair to and in the best interests of RTO and the RTO Stockholders, unanimously approved the Merger Agreement and resolved to recommend that the RTO Stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. The RTO Board believes that the Merger represents a unique strategic opportunity for RTO and will enable RTO to continue to pursue its strategic objective of becoming one of the leading rental-purchase store operators in the rental-purchase industry by (i) increasing the number of rental-purchase stores operated by the surviving company to 432 and diversifying geographically, (ii) providing increased management depth and expertise, as well as increased opportunity to attract new employees, (iii) reducing the expenses of the combined company and thus increasing operating profit, and (iv) enhancing the ability of the combined company to continue to acquire existing rental-purchase stores and to open new rental-purchase stores.

     RTO was founded in June 1996 with the express goal of becoming one of the leading rental-purchase operators in the industry. RTO has primarily pursued this goal through the strategy of acquiring existing rental-purchase stores and to a lesser extent by opening new rental-purchase stores. Since its formation, RTO has acquired 237 existing rental-purchase stores, has opened 34 new rental-purchase stores, has sold one rental-purchase store and has closed three rental-purchase stores. As of the date of this Joint Proxy Statement/Prospectus, RTO operated a total of 267 rental-purchase stores in 16 states. The Merger will create a combined company that will operate a total of 432 rental-purchase stores in 23 states. According to statistics maintained by APRO, following the Merger, Alrenco would be the third largest rental-purchase operator in the United States.

     The Merger will allow the combined company to enjoy increased geographic diversity. RTO now operates in 16 states and after the Merger the combined company will operate in 23 states. The Merger will also increase the combined company's presence in existing markets where both RTO and Alrenco have existing stores.

     Second, the Merger will provide the combined company with increased management depth and expertise. Both Alrenco and RTO have experienced significant growth in the past twelve months and therefore have experience with solving the difficulties associated with such growth. The RTO Board also took into account the expectation that members of RTO's senior management will continue with the combined company in their current positions and that this will allow RTO's management to continue to implement the current strategic plan and initiatives of RTO. Further, the size of the combined company, coupled with the ability to offer publicly traded stock and stock options as incentives, will enhance the ability of the combined company to attract additional quality personnel both as corporate officers and at the store level.

     Third, the RTO Board believes that the Merger will allow the combined company to reduce expenses as a percentage of revenue by spreading fixed expenses over a larger base of stores. Fixed expenses include corporate overhead such as lease payments and executive salaries. The combined company will also enjoy greater buying power from having a larger number of stores and a greater dollar volume of purchases per year from selected vendors. The RTO Board also believes that the Merger will allow management of the combined company to better control and maintain inventory at the individual store level by shifting inventory to rental-purchase stores that can use such inventory from stores that may not have as much demand for such inventory.

     Finally, the Merger will create a combined company with greater expertise and ability to both acquire existing rental-purchase stores and to open new rental-purchase stores. RTO has historically used shares of RTO Common Stock as a purchasing currency to acquire existing rental purchase stores. The Merger will enable the combined company to use Alrenco Common Stock, which is publicly traded, to purchase existing rental-purchase stores. The combined company will also have access to the public equity markets in order to raise funds needed to acquire existing rental-purchase stores and to open new rental-purchase stores.

     In addition to the above factors, the RTO Board considered the following factors in approving the Merger Agreement and in making its recommendation that the RTO Stockholders approve and adopt the Merger Agreement:

          (i) the judgment, advice and analysis of its management with respect to the potential strategic, financial and operational benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to Alrenco;

          (ii) current industry, economic and market conditions;

          (iii) the fact that both Alrenco and RTO have similar operating philosophies, which should ease the effects of the Merger from an operational standpoint and may enable the combined company to more easily derive the expected synergies from the Merger;

          (iv) the fact that both Alrenco and RTO use identical management information systems, which should decrease the time it would otherwise take to integrate the store operations of both companies;

          (v) the advice of, and financial analysis prepared by, RTO's financial advisors;

          (vi) the information concerning the financial condition, results of operations and cash flows and businesses of RTO and Alrenco, both on a historical and prospective basis;

          (vii) the terms and conditions of the Merger Agreement, including the amount and form of consideration to be received by the RTO Stockholders and the nature of the parties' representations, warranties, covenants and agreements;

          (viii) the expectation, based upon the advice of RTO's independent auditors, that the Merger will qualify as a pooling-of-interests under generally accepted accounting principles;

          (ix) the expectation that the Merger would be treated as a tax-free reorganization under Section 368(a) of the Code;

          (x) the opportunity for the RTO Stockholders to increase the liquidity of their investment by exchanging their shares of RTO Common Stock for shares of Alrenco Common Stock, which is publicly traded on The Nasdaq National Market;

          (xi) the number of shares of Alrenco Common Stock to be issued to the RTO Stockholders in the Merger, and the percentage ownership of the combined company represented by such shares;

          (xii) potential difficulties or delays in obtaining consents and regulatory approvals required to consummate the Merger;

          (xiii) the need for certain other conditions to be satisfied in order to consummate the Merger, including the approval of the Merger Agreement by the Alrenco Shareholders and the RTO Stockholders, and the possibility that such conditions may not be satisfied;

          (xiv) the possibility that, in certain circumstances, RTO may be required to pay a significant fee to Alrenco in order to terminate the Merger Agreement prior to consummation of the Merger; and

          (xv) the inability of RTO under the terms of the Merger Agreement to pursue an alternative, even if more favorable, transaction prior to consummation of the Merger.

     There can be no assurance that the expected benefits of the Merger, including those considered by the RTO Board, will be realized.

     The foregoing discussion of the factors and information considered by the RTO Board is not intended to be exhaustive. In view of the variety of factors considered in connection with the evaluation of the Merger, the RTO Board did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the RTO Board may have given different weights to different factors.

     THE RTO BOARD HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF RTO AND THE RTO STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE RTO STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

TERMS OF THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, which is attached as Annex A and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

     General. The Merger Agreement provides that, following approval of the Merger Agreement by the Alrenco Shareholders and the RTO Stockholders and the satisfaction or waiver of the other conditions to the Merger, RTO will merge with and into Alrenco at the Effective Time in accordance with the IBCL and the DGCL. Alrenco will be the surviving corporation in the Merger. As a result of the Merger, the separate corporate existence of RTO will cease.

     If the Merger Agreement is approved by the Alrenco Shareholders and the RTO Stockholders, and the other conditions to the Merger are satisfied or waived, the Closing shall take place on the later of (a) the date of the Alrenco Special Meeting and the RTO Special Meeting, (b) the day on which all of the conditions referred to below under "-- Conditions to the Merger" are satisfied or waived, or at such other date, time and place as Alrenco and RTO shall agree.

     Conversion of Shares. At the Effective Time, each issued and outstanding share of RTO Common Stock (except RTO Dissenting Shares), will be cancelled and converted into 89.795 shares of Alrenco Common Stock. Each share of RTO Common Stock held in the treasury of RTO, if any, and each share of RTO Common Stock held by Alrenco immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist. Each issued and outstanding share of Alrenco Common Stock will remain outstanding, unchanged, as one share of Alrenco Common Stock.

     If any RTO Stockholder would be entitled to receive a number of shares of Alrenco Common Stock that includes a fraction, then in lieu of a fractional share, such RTO Stockholder will be entitled to receive a cash payment in an amount determined by multiplying the fractional share interest by the closing sale price of one share of Alrenco Common Stock on the Nasdaq National Market on the day of the Effective Time or, if shares of Alrenco Common Stock are not so traded on such day, the closing sale price of one such share on the next preceding day on which such share was traded on the Nasdaq National Market.

     RTO Dissenting Shares will not be cancelled and converted into the right to receive Alrenco Common Stock in the Merger, but will be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the DGCL, unless and until the right of such holder to receive the fair value of such RTO Dissenting Shares terminates in accordance with the DGCL, in which case such shares will cease to be RTO Dissenting Shares and will represent the right to receive or retain Alrenco Common Stock pursuant to the Merger Agreement.

     Based upon the capitalization of Alrenco and RTO on September 28, 1997, and the Exchange Ratio of 89.795 shares of Alrenco Common Stock per share of RTO Common Stock, upon consummation of the Merger, approximately 33.5% of the outstanding Alrenco Common Stock will be owned by the current Alrenco Shareholders and approximately 66.5% will be owned by the current RTO Stockholders, in each case on a fully diluted basis. The value of the 89.795 shares of Alrenco Common Stock to be received in exchange for each share of RTO Common Stock was approximately $1,369.00 based upon the $15.25 closing price of a share of Alrenco Common Stock on September 26, 1997, the trading day preceding the public announcement of the Merger Agreement and approximately $1,459 based upon the $16.25 closing price of a share of Alrenco Common Stock on January 15, 1998, the most recent date for which it was practicable to obtain market price data prior to printing and mailing this Joint Proxy Statement/Prospectus.

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

     Treatment of RTO Options. The Merger Agreement provides that, at the Effective Time, each RTO Option which is outstanding and unexercised at the Effective Time, shall be converted into an option to purchase Alrenco Common Stock, and Alrenco shall assume each RTO Option in accordance with the terms of the applicable RTO stock option plan. From and after the Effective Time, (i) the number of shares of Alrenco Common Stock subject to such RTO Option shall be equal to the product of the number of shares of RTO Common Stock subject to the RTO Option and the Exchange Ratio, provided that any fractional share of Alrenco Common Stock resulting from such multiplication shall be rounded down to the nearest share, and Alrenco shall pay an amount in cash to the holder of such RTO Option equal to the fair market value immediately prior to the Effective Time of such fractional share calculated based on the average closing price on the Nasdaq National Market for the last five trading days immediately preceding the day prior to the Effective Time, and (ii) the per share exercise price under each such RTO Option shall be equal to the aggregate exercise price of the original option divided by the total number of full shares of Alrenco Common Stock subject to such RTO Option, provided that the exercise price shall be rounded up to the nearest cent.

     Management of Alrenco Following the Merger. The Merger Agreement provides that, at the Effective Time, the Alrenco Board will consist of George D. Johnson, Jr., Michael D. Walts, Billy W. White, Sr., Edward W. Phifer, III and John S. Rainey. The Merger Agreement further provides that, at the Effective Time, George D. Johnson, Jr., Chairman of the Board of RTO, will be the Chairman of the Board of Alrenco. See "Management of Alrenco Following the Merger." In addition, it is a condition to Alrenco's obligation to consummate the Merger that Mr. Walts, the current Chairman of the Board and President of Alrenco, will have entered into the Noncompetition and Consulting Agreement. See "The Merger -- Interests of Certain Persons in the Merger -- Noncompetition and Consulting Agreement."

     Conditions to the Merger. The respective obligations of Alrenco and RTO to effect the Merger are subject to the following conditions: (a) any applicable waiting period under the HSR Act shall have expired or terminated, and no action by the Antitrust Division or the FTC shall be pending challenging or seeking to enjoin the consummation of the Merger; (b) the Registration Statement shall have become effective and shall not be the subject of a stop order; (c) the Merger Agreement shall have been approved and adopted by the RTO Stockholders and approved by the Alrenco Shareholders; and (d) no preliminary or permanent injunction or other order shall be in effect that prohibits the consummation of the Merger; (e) the receipt of all material consents from governmental authorities or third parties as shall be required; (f) the receipt by Alrenco and RTO of (i) a letter from Coopers & Lybrand L.L.P. stating that the Merger will qualify as a pooling-of-interests transaction under generally accepted accounting principles, and (ii) a letter from Grant Thornton LLP stating that Alrenco meets the conditions to qualify as a pooling-of-interests transaction under generally accepted accounting principles and applicable Commission regulations; and (g) the receipt by Alrenco and RTO of an opinion of King & Spalding stating that the Merger will be treated as a tax-free reorganization.

     In addition to the foregoing, the obligation of RTO to effect the Merger is subject to the following conditions: (a) Alrenco shall have performed in all material respects its obligations under the Merger Agreement and the representations and warranties of Alrenco contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such date), except as permitted by the Merger Agreement, and RTO shall have received a certificate of the Chairman of the Board and President of Alrenco to such effect; (b) RTO shall have received an opinion of Stites & Harbison regarding execution and delivery of the Merger Agreement and related matters; (c) a listing application covering the shares of Alrenco Common Stock to be issued in connection with the Merger shall have been approved by the National Association of Securities Dealers; and
(d) there shall not have occurred any change in the financial condition, business or operations of Alrenco that would have or would be reasonably likely to have a material adverse effect on Alrenco.

     In addition to the foregoing, the obligation of Alrenco to effect the Merger is subject to the following conditions: (a) RTO shall have performed in all material respects its obligations under the Merger Agreement and the representations and warranties of RTO contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such date), except as permitted by the Merger Agreement, and Alrenco shall have received a certificate of the President and Chief Executive Officer of RTO to such effect;
(b) Alrenco shall have received an opinion of King & Spalding regarding execution and delivery of the Merger Agreement and related matters; (c) there shall not have occurred any change in the financial condition, business or operations of RTO or its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a material adverse effect on RTO and its subsidiaries, taken as a whole; and (d) Alrenco and Michael D. Walts shall have entered into the Noncompetition and Consulting Agreement.

     At any time before the Effective Time, the conditions to Alrenco's or RTO's obligations to consummate the Merger may be waived by the other party. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board, exercising its fiduciary duties to such party and its shareholders. See "-- Amendment and Waiver." In certain circumstances involving the waiver of a significant condition, fiduciary duties may require that one or both parties obtain additional shareholder or stockholder approval prior to consummation of the Merger. For example, if the parties waive the condition requiring King & Spalding to deliver to Alrenco and RTO an opinion stating that the Merger will be treated as a tax-free reorganization, Alrenco and RTO would resolicit the Alrenco Shareholders and the RTO Stockholders, respectively, prior to proceeding with the Merger.

     Indemnification Obligations. Alrenco has agreed in the Merger Agreement to indemnify each person who was a director or officer of Alrenco or RTO as of or before the date of the Merger Agreement against liabilities arising at or prior to the Effective Time and to maintain in effect for a period of six years from the Effective Time directors' and officers' liability insurance covering RTO's directors and officers. Alrenco has also agreed in the Merger Agreement to keep in effect the provisions in the Alrenco Articles and the Alrenco Bylaws providing for exculpation of director and officer liability and for Alrenco's indemnification of directors and officers to the fullest extent allowed by law; such provisions shall not be amended except as required by law or except to make changes permitted by law that would enlarge the directors' and officers' right of indemnification.

     No Solicitation of Transactions. The Merger Agreement provides that neither Alrenco nor RTO will permit its officers, directors, employees or representatives of such party or its subsidiaries, to, directly or indirectly; solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below); or participate in discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Neither party's Board (or its authorized representatives) shall be prohibited from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if (A) such party's Board, based on the written advice of outside counsel, determines that such action is required in order for the Board of Directors to comply with its fiduciary duties to stockholders, (B) such person or entity executes a confidentiality agreement in reasonably customary form, and (C) the Acquisition Proposal contains an offer of consideration that is superior to the consideration represented by the Exchange Ratio. Both Alrenco and RTO have agreed to provide prompt notice of any Acquisition Proposal or inquiry to the other, including material terms and conditions and the identity of the person making such Acquisition Proposal or inquiry; keep the other party reasonably informed regarding such Acquisition Proposal or inquiry; and negotiate with each other to make adjustments to the terms and conditions of the Merger Agreement as would allow the Merger to proceed; provided, however, that neither party is required to negotiate exclusively with the other party. As used herein, "Acquisition Proposal" shall mean any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving Alrenco or RTO and its subsidiaries, or any purchase of all or any significant portion of the assets of Alrenco or RTO and its subsidiaries other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides that if either Alrenco or RTO receives an unsolicited Acquisition Proposal and its Board determines in good faith, based on the advice of counsel, that it is necessary to do so in order to comply with its fiduciary duties, its Board may (1) withdraw or modify its approval or recommendation of the Merger Agreement and the Merger; (2) approve or recommend such Acquisition Proposal;

(3) cause such party to enter into an agreement with respect to such Acquisition Proposal; or (4) terminate the Merger Agreement. Prior to taking such action such party must, and must cause its respective financial and legal advisors to, negotiate with the other party to make such adjustments in the terms and conditions of the Merger Agreement as would enable such party to proceed with the transactions contemplated therein on such adjusted terms. However, such party is not required to negotiate exclusively with the other party.

     Amendment and Waiver. The Merger Agreement may be amended by the parties thereto at any time before the Effective Time, but after approval thereof by the Alrenco Shareholders or RTO Stockholders, whichever shall occur first, no such amendment shall alter or change the amount or kind of consideration to be received by RTO Stockholders upon consummation of the Merger, alter or change any term of the Alrenco Articles or the RTO Certificate, or alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of securities of Alrenco or RTO. Alrenco and RTO may extend the time for the performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time: (a) by mutual written consent of Alrenco and RTO; or (b) by the Alrenco Board or the RTO Board, if (i) the Effective Time shall not have occurred on or before February 28, 1998 (or March 31, 1998 if all conditions but the receipt of the required statutory approvals and consents have been or are capable of being fulfilled by February 28, 1998), except that neither party may terminate the Merger Agreement if it caused such delay; or (ii) any court of competent jurisdiction or any political, governmental or administrative body shall have issued any order, decree or ruling or taken any other action prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     In addition to the foregoing, RTO may terminate the Merger Agreement if:
(a) there shall have been any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Alrenco, or if Alrenco shall have breached certain covenants set forth in the Merger Agreement, in any case which is not cured after thirty days notice thereof; (b) the Merger Agreement and the Merger shall not have been approved by the Alrenco Shareholders; (c) RTO receives an unsolicited Acquisition Proposal and the RTO Board determines in good faith, based on the advice of counsel and in accordance with the procedures discussed in "-- No Solicitation of Transactions" above, that it is necessary to terminate the Merger Agreement in order to comply with its fiduciary duties to stockholders; or (d) the Alrenco Board shall have (i) withdrawn or modified in a manner adverse to RTO its recommendation of the Merger Agreement and the Merger, (ii) approved or recommended an Acquisition Proposal, or (iii) caused Alrenco to enter into an agreement with respect to an Acquisition Proposal.

     In addition to the foregoing, Alrenco may terminate the Merger Agreement if: (a) there shall have been any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of RTO and its subsidiaries taken as a whole, or if RTO shall have breached certain covenants set forth in the Merger Agreement, in any case which is not cured after thirty days notice thereof; (b) the Merger Agreement and the Merger shall not have been approved and adopted by the RTO Stockholders; (c) Alrenco receives an unsolicited Acquisition Proposal and the Alrenco Board determines in good faith, based on the advice of counsel and in accordance with the procedures discussed in "-- No Solicitation of Transactions" above, that it is necessary to terminate the Merger Agreement in order to comply with its fiduciary duties to stockholders; or (d) the RTO Board shall have (i) withdrawn or modified in a manner adverse to Alrenco its recommendation of the Merger Agreement and the Merger, (ii) approved or recommended an Acquisition Proposal, or (iii) caused RTO to enter into an agreement with respect to an Acquisition Proposal.

     In the event of the termination and abandonment of the Merger Agreement by either Alrenco or RTO as provided above, the Merger Agreement shall become void and have no effect and there shall be no liability or obligation on the part of either Alrenco or RTO or their respective officers, directors or stockholders thereunder except (a) to comply with the terms and provisions of the confidentiality letter, dated September 9, 1997 (the "Confidentiality Letter"), which requires each party, among other things, to hold in strict confidence all documents furnished to the other in accordance with its terms and to comply with certain standstill provisions described below under "-- Confidentiality Letter and Standstill Provisions"; (b) to pay certain fees and expenses pursuant to certain specified provisions of the Merger Agreement described below under "-- Termination Fees" and "-- Fees and Expenses"; and (c) to the extent that such termination results from the willful breach by either party of any material representation, warranty or covenant under the Merger Agreement.

     Termination Fees. The Merger Agreement provides that if the Board of either Alrenco or RTO takes any action described in clause (3) or (4) under "-- No Solicitation of Transactions" above or the other party exercises its right to terminate the Merger Agreement based on the Board of the withdrawing party having taken any action described in clause (1) or (2) of the second paragraph under "-- No Solicitation of Transactions" above, then the withdrawing party shall pay to the other party upon demand the sum of $3,000,000 plus all fees and expenses incurred by such other party in connection with the transactions contemplated by the Merger Agreement.

     Fees and Expenses. Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that (a)(i) a filing fee in connection with any HSR Act filing, and (ii) the expenses incurred in connection with printing and mailing of this Joint Proxy Statement/Prospectus shall be shared equally by Alrenco and RTO, and (b) all transfer taxes shall be paid by RTO.

EFFECTIVE TIME OF THE MERGER AND EXCHANGE OF SHARES

     Effective Time of Merger. If the Merger Agreement is approved by the Alrenco Shareholders and the RTO Stockholders, and the other conditions to the Merger are satisfied or waived, the Merger will become effective at the Effective Time.

     Exchange of RTO Stock Certificates. Promptly after the Effective Time, an exchange agent selected by Alrenco and reasonably satisfactory to RTO (the "Exchange Agent") will mail (or deliver at its principal office) to each RTO Stockholder a letter of transmittal and instructions for use in effecting the surrender of the certificates held by such RTO Stockholder that represent shares of RTO Common Stock for certificates representing shares of Alrenco Common Stock. Upon surrender of a certificate representing shares of RTO Common Stock to the Exchange Agent for cancellation, together with a duly executed letter of transmittal and such other documents, if any, as the Exchange Agent may require, the holder of such certificate or certificates will be entitled to receive a certificate representing that number of whole shares of Alrenco Common Stock and any cash in lieu of a fractional share of Alrenco Common Stock which such holder has the right to receive pursuant to the provisions of the Merger Agreement. Until surrendered, each certificate representing shares of RTO Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Alrenco Common Stock and cash in lieu of any fractional share of Alrenco Common Stock.

     No dividends or other distributions declared or made after the Effective Time with respect to shares of Alrenco Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate representing shares of RTO Common Stock until such certificate is surrendered. After such surrender, subject to applicable law, there will be paid to such holder, without interest, any dividends which shall have become payable with respect to the Alrenco Common Stock between the Effective Time and the time of such surrender.

     RTO STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING SHARES OF RTO COMMON STOCK UNTIL THEY RECEIVE A TRANSMITTAL LETTER.

CONFIDENTIALITY LETTER AND STANDSTILL PROVISIONS

     Pursuant to the Confidentiality Letter, Alrenco and RTO have each agreed (other than as contemplated in the Merger Agreement or the Stock Option Agreements (as defined herein)), that they will not, until eighteen months from the date of the Confidentiality Letter, (i) acquire or seek to acquire any of the other party's assets or businesses or any securities issued by the other party, or any rights or options to acquire such ownership; (ii) seek or propose to influence or control the management or policies of the other party; or (iii) enter into or propose any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

OPINION OF FINANCIAL ADVISOR TO ALRENCO

     On September 6, 1997, Alrenco retained SunTrust Equitable to act as its exclusive financial advisor in connection with the Merger. Prior to that date, SunTrust Equitable acted in a general financial advisory capacity for Alrenco from time to time.

     On September 28, 1997, SunTrust Equitable rendered its oral opinion, which was confirmed by the delivery of the SunTrust Equitable Opinion, to the Alrenco Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Merger Consideration to be paid by Alrenco is fair to the Alrenco Shareholders from a financial point of view.

     The full text of the SunTrust Equitable Opinion, which sets forth a description of the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is attached hereto as Annex
F. The SunTrust Equitable Opinion is directed only to the fairness to Alrenco Shareholders, from a financial point of view, of the Merger Consideration, and does not constitute a recommendation to any Alrenco Shareholder as to how such shareholder should vote on the Merger Agreement. Alrenco Shareholders are urged to read the SunTrust Equitable Opinion carefully in its entirety, especially with regard to the assumptions made and matters considered by SunTrust Equitable. The summary of the SunTrust Equitable Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text thereof.

     In connection with rendering its opinion, SunTrust Equitable reviewed, among other things, the Merger Agreement, certain publicly-available information regarding Alrenco and certain other financial reports, forecasts and other information concerning Alrenco and RTO which were provided to SunTrust Equitable. SunTrust Equitable held discussions with the managements and representatives of Alrenco and RTO concerning the historical and current operations of Alrenco and RTO, their respective financial condition and prospects, as well as the strategic and operating benefits anticipated from the Merger. In addition, SunTrust Equitable (i) considered, to the extent available, the financial terms of certain other similar transactions recently effected,
(ii) compared certain financial positions and operating results of Alrenco and RTO to other companies in the rental-purchase industry, (iii) reviewed the pro forma financial effects of the Merger to Alrenco and (iv) conducted such other financial studies, analyses and investigations and reviewed such other factors as SunTrust Equitable deemed appropriate for purposes of its opinion.

     In rendering this opinion, SunTrust Equitable relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information reviewed by them that was publicly available or furnished to them by or on behalf of Alrenco and RTO. SunTrust Equitable assumed that the financial forecasts which they examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Alrenco and RTO. SunTrust Equitable also assumed, with Alrenco's consent, that: (i) the Merger will be accounted for under the pooling-of-interests method of accounting, (ii) the Merger will be a tax-free reorganization and (iii) all material liabilities (contingent or otherwise) of RTO are as set forth in the financial statements of RTO or as otherwise disclosed to them in connection with this engagement. SunTrust Equitable has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RTO, nor were they furnished with any such evaluations or appraisals. The SunTrust Equitable Opinion is based upon economic, market and other conditions existing of the date thereof and does not address the fairness of the Merger Consideration to the Alrenco Shareholders as of any other date, or any other aspect of the Merger. Subsequent developments may affect the SunTrust Equitable Opinion. The SunTrust Equitable Opinion does not constitute a recommendation to any Alrenco Shareholder as to whether or not that shareholder should vote to approve the Merger. Furthermore, SunTrust Equitable expressed no opinion as to the price or trading range at which shares of Alrenco Common Stock will trade following the Merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying the SunTrust Equitable Opinion. In arriving at its fairness opinion, SunTrust Equitable considered the results of all such analyses and did not attribute any particular weight to any analyses or factor considered by it; rather, SunTrust Equitable made its decision as to the fairness on the basis of experience and professional judgment, after considering the results of all such analyses. No company or transaction used in the analyses as a comparison is identical to Alrenco or RTO or the Merger. The analyses were prepared solely for the purpose of SunTrust Equitable providing its opinion to the Alrenco Board as to the fairness to the Alrenco Shareholders of the Merger Consideration.

     Analyses based upon forecast of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Alrenco nor RTO or any other person assumes responsibility if future results are materially different from those forecasted.

     Certain of SunTrust Equitable's analyses are based upon anticipated financial results based upon consensus analyst estimates, forecasts provided by the managements of Alrenco and RTO and discussions with Alrenco's and RTO's managements (the "Alrenco Projections" and the "RTO Projections"). The Alrenco Projections and RTO Projections contain numerous assumptions with respect to industry performance, general business and the economic conditions and other matters, many of which are beyond Alrenco's or RTO's control. The projections furnished to SunTrust Equitable for each of Alrenco and RTO were prepared by the respective management of each company. Neither Alrenco nor RTO publicly discloses internal management projections of the type provided to SunTrust Equitable in connection with its review of the Merger, and such projections were not prepared with a view toward public disclosure. Any estimates contained in the Alrenco Projections or RTO Projections are not necessarily indicative of actual values or predictive of future values or results, which may be significantly more or less favorable than as set forth therein.

     The following paragraphs summarize the material quantitative analyses performed by SunTrust Equitable in arriving at the opinion delivered to the Alrenco Board.

     Contribution Analysis. SunTrust Equitable analyzed the percentage of revenues, operating profit, net income and numerous other factors that each of Alrenco and RTO would contribute to the total of the combined entity based upon the latest 12 months data, current data and projected data. Based upon this information, Alrenco's contribution to the combined entity generally ranged from approximately 34% to 44%. SunTrust Equitable noted that, at the Exchange Ratio, the Alrenco Shareholders would own approximately 33.5% of the combined entity on a fully diluted basis. SunTrust Equitable noted that, while this percentage was lower than the implied contribution, RTO's results were affected by a number of nonrecurring items and that RTO was making other significant contributions to the combined companies, including management and increased growth potential.

     Pro Forma Merger Analysis. SunTrust Equitable analyzed certain pro forma effects resulting from the Merger. SunTrust Equitable reviewed the operating synergies contemplated to result from the Merger by combining the operations of Alrenco and RTO as projected by the management of Alrenco. SunTrust Equitable analyzed the pro forma effect of such operating synergies on net income and earnings per share for Alrenco. The analysis indicated that the pro forma earnings per share ("EPS") of Alrenco on a fully taxed basis, before assuming any operating synergies resulting from the Merger, would be approximately 54% and 10% lower in the fiscal years ending December 31, 1997 and December 31, 1998 and 10% higher in the fiscal year ending December 31, 1999 than comparable projections for Alrenco on a stand-alone basis during the same periods.

     Historical Trading Analysis. To provide contextual data and comparative market data, SunTrust Equitable examined the history of the trading prices, the trading prices as a multiple of the then-last 12 months EPS of Alrenco and the relative relationships to Renters Choice and Rent-Way (the other publicly-traded rental-purchase companies which SunTrust Equitable deemed most comparable to Alrenco) for the period from January 26, 1996 (the date of Alrenco's initial public offering) to September 26, 1997. This analysis indicated the degree to which Alrenco had traded at a premium or discounted multiple of the last 12 months EPS relative to Renters Choice and Rent-Way. This information was presented solely to provide the Alrenco Board with background regarding the stock prices and trading multiples of Alrenco over the period indicated. This analysis indicated that Alrenco's multiple has ranged from a 19.3 multiple point discount to a 6.7 multiple point premium and has averaged a discount of 5.1 multiple points to Renters Choice. At the time of the announcement of the transaction, Alrenco was trading at a 8.0 multiple point discount to Renters Choice. This analysis indicated that Alrenco's multiple has ranged from a 14.8 multiple point discount to a 9.3 multiple point premium and has averaged a discount of 4.0 multiple points to Rent-Way. At the time of the announcement of the transaction, Alrenco was trading at a 11.2 multiple point discount to Rent-Way. Based upon this analysis, SunTrust Equitable determined that the relative market valuation of Alrenco was within historical trading ranges relative to Renters Choice and Rent-Way.

     Analysis of Recent Acquisition Transactions. Using publicly available information, SunTrust Equitable reviewed the purchase prices and multiples paid in selected merger and acquisition transactions involving rental-purchase companies. SunTrust Equitable examined nine transactions since January 1, 1996 and reviewed the relationship between the aggregate transaction value and the acquired company's revenues, earnings before interest and taxes ("EBIT") and net income for the twelve months preceding acquisition. Based upon SunTrust Equitable's analysis of these transactions, the range of transaction multiples was generally between 0.5x and 1.2x revenues, 3.3x and 16.9x EBIT and 7.7x and 16.1x net income. SunTrust Equitable noted that, based upon the closing stock prices for Alrenco Common Stock on September 26, 1997, the Merger Consideration implied 1.5x revenues, 51.5x EBIT and 102.4x net income. SunTrust Equitable noted that it did not place significant weight on this analysis in its opinion due to the lack of comparability of RTO to these transactions and the impact of certain nonrecurring items on RTO's estimated 1997 financial results.

     Analysis of Certain Publicly-Traded Companies. Using publicly-available information, SunTrust Equitable reviewed the stock prices, market multiples, profitability and certain other characteristics for certain companies in the rental-purchase industry. The companies included in this analysis were Aaron Rents, Inc., Alrenco, Renters Choice, Inc. and Rent-Way, Inc. SunTrust Equitable determined that the range of market multiples based upon these companies' latest current average monthly revenues, latest 12 months EBIT, estimated 1997 net income and estimated 1998 net income were 12.7x to 22.7x for monthly revenues, 12.7x to 16.3x for EBIT, 17.5x to 27.0x estimated 1997 net income and 13.0x to 21.8x for estimated 1998 net income. SunTrust Equitable also noted that the implied value per store for these companies ranged from $659,000 to $1.2 million. SunTrust Equitable noted that, based upon Alrenco's stock price on September 26, 1997, the value of RTO implied by the Exchange Ratio was 15.7x monthly revenues, 51.5x estimated 1997 EBIT, 102.4x estimated 1997 net income and 17.0x estimated 1998 net income. In addition, the implied value per store of RTO was approximately $790,000. With the exception of 1997 EBIT and net income, which were affected by pooling-of-interest transactions and nonrecurring charges, each of these multiples was within the range of multiples for the other publicly-traded companies.

     Discounted Cash Flow Analysis. SunTrust Equitable also performed a discounted cash flow analysis. Using the information provided by the RTO Projections, SunTrust Equitable performed stand-alone discounted cash flow analyses for RTO. SunTrust Equitable calculated "Free Cash Flow" based upon stand-alone EBIT adjusted for: (i) taxes, (ii) certain non-cash items, (iii) projected changes in non-cash working capital and (iv) projected capital expenditures. SunTrust Equitable analyzed the RTO Projections and discounted the stream of Free Cash Flow over the period from 1998 through 2002 back to the present time using discount rates ranging from 13% to 15%. To estimate the residual values of RTO at the end of the forecast period, SunTrust Equitable applied multiples ranging from 5.0x to 7.0x to the projected 2003 operating cash flow and discounted such value at the same range of discount rates. SunTrust Equitable then aggregated the present values of the Free Cash Flows and the residual values to derive a range of implied enterprise values for RTO. The range of enterprise values were then adjusted for outstanding debt less outstanding cash to derive a range of equity values for RTO. Based upon this analysis, the projections indicated a range of equity values of $205 million to $271 million for RTO. SunTrust Equitable noted that, at the price of Alrenco Common Stock on September 26, 1997, the equity value implied by the Exchange Ratio was below the range of the values calculated by this analysis.

     Leveraged Transaction Analysis. SunTrust Equitable also utilized the RTO projection scenarios to calculate the value of RTO in a leveraged transaction. SunTrust Equitable assumed for this analysis that RTO was acquired in a leveraged transaction which involved a capital structure consisting of 25% equity, 30% subordinated debt and the remainder consisting of senior debt and a working capital revolver. The values were calculated assuming the maximum value for RTO which enabled the equity investors to achieve internal rates of return ranging from 30% to 40% while the subordinated debt achieved an internal rate of return of 20%. These returns were calculated assuming a valuation in 2002 at 7.0x earnings before interest, taxes and goodwill amortization. This capital structure and return levels were selected based upon SunTrust Equitable's judgment of the returns expected by investors in transactions of this type. Using the RTO Projections, this analysis resulted in a range of equity values for RTO of $193 million to $234 million. SunTrust Equitable noted that, at the Alrenco Common Stock price as of September 26, 1997, the equity value implied by the Exchange Ratio was within the range of the values produced from this analysis.

     SunTrust Equitable, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, SunTrust Equitable has performed investment banking and financial advisory services for Alrenco from time to time for which it has received compensation, including serving as lead managing underwriter for Alrenco's initial public offering of Alrenco Common Stock in January 1996 and an offering of Alrenco Common Stock in September 1996, and in both cases SunTrust Equitable received customary underwriter's compensation. In the ordinary course of business, SunTrust Equitable trades the equity securities of Alrenco for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

     Pursuant to the engagement letter, dated September 6, 1997, between Alrenco and SunTrust Equitable, Alrenco has agreed to pay SunTrust Equitable a fee of approximately 1.0% of the average aggregate value of Alrenco Common Stock for the ten days prior to the closing of the Merger for services rendered in connection with the Merger. Alrenco has also agreed to reimburse SunTrust Equitable for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify SunTrust Equitable and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, the Alrenco Shareholders and the RTO Stockholders should be aware that certain executive officers and directors of Alrenco and RTO have certain interests that may present them with potential conflicts of interest with respect to the Merger.

     Noncompetition and Consulting Agreement. Under the terms of the Merger Agreement, Alrenco will, at or prior to the Effective Time, enter into the Noncompetition and Consulting Agreement with Michael D. Walts, Chairman of the Board and President of Alrenco. The Noncompetition and Consulting Agreement provides for annual compensation of $400,000 for five years and reimbursement for reasonable out-of-pocket expenses.

     Under the Noncompetition and Consulting Agreement, Mr. Walts agrees (i) to provide consulting services as requested from time to time by the Alrenco Board,
(ii) not to divulge confidential information or trade secrets of Alrenco, (iii) not to solicit employees of Alrenco, and (iv) not to compete with Alrenco for five years. Mr. Walts' obligations under clauses (ii) through (iv) above survive any termination of the agreement.

     Either party may terminate the Noncompetition and Consulting Agreement on 60 days' written notice to the other. If Mr. Walts dies or terminates the agreement for any reason, Mr. Walts shall be entitled to any amounts to which he may otherwise have been entitled to prior to his death or the effective date of termination, as applicable. If Alrenco terminates the agreement for any reason, Mr. Walts will be entitled to receive all amounts payable to him under the agreement for the remainder of the original term.

     Restricted Stock Awards. Raymond C. Holladay, Executive Vice President, Chief Operating Officer and a director of Alrenco, and Theodore H. Wilson, Executive Vice President, Chief Financial Officer and a director of Alrenco, have received stock awards of 60,000 shares and 45,000 shares, respectively, of Alrenco Common Stock pursuant to certain Restricted Stock Agreements dated December 21, 1995. Under the terms of such Restricted Stock Agreements, such awards vest upon the occurrence of certain change in control transactions such as the Merger. The value of such stock awards to Mr. Holladay and Mr. Wilson was $975,000 and $731,250, respectively, based upon the closing price of $16.25 for a share of Alrenco Common Stock on January 15, 1998.

     Management of Alrenco Following the Merger. The Merger Agreement provides that, at the Effective Time, all of RTO's current directors and Michael D. Walts, Chairman of the Board and President of Alrenco, will constitute the Alrenco Board. The Merger Agreement also provides that, at the Effective Time, George D. Johnson, Jr., Chairman of the Board of RTO, will be the Chairman of the Board of Alrenco.

     Indemnification Obligations. Alrenco has agreed in the Merger Agreement to indemnify each person who was a director or officer of Alrenco or RTO as of or before the date of the Merger Agreement, to maintain certain directors' and officers' liability insurance and to keep in effect certain provisions in the Alrenco Articles and the Alrenco Bylaws regarding exculpation of director and officer liability and indemnification of directors and officers. See "The
Merger -- Terms of the Merger Agreement -- Indemnification Obligations."

     Certain Transactions. Certain directors and officers of Alrenco and RTO have entered into certain agreements with Alrenco and RTO. These agreements are expected to continue after the Merger. See "Management of Alrenco Following the Merger -- Certain Transactions."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following discussion describes the material federal income tax consequences of the Merger. The discussion is based upon the Code, U.S. Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this Joint Proxy Statement/Prospectus, and is subject to any changes in these or other laws occurring after such date. The discussion does not address the effects of any state, local or foreign tax laws.

     The tax consequences of the Merger to an individual shareholder may vary depending upon such shareholder's particular situation, and certain shareholders (particularly any shareholder which, at the Effective Time, is not a U.S. person, is a tax-exempt entity, securities dealer, broker-dealer, insurance company or financial institution or is an individual who acquired his or her RTO Common Stock pursuant to an employee stock option or otherwise as compensation) may be subject to special rules not discussed below. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN ANY APPLICABLE TAX LAWS.

     The obligations of the parties to consummate the Merger are conditioned on the receipt by RTO and Alrenco of an opinion of King & Spalding, counsel to RTO, to the effect that (1) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, (2) no gain or loss will be recognized by RTO or Alrenco as a result of the Merger, and (3) no gain or loss will be recognized by the RTO Stockholders who exchange their RTO Common Stock solely for Alrenco Common Stock as a result of the Merger (except with respect to cash received in lieu of a fractional share interest). The opinion of King & Spalding will be based on current law and on certain representations regarding factual matters and certain covenants as to future actions made by RTO and Alrenco. If these representations are incorrect in certain material respects or the covenants are not complied with, the conclusions reached by counsel in its opinion might be jeopardized.

     Assuming that the Merger will qualify as a reorganization within Section 368(a) of the Code, the Merger will have the federal income tax consequences discussed below.

     Except to the extent that RTO Stockholders receive cash in lieu of fractional share interest, RTO Stockholders who exchange RTO Common Stock in the Merger for Alrenco Common Stock will not recognize gain or loss for federal income tax purposes upon the receipt of Alrenco Common Stock in exchange for their RTO Common Stock. The aggregate tax basis of Alrenco Common Stock received as a result of the Merger will be the same as the RTO Stockholder's aggregate tax basis in the RTO Common Stock surrendered in the exchange, reduced by the portion of the RTO Stockholder's tax basis properly allocated to any fractional share interest for which the RTO Stockholder receives cash. The holding period of the Alrenco Common Stock received by an RTO Stockholder as a result of the Merger will include the period during which such stockholder held the RTO Common Stock exchanged in the Merger, provided that the RTO Common Stock so exchanged was held as a capital asset at the Effective Time. An RTO Stockholder who receives cash in lieu of a fractional share interest in the Alrenco Common Stock in the Merger will be treated first as having received the fractional share interest in Alrenco Common Stock in the Merger and then as having received the cash payment in redemption of the fractional share interest. Under Section 302 of the Code, the RTO Stockholder should generally recognize gain or loss in the deemed redemption in an amount equal to the difference between the amount of cash received and the RTO Stockholder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such stockholder's RTO Common Stock is held as a capital asset at the Effective Time.

REGULATORY APPROVALS

     The respective obligations of Alrenco and RTO to effect the Merger are subject to the satisfaction at or prior to the Effective Time of, among others, the following conditions: (i) any applicable waiting period under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Antitrust Division or the FTC challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated; and (ii) each of RTO and Alrenco shall have obtained such consents from third parties and governmental entities in addition to the HSR Act as shall be required and which are material to Alrenco and RTO and to consummation of the transactions contemplated by the Merger Agreement.

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. On October 31, 1997, Alrenco and RTO filed a Notification and Report Form with the FTC and the Antitrust Division pursuant to the HSR Act in connection with the Merger. The 30-day waiting period under the HSR Act applicable to the Merger was terminated early by action of the FTC on November 7, 1997. The requirements of the HSR Act will be satisfied if the Merger is consummated by November 7, 1998.

     At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Alrenco or RTO. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation for the Merger or seeking the divestiture of substantial assets of Alrenco or RTO. Private parties (including individual states) may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, Alrenco and RTO believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Alrenco and RTO would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

     Other than the approvals discussed above, Alrenco and RTO are not aware of any federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the Merger other than the filing with the Commission of the Registration Statement and this Joint Proxy Statement/Prospectus and compliance with applicable state securities laws and regulations. Should any such approval be required, it is currently contemplated that such approval will be sought.

ACCOUNTING TREATMENT

     The Merger is anticipated to qualify as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Alrenco and RTO will be carried forward at the Effective Time to the financial statement of Alrenco at their recorded amounts; income of Alrenco will include income of Alrenco and RTO for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of Alrenco. Management of Alrenco and RTO have been informed that Alrenco and RTO will receive from Coopers & Lybrand L.L.P., RTO's independent accountants, a letter to the effect that Coopers & Lybrand L.L.P. concurs with the conclusions of Alrenco's and RTO's management that no conditions exist with respect to either company which would preclude accounting for the Merger as a pooling-of-interests and that Alrenco and RTO will receive from Grant Thornton LLP, Alrenco's independent accountants, a letter to the effect that Grant Thornton LLP concurs with the conclusions of Alrenco's management that no conditions exist with respect to Alrenco which would preclude accounting for the Merger as a pooling-of-interests. Representatives of Grant Thornton LLP are expected to be present at the Alrenco Special Meeting and representatives of Coopers & Lybrand L.L.P. are expected to be present at the RTO Special Meeting. These representatives will be available to respond to questions and will have an opportunity to make a statement if they desire to do so. See "The
Merger -- Terms of the Merger Agreement -- Conditions to the Merger" and "Unaudited Pro Forma Combined Condensed Financial Statements."

LISTING OF ALRENCO COMMON STOCK

     Alrenco Common Stock is currently listed on the Nasdaq National Market under the trading symbol "RNCO." The shares of Alrenco Common Stock to be issued pursuant to the terms of the Merger Agreement have been approved for listing on the Nasdaq National Market, subject to notice of issuance. The listing on the Nasdaq National Market of such shares, subject to notice of issuance, is a condition precedent to RTO's obligation to consummate the Merger.

RESALES OF ALRENCO COMMON STOCK

     All shares of Alrenco Common Stock received by RTO Stockholders in the Merger will be freely transferable, except that shares of Alrenco Common Stock received by persons or entities who are deemed to be "affiliates" (as such term is defined under the Securities Act) of RTO prior to the Merger and/or affiliates of Alrenco following the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. These restrictions will consist of certain volume and manner of sale restrictions on the resale of shares of Alrenco Common Stock issued to such persons and entities. Persons who may be deemed to be affiliates of Alrenco or RTO generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Merger Agreement requires each of Alrenco and RTO to use all reasonable efforts to cause each of its respective affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of (i) any shares of Alrenco Common Stock or RTO Common Stock during the period beginning 30 days prior to the Effective Time and continuing until such time as results covering at least 30 days of post-Effective Time operations of Alrenco have been published or (ii) any of the shares of Alrenco Common Stock issued to such affiliate in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

     This Joint Proxy Statement/Prospectus does not cover any resale of the securities to be received by RTO Stockholders upon consummation of the Merger, and no person is authorized to make any use of this Joint Proxy
Statement/Prospectus in connection with any such resale.

DISSENTERS' RIGHTS

     THE FOLLOWING SUMMARY OF SECTION 262 OF THE DGCL ("SECTION 262") IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX I. THIS SUMMARY CONTAINS ALL OF THE MATERIAL PROVISIONS OF SECTION 262.

     Upon consummation of the Merger, holders of record of shares of RTO Common Stock on the Record Date will be entitled to have the "fair value" of their shares as of the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them by complying with the provisions of Section 262. Holders of record of RTO Common Stock who desire to exercise their appraisal rights must satisfy all of the conditions contained therein.

     A written demand for appraisal of shares of RTO Common Stock must be delivered to RTO by an RTO Stockholder seeking appraisal before the taking of the vote on the Merger Agreement. The written demand must be separate from any proxy or vote abstaining from or voting against approval and adoption of the Merger Agreement. Voting against approval and adoption of the Merger Agreement, abstaining from voting or failing to vote with respect to approval and adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262. By voting against approval and adoption of the Merger Agreement or by abstaining from voting in favor of the Merger Agreement an RTO Stockholder may preserve his rights of appraisal as a dissenting stockholder.

     RTO STOCKHOLDERS ELECTING TO EXERCISE THEIR APPRAISAL RIGHTS UNDER SECTION 262 MUST NOT VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. A VOTE BY AN RTO STOCKHOLDER AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS NOT REQUIRED IN ORDER FOR SUCH RTO STOCKHOLDER TO EXERCISE APPRAISAL RIGHTS. HOWEVER, IF AN RTO STOCKHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, THE PROXY, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING SUCH RTO STOCKHOLDER'S APPRAISAL RIGHTS.

     A demand for appraisal will be sufficient if it reasonably informs RTO of the identity of the RTO Stockholder and that such RTO Stockholder intends thereby to demand appraisal. If the RTO Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the RTO Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for an RTO Stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

     A record owner, such as a broker, who holds RTO Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of RTO Common Stock outstanding in the name of such record owner.

     An RTO Stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to RTO at its executive offices set forth under the caption "Summary -- Parties to the Merger -- RTO" in this Joint Proxy Statement/Prospectus or deliver such demand to RTO at the RTO Special Meeting. The demand should specify such RTO Stockholder's name and mailing address and the number of shares of RTO Common Stock owned. It is the responsibility of each RTO Stockholder electing to exercise appraisal rights to ensure that the written demand is received by RTO before the taking of the vote at the RTO Special Meeting.

     Within 10 days after the Effective Time, Alrenco must provide notice as to the Effective Time of the Merger to all RTO Stockholders who have complied with
Section 262(d), summarized above, and have not voted for approval of the Merger Agreement.

     Within 120 days after the Effective Time, any RTO Stockholder who has complied with the provisions of Sections 262(a) and (d), summarized above, is entitled, upon written request, to receive from Alrenco a statement setting forth the aggregate number of shares of RTO Common Stock not voted in favor of approval and adoption of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Alrenco or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262(d), whichever is later.

     Within 120 days after the Effective Time, either Alrenco or any holder of RTO Common Stock who has complied with the required conditions of Sections 262(a) and (d) and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery of the State of Delaware (the "Court") demanding a determination of the fair value of the shares of any dissenting RTO Stockholders. If a petition for an appraisal is timely filed, at a hearing on such petition, the Court will determine which RTO Stockholders are entitled to appraisal rights and will appraise the shares of RTO Common Stock owned by such RTO Stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided in 1983 ("Weinberger"), the Delaware Supreme Court, in the context of litigation involving holders of common stock of a Delaware corporation, expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company
 . . . ." The Delaware Supreme Court stated that in making this determination of fair value the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the relevant merger which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered."

     RTO Stockholders considering seeking appraisal should be aware that the fair value of their shares determined under Section 262 could be more than, the same as or less than the value of the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares.

     Both fairness opinions and appraisal proceedings review many different aspects of a company's financial and business circumstances under accepted valuation techniques, but the perspectives differ. A determination that a transaction is fair from a financial point of view may be based on a finding that the price term of a transaction falls within a range of values that would be fair for other companies involved in similar types of transactions and circumstances. Such a finding does not determine what the best possible price would be but looks at the transaction as a whole and determines whether entering the transaction is a reasonable business decision. In reaching the determination that an offered price is fair from a financial point of view, consideration is given to the fact that a purchaser of an entire company may be willing to pay a "control premium" in excess of the fair market value of the stock. A determination of fair value in an appraisal proceeding attempts to reduce all of the elements of value of a company to a set amount rather than focusing on the range of values in similar transactions. A judicial finding of fair value attempts to ensure that each dissenting shareholder receives the substantial equivalent of his proportionate interest in a company before the merger occurred. An appraisal proceeding does not attempt to consider the effects, if any, of the merger transaction itself on the value of the stock of a company.

     The cost of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting RTO Stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorney's fees and the fees and expenses of experts, be charged against the value of shares of RTO Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     An RTO Stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, have any rights in respect of shares subject to such demand except for appraisal rights and the right to receive payment of dividends or other distributions (if any) on such shares payable to RTO Stockholders of record as of a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, an RTO Stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms of the Merger; after this period, the RTO Stockholder may withdraw his or her demand for appraisal only with the consent of Alrenco. If no petition for appraisal is filed with the Court within 120 days after the Effective Time, the RTO Stockholder's rights to appraisal shall cease. Inasmuch as Alrenco has no obligation to file such a petition, an RTO Stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Court demanding appraisal may be dismissed as to an RTO Stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     The provisions of Section 262 are technical in nature and complex. RTO Stockholders desiring to exercise appraisal rights and obtain appraisal of the fair value of their RTO Common Stock should consult counsel, since failure to comply strictly with the provisions of Section 262 may defeat their appraisal rights.

                          THE STOCK OPTION AGREEMENTS

     The following is a brief summary of the material terms of the Stock Option Agreements, copies of which are attached as Annexes B and C and which are incorporated herein by reference. The terms of the Stock Option Agreements are identical in all material respects other than with respect to the shares which may be purchased pursuant thereto and the exercise prices. The following summary generally refers to the party granting the option as the issuer and the party to whom the option was granted as the grantee. Such summary is qualified in its entirety by reference to the Stock Option Agreements.

GENERAL

     Pursuant to mutual Stock Option Agreements entered into concurrently with the Merger Agreement (the "Stock Option Agreements"), Alrenco and RTO have granted to each other an irrevocable option to purchase up to approximately 9.9% of the other's total number of shares of Common Stock outstanding on the date of the Stock Option Agreements, subject to adjustments provided therein. Alrenco and RTO have the right, under certain circumstances, to purchase, respectively, up to (i) 11,943 shares of RTO Common Stock, and (ii) 600,000 shares of Alrenco Common Stock. The option exercise price per share for RTO Common Stock is $1,400. The option exercise price per share for Alrenco Common Stock is $15.50. The exercise price is payable in cash.

EXERCISE OF THE OPTIONS

     The options are exercisable only upon the occurrence of one of the following events (each a "Purchase Event"):

          (i) any person (other than the grantee or any of its subsidiaries) shall have commenced (as defined in Rule 14d-2 of the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer for shares of the issuer's common stock if, upon consummation of such offer, such person would own or control 10% or more of the outstanding common stock of the issuer;

          (ii) the issuer or any of its subsidiaries (without the consent of the grantee or except as permitted by the Merger Agreement) shall have authorized, recommended or proposed (or announced an intention to authorize, recommend or propose), or shall have entered into an agreement with any person (other than the grantee or any of its subsidiaries), to (A) effect a merger, consolidation or similar transaction involving the issuer or any of its material subsidiaries, (B) sell, lease or otherwise dispose of 15% or more of the consolidated assets of the issuer and its subsidiaries, or (C) issue, sell or otherwise dispose of (including by merger, consolidation, share exchange or similar transaction) securities representing 10% or more of the voting power of the issuer or any of its significant subsidiaries (any of the foregoing, an "Acquisition Transaction");

          (iii) any person (other than the grantee or its subsidiaries and other than the issuer and its subsidiaries in a fiduciary capacity) shall have acquired beneficial ownership (as defined in the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as defined in the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the outstanding common stock of the issuer; or

          (iv) the holders of common stock of the issuer shall not have approved and adopted the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or the Board of the issuer shall have withdrawn or modified in a manner adverse to the grantee the recommendation of such Board with respect to the Merger Agreement, in each case after any person (other than grantee or any subsidiary of the grantee) shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction.

     Each option expires upon the earliest to occur of (i) the Effective Time,
(ii) 12 months after the first occurrence of a Purchase Event, and (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event.

ADJUSTMENT OF NUMBER OF SHARES SUBJECT TO OPTIONS

     The number and type of securities subject to the options and the purchase price of the shares will be adjusted for any change in the issuer's capitalization such that the grantee will receive (upon exercise of the option) the same number and type of securities as if the option had been exercised immediately prior to the change in the issuer's common stock (or the record date therefor). The number of shares of common stock subject to each option will also be adjusted in the event the issuer issues additional shares of common stock, such that the number of shares of common stock subject to the option represents 9.9% of the issuer's common stock then issued and outstanding, without giving effect to shares subject to or issued pursuant to the option.

     In the event the issuer enters into any agreement to (i) merge or consolidate with any person other than the grantee or one of its subsidiaries such that the issuer is not the surviving corporation, such that the issuer's common stock is exchanged for any other securities or other property or such that the outstanding shares of the issuer's common stock prior to such merger or consolidation represent less than 50% of the issuer's common stock following such merger or consolidation, or (ii) sell or otherwise transfer all or substantially all of its assets to a person other than the grantee or one of its subsidiaries, the agreement governing the transaction must provide that, upon consummation of the transaction, the option will be converted into or exchanged for an equivalent option to purchase securities of either the acquiring person, a person that controls the acquiring person or the issuer (if the issuer is the surviving entity), in all cases at the option of the grantee.

REPURCHASE RIGHTS

     The grantee has the right to require the issuer to repurchase the option (unless previously expired) and any shares acquired by exercise of the option (but, in the case of paragraph (ii) below, only those shares or that portion of the option for which the regulatory approval was not obtained) in the following circumstances:

          (i) upon the first occurrence of and for twelve months following a Purchase Event (provided that in the case of a Purchase Event described in paragraph (i) of the section above entitled "Exercise of Options," the Purchase Event must be followed by the holders of the issuer's common stock not approving the Merger Agreement at a meeting called for the purpose of voting on the Merger Agreement or the cancellation of or failure to hold a meeting called for that purpose prior to the termination of the Merger Agreement), and

          (ii) for 30 business days following (A) the grantee's receipt of notice that a regulatory authority would not issue or grant an approval necessary to the exercise of the option, or (B) the failure, due to the failure to obtain necessary regulatory approval, of the closing of the purchase of shares pursuant to the option to occur within 18 months of the date upon which the grantee notified the issuer that it intended to exercise the option.

     Such repurchase will be at an aggregate price equal to the sum of (I) the aggregate exercise price paid by grantee for any shares of the issuer's common stock acquired pursuant to the option with respect to which grantee then has beneficial ownership; (II) the excess, if any, of (x) the Applicable Price (as defined below) for each share of the issuer's common stock over (y) the exercise price (subject to adjustment), multiplied by the number of shares of the issuer's common stock with respect to which the option has not been exercised; and (III) the excess, if any, of the Applicable Price over the exercise price (subject to adjustment) paid by grantee for each share of the issuer's common stock with respect to which the option has been exercised and with respect to which grantee then has beneficial ownership, multiplied by the number of such shares. For purposes of the Stock Option Agreements, "Applicable Price" means the highest of (x) the highest price at which a tender offer or exchange offer has been made for shares of the issuer's common stock, (y) the price per share paid by a third party for shares of the issuer's common stock in connection with a merger or other business combination and (z) the highest closing sale price per share quoted on the New York Stock Exchange (or, if the issuer's common stock is not quoted on the New York Stock Exchange, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the issuer's common stock is not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days prior to the grantee's exercise of its right to require the issuer to repurchase the option or the shares acquired by exercise thereof.

REGISTRATION RIGHTS; LISTING

     The grantee has the right within three years of the first exercise of the option to require the issuer to prepare and file up to two registration statements under the Securities Act for the shares issued or issuable upon exercise of the option and to use its best efforts to qualify the shares under any applicable state securities laws if necessary for the grantee to be able to sell the shares. If any shares of the issuer's common stock (or other securities issuable upon exercise of the option) are then listed on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System, the grantee has the right to require the issuer to file an application and use its best efforts to list on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System the common stock (or other securities) issuable upon exercise of the option.

EFFECT OF THE STOCK OPTION AGREEMENTS

     The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, Alrenco or RTO from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to Alrenco Shareholders or RTO Stockholders, as the case may be, which had a higher value than the shares of Alrenco Common Stock to be received per share of RTO Common Stock or to be retained by holders of Alrenco Common Stock, as the case may be, pursuant to the Merger Agreement.

                       THE STOCKHOLDER VOTING AGREEMENTS

     The following is a brief summary of the material terms of the Stockholder Voting Agreements, copies of the forms of which are attached as Annexes D and E and which are incorporated herein by reference. Such summary is qualified in its entirety by reference to the Stockholder Voting Agreements.

GENERAL

     Certain Alrenco Shareholders, including Michael D. Walts, Chairman of the Board, President and a director of Alrenco, have each entered into a Stockholder Voting Agreement with RTO, and certain RTO Stockholders, including GDJ, Jr. Investments, L.P., of which George D. Johnson, Jr., Chairman of the Board and a director of RTO is general partner, John S. Rainey, a director of RTO, and certain of RTO's affiliates, have each entered into a Stockholder Voting Agreement with Alrenco (collectively, the "Stockholder Voting Agreements"). The Stockholder Voting Agreements provide that such Alrenco Shareholders and such RTO Stockholders shall vote their shares in favor of approval and adoption of the Merger Agreement, the terms thereof and each of the other transactions contemplated by the Merger Agreement, and against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger. The Stockholder Voting Agreements also provide, among other things, that such persons shall not sell, transfer, assign, pledge or otherwise dispose of or hypothecate any of their shares without the prior written consent of the other party subject to certain limited exceptions. In addition, Mr. Johnson's Stockholder Voting Agreement provides that he shall use his reasonable best efforts to cause all other RTO Stockholders to vote in favor of approval and adoption of the Merger Agreement, the terms thereof and each of the other transactions contemplated by the Merger Agreement.

     The 2,442,142 shares of Alrenco Common Stock subject to the Stockholder Voting Agreements represent approximately 40.1% of the outstanding shares of Alrenco Common Stock as of January 13, 1998. The 47,948 shares of RTO Common Stock subject to the Stockholder Voting Agreements represent approximately 39.6% of the outstanding shares of RTO Common Stock as of January 13, 1998.

EFFECT OF THE STOCKHOLDER VOTING AGREEMENTS

     The Stockholder Voting Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stockholder Voting Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, Alrenco or RTO from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to Alrenco Shareholders or RTO Stockholders, as the case may be, which had a higher value than the shares of Alrenco Common Stock to be received per share of RTO Common Stock or to be retained by holders of Alrenco Common Stock, as the case may be, pursuant to the Merger Agreement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF ALRENCO

     The following discussion and analysis should be read in conjunction with the information set forth under "Summary -- Selected Historical Financial Data of Alrenco," and the financial statements of Alrenco and the accompanying notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

GENERAL

     Alrenco grew primarily through the opening of new stores from its inception in 1980 through 1990. During the period from 1990 to 1993, management focused its efforts on improving the performance of Alrenco's stores and, as a result, Alrenco increased its revenue from $16.3 million to $22.3 million. During the same period, operating profit increased from $908,000 to $2.0 million and net earnings increased from $119,000 to $1.0 million.

     In July 1994, Alrenco acquired 18 rental-purchase stores located in three states (the "1994 Acquisition"). The purchase price for the stores was $3.5 million, all of which was borrowed under Alrenco's bank loan agreement (the "Loan Agreement"). Of the purchase price, $180,000 was allocated to the value of rental contracts and $497,000 was allocated to other intangible assets.

     In September 1995, Alrenco acquired 15 stores located in five states (the "1995 Acquisition"). The purchase price for the stores was $5.9 million, all of which was borrowed under the Loan Agreement. Of the purchase price, $210,000 was allocated to the value of rental contracts and $3.7 million was allocated to other intangible assets.

     In March 1996, Alrenco acquired 14 stores located in four states. The purchase price for the stores was $6.5 million, of which $3.8 million came from Alrenco's cash and $2.7 million was borrowed under the Loan Agreement. At the time of acquisition, the stores were generating approximately $850,000 in aggregate average monthly revenues or approximately $60,000 per store, approximately the same level as Alrenco's core stores.

     In August 1996, Alrenco acquired 14 stores located in one state from Network Rental, Inc., representing the entire operations of Network Rental, Inc. The purchase price for the stores was $5.9 million, all of which was borrowed under the Loan Agreement. At the time of acquisition, the stores were generating approximately $595,000 in aggregate average monthly revenues or approximately $40,000 per store.

     In addition, in 1996, Alrenco acquired 47 stores in 21 separate transactions for an aggregate purchase price of $12.9 million. At the times of acquisition, these stores were generating approximately $1.4 million in aggregate average monthly revenues or approximately $31,000 per store. Of the aggregate purchase price, $476,000 was allocated to the value of rental contracts and $7.2 million was allocated to other intangible assets. These stores are positioned in, or are contiguous to, a number of Alrenco's existing market areas. The 1996 acquisitions mentioned above are collectively referred to as the "1996 Acquisitions."

     In January 1997, Alrenco acquired 28 stores located in four states from Fastway, Inc., representing the entire operations of Fastway, Inc. The purchase price for the stores was $11.9 million, of which $6.2 million came from Alrenco's cash and $5.7 million was borrowed under the Loan Agreement. At the time of acquisition, the stores were generating approximately $994,000 in aggregate average monthly revenues or approximately $36,000 per store. Of the purchase price, $311,000 was allocated to the value of rental contracts, and $7.4 million was allocated to other intangible assets.

     In February 1997, Alrenco acquired nine stores for cash of approximately $6.5 million. In addition, during the eleven-month period ended November 30, 1997, Alrenco acquired 17 rental-purchase stores and 13 rental portfolios in 17 unrelated transactions for an aggregate purchase price of $7.1 million. The 1997 acquisitions mentioned above are collectively referred to as the "1997 Acquisitions."

     Due to the significant impact of these acquisitions on Alrenco's operations and the increase in Alrenco's management personnel to support these and future acquisitions, Alrenco's historical results of operations and period-to-period comparisons may not be meaningful or indicative of future results. All acquisitions were accounted for as purchase transactions. The financial statements therefore include the operations of the acquired entities from the date of acquisition, and the addition of revenues, expenses and other components associated with the acquisitions are the principal reasons for the significant differences when comparing results of operations to prior periods.

CERTAIN COMPONENTS OF NET EARNINGS

     Revenue. Alrenco collects non-refundable rental payments and fees in advance, generally on a weekly basis. This revenue is recognized over the rental term. Rental-purchase agreements include a discounted early purchase option. Amounts received upon sales of merchandise pursuant to these options and upon the sale of used merchandise are recognized as revenue when the merchandise is sold.

     Depreciation of Rental Merchandise. Rental merchandise acquired prior to January 1, 1995 was being depreciated by the straight-line method over various estimated useful lives, primarily 21 months. For rental merchandise acquired after January 1, 1995 Alrenco adopted the income forecasting method of depreciation. Management believes income forecasting is the most widely used method of depreciation in the rental-purchase industry, because it provides a more systematic and rational allocation of the cost of rental merchandise to operations as its useful life expires. This depreciation method is intended to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 to 24 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents provided in the rental contract, which is an activity-based method similar to the units of production method. The effect of the change in accounting method was to increase net earnings by approximately $470,000 for the year ended December 31, 1995, primarily because of the treatment of merchandise held for rent under the new method. For additional information regarding Alrenco's method of depreciating rental-purchase merchandise for financial accounting purposes, see Note A of Notes to Financial Statements of Alrenco.

     Other Direct Store Expenses. Other direct store expenses include all salaries, wages and commissions paid to store-level employees, including any related benefits and taxes, as well as store-level general and administrative expenses and delivery expenses, advertising, occupancy, non-rental depreciation and other operating expenses.

     General and Administrative Expenses. General and administrative expenses include all overhead expenses related to Alrenco's corporate offices (including expenses of field supervisors), such as salaries, taxes and benefits, occupancy, training and travel expenses.

     Amortization of Intangibles. Amortization of intangibles represents the amortization of excess of purchase price over the fair market value of acquired assets. See "-- General." Intangible assets generally include covenants not to compete, intangible value of customer contracts and goodwill with writeoff periods ranging from 15 months to 240 months.

     Income Tax Expense. Income tax expense includes the combined effect of all federal, state and local income taxes imposed upon Alrenco by various taxing jurisdictions.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain Statement of Earnings data as a percentage of revenue.

                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                          YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                     -----------------------------------    ----------------------
                                                       1994         1995         1996         1996         1997
                                                     ---------    ---------    ---------    ---------    ---------
REVENUE:
Rentals and fees..................................       100.0%       100.0%       100.0%       100.0%       100.0%
                                                     ---------    ---------    ---------    ---------    ---------
OPERATING EXPENSES:
Direct store expenses
  Depreciation of rental merchandise..............        26.9         24.2         21.9         21.8         23.7
  Other direct store expenses.....................        51.7         55.7         57.1         56.1         55.9
                                                     ---------    ---------    ---------    ---------    ---------
                                                          78.6         79.9         79.0         77.9         79.6
General and administrative expenses...............        13.2         11.5          8.8          8.8          8.3
Amortization of intangibles.......................         0.4          0.8          1.8          1.4          3.2
                                                     ---------    ---------    ---------    ---------    ---------
Operating profit..................................         7.8          7.8         10.4         11.9          8.9
Interest income...................................          --           --         (0.2)          --           --
Interest expense..................................         1.7          2.4          1.0          1.4          1.1
Non-operating income..............................          --         (0.3)          --           --         (1.2)
                                                     ---------    ---------    ---------    ---------    ---------
Earnings before income taxes......................         6.1          5.7          9.6         10.5          9.0
Income tax expense................................         2.7          2.3          3.9          4.3          3.6
                                                     ---------    ---------    ---------    ---------    ---------
Net earnings......................................         3.4%         3.4%         5.7%         6.2%         5.4%
                                                     =========    =========    =========    =========    =========

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     Revenue. Revenue increased $32.0 million, or 72.4%, to $76.0 million for the nine months ended September 30, 1997 from $44.2 million for the comparable period in 1996. Revenue growth from same store operations accounted for $581,300, or 1.8% of the increase for the period, and revenue from stores acquired subsequent to December 31, 1996 accounted for $31.4 million or 98.2% of the increase.

     Depreciation of Rental Merchandise. Depreciation of rental merchandise increased $8.5 million, or 88.0%, to $18.1 million for the nine months ended September 30, 1997 from $9.6 million for the comparable period in 1996. As a percentage of revenue, depreciation of rental merchandise increased to 23.7% from 21.8% for the nine months ended September 30, 1996, primarily as a result of discounted terms on second and third quarter rentals.

     Other Direct Store Expenses. Other direct store expenses increased $17.8 million, or 71.8%, to $42.6 million for the nine months ended September 30, 1997 from $24.8 million for the comparable period in 1996. As a percentage of revenue, other direct store expenses decreased to 55.9% from 56.1% for the nine months ended September 30, 1996. This percentage decrease was primarily attributable to increased revenue from the stores acquired in the 1996 and 1997 Acquisitions.

     General and Administrative Expenses. General and administrative expenses increased $2.4 million, or 61.4%, to $6.3 million for the nine months ended September 30, 1997 from $3.9 million for the nine months ended September 30, 1996. As a percentage of revenue, general and administrative expenses decreased to 8.3% from 8.8% for the comparable period in 1996. This percentage decrease was due primarily to advertising and vendor co-op reimbursement received in the third quarter.

     Amortization of Intangibles. Amortization of intangibles increased $1.8 million, or 289.3%, to $2.4 million for the nine months ended September 30, 1997, from $613,000 for the nine months ended September 30, 1996. This increase was primarily attributable to intangible assets created by the 1996 and 1997 Acquisitions. As a percentage of revenue, amortization of intangibles increased to 3.2% for the nine months ended

September 30, 1997 from 1.4% for the nine months ended September 30, 1996. A portion of intangibles is amortized over a 15 month period from the date of acquisition. As intangibles created by the 1996 and 1997 Acquisitions become fully amortized, amortization expense for these acquisitions will correspondingly decrease.

     Gain on Sale of Assets. In August 1997, the Company sold eight marginally performing stores in two separate transactions for an aggregate purchase price of $3.0 million in cash. Net gain on these transactions was $950,400.

     Net Earnings. Net earnings increased $1.4 million, or 50.1%, to $4.1 million for the nine months ended September 30, 1997, from $2.7 million for the comparable period in 1996. As a percentage of revenue, net earnings decreased to 5.4% from 6.2% for the comparable period in 1996. This percentage decrease was primarily attributable to higher amortization of intangibles.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenue. Revenue increased $26.3 million, or 69.9%, to $63.9 million for the year ended December 31, 1996, from $37.6 million in 1995. Revenue from same store operations accounted for $1.3 million, or 4.9% of the increase, and revenue from acquired stores accounted for $25.0 million, or 95.1% of the increase for the year. Management believes that the increase in revenue for the period was primarily attributable to improved performance of the stores acquired in the 1994 and 1995 Acquisitions, and an increase in the number of items on rent and in revenue earned per item on rent, improved collections and the addition of revenue from operations of the stores acquired in 1996.

     Depreciation of Rental Merchandise. Depreciation of rental merchandise increased $4.9 million, or 53.5%, to $14.0 million for the year ended December 31, 1996, from $9.1 million in 1995. As a percentage of revenue, depreciation of rental merchandise decreased to 21.9% for the year ended December 31, 1996, from 24.2% in 1995, primarily as a continuing result of the change in Alrenco's depreciation method for new inventory additions.

     Other Direct Store Expenses. Other direct store expenses increased $15.6 million, or 74.3%, to $36.5 million for the year ended December 31, 1996, from $20.9 million in 1995. As a percentage of revenue, other direct store expenses increased to 57.1% for the year ended December 31, 1996, from 55.7% in 1995. This increase was primarily attributable to the fact that the stores acquired in the 1996 Acquisitions operated at lower average revenue per store and therefore had higher operating costs as a percentage of revenue than Alrenco's existing stores.

     General and Administrative Expenses. General and administrative expenses increased $1.3 million, or 28.8%, to $5.6 million for the year ended December 31, 1996, from $4.3 million in 1995. This increase was primarily attributable to additional corporate and administrative personnel hired to support the 1996 Acquisitions and future store acquisitions. As a percentage of revenue, general and administrative expenses decreased to 8.8% for the year ended December 31, 1996, from 11.5% in 1995, primarily as a result of increased revenue from stores acquired in 1996 and greater operating efficiencies achieved through higher rental revenue.

     Amortization of Intangibles. Amortization of intangibles increased $856,000, or 300.4%, to $1.1 million for the year ended December 31, 1996, from $285,000 in 1995, primarily as a result of intangible assets created by the 1995 and 1996 Acquisitions. As a percentage of revenue, amortization of intangibles increased to 1.8% for the year ended December 31, 1996, from 0.8% in 1995, primarily as a result of intangible assets created in the 1995 and 1996 Acquisitions.

     Interest Income. Interest income of $134,000 was provided in the year ended December 31, 1996 by investing the cash proceeds of the public offerings of Alrenco Common Stock until the proceeds could be used for acquisitions.

     Interest Expense. Interest expense decreased $242,000, or 27.0%, to $652,000 for the year ended December 31, 1996, from $894,000 in 1995. As a percentage of revenue, interest expense decreased to 1.0% for the year ended December 31, 1996, from 2.4% in 1995, primarily as a result of the capital raised by the public offerings of Alrenco Common Stock. A portion of the net proceeds of such offerings was used to repay all then outstanding indebtedness under the Loan Agreement.

     Net Earnings. Net earnings increased $2.4 million, or 189.2%, to $3.7 million for the year ended December 31, 1996, from $1.3 million in 1995. As a percentage of revenue, net earnings increased to 5.7% for the year ended December 31, 1996, from 3.4% in 1995, primarily as a result of increased revenues and operating margins in 1996 for the stores acquired in the 1994 and 1995 Acquisitions.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenue. Revenue increased $9.8 million, or 35.2%, to $37.6 million for the year ended December 31, 1995, from $27.8 million in 1994. Revenue from same store operations accounted for $779,300, or 8.5% of the increase, and revenue from stores acquired in the 1994 and 1995 Acquisitions accounted for $8.4 million, or 91.5% of the increase. Management believes that the increase in revenue was primarily attributable to improved performance of the stores acquired in the 1994 Acquisition, an increase in the number of items on rent and in revenue earned per item on rent, improved collections and the addition of revenue from four months of operations of the stores acquired in the 1995 Acquisition. The increase in revenue earned per item on rent was primarily attributable to the purchase and subsequent rental of higher priced merchandise.

     Depreciation of Rental Merchandise. Depreciation of rental merchandise increased $1.6 million, or 21.6%, to $9.1 million for the year ended December 31, 1995, from $7.5 in 1994. As a percentage of revenue, depreciation of rental merchandise decreased to 24.2% for the year ended December 31, 1995, from 26.9% in 1994, primarily as a result of the change in Alrenco's depreciation method for new inventory additions and increased revenue per item. The effect of the change in accounting method was to increase net earnings by $470,000 for the year ended December 31, 1995, primarily because of the treatment of merchandise held for rent under the new method. See "-- Certain Components of Net Earnings."

     Other Direct Store Expenses. Other direct store expenses increased $6.5 million, or 45.5%, to $20.9 million for the year ended December 31, 1995, from $14.4 million in 1994. As a percentage of revenue, other expenses increased to 55.7% for the year ended December 31, 1995, from 51.7% in 1994. This increase was primarily attributable to the fact that the stores acquired in the 1994 Acquisition operated at lower average revenue per store and therefore had higher operating costs as a percentage of revenue than Alrenco's existing stores.

     General and Administrative Expenses. General and administrative expenses increased $660,900, or 18.0%, to $4.3 million for the year ended December 31, 1995, from $3.7 million in 1994. This increase was primarily attributable to additional corporate and administrative personnel to support the 1994 and 1995 Acquisitions and future store acquisitions. As a percentage of revenue, general and administrative expenses decreased to 11.5% for the year ended December 31, 1995, from 13.2% in 1994, primarily as a result of increased revenue from stores acquired in 1994 and greater operating efficiencies achieved through higher rental revenue.

     Amortization of Intangibles. Amortization of intangibles increased $188,000 to $285,000 for the year ended December 31, 1995, primarily as a result of intangible assets created by the 1994 and 1995 Acquisitions.

     Interest Expense. Interest expense increased $433,000, or 93.9%, to $894,000 for the year ended December 31, 1995, from $461,000 in 1994. As a percentage of revenue, interest expense increased to 2.4% for the year ended December 31, 1995, from 1.7% in 1994, primarily as a result of the debt incurred in connection with the 1994 and 1995 Acquisitions.

     Non-Operating Income. Non-operating income of $100,000 was provided in the year ended December 31, 1995 by the gain on sale of securities previously held by Alrenco.

     Net Earnings. Net earnings increased $305,000, or 31.7%, to $1.3 million for the year ended December 31, 1995, from $962,000 in 1994. As a percentage of revenue, net earnings decreased to 3.4% for the year ended December 31, 1995, from 3.5% for the 1994 comparable period, primarily as a result of increased interest expense and lower operating margins for the stores acquired in the 1994 Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

     Alrenco's primary requirements for capital (other than those related to acquisitions) consist of purchasing additional rental merchandise and replacing rental merchandise which has been sold or is no longer suitable for rent. During the years ended December 31, 1996 and 1995, Alrenco purchased additional rental merchandise for aggregate amounts of approximately $22.1 million and $10.9 million, respectively. During the nine months ended September 30, 1997 and 1996, Alrenco purchased rental merchandise for aggregate amounts of approximately $21.6 million and $15.3 million, respectively. In addition, during the nine months ended September 30, 1997, Alrenco acquired 52 stores and 13 rental account portfolios for an aggregate cash purchase price of $25.4 million and sold eight stores for $3.0 million cash.

     Historically, Alrenco's growth has been financed through internally generated working capital, borrowings under the Loan Agreement and proceeds from two public offerings of Alrenco Common Stock.

     For the year ended December 31, 1996, net cash used in operating activities was $2.0 million, consisting primarily of purchases of rental merchandise for existing and acquired stores. Net cash used in investing activities was $26.9 million, consisting primarily of funds used to acquire businesses. Net cash provided by financing activities was $36.4 million, which included the proceeds of the two public stock offerings partially offset by repayments on the line of credit.

     For the nine months ended September 30, 1997, net cash provided by operating activities increased $5.1 million to $4.7 million from $385,000 cash used in the corresponding period in 1996. This increase was primarily due to the additional cash generated from the operations of the stores acquired in the 1995 and 1996 Acquisitions, partially offset by increased purchases of rental merchandise for stores acquired in the 1996 and 1997 Acquisitions.

     On January 23, 1996, Alrenco completed an initial public offering of 1,800,000 shares of Alrenco Common Stock which included 700,000 shares by a selling shareholder. Proceeds of the sale to Alrenco net of underwriters discount but before expenses amounted to $14,322,000. On February 26, 1996 the underwriters of the offering exercised part of their over-allotment option for 219,200 shares. Net proceeds to Alrenco from this transaction amounted to $2,853,984. A portion of the net proceeds of the public offering was used to repay all outstanding indebtedness under the Loan Agreement.

     On September 18, 1996, Alrenco completed a public offering of 1,500,000 shares of Alrenco Common Stock. Proceeds of the sale to Alrenco net of underwriters discount but before expenses amounted to $30,315,000. On October 17, 1996 the underwriters of the offering exercised part of their over-allotment option for 149,300 shares. Net proceeds to Alrenco from this transaction amounted to $3,017,353. A portion of the net proceeds of the public offering was used to repay all outstanding indebtedness under the Loan Agreement.

     Alrenco has a debt facility with a bank which provides for a maximum debt level of $30.0 million and carries a three-year term with interest rates of prime rate minus 1/2%. Under the terms of the agreement, Alrenco is required to pay 0.125% per annum on the unused portion of the facility. As of November 30, 1997, Alrenco had $22.1 million in outstanding loans under the agreement.

DEPRECIATION ISSUES; INCOME TAX CONSEQUENCES

     The Internal Revenue Service ("IRS") published a revenue ruling in July 1995 providing that a five-year Modified Accelerated Cost Recovery System ("MACRS") is the appropriate depreciation method for rental-purchase merchandise. In August, 1997, federal tax legislation was enacted that included a provision requiring use of three-year MACRS as the appropriate depreciation method for rental-purchase merchandise. Prior to 1996, Alrenco used the income forecasting method of depreciation for tax accounting, and management of Alrenco believes that this method has been widely used throughout the rental-purchase industry prior to the publication of either of these rulings. The conversion to three-year MACRS has required that the cost of rental merchandise be depreciated over a three-year period while revenue is recognized over the contract term, typically 18 to 24 months. Management of Alrenco believes that conversion to three-year MACRS will not negatively impact Alrenco's financial condition or results of operations. The potential effect of converting to three-year MACRS cannot be accurately estimated, but management of Alrenco believes that the conversion will potentially create tax benefits. Alrenco is currently being audited by the IRS and may be required to pay certain additional taxes and interest and penalties thereon as a result of its use of the income forecasting method in prior years. Pending the resolution of this audit, Alrenco has converted to the MACRS method of depreciation for tax accounting purposes only. Management of Alrenco believes that any such additional taxes and interest and penalties thereon, if incurred, will not have a material adverse effect on Alrenco's financial condition, liquidity or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which is effective for financial statements issued after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share together with disclosure of how the per share amounts were computed. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The adoption of this new pronouncement will not have a material impact on the disclosure of earnings per share in the financial statements.

INFLATION AND SEASONALITY

     During the nine months ended September 30, 1997, and the years ended December 31, 1996 and 1995, the cost of rental merchandise, occupancy expenses and salaries and wages have increased. The increases have not had a significant effect on Alrenco's results of operations because Alrenco has been able to charge higher rental rates for its merchandise. Alrenco's business is relatively seasonal, with a greater percentage of rentals occurring during the fourth quarter of each year.

                              BUSINESS OF ALRENCO

GENERAL

     Alrenco is a growing operator of rental-purchase stores that currently has 165 stores in 18 states primarily in the midwestern and southern United States. Alrenco's stores offer quality, brand-name consumer merchandise principally consisting of consumer electronics, appliances, furniture, jewelry and home furnishing accessories. Merchandise is made available to individuals under flexible rental-purchase agreements that allow the customer to use the merchandise immediately and obtain ownership of the merchandise at the conclusion of the rental period.

     Alrenco's customers are typically low to middle income consumers with limited or no access to traditional credit sources such as bank financing, installment credit and credit cards. Alrenco's customers also include persons who desire only temporary rental of a product.

RENTAL-PURCHASE INDUSTRY

     Based on APRO estimates, in 1996, the rental-purchase industry had gross revenues of $4.1 billion and rented 5.8 million products to 2.8 million households through 7,500 stores.

     Alrenco's market includes customers with income at or below the median family income level in each of its individual markets. According to U.S. Census Bureau data, the median family income in 1990 (the latest date for which such information is available) was approximately $35,000. Approximately 57.6% of all households in the United States have incomes at or below this level.

     The rental-purchase industry is highly fragmented. According to industry estimates, the 10 largest companies in the industry own 48.4% of the total stores. Management believes, based on APRO information, that the majority of dealers operate fewer than 20 stores. See "-- Competition."

     The rental-purchase industry is experiencing consolidation primarily because larger, multi-unit operators have significant competitive advantages compared to their smaller competitors. Rental-purchase operators typically have been financed by a small number of commercial lenders who specialized in the industry. In recent years, many of the lenders have withdrawn from the market or imposed more restrictive lending standards. These conditions have reduced many smaller operators' access to the capital necessary to maintain and grow their business. Larger operators enjoy greater purchasing power that enables them to provide more competitively priced merchandise. Larger operators typically are also able to operate more efficiently than smaller operators because of management information systems and economies of scale. Many smaller competitors lack the managerial resources necessary to operate larger rental-purchase operations efficiently across multiple locations. Management believes that these factors will continue to promote the trend toward consolidation and present an opportunity for well-capitalized operators to acquire additional stores on favorable terms.

MERCHANDISING

     Each of Alrenco's stores offers an assortment of quality, brand-name merchandise, including consumer electronics, appliances, furniture, jewelry and home furnishing accessories. Alrenco displays a wide variety of styles and models of merchandise in its stores. Merchandise is displayed in showroom settings featuring attractive, professional displays and signage. Store interiors feature bright colors and neon in an atmosphere intended to make customers feel comfortable. Corporate and regional management closely monitors adherence to Alrenco's standards for cleanliness and quality of merchandise in all stores.

     Management regularly evaluates and modifies its product offerings to reflect changing local demand. Alrenco frequently test markets new merchandise items to expand the total number of items on rent and increase the dollar value of its outstanding contracts. As a percentage of total units on rent at December 31, 1997, consumer electronics accounted for 34.7%; appliances accounted for 24.0%; furniture accounted for 25.1%; and jewelry and home furnishing accessories accounted for 16.2%. Customers may choose either new or previously rented merchandise. Previously rented merchandise is marketed at the same rental rate as new merchandise, but requires fewer consecutive rental payments to obtain ownership. On December 31, 1997, Alrenco's average rental rate was $13.69 per week. Alrenco, like the rental-purchase industry in general, requires higher aggregate payments than are usually charged under installment purchase or credit plans that do not offer the same array of payment options or services or that require a continuing financial obligation.

STORE OPERATIONS

     Alrenco currently operates 165 stores in 18 states. The following table sets forth the number of store locations in each state in which Alrenco presently operates.

                                      NUMBER
               STATE                 OF STORES
               -----                 ---------
Alabama............................     12
Arizona............................      4
Arkansas...........................     19
Florida............................     19
Georgia............................     16
Indiana............................     12
Kansas.............................      1
Kentucky...........................     14
Louisiana..........................      7

                                      NUMBER
               STATE                 OF STORES
               -----                 ---------
Mississippi........................      6
Missouri...........................      4
North Carolina.....................      1
Ohio...............................     15
South Carolina.....................      1
Tennessee..........................      6
Texas..............................     11
Virginia...........................     11
West Virginia......................      6

     The average store contains approximately 3,800 square feet. Approximately 70% of each store's space is generally used for showroom space and 30% for offices and storage. Each regional manager maintains an office in a store within his or her region. Management believes that suitable store space is available for lease in each market where Alrenco currently operates or plans to operate. Alrenco does not operate any distribution warehouses.

     Management and Supervision. Alrenco's 165 stores are presently organized into three divisions. A Division Vice President directs up to eight regional managers who are responsible for five to seven stores each. Division Vice Presidents are experienced executives who report directly to the Chief Operating Officer. Regional managers reside in the regions that they supervise and monitor individual store performance and inventory on a daily basis.

     Each store is typically staffed with a manager, an assistant manager, three account managers and a showroom sales assistant. Individual store managers are responsible for customer relations and account collection, development of new rental accounts, inventory management, staffing and training and profit and loss control.

     Management at Alrenco's corporate offices directs and coordinates purchasing, product servicing, planning and controls, employee training and personnel matters. Marketing and operations personnel evaluate the performance of each store utilizing on-site reviews and daily operations summaries. Alrenco has significantly expanded its corporate office resources during 1994, 1995 and 1996 to support its continued growth.

     Alrenco distributes simplified written procedures and policies covering all aspects of store-level operations. These policies and procedures have been designed to minimize the operating risks inherent in the rental-purchase business. Alrenco also seeks to enforce profit and loss accountability at each level of management through profit-based incentive compensation programs. Store managers receive a monthly commission based on profits of their stores before corporate overhead. Division and regional managers receive commissions based on the profitability of the group of stores for which they are responsible. Strict inventory controls allow management to monitor the status and income production of each individual piece of inventory until its disposal, typically 18 to 24 months after original date of purchase.

     Customer Service. Alrenco provides same day delivery and installation of its merchandise at little or no additional cost to the customer. Alrenco performs all necessary service without charge, except for damage in excess of normal wear and tear. Most products offered by Alrenco are covered under standard manufacturers' warranties, and the remainder of the warranties may be transferred to a customer who obtains ownership. Customers are fully liable for damage, loss or destruction of the merchandise unless they have purchased an optional loss/damage waiver.

     Alrenco monitors customer relations at the store level and encourages customer feedback. Alrenco's company policy requires employees to provide all customers, upon request, with the telephone number of Alrenco's corporate office where any complaints or problems which are not handled at the store level to the satisfaction of the customer can be resolved.

     Collection Procedures. Alrenco manages the collection process by making a thorough and accurate initial presentation of the rental-purchase transaction to each customer and then monitoring each new account closely thereafter. Alrenco has adopted and closely monitors compliance with standardized collection procedures. Information on delinquent accounts is reported in detail each day, and Alrenco's collection procedures are monitored by store managers and reviewed routinely by their regional managers. Average chargeoffs due to lost or stolen merchandise were approximately 1.9% of Alrenco's revenue during the three years ended December 31, 1996. This rate compares favorably to the three-year average chargeoff rate of approximately 2.8% of revenue for the largest chains in the industry reporting to APRO for 1996.

     In the event a customer fails to renew a rental-purchase agreement or return the merchandise in a timely manner, the account manager who delivered the product contacts the customer to arrange for reinstatement by in-store payment of the amount due. If no payment is received, the account manager will arrange for reinstatement of the agreement or the return of the merchandise to the store. In order to reduce potential conflict and liability, employees are discouraged from collecting payments at the customer's residence. Approximately 90% of all rental payments are made in person at the store or by mail. Management attempts to recover all rental merchandise or receive full payment within seven days of expiration of the agreement. Substantially all recoveries of merchandise are voluntary. In a small number of cases, Alrenco utilizes the judicial process to enforce the return of unrecovered items. Only a corporate officer may approve civil proceedings against a customer.

     Management Information Systems. Alrenco's management information systems provide detailed information on store operations in daily, weekly, monthly and year-to-date reports. These reports cover data in a broad range of categories and present information by stores or groups of stores. The systems provide Alrenco's management with on-demand access to operating and financial information about any store. Alrenco's integrated computerized management information and control systems track inventory movement for each store location and by each product category, minimizing excess inventory while maintaining optimal in-stock positions. The systems also monitor collection procedures and practices in order to help minimize late payments and expenses related to recovery of merchandise while maximizing customer relations and compliance with regulatory and industry-accepted collection practices. Store reports are reviewed daily by store and regional managers. Division managers and senior executives review group summaries, and exceptions to Alrenco's standards are addressed each day. Daily store activity is electronically transmitted to home office computers each night. The integration of the management information systems with Alrenco's accounting system allows financial statements to be generated within seven to ten days after the end of each month. These systems have enabled Alrenco to expand its operations while maintaining a high degree of control over cash receipts, inventory and customer transactions.

     Rental-Purchase Agreements. Alrenco extends renewable week-to-week or month-to-month rental-purchase agreements that can be canceled at any time. Approximately 75% of all agreements provide for weekly payments. The customer's obligations are to make rental payments in advance of the period for which he or she chooses to rent the merchandise, to pay for loss or damage to the merchandise if not covered under available loss/damage waivers and to return the merchandise to Alrenco at the expiration of the rental period if he or she elects not to renew the agreement. Each agreement automatically expires at the end of the stated rental period unless a renewal payment is made. Expired accounts may be renewed by payment of the delinquent rent and a nominal reinstatement fee. Alrenco retains title to the merchandise during the term of the agreement. Ownership of the merchandise may transfer to the customer after continuous renewal of the agreement for a stated period, usually 78 weeks.

     Alrenco has developed and uses its own standard form rental-purchase agreements based upon APRO model documents. Variations in the legal requirements of each state are normally addressed through the use of riders to the form agreements. Management believes that Alrenco's agreements materially comply with the legal requirements of the states in which they are used. See "-- Government Regulation."

     Although Alrenco does not conduct a formal credit investigation to qualify its customers, potential customers must provide certain personal information which is verified by the store manager or assistant manager before a rental-purchase agreement can be approved. Required information typically includes a valid driver's license, a place of employment or verifiable source of income, home address and the phone numbers and addresses of relatives. Approximately 90% of all rental orders are approved. Subsequent rental payments are required to be mailed to or made at the store. Where permitted by law, Alrenco offers loss/damage waivers to customers who desire protection from loss or damage. Such fees are standard in the industry, are not represented as insurance, and may be subject to government-specified limits.

     Product Turnover. Historical information maintained by Alrenco indicates that less than 25% of Alrenco's customers complete the full term of a rental-purchase agreement, and management believes that this trend will continue. During the 12-month period ended December 31, 1996, the average duration of Alrenco's rental-purchase agreements was approximately six months. On December 31, 1997, Alrenco's stores were assigned an average of 1,212 items of merchandise per store, of which approximately 862 items were on rental-purchase agreements and approximately 350 items were in service or available for rental.

PURCHASING AND DISTRIBUTION

     Alrenco's product mix is determined by senior management, based on promotional requirements and on customer demand as determined from store inventory analysis reports. Store managers order inventory on a weekly basis and consult with their regional managers to determine whether existing merchandise can be reallocated before ordering new products. Store managers are not permitted to order directly from a manufacturer but may order fill-in quantities from local distributors with prior approval from the purchasing department. Alrenco does not maintain a centralized warehouse or distribution facility, since Alrenco's suppliers make direct shipments to its stores. Management believes that such an arrangement minimizes inventory costs and overhead expenses while allowing Alrenco to structure reasonably competitive terms and prices with its suppliers.

     Alrenco purchases the majority of its electronics merchandise directly from manufacturers and most of its appliances from one distributor. Alrenco purchases its furniture from various manufacturers and distributors. Alrenco's largest suppliers include Hart-Parrish Distributors and Whirlpool Corporation, which accounted for approximately 12.3% and 8.4%, respectively, of all merchandise purchased for Alrenco's stores in 1997. No other supplier accounted for more than 10% of total purchases. Management generally does not sign contracts with suppliers. Alrenco currently expects to continue relationships with its existing suppliers, but believes there are numerous sources of products available to Alrenco. Management does not believe that Alrenco's success is dependent on any one or more of its present suppliers. Executive officers and key managers regularly attend national and regional markets and trade shows to identify new products, negotiate prices and initiate contacts with potential new suppliers.

MARKETING AND ADVERTISING

     Alrenco promotes its products and services primarily through television and direct mail advertising. Alrenco's television advertising and promotional literature emphasize Alrenco's credibility, quality of service and competitive weekly rental rates. Alrenco also markets its products and services through direct customer solicitation by Alrenco's store employees. Each store manager is required to generate additional business from Alrenco's active and inactive customer base.

     Alrenco utilizes television advertising in each of its markets. The commercials generally promote a special price for a particular product for a limited time period. Four-color, four-page direct mail brochures are mailed several times a year to selected zip codes within a five-mile radius of each of Alrenco's stores. Alrenco utilizes extensive point of sale materials in each store.

     For the years ended December 31, 1995 and 1996, total advertising expense was approximately 7.7% and 5.9%, respectively, of revenue. The decrease in advertising expense as a percentage of revenue in 1996 is attributable to a leveraging of expenditures for the stores acquired in 1996.

SERVICE MARKS

     Alrenco owns the registered service marks "Alrenco Rent To Own For The Home" and "Alrenco Rent To Own For The Home -- The Only Way To Go." The products held for rent by Alrenco also bear trademarks and service marks held by their manufacturers.

COMPETITION

     The rental-purchase industry is highly competitive. As the following table illustrates, the 10 largest rental-purchase chains accounted for 48.4% of the approximately 7,500 rental-purchase stores in the United States.

                      RENTAL-PURCHASE INDUSTRY COMPETITORS

                                                                      NUMBER       PERCENTAGE OF
                    COMPANY(1)                        OWNERSHIP    OF STORES(2)     U.S. STORES
                    ----------                        ---------    ------------    -------------
Rent-A-Center......................................    Private(3)        1,500           20.0%
Renters Choice, Inc.(4)............................     Public             803           10.7
RTO................................................    Private             267            3.6
Rent-Way, Inc......................................     Public             237            3.2
Aaron's Rents, Inc.(4).............................     Public             225            3.0
Central Rents......................................    Private             168            2.2
Alrenco............................................     Public             165            2.2
Champion Rent to Own...............................    Private             145            1.9
Rainbow Rentals....................................    Private              62            0.8
Bestway Rental, Inc................................     Public              60            0.8
                                                                     ---------        -------
     Totals........................................                      3,632           48.4%
                                                                     =========        =======

---------------

(1) Some of these competitors may also operate rent-to-rent stores in addition to the rental-purchase stores referenced in the table.

(2) Sources: November 1997 APRO estimates (based on membership records) and other publicly available information.

(3) Owned by Thorn PLC, a publicly traded company in the United Kingdom.

(4) Includes franchised rental-purchase stores.

     Alrenco competes directly with other national and regional rental-purchase businesses, and on a very limited basis with temporary-use rental stores, such as furniture rental outlets, that investigate credit and generally extend three month minimum leases. Competition within the rental-purchase industry is based primarily on store location, product selection and availability, customer service and rental rates and terms. Alrenco's largest national competitors have significantly greater resources than Alrenco.

GOVERNMENT REGULATION

     State Regulation. Forty-eight states have adopted legislation regulating rental-purchase transactions. Of those states, 45 require companies to provide certain disclosures to customers regarding the terms of the rental-purchase transaction. North Carolina, Wisconsin and Minnesota regulate rental-purchase transactions as credit sales subject to consumer lending restrictions. North Carolina and Minnesota subject the transactions to interest rate or finance charge limitations. In addition, recent court decisions in New Jersey have created a legal environment in that state which is prohibitive to rental-purchase transactions. Alrenco operates in North Carolina, but does not operate in the other three states. All but one of the 18 states in which Alrenco operates impose some type of disclosure requirements, either in advertising or in the rental-purchase agreement, or both. The regulations in these states also distinguish rental-purchase transactions from credit sales. Management believes that the operations of Alrenco are in material compliance with applicable state rental-purchase laws.

     Federal Regulation. Although certain proposed federal regulations are under consideration, no federal legislation has been enacted regulating rental-purchase transactions. As of the date hereof, two bills have been introduced in Congress that would regulate the rental-purchase industry. One of the bills is supported by APRO and mandates certain disclosures to customers similar to those required by most state legislation. Alrenco does not believe that this bill, if enacted, would have a material adverse effect upon Alrenco's operations.

     The other bill includes certain credit sale requirements and would subject rental-purchase transactions to interest rate, finance charge and fee limitations, as well as the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act and the Fair Credit Reporting Act. This bill would also require the lessor to make certain disclosures to customers about the terms of the rental-purchase transaction. Alrenco believes that in the event federal legislation is enacted regulating rental-purchase transactions as credit sales, Alrenco would be able to adapt to the new laws and remain profitable by repositioning itself as a rent-to-rent business. However, there can be no assurance that the proposed legislation, if enacted, would not have a material adverse effect on the business of Alrenco.

     Depreciation Issues. The IRS published a revenue ruling in July 1995 providing that a five-year recovery period under MACRS is the appropriate depreciation method for rental-purchase merchandise. In August, 1997, federal tax legislation was enacted that included a provision requiring use of three-year MACRS as the appropriate depreciation method for rental-purchase merchandise. Prior to 1996, Alrenco has used the income forecasting method of depreciation for tax accounting, and management of Alrenco believes that this method has been widely used throughout the rental-purchase industry prior to publication of either of these rulings. The conversion to three-year MACRS has required that the cost of rental merchandise be depreciated over a three-year period while revenue is recognized over the contract term, typically 18 to 24 months. Management of Alrenco believes that conversion to three-year MACRS will not negatively impact Alrenco's financial condition or results of operations. The potential effect of conversion to three-year MACRS cannot be accurately estimated, but management of Alrenco believes that the conversion will potentially create tax benefits. Alrenco is currently being audited by the IRS and may be required to pay certain additional taxes and interest and penalties thereon as a result of its use of the income forecasting method in prior years. Pending resolution of this audit, Alrenco intends to convert to the MACRS method of depreciation for tax accounting purposes only. Management does not believe that any additional taxes, interest and penalties which may be incurred as a result of the conversion to MACRS or the IRS audit will have a material adverse effect on Alrenco's financial condition, liquidity or results of operations.

EMPLOYEES

     As of December 31, 1997, Alrenco employed 1,003 people, 61 of whom are assigned to Alrenco's corporate office and 942 of whom are directly involved in the management and operation of Alrenco's stores. None of Alrenco's employees are covered by a collective bargaining agreement. Alrenco provides numerous employee benefits, including a 401(k) plan and group life and health insurance plans. Management believes that relationships between Alrenco and its employees are good.

PROPERTIES

     Alrenco leases space for all of its rental-purchase stores as well as its corporate offices under leases expiring at various times through 2004. Most of the leases contain renewal options for additional periods at rental rates adjusted according to agreed upon formulas. Alrenco's corporate office consists of approximately 11,600 square feet and is leased from Kentuckiana Outfitting Company, a corporation owned by Michael D. Walts, Chairman of the Board and President of Alrenco. Alrenco also leases one store from Kentuckiana Outfitting Company. See "The Merger -- Interests of Certain Persons in the Merger" and "Management of Alrenco Following the Merger -- Certain Transactions."

LEGAL PROCEEDINGS

     From time to time Alrenco has been a party to various legal proceedings arising in the ordinary course of its business. Alrenco is not currently a party to any material litigation and is not aware of any litigation threatened against it that could have a material adverse effect on its business.

     In connection with the settlement in 1994 of certain employment discrimination litigation initiated in the United States District Court, Northern District of Alabama, by former management employees, management employees and non-management employees, Alrenco agreed to take certain affirmative actions in hiring and established a "target" level for certain pivotal management and store-level positions. Failure to meet the target established in the settlement is not to be considered a per se violation of the settlement if Alrenco can demonstrate good faith efforts toward compliance. Alrenco has implemented a number of measures since the settlement in order to meet the targets. The court has retained jurisdiction pending the service of Alrenco's final consent decree report and subsequent motion to dismiss the action. The final report has been provided to plaintiff's counsel and Alrenco has filed its motion to dismiss. The settlement is final and binding on all parties.

                       PRINCIPAL SHAREHOLDERS OF ALRENCO

     The following table sets forth information with respect to the beneficial ownership of Alrenco Common Stock by (i) each current director and executive officer of Alrenco, (ii) each person known to management of Alrenco to own of record or beneficially more than 5% of the outstanding shares of Alrenco Common Stock, and (iii) all directors and officers of Alrenco as a group. The table reflects share ownership and the percentage of such ownership as of January 13, 1998, and as adjusted to give effect to the issuance of shares of Alrenco Common Stock in the Merger pursuant to the Merger Agreement. Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of Alrenco Common Stock owned by him or it.

                                                   NUMBER OF SHARES(1)          PERCENT OF CLASS
                                                 ------------------------    ----------------------
                                                  BEFORE          AFTER       BEFORE        AFTER
                     NAME                         MERGER        MERGER(2)     MERGER      MERGER(3)
                     ----                        ---------      ---------    ---------    ---------
Michael D. Walts (4)...........................  2,230,000      2,230,000        36.6%         13.2%
Raymond C. Holladay............................     70,000(5)      70,000         1.2            *
Theodore H. Wilson.............................     59,624(6)      59,624         1.0            *
Robert W. Lanum................................      9,315(7)       9,315          *             *
Donald E. Groot................................     11,000(7)      11,000          *             *
W. Barrett Nichols.............................      7,000(7)       7,000          *             *
All directors and officers as a group (6
  persons).....................................  2,386,939(8)   2,386,939        38.9          14.0

---------------

 *   Less than 1%.

(1) Information with respect to beneficial ownership has been obtained from Alrenco's shareholder records and from information provided by Alrenco Shareholders.

(2) Each issued and outstanding share of Alrenco Common Stock will remain outstanding after the Merger, unchanged, as one share of Alrenco Common Stock.

(3) Based upon the Exchange Ratio in the Merger of 89.795 shares of Alrenco Common Stock for each outstanding share of RTO Common Stock.

(4) Michael D. Walts is the Chairman of the Board and President of Alrenco. His address is 1736 East Main Street, New Albany, Indiana 47150.

(5) Includes 10,000 shares subject to outstanding stock options under the Alrenco, Inc. 1995 Stock Incentive Plan (the "Alrenco Stock Incentive Plan") which are presently exercisable. Also includes 60,000 shares of restricted stock awarded pursuant to the Alrenco Stock Incentive Plan.

(6) Includes 10,000 shares subject to outstanding stock options under the Alrenco Stock Incentive Plan which are presently exercisable. Also includes 45,000 shares of restricted stock awarded pursuant to the Alrenco Stock Incentive Plan.

(7) Includes 7,000 shares subject to outstanding stock options under the Alrenco Stock Incentive Plan which are presently exercisable.

(8) Includes 41,000 shares subject to outstanding stock options under the Alrenco Stock Incentive Plan which are presently exercisable. Also includes 105,000 shares of restricted stock awarded pursuant to the Alrenco Stock Incentive Plan.

     RTO may be deemed to own beneficially the 600,000 shares of Alrenco Common Stock for which it has been granted an option to purchase in connection with the Merger. If such option was exercised in full, RTO would own approximately 9.0% of the issued and outstanding shares of Alrenco Common Stock. See "The Stock Option Agreements."

     Michael D. Walts, Chairman of the Board and President of Alrenco, has agreed with RTO to vote all shares of Alrenco Common Stock beneficially owned by him for approval of the Merger Agreement and each of the other transactions contemplated thereby. See "The Stockholder Voting Agreements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RTO

     The following discussion of the financial condition and results of operations of RTO should be read in conjunction with the financial statements of RTO and Action and related notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

GENERAL

     RTO was incorporated on June 20, 1996 as a Delaware corporation to develop, acquire, own, and operate a chain of stores that rent durable household products such as consumer electronics, appliances, furniture, jewelry and home furnishing accessories under cancelable rental-purchase agreements renewable on a weekly or monthly basis.

     On July 1, 1996, RTO purchased seven stores from Carl's TV & Appliances, Inc. -- East ("Carl's") and on August 1, 1996, purchased the 102 store chain of Action (collectively the "1996 Purchase Acquisitions"). The 1996 Purchase Acquisitions were accounted for under "purchase" accounting as defined by Accounting Principles Board Opinion No. 16 ("APB 16").

     On October 31, 1996 and November 1, 1996, RTO added 8 more stores by acquiring Home Choice, Inc. ("Home Choice") and Yam's, Inc. ("Yams"), respectively (collectively the "1996 Pooling Acquisitions") in stock for stock transactions accounted for as "pooling-of-interests" transactions as set forth in APB 16.

     During the first nine months of 1997, RTO acquired the 27 stores of B & L Concepts, Inc. ("B & L"), the 8 stores of United Electronics, Inc. ("United"), the 4 stores of Mr. C Rental Limited Partnership ("Mr. C"), the 1 store of Sunburst Rentals, Inc. ("Sunburst"), the 11 stores of Instant Rent to Own, Inc. ("Instant"), the 1 store of Rightway Home Furnishings Inc. ("Rightway") and the 17 stores of Amigo TV Rental, Inc. ("Amigo") (collectively the "1997 Purchase Acquisitions") for cash, notes payable and, in the case of B & L and Instant, convertible debt, in transactions accounted for as purchases.

     During the first nine months of 1997, RTO also acquired ARTO, Inc. ("ARTO"), Showtyme Group (consisting of Carolina's Best Rent-to-Own, Inc., H & J TV Rental, Inc., Rentmaster Appliance & TV Rentals, Inc., Showtyme TV Rentals of Anderson, Inc., Showtyme TV Rentals of Charleston, Inc. and Showtyme TV Rentals of Spartanburg, Inc.) ("Showtyme"), Seajay Group (consisting of Seajay Investment Group, Inc. and Mercury Acceptance Corporation) ("Seajay"), ABC Group (consisting of ABC TV & Stereo Rental of Colorado, Inc., Daniel B. Rudden & Partners, L.L.C. and R & K Rentals, L.L.C.) ("ABC"), National TV Rental, Inc. ("National"), The Hut Co., Inc. ("Hut") and Discount Centers of America, Inc. ("Discount") (collectively the "1997 Pooling Acquisitions") in stock for stock transactions accounted for as "pooling-of-interests" transactions as set forth in APB 16. The 1997 Pooling Acquisitions added a total of 51 stores and ranged in size from Discount's 4 stores to Seajay's 12 stores.

     During the nine months ended September 30, 1997, RTO also opened 16 new stores. RTO has instituted a new store opening program designed to open stores in markets where there may not be opportunities for acquisitions. Since September 30, 1997, RTO has opened 18 additional stores.

     Because of the significant growth of RTO since its formation, RTO's historical results of operations and period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results.

CERTAIN COMPONENTS OF NET INCOME

     Total revenue. RTO collects non-refundable rental payments and fees in advance, generally on a weekly basis. The revenue is recognized as received over the rental term. Rental-purchase agreements include a discounted early purchase option. Amounts received upon the sale of merchandise pursuant to these options and upon the sale of used merchandise are recognized as revenue when the merchandise is sold.

     Depreciation and disposition of rental merchandise. Rental merchandise is carried at the lower of cost or net realizable value. Depreciation is provided using the income forecasting method or straight-line method over a period designed to approximate the income forecasting method. The income forecasting method is designed to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 to 24 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents required to obtain ownership as provided in the rental agreement. The income forecasting method is an activity-based method similar to the units of production method. Disposition of rental merchandise represents the expensing of the remaining carrying value of rental merchandise sold, charged off or rented until owned by the customer.

     Other direct store expenses. Other direct store expenses include salaries, wages and related expenses paid to all store level, regional management and service department employees, store-level occupancy costs, advertising costs and other direct store-level expenses, including general and administrative expenses, delivery and collection expenses and non-rental depreciation.

     Corporate expenses. Corporate expenses include all overhead expenses related to RTO's corporate offices, such as salaries, taxes and benefits, occupancy, training and travel expenses.

     Amortization of intangibles. Amortization of intangibles consists primarily of the amortization of rental-purchase agreements, noncompetition agreements and the excess of purchase price over the fair market value of acquired assets.

     Income tax expenses. Income taxes for RTO are determined by use of the liability method in which deferred income taxes are provided for temporary differences between the financial reporting and income tax basis of assets and liabilities using the income tax rates under existing legislation expected to be in effect at the date such temporary differences are expected to reverse.

     Since certain of RTO's business combinations involved companies which were nontaxable enterprises (e.g. S corporations), unaudited pro forma income tax expense (benefit) has been presented for the nontaxable enterprises as if they had been a taxable enterprise for periods prior to consummation. Deferred tax assets and liabilities for the tax effects of temporary differences for the nontaxable enterprises were established through an adjustment of $137,070 to income tax expense during the nine month period ending September 30, 1997, the period of consummation.

RESULTS OF OPERATIONS -- RTO

     RTO's consolidated financial statements (included elsewhere herein) reflect the financial position and results of operations of the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions from the date of acquisition by RTO through September 30, 1997, consistent with the requirements of APB 16 for purchase acquisitions. In addition, RTO's consolidated financial statements reflect the financial position and results of operations of the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions as though RTO and the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions had operated as a single business for all periods required to be presented (for each of the three years beginning January 1, 1994 through December 31, 1996 and each of the nine month periods ended September 30, 1996 and 1997) consistent with the requirements of APB 16 for pooling-of-interests acquisitions. Accordingly, RTO's consolidated financial statements for 1994, 1995 and for the portion of 1996 prior to July 1, 1996 (the date of the first purchase acquisition), reflect the financial position and results of operations of the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions only.

     During the last six months of 1996 and the first nine months of 1997, RTO acquired nine businesses in transactions accounted for as pooling-of-interests (the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions). Acquisitions accounted for as pooling-of-interests transactions, as compared to acquisitions accounted for as purchases, generally require a longer period of time to consummate. During the period between the time that RTO reaches an agreement in principle to purchase a business and the consummation of the transaction, the operations of such business are still under the control of the seller. Any failure of the seller to operate the business in accordance with sound business practices may adversely affect the operating results of such business.

     The operating results of certain of the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions declined substantially during the last half of 1996 and the first half of 1997. Management of RTO believes that this decline is attributable primarily to a failure of these businesses to properly replenish rental merchandise while the acquisitions of the businesses were pending, which resulted in the businesses not having adequate inventories during the fourth quarter of 1996 and the first quarter of 1997. The failure of such businesses to have adequate inventories of rental merchandise during such periods, together with other factors relating to the operations of these businesses outside the control of RTO, resulted in a substantial decline in revenues and net income of these businesses for the year ended December 31, 1996, and the nine months ended September 30, 1997.

     Management of RTO continues to believe that the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions can be operated profitably. The 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions were managed by diverse management teams with significant differences in (i) goals and objectives relating to profitability, (ii) access to capital resources, (iii) operating philosophies and strategies, and (iv) compensation programs. Management of RTO has taken steps to replenish inventories at these businesses and to implement operational controls, compensation plans and other systems designed to improve the performance of these businesses.

     For the years ended December 31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, the differences in operating results are also impacted by the changes in number of stores operated due to (i) the sale, merger or closing of certain stores in 1994, 1995 and 1996, (ii) the opening of new stores during such periods and (iii) the inclusion of purchased stores' operating results from the respective dates of acquisition in accordance with the purchase accounting requirements of APB 16. The table below outlines the changes in number of stores included in the consolidated operating results for the periods presented.

                                                                                     NINE MONTHS
                                                                YEARS ENDED             ENDED
                                                                DECEMBER 31,        SEPTEMBER 30,
                                                            --------------------    --------------
                                                            1994    1995    1996    1996     1997
                                                            ----    ----    ----    -----    -----
Beginning of Period.......................................    72      71      61       61      168
  Opened..................................................     1       2       4        3       16
  Acquired................................................     0       1     109      109       69
  Merged/Closed...........................................    (2)      0      (2)      (2)      (5)
  Sold....................................................     0     (13)     (4)       0        0
                                                            ----    ----    ----     ----     ----
End of Period.............................................    71      61     168      171      248
                                                            ====    ====    ====     ====     ====

     The following table sets forth, for the periods indicated, certain Statement of Operations data as a percentage of total revenue.

                           RTO, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                      YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                                     --------------------------    --------------
                                                      1994      1995      1996     1996     1997
                                                     ------    ------    ------    -----    -----
Rental and fee revenue.............................    93.5%     93.6%     95.0%    94.1%    95.9%
Cash sales and other revenue.......................     6.5       6.4       5.0      5.9      4.1
                                                      -----     -----     -----    -----    -----
          Total revenue............................   100.0     100.0     100.0    100.0    100.0
                                                      -----     -----     -----    -----    -----
Depreciation and disposition of rental
  merchandise......................................    33.5      34.4      31.3     31.3     27.1
Other direct store expenses........................    49.8      51.2      55.5     52.7     56.3
                                                      -----     -----     -----    -----    -----
          Total direct store expenses..............    83.3      85.6      86.8     84.0     83.4
Corporate expenses.................................     9.4      11.1      10.9     10.7     12.0
Cost of business combinations......................      --        --       2.9       .1       .9
Amortization of intangibles........................     0.5       0.7       4.5      3.1      6.1
Key executive signing bonuses......................      --        --       2.5      4.0       .4
                                                      -----     -----     -----    -----    -----
          Total operating expenses.................    93.2      97.4     107.6    101.9    102.8
Other income (expense):
  Interest income (expense)........................    (4.0)     (3.9)     (0.7)    (1.3)     (.6)
  Gain on sale of stores...........................      --       2.6       1.2      2.0       --
  Other non-operating income (net).................     0.3       0.4       0.8       .6       --
                                                      -----     -----     -----    -----    -----
          Income (loss) before income taxes and
            extraordinary item.....................     3.1       1.7      (6.3)     (.6)    (3.4)
Income tax expense (benefit).......................     0.1        --      (2.1)     (.8)     (.2)
Extraordinary item (net of income tax expense).....      --       8.3        --       --       --
                                                      -----     -----     -----    -----    -----
Net income (loss)..................................     3.0%     10.0%     (4.2)%     .2     (3.2)
                                                      =====     =====     =====    =====    =====

  RTO CONSOLIDATED NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO RTO CONSOLIDATED NINE MONTHS ENDED SEPTEMBER 30, 1996.

     RTO's results of operations for the nine months ended September 30, 1996 represent the combined results of the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions and the 1996 Purchase Acquisitions from the respective dates of acquisition. RTO was incorporated on June 20, 1996 and had only three months of financial activity for the period between incorporation and September 30, 1996. RTO's results of operations for the nine months ended September 30, 1997 represent the combined results of the 1996 Pooling Acquisitions, the 1997 Pooling Acquisitions, and the 1996 Purchase Acquisitions and the results of the 1997 Purchase Acquisitions from the respective dates of acquisition.

     Total revenue. Total revenue increased $56.0 million, or 150.4% to $93.3 million for the nine months ended September 30, 1997 from $37.2 million for the nine months ended September 30, 1996, primarily as a result of an additional $58.9 million in revenue due to the inclusion of revenue of the 1997 Purchase Acquisitions from the respective dates of acquisition, and the inclusion of revenue of the 1996 Purchase Acquisitions for a full nine-month period in 1997, offset in part by a net decrease in revenue from the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions of $2.9 million, or 10.7%, for the reasons described under "-- Results of Operations" above, including a decrease of $1.2 million related to the sale of 4 stores by National in September 1996.

     Depreciation and disposition of rental merchandise. Depreciation and disposition of rental merchandise increased $13.6 million, or 116.2%, to $25.3 million for the period ended September 30, 1997, from $11.7 million for the nine months ended September 30, 1996, primarily from the addition of depreciation and disposition of rental merchandise of the 1997 Purchase Acquisitions from the respective dates of acquisition, and the inclusion of depreciation and disposition of rental merchandise of the 1996 Purchase Acquisitions, for a full nine-month period. However, as a percentage of total revenue, depreciation and disposition of rental merchandise decreased to 27.1% for the nine months ended September 30, 1997, from 31.4% for the nine months ended September 30, 1996, as a result of (i) the decline in depreciation and disposition of rental merchandise as a percentage of revenue from 31.8% in 1996 to 25.5% in 1997 in the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions as a result of (a) lower rental merchandise costs as a percentage of revenue during the nine months ended September 30, 1997, due to the failure of certain of the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions to replenish rental merchandise during the last quarter of 1996 and first quarter of 1997, as discussed under "-- Results of Operations" above (depreciation expense as a percentage of rental revenue is generally lower for the rental of used merchandise as compared to new merchandise), (b) reducing, in accordance with the policies of RTO, the percentage of total revenues contributed by cash sales and other revenue (gross margins are significantly lower on cash sales relative to margins generated on the rental of merchandise) for certain of the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions, (c) increasing, during the nine months ended September 30, 1997, the revenue generated as a multiple of rental merchandise cost for certain of the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions in order to conform the pricing policies of such acquisitions to RTO's pricing policies, and
(d) electing to depreciate all additions to rental merchandise acquired subsequent to December 31, 1996 using the income forecasting method and other conforming changes resulting in a nonrecurring decrease in depreciation expense and (ii) the use by one of the 1997 Purchase Acquisitions of a more aggressive pricing strategy, thereby producing greater revenues as a multiple of rental merchandise cost. The factors contributing to the decline in depreciation and disposition of rental merchandise as a percentage of revenue described in clauses (i)(a) and (i)(d) are non-recurring in nature and caused depreciation and disposition of rental merchandise as a percentage of revenue to decrease to a level lower than that which management believes is sustainable. Management believes that, on an ongoing basis, depreciation and disposition of rental merchandise as a percentage of revenue will average between 28% and 29%.

     Other direct store expenses. Other direct store expenses increased $32.9 million, or 167.5%, to $52.5 million for the nine months ended September 30, 1997, from $19.6 million for the nine months ended September 30, 1996, primarily as a result of an additional $33.1 million of other direct store expenses due to the inclusion of other direct store expenses of the 1997 Purchase Acquisitions from the respective dates of acquisition and the inclusion of other direct store expenses of the 1996 Purchase Acquisitions for a full nine-month period, offset in part by a decrease in other direct store expenses of the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions of $0.2 million. As a percentage of revenue, other direct store expenses increased to 56.3% for the nine months ended September 30, 1997, from 52.7% for the nine months ended September 30, 1996, primarily as a result of (i) higher proportionate other direct store expenses associated with 16 new locations opened during the nine months ended September 30, 1997, (ii) a higher percentage of other direct store expenses for the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions and (iii) a higher percentage of other direct store expenses for the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions for the reasons discussed under "-- Results of Operations" above.

     Corporate expenses. Corporate expenses increased $7.2 million, or 180.2% to $11.2 million for the nine months ended September 30, 1997, from $4.0 million for the nine months ended September 30, 1996, primarily as a result of an additional $5.9 million of corporate expenses due to the inclusion of corporate expenses of the 1997 Purchase Acquisitions from the respective dates of acquisition and the inclusion of corporate expenses of the 1996 Purchase Acquisitions for a full nine-month period, and an increase in corporate expenses of the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions of $1.3 million. As a percentage of revenue, corporate expenses increased to 12.0% for the nine months ended September 30, 1997, from 10.7% for the nine months ended September 30, 1996, primarily as a result of corporate expenses in the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions not being reduced in proportion to revenue decreases and duplication of certain corporate expenses during transition periods subsequent to certain acquisitions.

     Amortization of intangibles. Amortization of intangibles increased $4.5 million, or 369.3%, to $5.6 million for the nine months ended September 30, 1997, from $1.1 million for the nine months ended

September 30, 1996, due to the acquisition of the 1996 Purchase Acquisitions and 1997 Purchase Acquisitions. As a percentage of total revenue, amortization of intangibles increased to 6.0% for the nine months ended September 30, 1997, from 3.1% for the nine months ended September 30, 1996, primarily as a result of the amortization of noncompetition agreements, customer rental agreements and goodwill of $3.1 million, $.7 million and $.7 million, from the Action, B&L and United acquisitions, respectively.

     Interest income. Interest income decreased $38,000, or 16.6%, to $193,000 for the nine months ended September 30, 1997, from $231,000 for the nine months ended September 30, 1996, primarily as a result of utilizing, subsequent to September 30, 1996, the proceeds from the issuance of RTO Common Stock in June and July 1996 for the 1996 Purchase Acquisitions and 1997 Purchase Acquisitions.

     Interest expense. Interest expense increased $55,000, or 25.3%, to $757,000 for the nine months ended September 30, 1997, from $702,000 for the nine months ended September 30, 1996, primarily as a result of increased borrowings under RTO's credit facility and accrued interest on notes payable incurred in connection with certain of the 1997 Purchase Acquisitions. As a percentage of total revenue, interest expense decreased to 0.8% for the nine months ended September 30, 1997, from 1.9% for the nine months ended September 30, 1996, primarily as a result of repayment of debt assumed in the 1996 Purchase Acquisitions, the 1996 Pooling Acquisitions, the 1997 Purchase Acquisitions and the 1997 Pooling Acquisitions with proceeds received from the issuance of RTO Common Stock.

     Net income (loss). The net income (loss) for the period ended September 30, 1997, decreased from income of $.1 million for the nine months ended September 30, 1996 to a loss of $3.1 million primarily as a result of the amortization of intangibles relating to the 1996 Purchase Acquisitions and 1997 Purchase Acquisitions and professional fees associated with the business combinations in the amount of $.8 million. Additionally, the 16 new stores opened during the nine months ending September 30, 1997, created an operating loss of $1.3 million on revenue of $1.2 million for the same period with $.5 million in depreciation and disposition of rental merchandise and $2.0 million in other direct store expenses.

  RTO CONSOLIDATED YEAR ENDED DECEMBER 31, 1996 COMPARED TO RTO CONSOLIDATED YEAR ENDED DECEMBER 31, 1995

     As previously noted, the results of operations for the year ended December 31, 1995 represent the combined results of the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions. The results of operations for the year ended December 31, 1996 represent the combined results of the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions and the results of the 1996 Purchase Acquisitions from the dates of acquisition.

     Total revenue. Total revenue increased $20.3 million, or 50.9%, to $60.3 million for the year ended December 31, 1996, from $40.0 million in 1995. The increase consisted primarily of revenue of $25.2 million from the 1996 Purchase Acquisitions, offset in part by a $4.6 million decrease in revenue resulting from the sale of thirteen stores in September 1995 and four stores in September 1996. Same store revenue (not including the results of stores sold, closed, opened or bought during the periods) for the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions decreased by $1.5 million, or 4.5%, compared to 1995 due to the reasons discussed under "-- Results of Operations" above. Revenue from new stores acquired in 1995 and opened on various dates in 1995 and 1996 increased by $1.3 million. Cash sales and other revenue decreased as a percentage of total revenue because of the addition of the results of the 1996 Purchase Acquisitions, whose results reflect a smaller percentage of cash sales to total revenue.

     Depreciation and disposition of rental merchandise. Depreciation and disposition of rental merchandise increased $5.2 million, or 37.3%, to $18.9 million for the year ended December 31, 1996, from $13.7 million in 1995, primarily as a result of $7.6 million in depreciation and disposition of rental merchandise for the 1996 Purchase Acquisitions, offset in part by a $2.4 million decrease in depreciation and disposition of rental merchandise for the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions resulting primarily from the sale of thirteen stores in September 1995 and four stores in September 1996. As a percentage of revenue, depreciation and disposition of rental merchandise decreased to 31.3% for the year ended December 31, 1996 from 34.4% in 1995, primarily as a result of (i) a reduction in the percentage of total revenues contributed by cash sales and other revenue (gross margins are significantly lower on cash sales relative to margins generated on the rental of merchandise) as a result of the acquisition of Action, which had lower cash sales and other revenues as a percentage of total revenues, and
(ii) the use by Action of a more aggressive pricing strategy, thereby producing greater revenues as a multiple of rental merchandise cost.

     Other direct store expenses. Other direct store expenses increased $12.9 million, or 63.5%, to $33.4 million for the year ended December 31, 1996, from $20.5 million in 1995, primarily as a result of the inclusion of $15.2 million of other direct store expenses for the 1996 Purchase Acquisitions offset in part by a $2.3 million decrease in other direct store expenses for the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions resulting primarily from the sale of thirteen stores in September 1995 and four stores in September 1996. As a percentage of revenue, other direct store expenses increased to 55.5% for the year ended December 31, 1996, from 51.2% in 1995, primarily as a result of (i) higher other direct store expenses of the 1996 Purchase Acquisitions, (ii) higher other direct store expenses as a percentage of revenue for the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions attributable to the reasons discussed above and (iii) higher proportionate direct store expenses associated with the 6 new locations opened on various dates in 1995 and 1996.

     Corporate expenses. Corporate expenses increased $2.1 million, or 47.2%, to $6.5 million for the year ended December 31, 1996, from $4.4 million in 1995. This increase was the result of the inclusion of $2.2 million in corporate expenses for the 1996 Purchase Acquisitions. As a percentage of revenue, corporate expenses decreased to 10.9% for the year ended December 31, 1996 from 11.1% in 1995, primarily as a result of lower corporate expenses as a percentage of revenue for the 1996 Purchase Acquisitions which was partially offset by higher corporate expenses as a percentage of revenue for the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions due primarily to revenue decreases during the second half of 1996 due to the reasons discussed under "-- Results of Operations."

     Costs of business combinations. For the year ended December 31, 1996, RTO incurred costs of business combinations of $1.7 million, representing the professional fees incurred with respect to the 1996 Pooling Acquisitions and several of the 1997 Pooling Acquisitions which had been initiated during the third and fourth quarters of 1996.

     Key executive signing bonuses. For the year ended December 31, 1996, RTO incurred non-recurring key executive signing bonuses of $1.5 million related to the retention of key employees in the Action Acquisition.

     Amortization of intangibles. Amortization of intangibles increased $2.5 million to $2.8 million for the year ended December 31, 1996, from $0.3 million in 1995, primarily as a result of the amortization of noncompetition agreements, customer rental agreements and goodwill from the acquisition of Action. As a percentage of revenue, amortization of intangibles increased to 4.5% for the year ended December 31, 1996, from 0.7% in 1995, primarily as a result of such amortization.

     Interest income. Interest income increased $477,000, or 1,345%, to $512,000 for the year ended December 31, 1996, from $35,000 in 1995, primarily as a result of the short term investment of excess proceeds from the issuance of RTO Common Stock, net of amounts required for completing the 1996 Purchase Acquisitions.

     Interest expense. Interest expense decreased $0.7 million, or 41.6%, to $0.9 million for the year ended December 31, 1996, from $1.6 million in 1995, and as a percentage of revenue, interest expense decreased to 1.5% for the year ended December 31, 1996, from 4.0% in 1995 primarily as a result of using proceeds from RTO's stock issuance to reduce the debt of the 1996 Purchase Acquisitions and the 1996 Pooling Acquisitions, and the forgiveness of $2.9 million of debt and $0.4 million of accrued interest by a secured lender in 1995.

     Net Income (loss). Net income decreased $6.5 million, to a net loss of $2.5 million for the year ended December 31, 1996, from net income of $4.0 million in 1995, primarily as a result of (i) costs of business combinations of $1.7 million, representing the professional fees incurred with respect to the 1996 and 1997 Pooling Acquisitions, (ii) non-recurring key executive signing bonus expense of $1.5 million, related to the retention of key employees in the Action Acquisition, (iii) an increase of amortization of intangibles in the amount of $2.5 million as a result of the amortization of noncompetition agreements, customer rental agreements and goodwill from the Action Acquisition,
(iv) the increase of other direct store expenses in the amount of $.8 million from the opening of 6 new locations on various dates in 1995 and 1996, and (v) the decrease in same store revenue of $1.5 million for the 1996 Pooling Acquisitions and the 1997 Pooling Acquisitions.

  RTO CONSOLIDATED YEAR ENDED DECEMBER 31, 1995 COMPARED TO RTO, INC. CONSOLIDATED YEAR ENDED DECEMBER 31, 1994.

     The results of operations for the years ended December 31, 1995, and December 31, 1994, are exclusively those of the 1996 Pooling Acquisitions and 1997 Pooling Acquisitions and include no results from 1996 Purchase Acquisitions or 1997 Purchase Acquisitions.

     Total revenue. Total revenue decreased $1.0 million, or 2.5%, to $40.0 million for the year ended December 31, 1995, from $41.0 million in 1994, representing revenue reductions of $2.9 million resulting from the sale of stores in September 1995 and the closing of stores in 1994, offset in part by $1.0 million of additional revenue from 4 stores opened or acquired in 1994 and 1995 and same store revenue increases of $900,000, or 2.6%. Same store results were adversely impacted by a 4.3% decrease in revenue from Seajay resulting from capital resource constraints related to a prior bankruptcy filing.

     Depreciation and disposition of rental merchandise. Depreciation and disposition of rental merchandise increased by $18,000 to $13.7 million in 1995. As a percentage of total revenue, depreciation and disposition of rental merchandise increased to 34.4% for the year ended December 31, 1995 from 33.5% in 1994, primarily as a result of new store openings in October 1994, March 1995 and October 1995. Depreciation expense as a percentage of rental revenue is generally higher for new merchandise than for used merchandise.

     Other direct store expenses. Other direct store expenses increased by $61,000 to $20.5 million in 1995. As a percentage of total revenue, other direct store expenses increased to 51.2% for the year ended December 31, 1995, from 49.8% in 1994, primarily as a result of decreases in total revenue not totally offset by corresponding reductions in other direct store expenses for Seajay and as a result of the higher percentage of other direct store expenses inherent in new store opening results.

     Corporate expenses. Corporate expenses increased $0.5 million, or 15.1%, to $4.4 million for the year ended December 31, 1995, from $3.9 million in 1994 and, as a percentage of revenue, corporate expenses increased to 11.1% for the year ended December 31, 1995, from 9.4% for 1994, primarily due to increases in salaries combined with the effect of failing to downsize corporate structures commensurate with the reduction in number of stores and the corresponding revenue reductions.

     Amortization of intangibles. Amortization of intangibles increased $74,000, or 36.4%, to $280,000 for the year ended December 31, 1995, from $206,000 in 1994, primarily as a result of the acquisition of one store in 1995. As a percentage of revenue, amortization of intangibles increased to 0.7% for the year ended December 31, 1995, from 0.5% in 1994, primarily as a result of
(i) a decrease of $1.0 million in revenue from period to period as a result of the sale of stores in September 1995 and the closing of stores in 1994 and (ii) the increase in amortization from the acquisition of one store in 1995.

     Interest income. Interest income decreased $3,000, or 8.5%, to $35,000 for the year ended December 31, 1995.

     Interest expense. Interest expense decreased $0.1 million, or 6.5%, to $1.6 million for the year ended December 31, 1995, from $1.7 million in 1994, primarily as a result of debt reduction relating to the sale of stores in September 1995.

     Gain on sale of stores. RTO recorded a gain of $1.0 million for the year ended December 31, 1995, on the sale of thirteen stores in September 1995.

     Extraordinary item. RTO recorded an extraordinary item, net of income tax benefit, of $3.3 million for the year ended December 31, 1995, resulting from forgiveness of debt by a secured lender.

     Net income (loss). Net income increased $2.8 million, or 228.1%, to $4.0 million for the year ended December 31, 1995, from $1.2 million in 1994 and, as a percentage of revenue, net income increased to 10.0% for the year ended December 31, 1995, from 3.0% for 1994, primarily as a result of the $1.0 million gain on the sale of stores in September 1995, and the extraordinary item, net of income tax benefit, in the amount of $3.3 million, offset in part by the increase in operating expenses and the decrease in revenue.

RESULTS OF OPERATIONS -- ACTION

     Action, which opened its first store in 1975, had, by the time of its acquisition by RTO, grown to be the 7th largest rental-purchase chain in the U.S. primarily through acquiring underperforming rental-purchase chains and enhancing operating results through training of personnel, applying consistent and proven operating strategies and providing needed product, marketing and other resources. Because of its considerable operating and acquisition experience, Action's management team was retained and RTO's corporate offices were moved to Action's offices in Mesquite, Texas. Consequently, as RTO's predecessor and as a significant purchase, Action's financial statements for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996 appear elsewhere herein.

     The following table sets forth certain historical Statement of Operations data for Action for the years ended December 31, 1994 and 1995.

                       ACTION TV & APPLIANCE RENTAL, INC.
                            STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                                 ------------------------
                                                                   1994            1995
                                                                 --------        --------
Rental and fee revenue......................................        97.9%           97.9%
Cash sales and other revenue................................         2.1             2.1
                                                                   -----           -----
          Total revenue.....................................       100.0           100.0
                                                                   -----           -----
Depreciation and disposition of rental merchandise..........        29.5            29.8
Other direct store expenses.................................        50.6            52.2
                                                                   -----           -----
          Total direct store expenses.......................        80.1            82.0
Corporate expenses..........................................         7.9             8.4
Amortization of intangibles.................................         0.4             0.8
                                                                   -----           -----
  Operating income..........................................        11.6             8.8
Other income (expense)......................................        (1.0)           (1.3)
                                                                   -----           -----
  Income before income taxes................................        10.6             7.5
Income tax expense..........................................          .4              .3
                                                                   -----           -----
          Net income........................................        10.2%            7.2%
                                                                   =====           =====

  ACTION YEAR ENDED DECEMBER 31, 1995 COMPARED TO ACTION YEAR ENDED DECEMBER 31, 1994

     The results of operations for the years ended December 31, 1994 and 1995 represent only the results of operations of Action. During the year ended December 31, 1995, Action acquired 43 rental-purchase stores (the "1995 Acquisitions"). All of the 1995 Acquisitions were accounted for as purchases. The results of operations of the 1995 Acquisitions have been included in Action's results of operations for the year ended December 31, 1995 since the respective date of such acquisitions. Because of the 1995 Acquisitions, the results of operations of Action for the year ended December 31, 1995, and comparisons of such results with the results of operations of Action for the year ended December 31, 1994, may not be meaningful or indicative of future results. In addition, Action was a corporation taxed under Subchapter S of the Code, and, accordingly, was not subject to federal income taxes.

     Total revenue. Total revenue increased $7.2 million, or 18.1%, to $47.1 million for the year ended December 31, 1995, from $39.9 million in 1994. The increase in total revenue was attributable to the purchase of 43 stores by Action throughout 1995. Total revenue for same stores owned for twelve months increased by $1.5 million, or 3.7%, to $41.4 million in 1995 from $39.9 million in 1994. The increase in total revenue from same store operations was primarily attributable to continued increases in total revenue earned per item on rent and an improvement in the percentage of collections made by Action.

     Depreciation and disposition of rental merchandise. Depreciation and disposition of rental merchandise increased $2.2 million, or 19.1%, to $14.0 million for the year ended December 31, 1995, from $11.8 million in 1994. As a percentage of total revenue, depreciation of rental merchandise increased to 29.8% for the year ended December 31, 1995 from 29.5% in 1994. The increase in depreciation and disposition of rental merchandise is primarily attributable to the higher levels of new rental merchandise as a result of the acquisition of 43 stores.

     Other direct store expenses. Other direct store expenses increased $4.4 million, or 22.0%, to $24.6 million for the year ended December 31, 1995, from $20.2 million in 1994, as a result of (i) an increase in salaries and wages of $2.3 million, (ii) an increase in occupancy costs of $1.1 million, (iii) an increase of $.2 in advertising, and (iv) an increase in other miscellaneous direct store expenses of $1.8 million. All of the increases were the result of the 1995 Acquisitions, less favorable expense coverage efficiencies of acquired stores, entry into markets with higher space costs, duplication of facilities, and increased repair, maintenance and accessories expense of rental merchandise for the acquired stores. As a percentage of total revenue, other direct store expenses increased to 52.2% for the year ended December 31, 1995, from 50.6% in 1994, primarily as a result of the less favorable expense coverage efficiency of acquired stores due to inadequate revenue and duplication of facilities.

     Corporate expenses. Corporate expenses increased $0.8 million, or 25.4%, to $3.9 million for the year ended December 31, 1995, from $3.1 million in 1994, primarily as a result of (i) $250,000 of legal expenses incurred in settlement of a lawsuit, (ii) increased travel related to the 1995 Acquisitions and (iii) increased staffing to handle the additional store count. As a percentage of total revenue, corporate expense increased to 8.4% for the year ended December 31, 1995, from 7.9% in 1994, primarily as a result of the additional expenses associated with the 1995 Acquisitions.

     Amortization of intangibles. Amortization of intangibles increased $.2 million, or 141.4%, to $.4 million for the year ended December 31, 1995, from $.2 million in 1994, and as a percentage of total revenue, amortization of intangibles increased to .8% for the year ended December 31, 1995, from .4% in 1994 primarily as a result of amortizing the intangibles acquired in the 1995 Acquisitions.

     Other expense. Other expense increased $221,000 to $618,000 for the year ended December 31, 1995, from $397,000 in 1994, primarily as a result of an increase of $262,000 for interest expense attributable to the 1995 Acquisitions, which was offset in part by an increase in other income of $41,000. As a percentage of total revenue, other expense increased to 1.3% for the year ended December 31, 1995, from 1.0% for 1994, primarily as a result of the increase in interest expense.

     Income before income taxes. Income before income taxes decreased $.7 million, or 16.8%, to $3.5 million in 1995 from $4.2 million in 1994. The decrease is attributable to the increased amortization of intangibles, the acquisition of unprofitable stores, the increase in interest expense, the settlement of the lawsuit and duplicate costs of acquisitions in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     RTO's primary requirements for capital are the acquisition of existing stores (including the retirement of any assumed acquisition indebtedness), the opening of new stores, the purchase of additional rental merchandise and the replacement of rental merchandise which has been sold, charged-off, rented to term or is no longer suitable for rent.

     RTO was capitalized on June 20, 1996 with proceeds of $93.1 million from a private placement of common stock. The 1996 Purchase Acquisitions included the purchase of Action's common stock for $45.3 million in cash, $2.6 million for certain noncompetition agreements and the repayment of $13.7 million of long term debt. The 1996 Pooling Acquisitions included the retirement of $1.1 million of assumed debt. The 1996 Pooling Acquisitions and 1996 Purchase Acquisitions were funded out of original capital. Purchases of rental merchandise for 1996, $21.2 million, were funded from cash provided by operating activities.

     The 1997 Purchase Acquisitions had a purchase price of $35.0 million in the aggregate, with $23.5 million being paid in cash, $4.4 million paid to retire assumed debt, $5.0 million paid in notes that are convertible into RTO Common Stock at $1,250.00 per share, and a note for $2.1 million payable in three annual installments of $700,000 beginning January 3, 1997. In acquiring the 1997 Pooling Acquisitions, RTO issued approximately 11,985 shares of RTO Common Stock in the aggregate, paid approximately $266,000 in cash to dissenting shareholders and paid $7.7 million to retire assumed debt. Cash used to pay dissenting shareholders and to retire debt of the 1997 Pooling Acquisitions was paid from working capital and from $12.0 million in borrowings from RTO's revolving line of credit. Purchases of rental merchandise for the nine months ended September 30, 1997 of $28.7 million, were primarily funded from cash provided by operating activities.

     RTO estimates that the average investment with respect to new stores is approximately $350,000 per store, of which rental merchandise comprises approximately 75% to 80%. The remaining investment consists of leasehold improvements, delivery trucks, store signage, computer equipment and start-up costs. Management of RTO believes that there are numerous acquisition opportunities in the rental purchase industry.

     On May 1, 1991 Action entered into a loan and security agreement, amended December 29, 1995 (the "Loan Agreement") with a bank which provides for a fixed rate loan and a revolving line of credit. The fixed rate loan is payable on demand but not later than October 1, 1998, and bears interest at a rate fixed at the time of borrowing. Interest is due and payable monthly. The revolving line of credit bears interest at a rate equivalent to the 30, 60, 90, 180 or 360 day Libor rate existing from time to time, as selected by Action, plus 2.5% and provides for maximum borrowings of $16.5 million less any outstanding principal balance of the fixed rate loan. Borrowings available under the revolving line of credit may also be limited based on multiples of average monthly receipts and rental income value, as defined. At December 31, 1996, RTO did not have any outstanding borrowings under the revolving line of credit or fixed rate loan. At November 30, 1997, RTO had outstanding borrowings of $15.4 million under the revolving line of credit at an interest rate of 8.25%. Borrowings under the Agreement are collateralized by the rental units, property and equipment and substantially all other assets of RTO. The Agreement also requires the maintenance of minimum levels of tangible net worth, as defined, subjects RTO to a maximum ratio of total liabilities to tangible net worth and restricts the payment of dividends to a percentage of annual income. On December 8, 1997, RTO entered into a new loan agreement with the same bank which provides for an additional $3.5 million line of credit, for a total of $20.0 million in borrowings available. The terms and conditions of the new line of credit are equivalent to those under the Loan Agreement, except that the new line of credit bears interest at a rate equal to Prime - .25%.

     On December 29, 1997 RTO entered into a commitment letter to enter into loan and security agreement with Comerica Bank which provides for a $50.0 million secured three year revolving credit facility (the "New Facility") which will replace the existing $16.5 million facility and the $3.5 million facility. The New Facility provides for certain borrowing options for advances based on a "Base Rate" of (i) the agent's prime rate or (ii) the federal funds rate plus 100 basis points, or a "Eurodollar Rate" adjusted for reserves and other regulatory requirements, plus an Applicable Margin. The New Facility is for general corporate purposes including working capital and permitted acquisition financing. The New Facility generally requires a first security interest from RTO in all accounts, notes and contracts receivable, machinery and equipment, rental units, and substantially all other assets. Additionally, the New Facility requires the pledge of stock of all subsidiaries of RTO. Management believes that cash flow from operations and the New Facility will be adequate to fund the operations and growth plans through 1998.

SEASONALITY AND INFLATION

     Based upon the operating history of RTO, management of RTO believes that operating results may be subject to seasonality. In particular, the third quarter generally exhibits a slight tightening of customer spending habits commensurate with summer vacations, school needs and other factors. Conversely, the fourth quarter typically has a greater percentage of rentals because of traditional holiday shopping patterns. Management plans for these seasonal variances and takes particular advantage of the fourth quarter with product promotions, marketing campaigns, and employee incentives. Because many of RTO's expenses do not fluctuate with seasonal revenue changes, such revenue changes may cause fluctuations in RTO's quarterly earnings.

     The rate of inflation as measured by changes in the average consumer price index has not had a material effect on the revenue, expenses or operating results of RTO from its inception on June 20, 1996 because RTO has been able to charge higher rental rates for its merchandise to offset the modest inflationary pressures. There can be no assurance, however, that inflation will not affect future operating costs or consumer spending habits.

OTHER MATTERS

     The IRS published a revenue ruling in July 1995 providing that a five-year recovery period under MACRS is the appropriate depreciation method for rental-purchase merchandise. In August 1997, federal tax legislation was enacted that included a provision requiring use of three-year MACRS as the appropriate depreciation method for rental-purchase merchandise. Prior to 1996, RTO used the income forecasting method of depreciation for tax accounting, and management of RTO believes that this method has been widely used throughout the rental-purchase industry prior to the publication of either of these rulings. The conversion to three-year MACRS has required that the cost of rental merchandise be depreciated over a three-year period while revenue is recognized over the contract term, typically 18 to 24 months. Management of RTO believes that conversion to three-year MACRS will not negatively impact RTO's financial condition or results of operations. The potential effect of conversion to three-year MACRS cannot be accurately estimated, but management of RTO believes that the conversion will potentially create tax benefits.

     The legal and legislative environment in 45 states is favorable to the rental-purchase industry with laws that require certain full disclosures and notices to the customer. Several states have modest price regulation that have not significantly impacted RTO's financial condition or results of operations. Several states, including North Carolina, New Jersey, Wisconsin and Minnesota, have legal or legislative environments that are prohibitive to the rental-purchase transaction. RTO does not currently do business in any of these states other than North Carolina.

                                BUSINESS OF RTO
GENERAL

     RTO is a growing operator of rental-purchase stores that currently has 267 stores in 16 states: Texas, Florida, Oklahoma, Arkansas, Louisiana, Arizona, South Carolina, Colorado, North Carolina, Alabama, Georgia, Missouri, New Mexico, Nevada, Utah and Mississippi. RTO offers quality, brand-name consumer merchandise principally consisting of consumer electronics, appliances, furniture, jewelry and home furnishing accessories to individuals under flexible rental-purchase agreements also known as rent-to-own agreements. The agreements provide customers with the option, but not the obligation, to obtain ownership of the merchandise at the conclusion of the stated number of consecutive rental payments, usually 52 to 104 weeks. Previously rented merchandise is refurbished and re-rented, normally for a reduced term.

OPERATING STRATEGY

     RTO has continued to refine its operational concept which RTO believes effectively distinguishes RTO's stores from its competitors. RTO has sought to position itself as the leading rental-purchase store within each of its markets by: (1) emphasizing the highest level of customer service and providing a comfortable and courteous store environment; (2) achieving operating efficiencies through clustering its stores within defined market areas; (3) closely monitoring each store's performance, through the use of its management information system, to ensure each store's adherence to established operating guidelines; and (4) emphasizing results-oriented compensation structures and offering intensive training programs for its employees.

GROWTH STRATEGY

     RTO's growth strategy has been to expand its business by: (i) increasing the number of stores it owns through acquisitions and new store openings; (ii) increasing the average total revenue per unit rented by expanding RTO's offerings of higher priced lines of merchandise; and (iii) consolidating corporate overhead to reduce expenses. Pursuant to this strategy, RTO acquired Action and since the acquisition of Action has acquired 132 stores in the following 17 transactions:

                                                                 NUMBER       DATE OF     FISCAL 1996
           ACQUISITION                 STATES OF OPERATION      OF STORES   ACQUISITION   REVENUE(1)
           -----------                 -------------------      ---------   -----------   -----------
Home Choice, Inc..................  Florida                         2        10/31/96     $   322,000(2)
Yam's, Inc........................  Arkansas                        6         11/1/96       4,800,000(2)
United Electronics, Inc...........  Arkansas, Louisiana             8          1/3/97       4,600,000
B&L Concepts, Inc.................  Florida, Alabama, Georgia      27          1/7/97      14,200,000
Mr. C Rental Limited
  Partnership.....................  Texas                           4(3)      1/24/97       1,000,000
Sunburst Rentals, Inc.............  Texas                           1          2/7/97         592,000
Showtyme Group(4).................  South Carolina                  8         2/28/97       4,300,000
ARTO, Inc.........................  Arizona, Nevada, Utah           5         2/28/97       4,200,000
Seajay Group(5)...................  Texas                          12         2/28/97       7,400,000
National TV Rental, Inc...........  Florida                         8         2/28/97       6,400,000(6)
ABC Group(7)......................  Colorado                        7         3/11/97       3,500,000
Discount Centers of America,
  Inc.............................  Florida                         4         5/12/97       2,400,000
The Hut Co., Inc..................  Arkansas, Missouri              7         5/13/97       1,700,000(8)
Instant Rent to Own, Inc..........  Louisiana, Texas               11         5/30/97       8,500,000
Rightway Home Furnishings, Inc....  Louisiana                       1         5/30/97         713,000
Amigo TV Rental, Inc..............  New Mexico, Texas              17(3)      7/25/97       8,900,000
B.P.S. Inc........................  Louisiana                       4        12/15/97       1,398,022

---------------

(1) The revenue amounts presented are based upon the financial statements of the companies acquired.

(2) Home Choice, Inc. and Yam's, Inc. are based upon fiscal 1995 total revenue.

(3) Subsequent to their acquisition by RTO, Mr. C. Rental Limited Partnership and Amigo TV Rental, Inc. each consolidated two (2) stores.

(4) The Showtyme Group consists of Carolina's Best Rent-to-Own, Inc., H&J TV Rental, Inc., Rentmaster Appliance and TV Rentals, Inc., Showtyme TV Rentals of Anderson, Inc., Showtyme TV Rentals of Charleston, Inc. and Showtyme TV Rentals of Spartanburg, Inc.

(5) The Seajay Group consists of Seajay Investment Group, Inc. and Mercury Acceptance Corporation.

(6) National TV Rental, Inc.'s fiscal 1996 total revenue includes approximately $1.1 million from stores sold during 1996.

(7) The ABC Group consists of ABC TV & Stereo Rental of Colorado, Inc., Daniel
     B. Rudden & Partners, L.L.C. and R&K Rentals, L.L.C.

(8) The Hut Co., Inc.'s 1996 fiscal year ended on January 31, 1997.

PRODUCTS AND MERCHANDISING

     RTO's stores generally offer an assortment of quality, brand-name merchandise, including consumer electronics, appliances, furniture, jewelry and home furnishing accessories. RTO displays a wide variety of types and models of merchandise in its stores. Merchandise is displayed in showroom settings featuring attractive, professional displays and signage. Store interiors feature bright colors in an atmosphere intended to make customers feel comfortable. RTO's management regularly evaluates and modifies its product offerings to reflect changing local demand and monitors adherence to RTO's standards for cleanliness and quality of merchandise.

OPERATIONS

     Management and Supervision. RTO currently has divided the management of its stores among three geographic zones. Each zone is directed by a Vice President of Operations who is responsible for store operations, new store openings, store staffing, training, merchandising and real estate leasing for the zone. Each Vice President of Operations directs the efforts of one or more Directors of Store Operations, each of whom directs several regional managers who are responsible for six to ten stores each. Vice Presidents of Operations and Directors of Store Operations are experienced executives, averaging over 14 years of experience in the rental-purchase industry. Regional managers reside in the regions that they supervise and monitor individual store performance and rental merchandise on a daily basis. RTO limits the number of stores supervised by each regional manager to assure adequate monitoring of operations.

     Each mature RTO store requires a staff of three to ten employees, including a store manager, assistant manager and sales, delivery and collection personnel. Each RTO store manager reports to a regional manager. Individual store managers are responsible for customer relations and account collection, development of new rental accounts, rental merchandise management, staffing and training and profit and loss control.

     Customer Service. RTO provides same day delivery and installation of its merchandise at no additional cost to the customer. RTO performs all necessary repair and maintenance service on rental merchandise without charge, except for damage in excess of normal wear and tear. Most products offered by RTO are covered under standard manufacturer's warranties and the remainder of the warranties may be transferred to a customer who obtains ownership. Customers are fully liable for damage, loss or destruction of the merchandise unless they have purchased an optional loss/damage waiver.

     RTO monitors customer relations at the store level and encourages customer feedback. RTO's policy requires employees to provide all customers, upon request, with the telephone number of RTO's corporate office where any complaints or problems which are not handled at the store level to the satisfaction of the customer can be resolved.

     Delivery of Merchandise. RTO's customers generally obtain rental merchandise at the store although they may also do so by telephone. RTO offers same-day delivery of in-stock merchandise. Generally, a sufficient quantity of merchandise is held at all store locations to fill customer orders promptly. In most instances, suppliers of merchandise ship products directly to individual store locations on a weekly basis.

     Management Information Systems. RTO's management information systems provide detailed information on store operations in daily, weekly, monthly and year-to-date reports. These reports cover data in a broad range of categories and present information by stores or groups of stores. The systems provide RTO's management with on-demand access to operating and financial information about any store. RTO's integrated computerized management information and control systems track rental merchandise movement for each store location and by each product category, minimizing excess rental merchandise while maintaining optional in-stock positions. The systems also monitor collection procedures and practices in order to help minimize late payments and expenses related to recovery of merchandise while maximizing customer relations and compliance with regulatory and industry-accepted collection practices. These systems have enabled RTO to expand its operations while maintaining a high degree of control over cash receipts, rental merchandise and customer transactions.

COMPETITION

     The rental-purchase industry is highly competitive. RTO competes directly with other national and regional rental-purchase businesses, and on a limited basis with temporary-use rental stores, such as furniture rental outlets. RTO believes, however, that its most direct competition comes from national firms such as Rent-A-Center, Renters Choice, Aaron Rents and Rent-Way, Inc. RTO's largest national competitors have significantly greater resources than RTO.

PROPERTIES

     RTO leases space for all of its rental-purchase stores as well as its corporate and zone offices under leases expiring at various times through July 2001. Most of the leases contain renewal options for additional periods at rental rates adjusted according to agreed upon formulas. RTO's corporate office consists of approximately 28,500 square feet plus an 8,400 square foot regional service center. The corporate office building and service center are leased from White Property Company No. 2, Ltd., an affiliate of Billy W. White, Sr., the Chief Executive Officer and a director of RTO. RTO also leases one store location from White Property Company No. 2, Ltd. See "The Merger -- Interests of Certain Persons in the Merger" and "Management of Alrenco Following the Merger -- Certain Transactions."

EMPLOYEES

     As of December 15, 1997, RTO employed 1,770 people, 133 of whom were assigned to RTO's corporate and zone office and 1,637 of whom were directly involved in the management and operation of RTO's stores. None of RTO's employees is covered by a collective bargaining agreement. RTO provides numerous employee benefits, including a 401(k) plan and group life, health and disability insurance plans. Management of RTO believes that the relationships between RTO and its employees are good.

                         PRINCIPAL STOCKHOLDERS OF RTO

     The following table sets forth information with respect to the beneficial ownership of RTO Common Stock by (i) each current director and executive officer of RTO, (ii) each person known to management of RTO to own of record or beneficially more than 5% of the outstanding shares of RTO Common Stock, and
(iii) all directors and officers of RTO as a group. The table reflects ownership of RTO Common Stock and the percentage of such ownership as of January 13, 1998, and the number of shares of Alrenco Common Stock which each such person will receive in the Merger at the Exchange Ratio of 89.795 shares of Alrenco Common Stock for each outstanding share of RTO Common Stock. Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of RTO Common Stock owned by him or it.

                                                       NUMBER OF SHARES(1)     PERCENT OF CLASS
                                                      ---------------------   ------------------
                                                       BEFORE       AFTER      BEFORE     AFTER
                        NAME                           MERGER      MERGER     MERGER(2)   MERGER
                        ----                          ---------   ---------   ---------   ------
George D. Johnson, Jr.(3)...........................     26,448(4)  2,374,898    21.9%      14.0%
Billy W. White, Sr..................................        250(5)     22,448      *          *
John S. Rainey......................................      1,188(6)    106,676     1.0         *
Edward W. Phifer, III...............................        188(7)     22,481(8)   *          *
James G. Steckart...................................          0             0      *          *
K. David Belt.......................................      3,395(9)    304,854     2.8        1.8
Tracy Schrader......................................          0             0      *          *
R. Daniel Matthews..................................         69(10)     6,195      *          *
Larry D. Sutton.....................................      2,478(11)   222,512     1.9        1.3
Wayne Sutton........................................      1,600(11)   143,672     1.3         *
A. Foster Chapman(12)...............................      6,000(13)   538,770     5.0        3.2
Geneva Partners LLC(14).............................      8,500       763,257     7.0        4.5
Daniel C. Breeden, Jr.(15)..........................      7,625(16)   686,686(17) 6.3        4.0
All directors and officers as a group (9
  persons)(18)......................................     43,241     3,890,422    34.5       22.3

---------------

  *   Less than 1%.

 (1) Includes shares of RTO Common Stock that may be acquired upon the exercise of stock options or the conversion of convertible notes exercisable or convertible within 60 days. Each person named above has sole voting and dispositive power with respect to all shares listed opposite such person's name, except as otherwise noted.

 (2) Based on 120,959 shares of RTO Common Stock outstanding as of January 13, 1998 plus, for each individual, the number of shares of RTO Common Stock that may be acquired upon the exercise of stock options or the conversion of convertible notes exercisable or convertible within 60 days.

 (3) George D. Johnson, Jr. is the Chairman of the Board of Directors of RTO. His address is 450 E. Las Olas Boulevard, Ft. Lauderdale, Florida 33301.

 (4) Represents shares owned by GDJ, Jr. Investments Limited Partnership for which Daniel C. Breeden, Jr. shares voting and investment power.

 (5) Represents 250 shares of RTO Common Stock issuable upon exercise of outstanding stock options.

 (6) Includes 188 shares of RTO Common Stock issuable upon exercise of outstanding stock options. Includes 500 shares owned by C&J Investing Partners. Mr. Rainey is co-trustee of the two trusts that are the partners of C&J Investing Partners, and he is a general partner in the partnership (as to which he shares voting and investment authority with the other general partner). Mr. Rainey disclaims beneficial ownership of these shares.

 (7) Represents 188 shares of RTO Common Stock issuable upon exercise of outstanding stock options.

 (8) Includes 5,600 shares of Alrenco Common Stock purchased by Mr. Phifer prior to the Merger.

 (9) Includes 1,250 shares of RTO Common Stock owned by the Billy W. White, Sr. Annuity Trust and 1,250 shares of RTO Common Stock held by the Lillie B. White Annuity Trust, for which Mr. Belt's wife, Debra Belt, shares voting and investment power. Includes 145 shares of RTO Common Stock issuable upon exercise of outstanding stock options.

(10) Represents 69 shares of RTO Common Stock issuable upon exercise of outstanding stock options.

(11) Includes 2,400 shares of RTO Common Stock issuable upon conversion of convertible notes and 78 shares of RTO Common Stock issuable upon exercise of outstanding stock options.

(12) The address of Mr. Chapman is 961 East Main Street, Spartanburg, South Carolina 29302.

(13) Includes 5,500 shares deemed beneficially owned by Mr. Chapman as trustee of two trusts. Mr. Chapman disclaims beneficial ownership of these shares.

(14) The address of Geneva Partners LLC is c/o Rosemarie Buntrock, 3003 Butterfield Road, Oak Brook, Illinois 60521.

(15) The address of Mr. Breeden is 961 East Main Street, Spartanburg, South Carolina 29302.

(16) Includes 6,000 shares deemed to be beneficially owned by Mr. Breeden as trustee of five trusts. Mr. Breeden disclaims beneficial ownership of these shares. Includes 125 shares of RTO Common Stock issuable upon exercise of outstanding stock options.

(17) Includes 2,000 shares of Alrenco Common Stock purchased by Mr. Breeden prior to the Merger.

(18) The percentage of shares owned by all directors and officers as a group is based on the applicable number of shares of RTO Common Stock outstanding plus (i) 4,000 shares of RTO Common Stock subject to notes convertible at the option of certain executive officers of RTO and (ii) 1,043 shares of RTO Common Stock issuable upon exercise of outstanding stock options held by certain executive officers and directors of RTO. Such convertible notes and options are the only securities convertible into or exercisable for RTO Common Stock within 60 days of the date of this Joint Proxy Statement/ Prospectus.

     Alrenco may be deemed to own beneficially the 11,943 shares of RTO Common Stock for which it has been granted an option to purchase in connection with the Merger. If such option was exercised in full, Alrenco would own approximately 9.0% of the issued and outstanding shares of RTO Common Stock. See "The Stock Option Agreements."

     George D. Johnson, Jr., Chairman of the Board of RTO, has agreed with Alrenco to vote all shares of RTO Common Stock beneficially owned by him for approval of the Merger Agreement and each of the other transactions contemplated thereby. See "The Stockholder Voting Agreements."

                   MANAGEMENT OF ALRENCO FOLLOWING THE MERGER

DIRECTORS

     The number of directors of Alrenco is currently fixed at seven. The Merger Agreement provides that, at the Effective Time, the Alrenco Board will consist of George D. Johnson, Jr., Michael D. Walts, Billy W. White, Sr., Edward W. Phifer, III and John S. Rainey. The Merger Agreement further provides that, at the Effective Time, George D. Johnson, Jr., Chairman of the Board of Directors of RTO, will be the Chairman of the Board of Alrenco. Information concerning those persons who will continue as or become directors of Alrenco following the Merger is set forth below.

               NAME                  AGE        CURRENT POSITION         POSITION FOLLOWING THE MERGER
               ----                  ---        ----------------         -----------------------------
George D. Johnson, Jr.............   55    Chairman of the Board of      Chairman of the Board
                                             RTO
Michael D. Walts..................   57    Chairman of the Board and     Director
                                             President of Alrenco
Billy W. White, Sr................   63    President, Chief Executive    President, Chief Executive
                                             Officer and Director of       Officer and Director
                                             RTO
Edward W. Phifer, III.............   56    Director of RTO               Director
John S. Rainey....................   56    Director of RTO               Director

     George D. Johnson, Jr. Mr. Johnson has been Chairman of the Board of RTO since its incorporation in June 1996. Mr. Johnson has been President and Chief Executive Officer of Extended Stay America, Inc. since January 1995. Mr. Johnson is the former President of the Consumer Products Division of Blockbuster Entertainment Corp., a division of Viacom. In this position, he was responsible for all U.S. video and music stores. Mr. Johnson has over 30 years of experience developing and managing various businesses. He was formerly the Managing General Partner of WJB Video, the largest Blockbuster franchisee which developed over 200 video stores prior to a merger with Blockbuster in 1993 and is the managing general partner of American Storage Limited Partnership, a chain of 27 self-storage facilities located in the Carolinas and Georgia. He currently serves on the Board of Directors of Republic Industries, Inc., Duke Energy Corporation, Extended Stay America, Inc. and Florida Panthers Holding Company, Inc., and has been the Chairman of the Board of Directors of Johnson Development Associates, Inc. since its founding in 1986. Johnson Development Associates, Inc. is a real estate management, leasing and development company controlling approximately three million square feet of commercial, retail and industrial property located in the Carolinas and Georgia which are owned by various partnerships controlled by Mr. Johnson and his family. Mr. Johnson practiced law in Spartanburg, South Carolina from 1967 until 1986 and served three terms in the South Carolina House of Representatives. Mr. Johnson is the brother-in-law of Edward W. Phifer, III, a director of RTO.

     Michael D. Walts. Mr. Walts is the current Chairman of the Board of Directors and President of Alrenco. He has worked in the rental-purchase industry for more than 17 years since founding Alrenco in 1980. Prior to 1980, Mr. Walts owned and operated Kentuckiana Outfitting Company, a door-to-door weekly installment sales retailer which he acquired in 1964. Kentuckiana Outfitting Company is currently a real estate holding company which, among other things, leases certain properties to Alrenco. See "-- Certain Transactions."

     Billy W. White, Sr. Mr. White has been President, Chief Executive Officer and a director of RTO since August 1996. He has been President and Chief Executive Officer of Action TV & Appliance Rental, Inc. since he founded it in 1975. For several years, Mr. White has been on the Board of Directors of APRO and he recently completed his second term as President of APRO's board. He is also a former member of the Board of Directors and past president of the Texas Association of Rental Agents and serves on the Mesquite (Texas) Economic Development Foundation Board of Directors. Mr. White is the father-in-law of K. David Belt, Chief Financial Officer of RTO.

     Edward W. Phifer, III. Mr. Phifer has been a director of RTO since December 1996. Mr. Phifer is a founding shareholder, director and Senior Vice President of E.J. Victor, Inc., a furniture manufacturer located in Morganton, North Carolina. Prior experience includes nine years in sales at Henredon Furniture Company and 16 years as Vice President, director and partner at Hardwoods of Morganton, Inc., a lumber brokerage firm. Mr. Phifer is the brother-in-law of George D. Johnson, Jr., Chairman of the Board of RTO.

     John S. Rainey. Mr. Rainey has been a director of RTO since December 1996. Mr. Rainey is a partner in the law firm of Demo & Rainey, L.L.P., in Lexington, South Carolina. Mr. Rainey has served as Chairman of South Carolina Public Service Authority (Santee Cooper), a publicly-owned electric and water utility, since 1990; Chairman of Easlan Capital, Inc., a real estate development company, since 1982; a director of National Bank of South Carolina since July 1997; a director of Prym-Dritz Corporation, a major sewing notions distributor, since 1985; a director of Texfi Industries, Inc., a diversified textile company from 1985 to March 1997; and a director of NationsBank, National Association and predecessor corporations from 1977 to June 1997.

     The Alrenco Articles provide that the Alrenco Board shall be divided into three classes. The members of each class of directors serve for staggered three-year terms. One class of directors is elected at each annual meeting of shareholders with the terms of each class expiring in successive years. Directors hold office for their elected term and until their successors are elected and qualified.

EXECUTIVE OFFICERS

     The executive officers of Alrenco following the Merger are expected to be as follows:

               NAME                  AGE        CURRENT POSITION         POSITION FOLLOWING THE MERGER
               ----                  ---        ----------------         -----------------------------
James G. Steckart.................   49    Chief Operating Officer of    Chief Operating Officer
                                             RTO
K. David Belt.....................   43    Chief Financial Officer       Chief Financial Officer
                                             of RTO
Daniel C. Breeden, Jr.............   42    Vice President, Secretary     Vice President, Secretary and
                                             and Treasurer of RTO          Treasurer
Tracy A. Schrader.................   30    General Counsel of RTO        General Counsel
R. Daniel Matthews................   45    Vice President of             Vice President of Operations
                                             Operations of RTO
Larry D. Sutton...................   46    Vice President of             Vice President of Operations
                                             Operations of RTO
Wayne Sutton......................   48    Vice President of             Vice President of Operations
                                             Operations of RTO

     James G. Steckart. Mr. Steckart has been Chief Operating Officer of RTO since October 1997. From 1996 to October 1997, he was the President and Chief Executive Officer of Alameda Management Company, a company engaged in the development, management and ownership of inn-type motels. From 1991 to 1996, he was employed by Advantage Companies, Inc., a publicly traded franchisee of Rent-a-Center, first as Vice President of Operations from 1991 to 1993 and as President from 1993 to 1996.

     K. David Belt. Mr. Belt has been Chief Financial Officer of RTO since August 1996. He has been Vice President and Chief Financial Officer of Action since July 1983. From August 1977 to July 1983, Mr. Belt was an accounting manager for Texas Utilities Company, where he worked in the financing and Commission regulation area. Mr. Belt is a certified public accountant and a member of APRO's Tax and Accounting committee. He is the son-in-law of Billy W. White, Sr., the President, Chief Executive Officer and a director of RTO.

     Tracy Schrader. Mr. Schrader has been General Counsel of RTO since October 1997. From June 1996 to October 1997, he was Corporate Counsel to Unisite, Inc., and from 1992 to June 1996, he was an attorney at the law firm of Gardere & Wynne, LLP.

     Daniel C. Breeden, Jr. Mr. Breeden has been Vice President, Secretary and Treasurer of RTO since its incorporation in June 1996. He has served as the Chief Financial Officer of Johnson Development Associates,

Inc. and American Storage since July 1987. From August 1983 to July 1987, he was a tax accountant at Price Waterhouse, and from February 1979 to August 1983, he was a Budget Coordinator at The South Carolina State Ports Authority. Mr. Breeden currently serves on the Board of Directors of First United Bancorporation and E. J. Victor, Inc. Mr. Breeden is a certified public accountant.

     R. Daniel Matthews. Mr. Matthews has been Vice President of Operations of RTO since August 1996. He was the Vice President of Operations for Action from October 1991 to August 1996. From 1987 to September 1991, he was Regional Manager of Rent-a-Center, and from 1986 to 1987, he was General Manager of Alamo Rentals. From 1984 to 1986, he was the owner of Express Leasing, and from 1976 to 1984, he was Regional Manager of ABC Rentals.

     Larry D. Sutton. Mr. Sutton has been Vice President of Operations of RTO since January 1997. From 1980 to January 1997, he was the co-owner of B&L Concepts, Inc., which he first opened in 1980 and grew to 27 store locations at the time of its acquisition by RTO. Mr. Sutton is a member of the APRO Board of Directors and serves on APRO's Ethics, Education and Public Relations committees.

     Wayne Sutton. Mr. Sutton has been Vice President of Operations of RTO since May 1997. From 1983 to May 1997, he was the President, Chief Executive Officer and sole owner of Instant Rent To Own, Inc., which he first opened in 1983 and grew to 11 store locations at the time of its acquisition by RTO. Mr. Sutton has been a member of the APRO Board of Directors since 1995, a board member of The Rental Industry Buying Group since 1996 and President of the Louisiana State Rental Dealers Association since 1994.

DIRECTOR COMPENSATION

     Following the Merger, directors of Alrenco will not receive any fee for attending meetings of the Alrenco Board or any of its committees. However, all directors will be reimbursed for travel and lodging expenses incurred in connection with their attendance at Alrenco Board, shareholder and committee meetings. Directors who are not employees of Alrenco ("Nonemployee Directors") will be entitled to receive nondiscretionary awards of stock options under the Alrenco Stock Incentive Plan.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth summary compensation information for the Chief Executive Officer and each other executive officer of RTO whose aggregate salaries and bonuses exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to RTO during the fiscal years ended December 31, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                            ANNUAL COMPENSATION        SECURITIES
                                                         --------------------------    UNDERLYING
                                                                         OTHER        STOCK OPTION
                                                                        ANNUAL           AWARDS
          NAME AND PRINCIPAL POSITION             YEAR    SALARY    COMPENSATION(1)    (# SHARES)
          ---------------------------             ----   --------   ---------------   ------------
Billy W. White, Sr..............................  1997   $300,000            --             714
  President and Chief Executive Officer           1996    300,000      $982,851(2)        1,000
K. David Belt...................................  1997   $150,000            --             357
  Chief Financial Officer                         1996    105,815(3)    $255,085(4)         580
R. Daniel Matthews..............................  1997   $125,000            --              46
  Vice President of Operations                    1996    100,052            --             275
Larry D. Sutton.................................  1997   $122,596            --             383
  Vice President of Operations                    1996     (5)            (5)             (5)

---------------

(1) None of the Named Executive Officers received Other Annual Compensation in excess of $50,000 or 10% of the total reported annual salary and bonus for such Named Executive Officers in 1997.

(2) Represents (i) a one-time payment of $976,271 received upon joining RTO;
    (ii) $6,000 in matching contributions under RTO's 401(k) plan; and (iii) $580 for use of a company-owned automobile.
(3) Includes $1,042 of Excess Group Term Life Insurance.
(4) Represents (i) a one-time payment of $244,068 received upon joining RTO;
    (ii) $4,048 in matching contributions under RTO's 401(k) plan; and (iii) $6,969 for use of company-owned automobiles.
(5) Larry D. Sutton became Vice President of Operations for RTO in January 1997.

     Option Grants. The following table sets forth information regarding option grants during fiscal 1997 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS(1)
                                  --------------------------------------------------   POTENTIAL REALIZABLE
                                  NUMBER OF                                              VALUE AT ASSUMED
                                  SECURITIES    % OF TOTAL                             ANNUAL RATES OF STOCK
                                  UNDERLYING     OPTIONS                                PRICE APPRECIATION
                                   OPTIONS      GRANTED TO    EXERCISE                    FOR OPTION TERM
                                   GRANTED     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------
              NAME                (# SHARES)   FISCAL YEAR    ($/SHARE)      DATE         5%         10%
              ----                ----------   ------------   ---------   ----------   --------   ----------
Billy W. White, Sr..............      714          14.0%       $1,400       4/01/07    $628,643   $1,593,105
K. David Belt...................      357           7.0%        1,400       4/01/07     314,322      796,552
R. Daniel Matthews..............       46           0.9%        1,400       4/01/07      40,501      102,637
Larry D. Sutton.................      312           6.1%        1,250       1/07/07     245,269      621,560
                                       71           1.4%        1,400       4/07/07      62,512      158,418

---------------

(1) Options granted in 1997 to each of the named individuals become exercisable 25% per year over 4 years.

     Option Holdings. The following table sets forth certain information concerning the status and value of unexercised options held by each of the Named Executive Officers as of December 31, 1997:

                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                UNDERLYING UNEXERCISED             MONEY OPTIONS AT
                                             OPTIONS AT DECEMBER 31, 1997        DECEMBER 31, 1997(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Billy W. White, Sr........................        250           1,464         $100,000        $300,000
K. David Belt.............................        145             792           53,000         159,000
R. Daniel Matthews........................      68.75          252.25           27,500          82,500
Larry D. Sutton...........................         78             305           11,700          35,100

---------------

(1) Based on a fair market value of $1,400 per share as of December 31, 1997, as determined by the RTO Board.

STOCK INCENTIVE PLAN

     In November 1995, the Alrenco Board adopted, and the Alrenco Shareholders approved, the Alrenco Stock Incentive Plan. The purpose of the Alrenco Stock Incentive Plan is to further the interests of Alrenco by providing eligible employees with an additional incentive to increase the value of Alrenco's stock by granting such employees a stake in the future of Alrenco. A total of 450,000 shares of Common Stock has been reserved for issuance under the Alrenco Stock Incentive Plan. The Alrenco Stock Incentive Plan is administered by the Compensation Committee of the Alrenco Board (the "Committee"). The Alrenco Stock Incentive Plan authorizes the Committee to grant, in its discretion, stock options, stock appreciation rights, restricted stock, nonrestricted stock or any combination thereof to employees of Alrenco.

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

     Stock Options. Each stock option granted under the Alrenco Stock Incentive Plan will entitle the holder thereof to purchase the number of shares of Alrenco Common Stock specified in the grant at the purchase price specified therein. The terms and conditions of each stock option granted under the Alrenco Stock Incentive Plan will be determined by the Committee.

     Stock options to be granted under the Alrenco Stock Incentive Plan may be either incentive stock options or nonqualified stock options. Stock options designated by the Committee as incentive stock options will comply with Section 422 of the Internal Revenue Code of 1986. The purchase price for shares subject to an incentive stock option will not be less than 100% of the fair market value of the Alrenco Common Stock at the time of grant. No incentive stock option may be granted to any employee of Alrenco who owns at the date of grant shares of stock representing in excess of 10% of the voting power of all classes of stock of Alrenco unless the exercise price for stock subject to such option is at least equal to 110% of the fair market value of the stock at the time of grant and the option term does not exceed five years. The terms of any nonqualified stock option, including without limitation the exercise price and period of exercise, will be determined by the Committee in its sole discretion at the time of grant.

     Stock Appreciation Rights. Stock appreciation rights will entitle the holder to receive an amount equal to the excess of the fair market value of one share of Alrenco Common Stock as of the date such right is exercised over the exercise or base price specified in the stock appreciation right, multiplied by the number of shares of Alrenco Common Stock in respect of which the stock appreciation right is being exercised.

     Restricted Stock. The Committee may also grant shares of Alrenco Common Stock to plan participants subject to certain restrictions ("Restricted Stock"). Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during a "Restricted Period," which shall not be less than one year from the date of grant. The employee as the owner of such stock shall have all rights of a shareholder including, but not limited to, the right to vote such stock and to receive dividends thereon as and when paid. Upon the grant of shares of Restricted Stock, the employee shall enter into an agreement with Alrenco in a form specified by the Committee and containing such additional terms and conditions, if any, as the Committee in its sole discretion shall determine, which are not inconsistent with the provisions of the Alrenco Stock Incentive Plan. The amount of Restricted Stock to be granted to any employee and the respective terms and conditions of such grant (which terms and provisions need not be the same in each case) will be determined by the Committee in its discretion.

     Nonrestricted Stock. The Committee may from time to time make awards of unrestricted Alrenco Common Stock ("Nonrestricted Stock") to plan participants. The Committee in its discretion will determine those plan participants to whom awards of Nonrestricted Stock will be granted and the number of shares to be granted to each participant.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Alrenco Stock Incentive Plan provides for the granting to non-employee directors of stock options to purchase up to 5,000 shares of Alrenco Common Stock. Options granted under the plan are non-qualified stock options. Option exercise prices are required to be the fair market value of the Alrenco Common Stock as determined by the Alrenco Board at the date of grant. Options with respect to one-half of the total number of shares subject to options for each non-employee director are granted on the date each such director takes office, and as to the remaining one-half of such shares, options with respect to one-fourth of such shares are granted at the end of the twelve-month period following the date such director takes office and at the end of each subsequent twelve-month period for the succeeding three years. All options are exercisable six months after the date of grant and have a ten-year term.

     RTO has adopted a stock option plan (the "RTO Non-Employee Director Stock Option Plan") that provides for the granting to non-employee directors of stock options to purchase up to 376 shares of RTO Common Stock. Options granted under the plan are non-qualified stock options. Option exercise prices are required to be the fair market value of the RTO Common Stock as determined by the RTO Board at the date of grant. Options with respect to 188 shares are granted on the date each such director takes office, and as to the remaining 188 shares subject to such options to which each such director is entitled, options with respect

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

to 47 shares are granted at the end of the twelve-month period following the date on which each such director takes office and at the end of each subsequent twelve-month period for the succeeding three years. All options are exercisable six months after the date of grant and have a ten-year term.

     Pursuant to the Merger Agreement, each RTO Option outstanding and unexercised at the Effective Time, including each option granted pursuant to the RTO Non-Employee Director Stock Option Plan, will be converted at the Effective Time into an option to purchase Alrenco Common Stock and Alrenco will assume the obligations of RTO to grant any additional options to which any RTO director is entitled under the RTO Non-Employee Director Stock Option Plan.

     RTO directors Edward W. Phifer, III and John S. Rainey each have been granted options to purchase 188 shares of RTO Common Stock pursuant to the RTO Non-Employee Director Stock Option Plan. At the Effective Time, such options will be converted into options to purchase Alrenco Common Stock in accordance with the Merger Agreement. Directors Phifer and Rainey will be granted the remaining options to which they are entitled under the RTO Non-Employee Director Stock Option Plan in the form of options to purchase Alrenco Common Stock as provided in the Merger Agreement. Directors Phifer and Rainey will not, however, be granted any options to purchase Alrenco Common Stock pursuant to the Alrenco Stock Incentive Plan upon taking office as directors of Alrenco, and options granted to any future directors of Alrenco will be granted pursuant to the Alrenco Stock Incentive Plan.

CERTAIN TRANSACTIONS

     RTO. During the years ended December 31, 1995, 1996 and 1997, RTO (or its predecessor Action) engaged in the following transactions with its affiliates:

     During 1995, 1996 and 1997, Action paid $174,000, $196,000 and $207,000, respectively, to White Property Company No. 2, Ltd., a limited partnership, for lease payments related to Action's corporate office building and regional service center in Mesquite, Texas and a store in Greenville, Texas. White Property Company No. 2, Ltd.'s general partner, White Properties, Inc., is a corporation controlled by Billy W. White, Sr., the President, Chief Executive Officer and a director of RTO.

     On December 31, 1995 and 1996, Action had outstanding indebtedness to various affiliates of Action of $480,000 and $0, respectively. During 1995 and 1996, Action paid total interest on such indebtedness of $97,802 and $2,940, respectively. All such indebtedness was repaid in connection with the Action Acquisition.

     In 1996 and 1997, RTO paid $106,649 and $120,870, respectively, to Wyoming Associates, Inc. for aircraft rental charges. Wyoming Associates, Inc. is wholly owned by George D. Johnson, Jr., Chairman of the Board of Directors of RTO.

     In August, 1996, RTO acquired Action. In connection with the acquisition of Action, Billy W. White, Sr., who is the President, Chief Executive Officer and a director of RTO, and K. David Belt and R. Daniel Matthews, both of whom are executive officers of RTO, received $45,451,231, $1,896,969 and $200,000, respectively, in exchange for their stock in Action and certain noncompetition and employment agreements.

     In August, 1996, Action sold real properties located in Texarkana, Texas to Texarkana Holdings, Inc., a Texas corporation, for $108,947.50. Texarkana Holdings, Inc. is wholly owned by Billy W. White, Sr., who is the President, Chief Executive Officer and a director of RTO.

     Alrenco. Alrenco leases its corporate office building, located in New Albany, Indiana, from Kentuckiana Outfitting Company ("Kentuckiana"), a corporation owned by Michael D. Walts, the current Chairman of the Board, President and the principal shareholder of Alrenco. The rent under this lease is payable in monthly installments of $8,300 per month, for an aggregate annual rent of $99,610. The ten-year term of this lease expires December 31, 2004. Alrenco also leases a store location in Louisville, Kentucky, from Kentuckiana. The rent under this lease is payable in monthly installments of $2,200, for an aggregate annual rent of $26,400. The ten-year term of this lease expires December 31, 2004.

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

     In connection with a life insurance policy insuring the life of Mr. Walts, Alrenco has made a loan to Mr. Walts each year beginning in 1988. Mr. Walts has used the proceeds of these loans to pay his portion of the annual premium due under such policy. Interest on each such loan has been calculated at the prevailing applicable federal rate. The balance outstanding as of November 30, 1997, was approximately $78,654.

     Prior to Alrenco's initial public offering, Mr. Walts and his wife guaranteed Alrenco's indebtedness under its bank loan agreement. These guarantees were released in February 1996 in connection with an amendment to such loan agreement.

                      DESCRIPTION OF ALRENCO CAPITAL STOCK

     The authorized capital stock of Alrenco consists of 20,000,000 shares of Alrenco Common Stock, no par value, and 1,000,000 shares of Alrenco Preferred Stock. As of the close of business on the Alrenco Record Date, there were 6,095,516 shares of Alrenco Common Stock outstanding. There are no shares of Alrenco Preferred Stock outstanding. Alrenco has reserved 450,000 shares of its authorized Common Stock for issuance from time to time pursuant to the Alrenco, Inc. 1995 Stock Incentive Plan. The following description of the capital stock of Alrenco is qualified in its entirety by reference to the Alrenco Articles and the Alrenco Bylaws, which have been incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

COMMON STOCK

     Each Alrenco Shareholder is entitled to one vote per share on all matters submitted to a vote of Alrenco Shareholders. Alrenco Shareholders do not have cumulative voting rights. Holders of Alrenco Common Stock will be entitled to receive such dividends and other distributions as may be declared by the Alrenco Board out of funds legally available therefor. See "Summary -- Market Prices and Dividends." In the event of the liquidation, dissolution or winding-up of affairs of Alrenco, holders of Alrenco Common Stock will be entitled to share ratably in all assets of Alrenco remaining after payment or provision for payment of all debts, liabilities and preferences, if any. Holders of Alrenco Common Stock have no preemptive rights and no right to convert their Alrenco Common Stock into any other securities. The shares of Alrenco Common Stock are not redeemable. All shares of Alrenco Common Stock issued in the Merger, upon receipt by Alrenco of the designated consideration therefor, will be fully paid and non-assessable.

PREFERRED STOCK

     The Alrenco Board may, without further action by the Alrenco Shareholders, designate and issue from time to time up to 1,000,000 shares of Alrenco Preferred Stock in one or more series and fix the rights and preferences thereof, including voting rights, dividend rights and rates, redemption rights, liquidation rights, conversion rights, and any other designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof not inconsistent with the Alrenco Articles or the IBCL. Such Alrenco Preferred Stock could rank prior to the Alrenco Common Stock with respect to dividend rights and rights upon liquidation and could have rights which would dilute the voting power of the Alrenco Common Stock. Shares of Alrenco Preferred Stock may also be issued to deter or delay an attempted takeover of Alrenco that may be opposed by management. Alrenco currently has no plans to issue any Alrenco Preferred Stock.

CERTAIN ANTI-TAKEOVER MATTERS

     Certain provisions of the Alrenco Articles and the Alrenco Bylaws concern matters of corporate governance and the rights of shareholders. These provisions, as well as the IBCL and the ability of the Alrenco Board to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Alrenco Board (including takeovers which certain Alrenco Shareholders may deem to be in their best interests). These provisions and the ability of the Alrenco Board to issue Alrenco Preferred Stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption

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

of control by Alrenco Shareholders, even if such removal or assumption would be beneficial to Alrenco Shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if a transaction or contest could be favorable to interests of Alrenco Shareholders, and could potentially depress the market price of the Alrenco Common Stock. The Alrenco Board believes that these provisions are appropriate to protect the interests of Alrenco and the Alrenco Shareholders. The Alrenco Board has no present plans to adopt any other measures or provisions which may be deemed to have an anti-takeover effect.

     Classification of Directors. Article VI of the Alrenco Articles provides for the classification of the Alrenco Board into three classes, each class to consist, as nearly as possible, of one-third of the number of directors constituting the entire Board, as determined in the Alrenco Bylaws. Following their initial terms each class will be elected for a three-year term. Thus, beginning with the 1996 annual meeting, one class will be elected each year with the terms of each class expiring in successive years. Article VI is intended to ensure continuity of Board membership and impede the ability of a third party to make sudden changes in directors through a proxy contest or the acquisition of a substantial stock interest.

     Removal of Directors. Article VI of the Alrenco Articles provides that the directors can be removed from that position only for cause. "Cause" means a director's participation in any transaction in which his or her financial interests conflict with those of Alrenco or Alrenco Shareholders; any act or omission not in good faith or involving intentional misconduct or violation of law; or the participation by a director in any transaction from which he or she derived improper personal benefit. The purpose of this provision is to impose a more stringent standard generally for the removal of directors, and also to prevent a majority shareholder from circumventing the classified board structure by simply voting to remove directors without cause.

     Advance Notice Bylaw Provision. The Alrenco Bylaws impose certain advance notice requirements on an Alrenco Shareholder nominating a director or submitting a proposal to a shareholder meeting. This notice must be submitted to the Secretary of Alrenco between 60 and 90 days before a meeting, and must contain the information prescribed by the Alrenco Bylaws.

     Amendment of Alrenco Articles. Under the IBCL, amendments to articles of incorporation must generally be approved by the Alrenco Board and by the holders of a majority of the outstanding shares voting thereon at a meeting of Alrenco Shareholders, unless the Alrenco Articles or the Alrenco Board provide a higher voting requirement. Article VI of the Alrenco Articles requires that any amendment or repeal of those provisions be approved by Alrenco Shareholders owning at least 80% of the total shares outstanding and entitled to vote generally in the election of directors, voting together as a single class. The requirement for an increased shareholder vote to amend Article VI is intended to prevent a shareholder that controls a majority of the voting shares (or possibly less than a majority) from avoiding the requirements of the classified board and removal of directors provisions discussed above by simply repealing such provisions.

INDIANA ANTI-TAKEOVER STATUTES

     Chapter 43 of the IBCL prohibits any business combination, such as a merger or consolidation between an Indiana corporation with shares of its stock registered under the federal securities laws or which makes an election under the IBCL, and an "interested shareholder" (which is defined as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of such Indiana corporation) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This provision of the IBCL is effective even if all parties should subsequently decide that they wish to engage in the business combination. Chapter 42 of the IBCL contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting rights is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that (i) has 100 or more shareholders; (ii) has its principal place of business, its principal office or substantial assets within Indiana; and
(iii) either (a) more than 10% of its shareholders are Indiana residents, (b) more than 10% of its shares are owned by Indiana residents, or (c) 10,000 shareholders resident in Indiana. A control share acquisition is

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

one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of the Indiana corporation whose stock is registered under the federal securities laws. In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or by-laws of the corporation whose shares are acquired authorize such redemption, the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Alrenco Common Stock is Star Bank, N.A., Cincinnati, Ohio.

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

     If the Merger is consummated, the persons who were holders of shares of RTO Common Stock (other than RTO Dissenting Shares) immediately prior to the Merger will become holders of shares of Alrenco Common Stock immediately after consummation of the Merger and their rights will be governed by the Alrenco Articles, the Alrenco Bylaws and the IBCL. The Alrenco Articles, as amended by the Articles Amendment, will be the new Alrenco Articles at the Effective Time. See "Amendment to Alrenco Articles of Incorporation." The Articles Amendment provides for, among other things, (i) an increase in the amount of authorized Alrenco Common Stock and Alrenco Preferred Stock and (ii) an increase in the vote required to amend most sections of the Alrenco Articles from a majority of shareholders to 67% of shareholders.

     The following discussion is a brief summary of the material differences between the current rights of Alrenco Shareholders and the current rights of RTO Stockholders. The purpose of this summary is to indicate briefly the differences between holding Alrenco Common Stock and RTO Common Stock to the extent such differences are created by the state corporation laws applicable to Alrenco and RTO or arise because of differences between the Alrenco Articles and the Alrenco Bylaws and the RTO Certificate and the RTO Bylaws.

BOARD OF DIRECTORS

     Alrenco. Article VI of the Alrenco Articles provides that the number of directors (never less than three) shall be fixed from time to time or in the manner provided in the Alrenco Bylaws. Article 5 of the Alrenco Bylaws provides for seven directors, divided into three classes with three year terms of office which expire at different times. Each director is entitled to serve for the longer of the term for which he was elected or until his successor is elected and qualified. Directors may be removed for cause by a majority vote of the shareholders entitled to vote at a shareholder meeting called for that purpose. In addition, Section 6.5 of the Alrenco Articles mandates that an affirmative vote of 80% of the voting power of all the then outstanding Alrenco capital stock entitled to vote is required to alter, amend or repeal any provision of
Article VI.

     RTO. Article Eighth of the RTO Certificate provides that directors shall be elected annually and shall hold office until their successors are duly elected or they are displaced. Article Eighth of the RTO Certificate provides that the number of directors shall be fixed from time to time (never less than three nor more than fifteen). Section 141 of the DGCL provides that, unless the corporation has either classes of directors under Section 141(d) or cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors. Section 8.12 of the RTO Certificate provides that Directors may be removed for cause by an affirmative vote of 66 2/3% of the shareholders entitled to vote at a shareholder meeting called for that purpose. In addition, Section 8.6 of the RTO Certificate mandates that an affirmative vote of 66 2/3% of the voting power of all the then outstanding RTO capital stock entitled to vote is required to alter, amend, repeal, or adopt any provision inconsistent with Article Eighth.

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

LIMITATION OF DIRECTOR LIABILITY

     Alrenco. The Alrenco Articles and the Alrenco Bylaws do not contain a specific exculpatory provision regarding director liability. Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties: (i) in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner the directors reasonably believe to be in the best interests of the corporation. However, this section also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. Section 23-1-35-1 does not apply to officers of Alrenco who are not directors of Alrenco.

     RTO. As permitted by the DGCL, Article 9.1 of the RTO Certificate provides that directors of RTO shall not be liable personally to RTO or RTO Stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising out of (a) any breach of the director's duty of loyalty to RTO or RTO Stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or
(d) any transaction from which the director derived an improper personal benefit. This provision protects RTO directors against personal liability for monetary damages from breaches of their duty of care. Under Delaware law, absent adoption of Article 9.1, directors can be held liable for gross negligence in connection with decisions made on behalf of the corporation in the performance of their duty of care, but may not be liable for simple negligence. Although
Article 9.1 provides RTO directors with protection from certain awards of monetary damages for breaches of their duty of care, it does not eliminate the director's duty of care. Accordingly, Article 9.1 has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care. Article 9.1 does not apply to officers of RTO who are not directors of RTO.

INDEMNIFICATION

     Alrenco.  Under Sections 23-1-37-1, et seq., of the IBCL and as mandated by
Section 7.1 of the Alrenco Articles and Section 8.1 of the Alrenco Bylaws, directors, officers and other employees and individuals may be indemnified against expenses, judgments, fines and actions, suits or proceedings, whether civil, criminal, administrative or investigative, if they are wholly successful with respect thereto or if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Alrenco, and, regarding any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful or if they had reasonable cause to believe their conduct was lawful. To the extent that an officer or director otherwise eligible to be indemnified is wholly successful, on the merits of any claim or otherwise, in the defense of any proceeding, indemnification for expenses actually and reasonably incurred is mandated by the IBCL.

     A claim, action, suit or proceeding includes any claim, action, suit or proceeding that a person is threatened to be made a party to, or is involved in, because he is or was a director, officer or employee of Alrenco or of any Alrenco subsidiary (or was serving at the request of Alrenco as a director, officer, trustee, employee or agent of another entity) while serving in such capacity.

     The right to indemnification is not exclusive of any other right which any person may have or acquire by contract or as a matter of law. Alrenco may execute indemnification agreements which are broader or different than the rights authorized by the Alrenco Articles.

     RTO. Under Section 145 of the DGCL, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions.

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

The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL.

     Article 9.2 of the RTO Certificate and Section 6 of Article VII of the RTO Bylaws provide that RTO must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made party to, is threatened to be made a party to, or is involved in, any action, suit or proceeding because he is or was a director, officer or employee of RTO or of any RTO subsidiary (or was serving at the request of RTO as a director, trustee, officer, employee or agent of another entity) while serving in such capacity against all expenses, liabilities or loss incurred by such person in connection therewith.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, any provision of the RTO Certificate or the RTO Bylaws, or otherwise. RTO is authorized to enter into contracts of indemnification.

ANTITAKEOVER STATUTES

     Alrenco. Chapter 43 of the IBCL prohibits any business combination, such as a merger or consolidation between an Indiana corporation with shares of its stock registered under the federal securities laws or which makes an election under the IBCL, and an "interested shareholder" (which is defined generally as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder unless the business combination or the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This provision of the IBCL is effective even if all parties should subsequently decide that they wish to engage in the business combination. Following the five-year moratorium period, the Indiana corporation may engage in certain business combinations with an interested shareholder only if, among other things, (a) the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder proposing the business combination or (b) the business combination meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares. Chapter 43 of the IBCL will not apply to the Merger Agreement or the grant or exercise of options pursuant to the Stock Option Agreements because, before such options were granted, the Alrenco Board approved both the granting of such options and the Merger.

     Chapter 42 of the IBCL contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting rights is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that (i) has 100 or more shareholders; (ii) has its principal place of business, its principal office or substantial assets within Indiana; and (iii) either (a) more than 10% of its shareholders are Indiana residents, (b) more than 10% of its shares are owned by Indiana residents, or (c) 10,000 shareholders resident in Indiana. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of an Indiana corporation whose stock is registered under the federal securities laws. In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or by-laws of the corporation whose shares are acquired authorize such redemption, the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

     Chapter 42 of the IBCL does not apply to the acquisition of shares of an issuing public corporation if the acquisition is consummated (a) before January 8, 1986; (b) pursuant to a contract existing before January 8, 1986; (c) pursuant to the laws of descent and distribution; (d) pursuant to a satisfaction of a pledge or other security interest created in good faith and not for the purposes of circumventing the statute; or (e) pursuant to a merger or plan of shares exchange effected in compliance with IBCL Section 23-1-40 if the issuing public

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

corporation is a party to the agreement of merger or plan of share exchange. Because Alrenco, as the issuing corporation, is a party to the Merger, which is being effected in compliance with IBCL Section 23-1-40, the acquisition of shares of Alrenco Common Stock by RTO Stockholders in connection with the Merger will not be considered a control share acquisition.

     RTO. Section 203 of the DGCL ("Section 203") is similar, but not identical, to Chapter 43 of the IBCL. Section 203, which applies to RTO, regulates transactions with major stockholders after they become major stockholders. Section 203 prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested stockholder") for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (b) in the transaction that resulted in the person or becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans, or (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the interested stockholder approves the business combination. The restrictions contained in Section 203 do not apply to RTO in connection with the Merger because, under Section 203(b)(4), such restrictions generally do not apply where a corporation does not have a class of voting stock that is (i) listed on a national securities exchange; (ii) authorized for quotation on The Nasdaq Stock Market; or (iii) held of record by more than 2,000 stockholders. The DGCL does not have a statute that is similar to the Indiana Control Share Acquisitions Statute.

PREFERRED STOCK

     Alrenco. The Alrenco Articles authorize the Alrenco Board to determine the preferences, limitations, and relative rights of any class or series of Alrenco Preferred Stock prior to issuance. Each class or series must be designated with a distinguishing designation prior to issuance. The preferred shares shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

     RTO. The RTO Certificate authorizes the RTO Board to issue shares of its preferred stock (the "RTO Preferred Stock")_, from time to time, in one or more series as the RTO Board may determine, and to fix the relative powers, preferences and rights (including, but not limited to, voting rights, dividend rights, liquidation rights, conversion rights, and redemption rights) of each such series of RTO Preferred Stock in relation to the powers, preferences and rights of any other series of RTO Preferred Stock. Voting rights, if any, may be general, special, conditional or limited. The Board of Directors of RTO also has the discretion to determine the number of votes per share which each holder of a share of a series of the preferred stock will have. Additionally, the RTO Board is authorized to permit the holders of a series of RTO Preferred Stock to vote separately or together with the holders of one or more other series of preferred stock on all or some matters as a separate voting group. The power of the RTO Board to issue RTO Preferred Stock with voting or other powers, preferences and rights may be used to impede or discourage a takeover attempt. Section 5.4 of the RTO Certificate mandates that an affirmative vote of 66 2/3% of the voting power of all the then outstanding RTO capital stock entitled to vote is required to change any of the voting powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions applicable to the preferred stock.

     Generally, the issuance of RTO Preferred Stock could (a) result in a class of securities outstanding which will have certain preferences regarding distributions in a liquidation over RTO Common Stock and might provide for certain rights (whether general, special, condition or limited) that could dilute the voting rights of RTO Common Stock and (b) result in dilution of the net income per share and net book value per share relating to RTO Common Stock. Further, the issuance of any additional shares of RTO Common Stock, pursuant to any conversion rights granted holders of any RTO Preferred Stock, may also result in dilution of the voting rights, net income per share and net book value of RTO Common Stock.

CUMULATIVE VOTING

     Alrenco. Section 23-1-30 of the IBCL provides that shareholders do not have the right to cumulate their votes for directors unless a corporation's articles of incorporation so provide. The Alrenco Articles do not provide for cumulative voting in election of directors.

     RTO. Section 214 of the DGCL provides that cumulative voting rights, in respect of elections of directors, exist if provided for in a corporation's certificate of incorporation. The RTO Certificate does not provide for cumulative voting in elections of directors.

ACTION WITHOUT A MEETING

     Alrenco. Under Section 23-1-29-4 of the IBCL, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on such action.

     RTO. Section 228 of the DGCL permits any action required or permitted to be taken at an RTO Stockholder's meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders. The DGCL also provides that a corporation's certificate of incorporation may restrict or even prohibit stockholders' action without a meeting. Section 5.1 of the RTO Certificate provides that RTO Stockholders may not consent in writing to act without a meeting after the closing date of an initial public offering involving RTO Common Stock. Section 5.4 of the RTO Certificate mandates that an affirmative vote of 66 2/3% of the voting power of all the then outstanding RTO capital stock entitled to vote is required to alter, amend, repeal, or adopt any provision inconsistent with Section 5.1.

SPECIAL MEETINGS

     Alrenco. Section 23-1-29-2 of the IBCL requires a corporation of fifty or more shareholders to hold a special meeting on call of its board of directors or the person or persons (including, but not limited to, shareholders or officers) specifically authorized to do so by the articles of incorporation or bylaws. The Alrenco Bylaws provide that a special meeting may be called by the Alrenco Board, the President, by any Vice President (and must be called by the President or one of the Vice Presidents at the written request of a majority of the Alrenco Board), or at the written request of shareholders holding of record not less than one-third of all the shares outstanding and entitled by the Alrenco Articles to vote on the business for which the meeting is being called.

     RTO. Section 211(d) of the DGCL authorizes the board of directors or those persons authorized by the corporation's certificate of incorporation or by-laws to call a special meeting of the corporation's stockholders. Section 5.2 of the RTO Certificate provides that a special meeting may be called by the Chairman of the Board or by the RTO Board pursuant to a resolution adopted by the affirmative vote of a majority of the entire RTO Board. Section 5.4 of the RTO Certificate mandates that an affirmative vote of 66 2/3% of the voting power of all the then outstanding RTO capital stock entitled to vote is required to alter, amend, repeal, or adopt any provision inconsistent with Section 5.2.

VOTING, APPRAISAL RIGHTS AND CORPORATE REORGANIZATIONS

     Alrenco. The IBCL requires a majority vote of shareholders to approve a plan of merger or share exchange. The approval of the Merger Agreement by the requisite vote of Alrenco Shareholders is a condition to the parties' obligation to close. Section 23-1-44-8 of the IBCL does not provide for dissenters' rights for a merger or plan of share exchange by a corporation the shares of which are
(a) registered on a United States securities exchange registered under the Exchange Act, or (b) traded on NASDAQ or a similar market.

     RTO. The DGCL generally requires a majority vote of stockholders to approve a merger, sale of assets or similar reorganization transaction. The approval of the Merger Agreement by the requisite vote of RTO Stockholders is a condition to the parties' obligation to close. Section 262 of the DGCL does not provide for dissenters' rights of appraisal for (a) the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) a merger by a corporation, the shares of which are either listed on a national securities exchange or held by more than 2,000 stockholders if such stockholders receive shares of the surviving corporation or of a listed or widely held corporation, or (c) stockholders of a corporation surviving a merger if no vote of such stockholders is required to approve the merger. See "The Merger -- Dissenters' Rights."

AMENDMENT TO BYLAWS

     Alrenco. Section 10.1 of the Alrenco Bylaws provides that the Alrenco Board may make, alter, amend, or repeal the Alrenco Bylaws by a majority vote. IBCL Section 23-1-39-1 provides that only the Board of Directors may amend bylaws unless a corporation's articles of incorporation provide otherwise.

     RTO. Section 109 of the DGCL places the power to adopt, amend or repeal bylaws in the corporation's stockholders, but permits the corporation, in its certificate of incorporation, also to vest such power with the board of directors. Although the RTO Board has been vested with such authority pursuant to Section 8.7(a) of the RTO Certificate, RTO Stockholders' power to adopt, amend or repeal by-laws remains unrestricted.

PREEMPTIVE RIGHTS

     Alrenco. IBCL Section 23-1-27-1 provides that the shareholders of a corporation do not have a preemptive right to acquire a corporation's unissued shares except to the extent the articles of incorporation so provide. Article V of the Alrenco Articles provides that Alrenco Shareholders shall have no preemptive rights.

     RTO. Under Section 102 of the DGCL, no statutory preemptive rights will exist, unless a corporation's certificate of incorporation specifies otherwise. The RTO Certificate does not provide for any such preemptive rights.

DIVIDEND RIGHTS

     Alrenco. The IBCL does not permit dividend distributions if, after giving effect to the proposed dividend, (a) the corporation would be unable to pay its debts as they become due in the usual course of business, or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights (if any) of shareholders whose preferential rights are superior to those shareholders receiving the distribution.

     RTO. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and/or the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

COMPROMISE WITH CREDITORS OR STOCKHOLDERS

     Article Sixth of the RTO Certificate provides that a compromise or arrangement with creditors and/or RTO Stockholders which results in a reorganization of RTO is binding upon all parties if it sanctioned by three-fourths of the creditors and/or the RTO Stockholders and by a Delaware Court of equitable jurisdiction. The Alrenco Articles contain no such provision.

                 AMENDMENT TO ALRENCO ARTICLES OF INCORPORATION

GENERAL

     Alrenco Shareholders are being asked to consider and approve the Merger Agreement, including the Articles Amendment, which would amend and restate the Alrenco Articles. The Articles Amendment contains certain provisions that are materially different from those contained in the current Alrenco Articles, as described below. The Alrenco Articles as so amended and restated, attached hereto as Annex G, will be the Alrenco Articles at the Effective Time and until thereafter amended in accordance with the IBCL and the Alrenco Articles.

INCREASE IN AUTHORIZED CAPITAL STOCK

     The Articles Amendment increases the amount of authorized Alrenco Common Stock and Preferred Stock from 20,000,000 shares to 75,000,000 shares, and from 1,000,000 shares to 10,000,000 shares, respectively. As described below, the purpose of the Articles Amendment is to facilitate consummation of the Merger and provide additional authorized shares of capital stock which will be available for general corporate purposes following the Merger.

     As of the close of business on the Alrenco Record Date, of the 20,000,000 shares of Alrenco Common Stock authorized, 6,095,516 shares were issued and outstanding, 113,803 shares were subject to outstanding employee and non-employee director stock options and 105,000 shares were issued pursuant to the Restricted Stock Agreements. An additional 231,197 shares are reserved for issuance under the Alrenco Stock Incentive Plan. If the Merger is consummated, up to 12,280,316 additional shares of Alrenco Common Stock would be issued to former holders of RTO Common Stock pursuant to the Merger Agreement.

     In addition to facilitating consummation of the Merger, the additional 64,000,000 authorized shares may be issued for any proper corporate purpose approved by the Alrenco Board. The Alrenco Board believes that it is in the best interests of Alrenco and the Alrenco Shareholders to increase the number of additional authorized shares which will be available for issuance from time to time in connection with possible future financing programs, stock dividends, acquisitions, stock option and other employee benefit plans and other general corporate purposes. Having such additional authorized shares of capital stock available for issuance in the future will give Alrenco greater flexibility and allow additional shares of Alrenco capital stock, in excess of the number of such shares presently authorized, to be issued without the expense and delay of a special meeting of the shareholders unless such meeting is required for the particular transaction by applicable law or regulations or otherwise.

     The Alrenco Board has not proposed the increase in the amount of authorized shares with the intention of discouraging tender offers or takeover attempts of Alrenco. However, the availability of additional authorized shares for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of Alrenco, which may adversely affect the ability of Alrenco Shareholders to obtain a premium for their shares of Alrenco Common Stock and, accordingly, have a negative effect on the price of Alrenco Common Stock.

     If the Merger Agreement is approved, the Alrenco Board generally may issue such additional authorized shares of Alrenco Common Stock and Preferred Stock without further shareholder approval. In some instances, shareholder approval for the issuance of additional shares may be required by law or by the requirements of the Nasdaq Stock Market, or the obtaining of such approvals may be otherwise necessary or desirable. Except in such cases, it is not anticipated that further shareholder authorization will be solicited. The Alrenco Shareholders are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of Alrenco Common Stock or securities convertible into Alrenco Common Stock.

     The Alrenco Board regularly reviews a range of possible financing transactions, including the issuance of Alrenco Common Stock. Except for shares to be issued in connection with the Merger and shares reserved for issuance under the Alrenco Stock Incentive Plan, Alrenco has no present intention of issuing or selling Alrenco Common Stock for any purpose, but may do so if market and other conditions should indicate that such a course of action were advisable.

AMENDMENT OF ARTICLES

     The Articles Amendment provides that the affirmative vote of 67% of the Alrenco Shareholders is required to amend or repeal the Articles Amendment (notwithstanding a lesser percentage which may be specified by law), except for
Article VI, which requires the affirmative vote of at least 80% of the then outstanding shares entitled to vote generally in the elections of directors, voting together as a single class. The current Alrenco Articles may be amended or repealed by majority vote of shareholders under the IBCL except that Article VI, providing for the division of the Alrenco Board into three classes, among other things, may be altered, amended or repealed only by the affirmative vote of at least 80% of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

                                 LEGAL MATTERS

     The legality of the shares of Alrenco Common Stock offered hereby will be passed upon for Alrenco by Stites & Harbison, Louisville, Kentucky. Robert W. Lanum, a partner in Stites & Harbison, is a director of Alrenco. King & Spalding, counsel to RTO, will render its opinion to RTO and Alrenco with regard to certain federal income tax consequences of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

                                    EXPERTS

     The financial statements of Alrenco, Network Rental, Inc. and Fastway, Inc. included in this Joint Proxy Statement/Prospectus have been audited by the following firms, as stated in their reports appearing elsewhere herein: (i) the financial statements of Alrenco as of December 31, 1994, 1995 and 1996, and for the years then ended, have been audited by Grant Thornton LLP, independent certified public accountants; (ii) the financial statements of Network Rental, Inc. as of May 31, 1995 and 1996, and for the years then ended, have been audited by Grace & Associates, P.C., independent certified public accountants; and (iii) the financial statements of Fastway, Inc. as of August 31, 1996, and for the year then ended, have been audited by Travis Wolff & Company, L.L.P., independent certified public accountants. All such financial statements are so included in reliance on such reports given upon the authority of said firms as experts in accounting and auditing.

     Welenken Himmelfarb & Co. served as Alrenco's independent accountants from its inception in 1980 to 1995. On September 28, 1995, Alrenco engaged Grant Thornton LLP to replace Welenken Himmelfarb & Co. as its independent accountants in preparation for its initial public offering. Upon the engagement of Grant Thornton LLP, Alrenco dismissed Welenken Himmelfarb & Co. as its independent accountants. Alrenco's Board of Directors ratified the engagement of Grant Thornton LLP as Alrenco's new independent accountants in November 1995. During the period Welenken Himmelfarb & Co. was engaged by Alrenco, there were no disagreements between them and Alrenco on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and no reportable events relating to the relationship between Alrenco and Welenken Himmelfarb & Co. Donald E. Groot, a current director of Alrenco, is a partner in the accounting firm of Welenken, Himmelfarb & Co., and was first elected a director in November 1995.

     The financial statements of RTO, Action and B&L Concepts, Inc. included in this Joint Proxy Statement/Prospectus have been audited by the following firms, as stated in their reports appearing elsewhere herein: (i) the financial statements of RTO as of and for the three years ended December 31, 1996 and the financial statements of Action as of and for the seven months ended July 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants; and (ii) the financial statements of Action as of and for the years ended December 31, 1994 and 1995, and the financial statements of B&L Concepts, Inc. as of and for the years ended December 23, 1995 and December 28, 1996 have been audited by Ernst & Young LLP, independent accountants. All such financial statements are so included in reliance on such reports given upon the authority of said firms as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals to be presented at the 1998 annual meeting of Alrenco Shareholders was December 12, 1997. Shareholder proposals intended to be presented at the 1999 annual meeting of Alrenco Shareholders and included in Alrenco's proxy statement and form of proxy relating to that meeting must be received by Alrenco at its principal executive offices in New Albany, Indiana not less than 120 calendar days in advance of the date of Alrenco's proxy statement distributed to shareholders in connection with the 1998 annual meeting of Alrenco Shareholders. All proposals must also comply with the applicable requirements of the federal securities laws.

     In addition, the Alrenco Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the corporate secretary of Alrenco no earlier than 90, nor later than 60, days before an Annual Meeting, and must contain the information prescribed by the Bylaws, copies of which are available from the secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in Alrenco's proxy statement.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the Alrenco and RTO Boards know of no matters that will be presented for consideration at the Special Meetings other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall properly come before the Alrenco Special Meeting or the RTO Special Meeting or any adjournments or postponements thereof and shall be voted upon, the enclosed form of proxy will be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notices of such Special Meetings as determined by a majority of the Alrenco Board or RTO Board, as the case may be.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Pro Forma Financial Statements
  Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................   F-3
  Condensed Combined Balance Sheet as of September 30,
     1997...................................................   F-5
  Condensed Combined Statement of Operations for the nine
     months ended September 30, 1997........................   F-6
  Condensed Combined Statement of Operations for the nine
     months ended September 30, 1996........................   F-7
  Condensed Combined Statement of Operations for the year
     ended December 31, 1996................................   F-8
  Condensed Combined Statement of Operations for the year
     ended December 31, 1995................................   F-9
  Condensed Combined Statement of Operations for the year
     ended December 31, 1994................................  F-10
  Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................  F-11
Financial Statements of Alrenco, Inc.
  Report of Independent Certified Public Accountants........  F-14
  Balance Sheets as of December 31, 1995 and 1996 and
     September 30, 1997 (unaudited).........................  F-15
  Statements of Earnings for the years ended December 31,
     1994, 1995 and 1996 and the nine month periods ended
     September 30, 1996 and 1997 (unaudited)................  F-16
  Statement of Stockholders' Equity for the years ended
     December 31, 1994, 1995 and 1996 and the nine month
     period ended September 30, 1997 (unaudited)............  F-17
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and the nine month periods ended
     September 30, 1996 and 1997 (unaudited)................  F-18
  Notes to Financial Statements.............................  F-19
Financial Statements of Network Rental, Inc.
  Report of Independent Certified Public Accountants........  F-28
  Balance Sheets as of May 31, 1995 and 1996 and July 31,
     1996 (unaudited).......................................  F-29
  Statements of Earnings for the years ended May 31, 1995
     and 1996 and the two months ended July 31, 1995 and
     1996 (unaudited).......................................  F-30
  Statement of Stockholders' Equity for the years ended May
     31, 1995 and 1996 and the two month period ended July
     31, 1996 (unaudited)...................................  F-31
  Statements of Cash Flows for the years ended May 31, 1995
     and 1996 and the two months ended July 31, 1995 and
     1996 (unaudited).......................................  F-32
  Notes to Financial Statements.............................  F-33
Financial Statements of Fastway, Inc.
  Independent Auditors' Report..............................  F-40
  Balance Sheet as of August 31, 1996.......................  F-41
  Statement of Operations for the year ended August 31,
     1996...................................................  F-42
  Statement of Changes in Stockholders' Equity for the year
     ended August 31, 1996..................................  F-43
  Statement of Cash Flows for the year ended August 31,
     1996...................................................  F-44
  Notes to Financial Statements.............................  F-45
  Balance Sheet as of December 31, 1996 (unaudited).........  F-49
  Statement of Operations for the four months ended December
     31, 1995 and 1996 (unaudited)..........................  F-50
  Statements of Changes in Stockholders' Equity for the four months ended December 31, 1996.........................  F-51
  Statement of Cash Flows for the four months ended December
     31, 1995 and 1996 (unaudited)..........................  F-52
  Note to Financial Statements..............................  F-53
Consolidated Financial Statements of RTO, Inc.
  Report of Independent Accountants.........................  F-54
  Consolidated Balance Sheets as of December 31, 1995 and
     1996 and September 30, 1997 (unaudited)................  F-55
  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996 and the nine months
     ended September 30, 1996 and 1997 (unaudited)..........  F-56

                                                              PAGE
                                                              ----
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the three years ended December 31, 1994, 1995 and
     1996 and the nine month period ended September 30, 1997
     (unaudited)............................................  F-57
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the nine months
     ended September 30, 1996 and 1997 (unaudited)..........  F-58
  Notes to Consolidated Financial Statements................  F-59
Financial Statements of Action TV and Appliance Rental, Inc.
  Report of Independent Accountants.........................  F-73
  Report of Independent Auditors............................  F-74
  Balance Sheets as of December 31, 1994 and 1995 and July
     31, 1996...............................................  F-75
  Statements of Operations for the years ended December 31,
     1994 and 1995 and for the seven months ended July 31,
     1996...................................................  F-76
  Statements of Shareholders' Equity for the years ended
     December 31, 1994 and 1995 and for the seven months
     ended July 31, 1996....................................  F-77
  Statements of Cash Flows for the years ended December 31,
     1994 and 1995 and for the seven months ended July 31,
     1996...................................................  F-78
  Notes to Financial Statements.............................  F-79
Financial Statements of B&L Concepts, Inc.
  Report of Independent Auditors............................  F-85
  Balance Sheets as of December 23, 1995 and December 28,
     1996...................................................  F-86
  Statements of Income for the years ended December 23, 1995 and December 28, 1996..................................  F-87
  Statements of Stockholders' Equity for the years ended
     December 23, 1995 and December 28, 1996................  F-88
  Statements of Cash Flows for the years ended December 23,
     1995 and December 28, 1996.............................  F-89
  Notes to Financial Statements.............................  F-90

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     Following is an unaudited pro forma condensed combined balance sheet (the "Pro Forma Balance Sheet") as of September 30, 1997, unaudited pro forma condensed combined statements of operations for the years ended December 31, 1994, 1995, and 1996, and unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1996 and 1997. The Pro Forma Balance Sheet assumes the Merger was consummated as of September 30, 1997 and accounted for as a pooling-of-interests as defined by Accounting Principles Board Opinion No. 16 ("APB 16"). The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1996 and 1997 and the year ended December 31, 1996 give effect to(i) the assumed consummation of the Merger accounted for as a pooling-of-interests; (ii) the completed 1996 acquisition by RTO of Action TV & Appliance Rental, Inc. ("Action") and Carl's TV Appliances, Inc. -- East ("Carl's"), which were accounted for as purchases as defined by APB 16; (iii) the completed 1997 acquisition by RTO of B&L Concepts, Inc. ("B&L"), United Electronics, Inc. ("United"), Mr. C Rental Limited Partnership ("Mr. C"), Sunburst Rentals, Inc. ("Sunburst"), Instant Rent to Own, Inc. ("Instant"), Rightway Home Furnishings, Inc. ("Rightway") and Amigo T.V. Rental, Inc. ("Amigo"), all of which were accounted for as purchases as defined by APB 16; (iv) the completed 1996 acquisition by Alrenco of Easy Rentals ("Easy"), Network Rental, Inc. ("Network"), and Discount TV ("Discount"), all of which were accounted for as purchases as defined by APB 16; and (v) the completed 1997 acquisition by Alrenco of Fastway, Inc. ("Fastway"), Powerhouse Rentals ("Powerhouse"), Hightower TV ("Hightower"), Rent-N-Own Center ("Rent-N-Own"), and RWC of Texas ("RWC"), all of which were accounted for as purchases as defined by APB 16. The unaudited pro forma condensed combined financial statements for the year ended December 31, 1996 and the nine month period ended September 30, 1996 reflect the above "purchase" acquisitions completed in 1996 and 1997 (the "1996 Purchase Acquisitions" and the "1997 Purchase Acquisitions") as if they were consummated on January 1, 1996. The pro forma condensed combined financial statements for the nine month period ended September 30, 1997 reflect the completed 1997 Purchase Acquisitions as if they were consummated on January 1, 1997. Management of Alrenco and RTO have determined that Network, Fastway, Action and B&L were the only acquisitions that were significant as determined under Article 3 of Regulation S-X.

     In addition, the aforementioned unaudited pro forma condensed combined statements of operations also give effect to (i) the issuance of 1,100,000 shares of common stock in January 1996 by Alrenco, (ii) the issuance of 1,500,000 shares of common stock in September 1996 by Alrenco and (iii) the issuances of 104,533 shares in July and August 1996 by RTO, as if all had occurred on January 1, 1996 since these issuances of common stock by Alrenco and RTO were the primary source of cash which was used to fund the cash portion of the consideration issued for the 1996 Purchase Acquisitions and 1997 Purchase Acquisitions. Accordingly, pro forma weighted average shares outstanding for the periods presented have been adjusted.

     The unaudited pro forma condensed combined statements of operations for the years ended December 31, 1994 and 1995 give effect only to the Merger accounted for as a pooling-of-interests. In accordance with Article 11 of Regulation S-X, the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions are not reflected in the unaudited pro forma condensed combined statements of operations for the years ended December 31, 1994 and 1995. Accordingly, the unaudited pro forma condensed combined statements of operations for the years ended December 31, 1994 and 1995 are not comparable to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997.

     For all periods presented in the pro forma condensed combined statements of operations, the average number of common and common equivalent shares gives effect to the proposed 89.795 Exchange Ratio. The pro forma condensed combined statements of operations do not reflect any expenses of the Merger, which are expected to be approximately $9.0 million.

     Certain data and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying unaudited pro forma \condensed combined financial statements and notes (the "Pro Forma Financial Statements") have been prepared by the management of Alrenco and RTO based upon the historical financial statements of Alrenco and RTO and the other companies referred to herein. The Pro Forma Financial Statements should be read in conjunction with (i) the historical financial statements of Alrenco as of December 31, 1995 and 1996 and for the three years ended December 31, 1996 and the unaudited financial statements as of September 30, 1997 and the nine month periods ended September 30, 1996 and 1997 included elsewhere in this Joint Proxy Statement/Prospectus; (ii) the historical consolidated financial statements of RTO as of December 31, 1995 and 1996 and for the three years ended December 31, 1996 and the unaudited financial statements as of September 30, 1997 and the nine month periods ended September 30, 1996 and 1997 included elsewhere in this Joint Proxy Statement/Prospectus;
(iii) the historical financial statements of Network as of and for the two years ended May 31, 1996 included elsewhere in this Joint Proxy Statement/Prospectus;
(iv) the historical financial statements of Fastway as of and for the year ended August 31, 1996 included elsewhere in this Joint Proxy Statement/Prospectus; (v) the historical financial statements of Action as of and for the seven months ended July 31, 1996 and as of and for the two years ended December 31, 1995 included elsewhere in this Joint Proxy Statement/Prospectus; (vi) the historical financial statements of B&L as of and for the years ended December 23, 1995 and December 28, 1996 included elsewhere in this Joint Proxy Statement/Prospectus (See "Index to Financial Statements") and (vii) "Management's Discussion and Analysis of Financial Condition and Results of Operations of RTO". The financial information of Network and Fastway, included in the Pro Forma Financial Statements, have been revised to reflect their operations as though they had operated on a fiscal year ended December 31. The revised information is unaudited.

     The Pro Forma Financial Statements do not purport to be indicative of the actual financial position or results of operations that would have been achieved had the Merger and the above purchase transactions been consummated as of the assumed dates or that may be achieved in the future.

                                 ALRENCO, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                                        ALRENCO
                                                                                        AND RTO
                                          ALRENCO         RTO         CONFORMING       PRO FORMA
                                        HISTORICAL     HISTORICAL    ADJUSTMENTS        COMBINED
                                        -----------   ------------   ------------     ------------

                                              ASSETS
Cash and cash equivalents.............  $ 4,015,993   $    993,717   $         --     $  5,009,710
Rental merchandise, net...............   36,886,237     43,665,981             --       80,552,218
Property and equipment, net...........    5,499,528      7,528,900             --       13,028,428
Intangible assets, net................   35,429,549     58,203,542       (124,165)(1)   93,508,926
Deferred income taxes.................      378,263      2,753,223         49,666(2)     3,181,152
Income tax receivable.................           --        112,269       (112,269)(3)           --
Notes receivable......................       78,654         22,294             --          100,948
Other assets..........................    2,598,622      2,624,077             --        5,222,699
                                        -----------   ------------   ------------     ------------
          Total assets................  $84,886,846   $115,904,003   $   (186,768)    $200,604,081
                                        ===========   ============   ============     ============

                               LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable......................  $ 2,581,620   $  4,726,848   $         --     $  7,308,468
Accrued expenses......................    4,300,770      5,784,215      8,000,000(4)    18,084,985
Income taxes payable..................      264,222                      (112,269)(3)      151,953
Notes payable.........................   15,625,092     18,834,859             --       34,459,951
Deferred income taxes.................           --        556,829             --          556,829
                                        -----------   ------------   ------------     ------------
          Total liabilities...........   22,771,704     29,902,751      7,887,731       60,562,186
                                        -----------   ------------   ------------     ------------
Common stock..........................   50,887,512          1,210     98,434,805(5)   149,323,527
Additional paid-in-capital............           --     98,434,805    (98,434,805)(5)           --
Unamortized value of stock award......   (1,036,392)            --      1,036,392(4)            --
Retained earnings (accumulated
  deficit)............................   12,264,022    (12,434,763)    (9,036,392)(4)   (9,281,632)
                                                                          (74,499)(6)
                                        -----------   ------------   ------------     ------------
          Total shareholders'
            equity....................   62,115,142     86,001,252     (8,074,499)     140,041,895
                                        -----------   ------------   ------------     ------------
          Total liabilities and
            shareholders' equity......  $84,886,846   $115,904,003   $   (186,768)    $200,604,081
                                        ===========   ============   ============     ============

                            See Accompanying Notes.

                                 ALRENCO, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                             ALRENCO        HISTORICAL       PRO FORMA
                                                                             AND RTO         COMPLETED       PURCHASE
                                 ALRENCO         RTO       CONFORMING       PRO FORMA        PURCHASE       ACCOUNTING
                               HISTORICAL    HISTORICAL    ADJUSTMENTS       COMBINED     ACQUISITIONS(C)   ADJUSTMENTS
                               -----------   -----------   -----------     ------------   ---------------   -----------
Total revenue................  $76,171,375   $93,255,866   $       --      $169,427,241     $11,744,687     $        --
                               -----------   -----------   ----------      ------------     -----------     -----------
Direct store expenses........   60,628,986    77,750,684    1,413,000(a)    139,792,670       9,503,648              --
General and administrative
  expenses...................    6,298,852    11,200,158   (1,413,000)(a)    16,086,010       2,854,545              --
Costs of business
  combinations...............           --       864,081           --           864,081              --              --
Amortization of
  intangibles................    2,448,802     5,637,894       21,225(b)      8,107,921           2,553         628,990(d)
Key executive signing
  bonuses....................           --       400,119                        400,119
                               -----------   -----------   ----------      ------------     -----------     -----------
        Total operating
          expenses...........   69,376,640    95,852,936       21,225       165,250,801      12,360,746         628,990
                               -----------   -----------   ----------      ------------     -----------     -----------
        Operating income
          (loss).............    6,794,735    (2,597,070)     (21,225)        4,176,440        (616,059)       (628,990)
Interest expense.............     (844,581)     (757,537)          --        (1,602,118)       (270,940)       (310,751)(e)
Interest income..............        1,366       192,952           --           194,318           1,070        (192,952)(f)
Other non-operating expense,
  net........................                     (6,113)          --            (6,113)       (108,856)             --
Gain on sale of stores.......      950,366                                      950,366
                               -----------   -----------   ----------      ------------     -----------     -----------
        Income (loss) before
          income taxes.......    6,901,886    (3,167,768)     (21,225)        3,712,893        (994,785)     (1,132,693)
Income tax expense
  (benefit)..................    2,775,330       (78,509)      (8,490)(g)     2,688,331         (49,909)       (539,844)(g)
                               -----------   -----------   ----------      ------------     -----------     -----------
        Net income (loss)....  $ 4,126,556   $(3,089,259)  $  (12,735)     $  1,024,562     $  (944,876)    $  (592,849)
                               ===========   ===========   ==========      ============     ===========     ===========
Pro forma information:
  Net income (loss)..........  $ 4,126,556   $(3,089.259)  $  (12,735)     $  1,024,562     $  (944,876)    $  (592,849)
  Pro forma income tax
    benefit(g)...............           --      (213,833)          --          (213,833)             --              --
                               -----------   -----------   ----------      ------------     -----------     -----------
        Pro forma net income
          (loss).............  $ 4,126,556   $(2,875,426)  $  (12,735)     $  1,238,395     $  (944,876)    $  (592,849)
                               ===========   ===========   ==========      ============     ===========     ===========
  Pro forma net income (loss)
    per share(h).............  $      0.68   $    (23.78)                  $       0.07
                               ===========   ===========                   ============
  Pro forma weighted average
    number of shares
    outstanding(h)...........    6,082,205       120,909                     16,939,229
                               ===========   ===========                   ============

                               ALRENCO, RTO
                               AND PURCHASE
                               ACQUISITIONS
                                PRO FORMA
                                 COMBINED
                               ------------
Total revenue................  $181,171,928
                               ------------
Direct store expenses........   149,296,318
General and administrative
  expenses...................    18,940,555
Costs of business
  combinations...............       864,081
Amortization of
  intangibles................     8,739,464
Key executive signing
  bonuses....................       400,119
                               ------------
        Total operating
          expenses...........   178,240,537
                               ------------
        Operating income
          (loss).............     2,931,391
Interest expense.............    (2,183,809)
Interest income..............         2,436
Other non-operating expense,
  net........................      (114,969)
Gain on sale of stores.......       950,366
                               ------------
        Income (loss) before
          income taxes.......     1,585,415
Income tax expense
  (benefit)..................     2,098,578
                               ------------
        Net income (loss)....  $   (513,163)
                               ============
Pro forma information:
  Net income (loss)..........  $   (513,163)
  Pro forma income tax
    benefit(g)...............      (213,833)
                               ------------
        Pro forma net income
          (loss).............  $   (299,330)
                               ============
  Pro forma net income (loss)
    per share(h).............  $      (0.02)
                               ============
  Pro forma weighted average
    number of shares
    outstanding(h)...........    16,939,229
                               ============

                            See Accompanying Notes.

                                 ALRENCO, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                                            ALRENCO       HISTORICAL       PRO FORMA
                                                                            AND RTO        COMPLETED       PURCHASE
                                 ALRENCO         RTO       CONFORMING      PRO FORMA       PURCHASE       ACCOUNTING
                               HISTORICAL    HISTORICAL    ADJUSTMENTS     COMBINED     ACQUISITIONS(C)   ADJUSTMENTS
                               -----------   -----------   -----------    -----------   ---------------   -----------
Total revenue................  $44,171,577   $37,249,850           --     $81,421,427     $91,049,193              --
Direct store expenses........   34,382,488    31,306,580      967,000(a)   66,656,068      72,341,441              --
General and administrative
  expenses...................    3,903,214     3,997,645     (967,000)(a)   6,933,859      12,860,298              --
Costs of business
  combinations...............           --        48,513           --          48,513              --              --
Amortization of
  intangibles................      613,341     1,160,455       40,013(b)    1,813,809         343,077       7,028,514(d)
Key executive signing
  bonuses....................           --     1,485,641           --       1,485,641              --              --
                               -----------   -----------    ---------     -----------     -----------     -----------
         Total operating
           expenses..........   38,899,043    37,998,834       40,013      76,937,890      85,544,816       7,028,514
                               -----------   -----------    ---------     -----------     -----------     -----------
         Operating income
           (loss)............    5,272,534      (748,984)     (40,013)      4,483,537       5,504,377      (7,028,514)
Interest expense.............     (615,204)     (702,187)          --      (1,317,391)     (2,064,395)        445,536(e)
Interest income..............        6,118       231,392           --         237,510         182,518        (200,103)(f)
Other non-operating income,
  net........................           --       232,985           --         232,985         376,432              --
Gain on sale of stores.......           --       750,800           --         750,800              --              --
                               -----------   -----------    ---------     -----------     -----------     -----------
         Income (loss) before
           income taxes......    4,663,448      (235,994)     (40,013)      4,387,441       3,998,932      (6,783,081)
Income tax expense
  (benefit)..................    1,913,774      (317,360)     (16,005)(g)   1,580,409         108,070        (712,210)(g)
                               -----------   -----------    ---------     -----------     -----------     -----------
         Net income (loss)...  $ 2,749,674   $    81,366    $ (24,008)    $ 2,807,032     $ 3,890,862     $(6,070,871)
                               ===========   ===========    =========     ===========     ===========     ===========
Pro forma information:
  Net income (loss)..........  $ 2,749,674   $    81,366    $ (24,008)    $ 2,807,032     $ 3,890,862     $(6,070,871)
  Pro forma income tax
    expense(g)...............           --       356,202           --         356,202              --     $        --
                               -----------   -----------    ---------     -----------     -----------     -----------
         Pro forma net income
           (loss)............  $ 2,749,674   $  (274,836)   $ (24,008)    $ 2,450,830     $ 3,890,862     $(6,070,871)
                               ===========   ===========    =========     ===========     ===========     ===========
  Pro forma net income (loss)
    per share(h)               $      0.63   $     (6.77)                 $       .31
                               ===========   ===========                  ===========
  Pro forma weighted average
    number of shares
    outstanding(h)...........    4,365,814        40,624                    8,013,646
                               ===========   ===========                  ===========

                               ALRENCO, RTO
                               AND PURCHASE
                               ACQUISITIONS
                                PRO FORMA
                                 COMBINED
                               ------------
Total revenue................  $172,470,620
Direct store expenses........   138,997,509
General and administrative
  expenses...................    19,794,157
Costs of business
  combinations...............        48,513
Amortization of
  intangibles................     9,185,400
Key executive signing
  bonuses....................     1,485,641
                               ------------
         Total operating
           expenses..........   169,511,220
                               ------------
         Operating income
           (loss)............     2,959,400
Interest expense.............    (2,936,250)
Interest income..............       219,925
Other non-operating income,
  net........................       609,417
Gain on sale of stores.......       750,800
                               ------------
         Income (loss) before
           income taxes......     1,603,292
Income tax expense
  (benefit)..................       976,269
                               ------------
         Net income (loss)...  $    627,023
                               ============
Pro forma information:
  Net income (loss)..........  $    627,023
  Pro forma income tax
    expense(g)...............       356,202
                               ------------
         Pro forma net income
           (loss)............       270,821
                               ============
  Pro forma net income (loss)
    per share(h)               $       0.02
                               ============
  Pro forma weighted average
    number of shares
    outstanding(h)...........    16,903,197
                               ============

                            See Accompanying Notes.

                                 ALRENCO, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                                                      ALRENCO, RTO
                                                                        ALRENCO        HISTORICAL       PRO FORMA     AND PURCHASE
                                                                        AND RTO         COMPLETED       PURCHASE      ACQUISITIONS
                             ALRENCO         RTO       CONFORMING      PRO FORMA        PURCHASE       ACCOUNTING      PRO FORMA
                           HISTORICAL    HISTORICAL    ADJUSTMENTS      COMBINED     ACQUISITIONS(C)   ADJUSTMENTS      COMBINED
                           -----------   -----------   -----------    ------------   ---------------   -----------    ------------
Total revenue............  $63,855,808   $60,305,552   $       --     $124,161,360    $106,460,819     $        --    $230,622,179
                           -----------   -----------   ----------     ------------    ------------     -----------    ------------
Direct store expenses....   50,439,789    52,314,027    1,427,000(a)   104,180,816      85,112,067              --     189,292,883
General and
  administrative
  expenses...............    5,588,925     6,548,640   (1,427,000)(a)   10,710,565      15,246,928              --      25,957,493
Costs of business
  combinations...........           --     1,743,433           --        1,743,433              --              --       1,743,433
Amortization of
  intangibles............    1,140,675     2,767,460       73,958(b)     3,982,093         346,946       7,473,036(d)   11,802,075
Key executive signing
  bonuses................           --     1,485,641           --        1,485,641              --              --       1,485,641
                           -----------   -----------   ----------     ------------    ------------     -----------    ------------
        Total operating
          expenses.......   57,169,389    64,859,201       73,958      122,102,548     100,705,941       7,473,036     230,281,525
                           -----------   -----------   ----------     ------------    ------------     -----------    ------------
        Operating income
          (loss).........    6,686,419    (4,553,649)     (73,958)       2,058,812       5,754,878      (7,473,036)        340,654
Interest expense.........     (652,255)     (919,553)          --       (1,571,808)     (2,437,154)        278,678(e)   (3,730,284)
Interest income..........      133,688       511,603           --          645,291         191,249        (624,263)(f)     212,277
Other non-operating
  income, net............           --       403,255           --          403,255         333,008              --         736,263
Gain on sale of stores...           --       750,800           --          750,800              --              --         750,800
                           -----------   -----------   ----------     ------------    ------------     -----------    ------------
        Income (loss)
          before income
          taxes..........    6,167,852    (3,807,544)     (73,958)       2,286,350       3,841,981      (7,818,621)     (1,690,290)
Income tax expense
  (benefit)..............    2,504,474    (1,286,082)     (29,600)(g)    1,188,792          71,048      (1,182,207)(g)      77,633
                           -----------   -----------   ----------     ------------    ------------     -----------    ------------
        Net income
          (loss).........  $ 3,663,378   $(2,521,462)  $  (44,358)    $  1,097,558    $  3,770,933     $(6,636,414)   $ (1,767,923)
                           ===========   ===========   ==========     ============    ============     ===========    ============
Pro forma information:
  Net income (loss)......  $ 3,663,378   $(2,521,462)  $  (44,358)    $  1,097,558    $  3,770,933     $(6,636,414)   $ (1,767,923)
  Pro forma income tax
    expense(g)...........           --       200,674           --          200,674    $         --     $        --         200,674
                           -----------   -----------   ----------     ------------    ------------     -----------    ------------
        Pro forma net
          income
          (loss).........  $ 3,663,378   $(2,722,136)  $  (44,358)    $    896,884    $  3,770,933     $(6,636,414)   $ (1,968,597)
                           ===========   ===========   ==========     ============    ============     ===========    ============
  Pro forma net income
    (loss) per
    share(h).............  $      0.77   $    (44.83)                 $       0.09                                    $      (0.12)
                           ===========   ===========                  ============                                    ============
  Pro forma weighted
    average number of
    shares
    outstanding(h).......    4,786,736        60,727                    10,239,717                                      16,903,197
                           ===========   ===========                  ============                                    ============

                            See Accompanying Notes.

                                 ALRENCO, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                      ALRENCO AND
                                                                                          RTO
                                            ALRENCO         RTO       CONFORMING       PRO FORMA
                                          HISTORICAL    HISTORICAL    ADJUSTMENTS      COMBINED
                                          -----------   -----------   -----------     -----------
Total revenue...........................  $37,575,639   $39,953,085    $      --      $77,528,724
                                          -----------   -----------    ---------      -----------
Direct store expenses...................   30,023,179    34,197,714      800,000(a)    65,020,893
General and administrative expenses.....    4,338,583     4,449,690     (800,000)(a)    7,988,273
Amortization of intangibles.............      284,901       280,398        3,087(b)       568,386
                                          -----------   -----------    ---------      -----------
          Total operating expenses......   34,646,663    38,927,802        3,087       73,577,552
                                          -----------   -----------    ---------      -----------
          Operating income (loss).......    2,928,976     1,025,283       (3,087)       3,951,172
Interest expense........................     (894,003)   (1,573,649)          --       (2,467,652)
Interest income.........................           --        35,415           --           35,415
Other non-operating income, net.........       99,930       161,607           --          261,537
Gain on sale of stores..................           --     1,048,923           --        1,048,923
                                          -----------   -----------    ---------      -----------
          Income (loss) before income
            taxes and extraordinary
            item........................    2,134,903       697,579       (3,087)       2,829,395
Income tax expense (benefit)............      868,311        10,116       (1,250)(g)      877,177
                                          -----------   -----------    ---------      -----------
          Income (loss) before
            extraordinary item(i).......  $ 1,266,592   $   687,463    $  (1,837)     $ 1,952,218
                                          ===========   ===========    =========      ===========
Pro forma information:
  Income (loss) before extraordinary
     item...............................  $ 1,266,592   $   687,463    $  (1,837)     $ 1,952,218
  Pro forma income tax expense(g).......           --       290,000           --          290,000
                                          -----------   -----------    ---------      -----------
     Pro forma income (loss) before
       extraordinary item(i)............  $ 1,266,592   $   397,463    $  (1,837)     $ 1,662,218
                                          ===========   ===========    =========      ===========
  Pro forma income before extraordinary
     item per share(h)..................  $      0.41   $     25.28    $      --      $      0.37
                                          ===========   ===========    =========      ===========
  Pro forma weighted average number of
     shares outstanding(h)..............    3,105,000        15,724                     4,516,937
                                          ===========   ===========                   ===========

                            See Accompanying Notes.

                                 ALRENCO, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                                                                       ALRENCO
                                                                                       AND RTO
                                             ALRENCO         RTO       CONFORMING     PRO FORMA
                                           HISTORICAL    HISTORICAL    ADJUSTMENTS    COMBINED
                                           -----------   -----------   -----------   -----------
Total revenue............................  $27,800,152   $40,980,949    $      --    $68,781,101
                                           -----------   -----------    ---------    -----------
Direct store expenses....................   21,863,099    34,118,670      480,000(a)  56,461,769
General and administrative expenses......    3,677,674     3,866,604     (480,000)(a)  7,064,278
Amortization of intangibles..............       97,134       205,604       25,895(b)     328,633
                                           -----------   -----------    ---------    -----------
          Total operating expenses.......   25,637,907    38,190,878       25,895     63,854,680
                                           -----------   -----------    ---------    -----------
          Operating income (loss)........    2,162,245     2,790,071      (25,895)     4,926,421
Interest expense.........................     (461,130)   (1,683,014)          --     (2,144,144)
Interest income..........................           --        38,715           --         38,715
Other non-operating income, net..........           --       115,526           --        115,526
                                           -----------   -----------    ---------    -----------
  Income (loss) before income taxes......    1,701,115     1,261,298      (25,895)     2,936,518
Income tax expense (benefit).............      739,287        35,231      (10,350)(g)    764,168
                                           -----------   -----------    ---------    -----------
Net income (loss)........................  $   961,828   $ 1,226,067    $ (15,545)   $ 2,172,350
                                           ===========   ===========    =========    ===========
Pro forma information:
  Net income (loss)......................  $   961,828   $ 1,226,067    $ (15,545)   $ 2,172,350
  Pro forma income tax expense(g)........           --   $   505,758           --    $   505,758
                                           -----------   -----------    ---------    -----------
     Pro forma net income (loss).........  $   961,828   $   720,309    $ (15,545)   $ 1,666,592
                                           ===========   ===========    =========    ===========
Pro forma net income per share(h)........  $      0.31   $     47.88                 $      0.37
                                           ===========   ===========                 ===========
Pro forma weighted average number of
  shares outstanding(h)..................    3,105,000        15,043                   4,455,786
                                           ===========   ===========                 ===========

                            See Accompanying Notes.

                                 ALRENCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined financial statements reflect the combined operations and financial position of Alrenco and RTO as if the Merger had been consummated and accounted for as a pooling-of-interests. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1996 and the nine month period ended September 30, 1996 also reflect the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions as if they were consummated on January 1, 1996. The unaudited pro forma condensed combined statement of operations for the nine month period ended September 30, 1997 reflects the 1997 Purchase Acquisitions as if they were consummated on January 1, 1997. The unaudited pro forma condensed combined balance sheet presents the combined financial position of Alrenco and RTO as if the merger consummated on September 30, 1997.

     The pro forma adjustments are based on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. Alrenco and RTO believe that such adjustments provide a reasonable basis for presenting all of the significant effects of the Merger, the 1996 Purchase Acquisitions and 1997 Purchase Acquisitions, and the related consideration paid by Alrenco and RTO. Management of Alrenco and RTO also believe that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma condensed combined financial statements.

     Included in the historical and unaudited pro forma combined condensed financial statements are amortization of intangible assets, certain of which have lives of three years or less. The following is a summary of the amortization expense for intangibles with lives of three years or less included in the historical and pro forma financial statements for the year ended December 31, 1996, the nine month periods ended September 30, 1996 and 1997, and the expense which will be recognized for these intangibles during the remainder of 1997 and the years ended December 31, 1998 and 1999:

                                                                           ALRENCO, RTO AND
                                                                               PURCHASE
                                                         ALRENCO AND RTO   ACQUISITIONS PRO
                                                            COMBINED        FORMA COMBINED
                                                            FINANCIAL         FINANCIAL
                        PERIOD                             STATEMENTS         STATEMENTS
-------------------------------------------------------  ---------------   ----------------
December 31, 1996......................................    $2,362,000         $6,991,000
September 30, 1996.....................................     1,813,809          9,185,400
September 30, 1997.....................................     4,669,000          4,946,000
Remainder of 1997......................................     1,029,000
December 31, 1998......................................     1,510,000
December 31, 1999......................................       247,000

The pro forma financial statements do not reflect any synergies, cost savings and operational efficiencies that may become available to the combined enterprise as a result of the Merger and the recent acquisitions by Alrenco and RTO. However, the historical financial statements include certain quantifiable non-recurring gains and charges, which management of Alrenco and RTO believes should be considered in analyzing the combined pro forma condensed combined financial statements. The following is a summary of these non-recurring gains and charges for the year ended December 31, 1996 and the nine month periods ended

                                 ALRENCO, INC.

September 30, 1996 and 1997, along with the aggregate effect on pro forma net income and earnings per share as presented in the pro forma condensed combined statements of operations for the respective periods:

                                              DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                  1996            1996             1997
                                              ------------    -------------    -------------
Pro forma net income (loss):................  $(1,968,597)     $   270,821       $(299,330)
  Adjustments:
     Cost of business combinations..........    1,743,433           48,513         864,081
     Key executive signing bonuses..........    1,485,641        1,485,641         400,119
     Royalty/franchise fees.................      323,265          228,968          45,549
     ESOP Contribution, net.................      429,081          321,000         149,875
     Salaries eliminated upon consummation
       of pooling acquisition...............      400,000          300,000         100,000
     Non operating income...................     (750,800)        (750,800)       (950,366)
  Pro forma tax effect of adjustments.......   (1,402,145)      (1,204,543)       (235,295)
                                              -----------      -----------       ---------
Adjusted pro forma net income...............  $   259,878      $ 1,111,977       $  74,633
                                              ===========      ===========       =========
Adjusted pro forma earnings per share.......  $       .02      $       .06       $     .01
                                              ===========      ===========       =========

2.  PRO FORMA ACCOUNTING ADJUSTMENTS -- BALANCE SHEET

     (1) To adjust accumulated amortization as a result of conforming amortization expense of rental contracts as calculated under the straight line method of accounting to the sum of the years' digits method.

     (2) Represents the deferred tax asset required to be recorded under FAS No. 109 "Accounting for Income Taxes" as the result of conforming amortization expense on rental contracts.

     (3) To net income tax receivable against income taxes payable.

     (4) To reduce pro forma combined retained earnings for non-recurring costs (as currently estimated by management) directly associated with the Merger, estimated at approximately $9.0 million, $1,036,392 of which is the result of the automatic vesting of the stock awards as a result of the change in control provisions included in the awards.

     (5) To reflect the issuance of Alrenco's common stock, no par value, in exchange for all of the issued and outstanding shares of RTO, $.01 par value.

     (6) Represents the net effect on retained earnings of conforming amortization expense of rental contracts and the recording of the related deferred tax asset (see adjustments (1) and (2)).

3.  PRO FORMA ACCOUNTING ADJUSTMENTS -- INCOME STATEMENT

     (a) Represents the reclassification of field managers' salaries and benefits for Alrenco from general and administrative expenses to direct store expenses in order to conform Alrenco's presentation.

     (b) Adjustment to conform the amortization expense of rental contracts as calculated under the straight line method of accounting to the sum of the years' digits method.

     (c) The historical statement of operations data for the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions for the nine months ended September 30, 1996 and 1997 represents the results of operations of the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions from January 1, 1996 and 1997, respectively, to the earlier of their respective dates of acquisitions or September 30, 1997, respectively. The historical statement of operations data for the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions for the year ended December 31, 1996 represent the results of operations of the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions from January 1, 1996 to the earlier of their respective dates of acquisition or December 31, 1996. The results of operations of each of the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions are included in the historical results of Alrenco and RTO from the date of acquisition.

                                 ALRENCO, INC.

     (d) Includes amortization of customer rental agreements over 18 months using an accelerated method, noncompetition agreements over the life of the contracts and goodwill over 20 to 30 years using the straight-line method.

     (e) Represents interest expense that would have been incurred had the debt issued in connection with each of the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions been outstanding since the beginning of the period to the earlier of the date of acquisition or the end of the period, less historical interest expense of the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions for which the debt was retired or not assumed at consummation.

     (f) Represents the elimination of interest income earned on the cash portion of the purchase price consideration for the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions and cash used to retire debt of the 1996 Purchase Acquisitions and the 1997 Purchase Acquisitions.

     (g) Represents the pro forma income taxes which would have been required on the pro forma income before income taxes. The pro forma tax provision also represents the pro forma tax expense (benefit) on the income (loss) of the companies which were Subchapter S Corporations prior to acquisition and the income tax effects of the pro forma adjustments noted above. Pro forma income taxes have been provided on income (loss) for financial statement purposes, adjusted for non deductible expenses, using a combined federal and state income tax rate of approximately 38.6%.

     (h) Pro forma net income (loss) per share is computed by dividing the pro forma net income (loss) by the pro forma weighted average shares outstanding for the period presented. The pro forma weighted average shares outstanding ("WASO") for the year ended December 31, 1996 and the nine months ended September 30, 1996 represents the WASO of Alrenco, the WASO of RTO adjusted for the Exchange Ratio, the issuance by Alrenco of 1,100,000 shares in January 1996 and 1,500,000 shares in September 1996 as if these issuances had occurred on January 1, 1996, and the initial capitalization of RTO through the issuance of 104,533 shares in July and August 1996 adjusted for the Exchange Ratio, as if these issuances had occurred on January 1, 1996. The WASO for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1997 represents the WASO of Alrenco and the WASO of RTO adjusted for the Exchange Ratio.

     As permitted by SFAS No. 123, "Accounting for Stock Based Compensation" (SFAS 123), Alrenco and RTO have chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for their employee stock option plans. Had compensation cost related to grants of employee stock options granted under both the Alrenco and RTO stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method outlined in SFAS 123, the unaudited pro forma combined net income (loss) and pro forma net income (loss) per share would have changed to the pro forma amounts indicated below for the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997:

                               DECEMBER 31, 1996        SEPTEMBER 30, 1996       SEPTEMBER 30, 1997
                           -------------------------   ---------------------   -----------------------
                            PRO FORMA                  PRO FORMA               PRO FORMA
                               AS         SFAS 123        AS       SFAS 123       AS        SFAS 123
                            REPORTED      PRO FORMA    REPORTED    PRO FORMA   REPORTED     PRO FORMA
                           -----------   -----------   ---------   ---------   ---------   -----------
Pro forma net income
  (loss).................  $(1,968,597)   (2,862,974)  $270,821     (289,343)  $(299,330)   (1,801,693)
Pro forma net income
  (loss) per share.......  $     (0.12)        (0.17)  $   0.02        (0.02)  $   (0.02)        (0.11)

     (i) The historical statement of operations of RTO for the year ended December 31, 1995 includes an extraordinary gain of $3,335,851 or $212.15 per share which is not reflected in these pro forma condensed combined financial statements.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Alrenco, Inc.

     We have audited the accompanying balance sheets of Alrenco, Inc. (an Indiana corporation) as of December 31, 1995 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alrenco, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note A to the accompanying financial statements, the Company, on January 1, 1994, changed its method of accounting for investments and on January 1, 1995, changed its method of depreciating rental merchandise.

                                          GRANT THORNTON LLP

Dallas Texas
February 7, 1997

                                 ALRENCO, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------   SEPTEMBER 30,
                                                             1995          1996           1997
                                                          -----------   -----------   -------------
                                                                                       (UNAUDITED)
                                              ASSETS
Cash....................................................  $    27,041   $ 7,468,539    $ 4,015,993
Rental merchandise, net
  On rent...............................................    9,999,312    21,060,946     25,493,695
  Held for rent.........................................    3,116,056     6,871,795     11,392,542
                                                          -----------   -----------    -----------
                                                           13,115,368    27,932,741     36,886,237
Prepaid expenses and other assets.......................    1,381,452     1,436,556      2,598,622
Income tax receivable...................................      128,563       323,327             --
Deferred income taxes...................................       18,699       377,839        378,263
Property assets, net....................................    1,402,409     4,261,951      5,499,528
Loan to stockholder.....................................       64,384        71,636         78,654
Intangible assets, net..................................    4,868,590    20,323,147     35,429,549
                                                          -----------   -----------    -----------
                                                          $21,006,506   $62,195,736    $84,886,846
                                                          ===========   ===========    ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable -- trade...............................  $ 1,763,272   $ 2,567,140    $ 2,581,620
Accrued liabilities.....................................    1,571,877     1,542,056      4,300,770
Taxes other than income.................................      330,530       423,274        264,222
Debt....................................................   12,865,239            --     15,625,092
                                                          -----------   -----------    -----------
                                                           16,530,918     4,532,470     22,771,704
Stockholders' equity
  Preferred stock, no par; 1,000,000 shares authorized;
     none issued or outstanding.........................           --            --             --
  Common stock, no par; 20,000,000 shares authorized;
     3,000,000, 6,074,100 and 6,095,516 shares issued
     and outstanding in 1995, 1996 and 1997,
     respectively.......................................        1,500    50,707,938     50,887,512
  Unamortized value of stock awards.....................           --    (1,182,138)    (1,036,392)
  Retained earnings.....................................    4,474,088     8,137,466     12,264,022
                                                          -----------   -----------    -----------
                                                            4,475,588    57,663,266     62,115,142
                                                          -----------   -----------    -----------
                                                          $21,006,506   $62,195,736    $84,886,846
                                                          ===========   ===========    ===========

        The accompanying notes are an integral part of these statements.

                                 ALRENCO, INC.

                             STATEMENTS OF EARNINGS

                                                                                NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     1994          1995          1996          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenue
  Rentals and fees..............  $27,800,152   $37,575,639   $63,855,808   $44,171,577   $76,171,375
Operating expenses
  Direct store expenses
  Depreciation of rental
     merchandise................    7,482,614     9,099,579    13,964,028     9,611,828    18,065,635
  Other.........................   14,380,485    20,923,600    36,475,761    24,770,660    42,563,351
                                  -----------   -----------   -----------   -----------   -----------
                                   21,863,099    30,023,179    50,439,789    34,382,488    60,628,986
  General and administrative
     expenses...................    3,677,674     4,338,583     5,588,925     3,903,214     6,298,852
  Amortization of intangibles...       97,134       284,901     1,140,675       613,341     2,448,802
                                  -----------   -----------   -----------   -----------   -----------
     Total operating expenses...   25,637,907    34,646,663    57,169,389    38,899,043    69,376,640
                                  -----------   -----------   -----------   -----------   -----------
     Operating profit...........    2,162,245     2,928,976     6,686,419     5,272,534     6,794,735
Other expense (income)
  Interest expense..............      461,130       894,003       652,255       615,204       844,581
  Interest income...............           --            --      (133,688)       (6,118)       (1,366)
  Gain on sale of investments...           --       (99,930)           --            --            --
  Gain on sale of assets........           --            --            --            --      (950,366)
                                  -----------   -----------   -----------   -----------   -----------
                                      461,130       794,073       518,567       609,086      (107,151)
                                  -----------   -----------   -----------   -----------   -----------
     Earnings before income
       taxes....................    1,701,115     2,134,903     6,167,852     4,663,448     6,901,886
Income tax expense..............      739,287       868,311     2,504,474     1,913,774     2,775,330
                                  -----------   -----------   -----------   -----------   -----------
     NET EARNINGS...............  $   961,828   $ 1,266,592   $ 3,663,378   $ 2,749,674   $ 4,126,556
                                  ===========   ===========   ===========   ===========   ===========
Earnings per common share.......  $       .31   $       .41   $       .77   $       .63   $       .68
                                  ===========   ===========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                 ALRENCO, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                         COMMON STOCK         UNAMORTIZED
                                    -----------------------     VALUE OF      RETAINED     UNREALIZED
                                     SHARES       AMOUNT      STOCK AWARDS    EARNINGS        GAIN         TOTAL
                                    ---------   -----------   ------------   -----------   ----------   -----------
Balance at January 1, 1994........  3,000,000   $     1,500    $        --   $ 2,245,668    $     --    $ 2,247,168
Unrealized gains from initial
  adoption of Statement of
  Financial Accounting Standards
  No. 115 effective January 1,
  1994, net of tax of $24,972.....         --            --             --            --      35,313         35,313
Net change in unrealized gains,
  net of tax of $3,689............         --            --             --            --      (5,216)        (5,216)
Net earnings......................         --            --             --       961,828          --        961,828
                                    ---------   -----------    -----------   -----------    --------    -----------
Balance at December 31, 1994......  3,000,000         1,500             --     3,207,496      30,097      3,239,093
Net change in unrealized gains,
  net of tax of $21,283...........         --            --             --            --     (30,097)       (30,097)
Net earnings......................         --            --             --     1,266,592          --      1,266,592
                                    ---------   -----------    -----------   -----------    --------    -----------
Balance at December 31, 1995......  3,000,000         1,500             --     4,474,088          --      4,475,588
Initial public offering of common
  stock...........................  1,319,200    16,285,414             --            --          --     16,285,414
Restricted stock awards...........    105,000     1,470,000     (1,470,000)           --          --             --
Public offering of common stock...  1,649,300    32,942,624             --            --          --     32,942,624
Exercise of stock options.........        600         8,400             --            --          --          8,400
Amortization of stock awards......         --            --        287,862            --          --        287,862
Net earnings......................         --            --             --     3,663,378          --      3,663,378
                                    ---------   -----------    -----------   -----------    --------    -----------
Balance at December 31, 1996......  6,074,100    50,707,938     (1,182,138)    8,137,466          --     57,663,266
Exercise of stock options.........     21,416       179,574             --            --          --        179,574
Amortization of stock awards......         --            --        145,746            --          --        145,746
Net earnings......................         --            --             --     4,126,556          --      4,126,556
                                    ---------   -----------    -----------   -----------    --------    -----------
Balance at September 30, 1997
  (unaudited).....................  6,095,516   $50,887,512    $(1,036,392)  $12,264,022    $     --    $62,115,142
                                    =========   ===========    ===========   ===========    ========    ===========

         The accompanying notes are an integral part of this statement.

                                 ALRENCO, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                      NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                    -----------------------------------------    ----------------------------
                                       1994           1995           1996            1996            1997
                                    -----------   ------------   ------------    ------------    ------------
                                                                                         (UNAUDITED)
Cash flows from operating
  activities
  Net earnings....................  $   961,828   $  1,266,592   $  3,663,378    $  2,749,674    $  4,126,556
  Adjustments to reconcile net
    earnings to net cash provided
    by operating activities
    Depreciation of rental
      merchandise.................    7,482,614      9,099,579     13,964,028       9,611,828      18,065,635
    Depreciation of property
      assets......................      271,775        373,502        556,098         524,273         703,563
    Amortization of intangibles...       97,134        284,901      1,140,675         613,341       2,448,804
    Loss on sale of property
      assets......................          671         13,353             --              --              --
    Deferred income taxes.........      263,060        202,672       (177,135)             --              --
    Amortization of stock
      awards......................           --             --        287,862         107,006         145,746
    Gain on sale of investments...           --        (99,930)            --              --              --
    Gain on sale of assets........           --             --             --              --        (950,366)
  Changes in operating assets and
    liabilities, net of effects of
    acquisitions
    Rental merchandise............   (9,108,973)   (10,888,866)   (22,077,402)    (15,327,389)    (21,590,742)
    Prepaid expenses and other....     (401,881)      (676,064)       (55,104)     (1,244,527)       (846,083)
    Income taxes..................     (211,620)            --       (194,764)        453,905         204,296
    Accounts payable -- trade.....      310,861        755,788        803,868       3,317,100          14,480
    Accrued liabilities...........     (401,318)       480,269        (29,821)     (1,215,636)      2,324,682
    Taxes other than income.......       52,755        160,078         92,744          25,688          70,684
                                    -----------   ------------   ------------    ------------    ------------
         Net cash provided by
           (used in) operating
           activities.............     (683,094)       971,874     (2,025,573)       (384,737)      4,717,255
Cash flows from investing
  activities
  Purchase of property assets.....     (426,129)      (434,846)    (1,707,314)     (1,314,036)     (1,621,705)
  Proceeds from sale of assets....  83,975.....        160,661             --              --       3,031,691
  Purchases of investments........      (78,108)       (58,581)            --              --              --
  Proceeds from sale of
    investments...................           --        542,501             --              --              --
  Acquisition of businesses.......   (3,500,000)    (6,835,060)   (25,189,562)    (22,195,241)    (25,377,435)
  Increase in loan to
    stockholder...................       (7,662)        (7,466)        (7,252)         (7,252)         (7,018)
                                    -----------   ------------   ------------    ------------    ------------
         Net cash used in
           investing activities...   (3,927,924)    (6,632,791)   (26,904,128)    (23,516,529)    (23,974,467)
Cash flows from financing
  activities
  Increase (decrease) in line of
    credit........................    4,613,559      5,664,031    (12,865,239)    (12,865,239)     15,625,092
  Net proceeds from public
    offerings.....................           --             --     49,228,038      48,058,013              --
  Exercise of stock options.......           --             --          8,400              --         179,574
                                    -----------   ------------   ------------    ------------    ------------
         Net cash provided by
           financing activities...    4,613,559      5,664,031     36,371,199      35,192,774      15,804,666
                                    -----------   ------------   ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH...        2,541          3,114      7,441,498      11,291,508      (3,452,546)
Cash at beginning of period.......       21,386         23,927         27,041          27,041       7,468,539
                                    -----------   ------------   ------------    ------------    ------------
Cash at end of period.............  $    23,927   $     27,041   $  7,468,539    $ 11,318,549    $  4,015,993
                                    ===========   ============   ============    ============    ============
Supplemental cash flow information
  Cash paid during the period for:
  Interest........................  $   394,037   $    818,330   $    758,623    $    620,734    $    846,018
  Income taxes....................  $   814,999   $    623,903   $  2,456,812    $  1,744,164    $  2,309,980

        The accompanying notes are an integral part of these statements.

                                 ALRENCO, INC.

                         NOTES TO FINANCIAL STATEMENTS
  (INFORMATION PERTAINING TO THE PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

NATURE OF OPERATIONS

     The Company leases household durable goods to customers under rental-purchase agreements. At December 31, 1996, the Company operated 130 stores in 17 states in the United States.

RENTAL MERCHANDISE

     Rental merchandise is carried at the lower of cost or net realizable value. Depreciation is provided using the income forecasting method which is intended to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents provided in the rental contract, which is an activity based method similar to the units of production method.

     Rental merchandise acquired prior to January 1, 1995 is being depreciated by the straight-line method over various estimated useful lives, primarily 21 months. The range of the various estimated useful lives is generally one to three years. The Company adopted the income forecasting method because management believes that it provides a more systematic and rational allocation of the cost of rental merchandise to operations as its useful life expires. The effect of the change in accounting method was to increase net earnings and earnings per share by approximately $470,000 and $.15, respectively, for the year ended December 31, 1995.

RENTALS AND FEES

     Merchandise is rented to customers pursuant to rental-purchase agreements which provide for weekly or monthly rental terms with nonrefundable rental payments. Generally, the customer has the right to acquire title either through a purchase option or through payment of all required rentals. Rentals and fees are recognized over the rental term. No revenue is accrued because the customer can cancel the rental contract at any time and the Company cannot enforce collection for nonpayment of rents. A provision is made for estimated losses of rental merchandise damaged or not returned by customers.

PROPERTY ASSETS AND RELATED DEPRECIATION

     Furniture, equipment and vehicles are stated at cost and depreciation is provided over the estimated useful lives of the respective assets by the straight-line method. Leasehold improvements are amortized over the lease term plus one renewal option of the applicable leases by the straight-line method.

INTANGIBLE ASSETS AND AMORTIZATION

     Intangible assets are stated at cost less accumulated amortization calculated by the straight-line method.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates long-lived assets and intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is

                                 ALRENCO, INC.

recognized when the carrying amounts of such assets cannot be recovered by the discounted net cash flows they will generate.

INCOME TAXES

     The Company provides deferred taxes for temporary differences between the tax and financial reporting bases of assets and liabilities at the rate expected to be in effect when taxes become payable or receivable.

INVESTMENTS

     On January 1, 1994, the Company adopted Statement of Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). SFAS 115 requires companies to classify investments in marketable securities and in all debt securities as trading securities, available-for-sale securities, or held-to-maturity securities. The Company designates all of its securities, as available-for-sale securities, which are carried at fair value with unrealized holding gains and losses included in equity.

CASH EQUIVALENTS

     For purposes of reporting cash flows, cash equivalents include all highly liquid investments with an original maturity of three months or less.

EARNINGS PER COMMON SHARE

     Earnings per common share is based upon the weighted average number of common shares and common share equivalents outstanding during each period presented. Common share equivalents for all periods include restricted stock awards of 105,000 shares and in 1996 and 1997, include the dilutive effect of common stock equivalents, principally stock options. Weighted average shares are 3,105,000 for the years ended December 31, 1994 and 1995 and 4,786,736 for the year ended December 31, 1996. Weighted average shares are 4,365,814 and 6,082,205 for the nine months ended September 30, 1996 and 1997, respectively.

     The Company will adopt Statement of Accounting Standards No. 128 (SFAS
128), "Earnings Per Share," on December 31, 1997. SFAS No. 128 requires the Company to change its method of computing, presenting and disclosing earnings per share information. Upon adoption, all prior period data presented will be restated to conform to the provisions of SFAS No. 128. The restatement will not have a material impact on earnings per common share.

ADVERTISING COSTS

     Costs incurred for producing and communicating advertising are generally expensed when incurred.

STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and debt whose carrying value approximates fair value at December 31, 1995 and 1996.

                                 ALRENCO, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the unaudited interim financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 include all adjustments, consisting only of those of a recurring nature, necessary to present fairly the Company's financial position as of September 30, 1997 and the results of its operations and cash flows for the nine-month periods ended September 30, 1996 and 1997. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

RECLASSIFICATIONS

     Certain reclassifications were made to prior year balances to conform to 1996 presentation.

NOTE B -- ACQUISITIONS

     On August 31, 1995, the Company purchased 15 rental-purchase stores for $5.95 million which was accounted for as a purchase. The operating results of these acquired stores are included in the operating results of the Company since August 31, 1995.

     The Company purchased 14 stores from a company doing business as Easy Rentals on March 1, 1996 for cash of approximately $6.5 million. On August 1, 1996, the Company completed the acquisition of 14 stores through the purchase of the common stock of Network Rentals, Inc. (Network) for cash of approximately $5.6 million. During 1996, the Company also acquired 48 stores in 21 unrelated transactions for an aggregate cash purchase price of approximately $12.9 million. In January 1997, the Company completed the acquisition of 28 stores located in four states (Fastway Rentals) for an aggregate cash purchase price of approximately $11.9 million. During 1997, the Company also acquired 14 stores and 11 rental account portfolios for an aggregate cash purchase price of approximately $10.4 million. All of the acquisitions have been accounted for as purchases, and accordingly, the operating results of the acquired stores have been included in the operating results of the Company since their acquisition.

     The following summary, prepared on an unaudited pro forma basis, combines the results of operations as if the acquisitions had been consummated at the beginning of each of the previous two fiscal years, after including the effect of adjustments for amortization of intangibles and interest expense on acquisition debt.

                                                                              NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                              -------------------------   -------------------------
                                                 1995          1996          1996          1997
                                              -----------   -----------   -----------   -----------
Revenue.....................................  $72,722,976   $75,263,597   $76,831,936   $80,187,102
Net earnings................................  $   979,197   $ 3,543,074   $ 3,565,845   $ 4,151,951
Earnings per common share...................  $       .32   $       .74   $       .82   $       .68

     The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

                                 ALRENCO, INC.

NOTE C -- RENTAL MERCHANDISE

     Cost and accumulated depreciation of rental merchandise are as follows:

                                                        DECEMBER 31,
                                                  -------------------------   SEPTEMBER 30,
                                                     1995          1996           1997
                                                  -----------   -----------   -------------
                                                                               (UNAUDITED)
ON RENT
Cost............................................  $17,644,780   $31,938,928    $42,433,680
Less accumulated depreciation...................    7,645,468    10,877,982     16,939,985
                                                  -----------   -----------    -----------
                                                  $ 9,999,312   $21,060,946    $25,493,695
                                                  ===========   ===========    ===========
HELD FOR RENT
Cost............................................  $ 4,405,998   $ 8,307,646    $13,646,904
Less accumulated depreciation...................    1,289,942     1,435,851      2,254,362
                                                  -----------   -----------    -----------
                                                  $ 3,116,056   $ 6,871,795    $11,392,542
                                                  ===========   ===========    ===========

NOTE D -- PROPERTY ASSETS

     Property assets consist of the following:

                                                          DECEMBER 31,
                                     DEPRECIATION    -----------------------    SEPTEMBER 30,
                                        PERIOD          1995         1996           1997
                                     ------------    ----------   ----------    -------------
                                                                                 (UNAUDITED)
Furniture and equipment............  5-7 years       $1,431,278   $2,010,218     $2,680,415
Delivery vehicles..................  3-5 years          256,404    1,227,789      1,285,785
Computer software..................  3-5 years               --      132,526        156,840
Leasehold improvements.............  3-10 years       1,178,699    2,911,910      4,013,186
                                                     ----------   ----------     ----------
                                                      2,866,381    6,282,443      8,136,226
Less accumulated depreciation......                   1,463,972    2,020,492      2,636,698
                                                     ----------   ----------     ----------
                                                     $1,402,409   $4,261,951     $5,499,528
                                                     ==========   ==========     ==========

NOTE E -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                         DECEMBER 31,
                                   AMORTIZATION    ------------------------    SEPTEMBER 30,
                                      PERIOD          1995         1996            1997
                                   ------------    ----------   -----------    -------------
                                                                                (UNAUDITED)
Customer rental agreements.......  15 months       $  430,000   $ 1,573,317     $ 2,399,197
Noncompete agreements............  2-10 years         913,675     1,566,300       1,836,308
Goodwill.........................  20 years         3,918,265    18,715,176      34,952,046
                                                   ----------   -----------     -----------
                                                    5,261,940    21,854,793      39,187,551
Less accumulated amortization....                     393,350     1,531,646       3,758,002
                                                   ----------   -----------     -----------
                                                   $4,868,590   $20,323,147     $35,429,549
                                                   ==========   ===========     ===========

     Customer rental agreements represent the fair value of open customer contracts of acquired stores at acquisition date and are amortized straight-line over the approximate average stated term of the customer contract, 15 months. The noncompete agreements are amortized on the straight-line method over the life of the respective agreements. Goodwill is amortized by the straight-line method over 20 years.

                                 ALRENCO, INC.

NOTE F -- DEBT

     The Company has a $25,000,000 line of credit facility with a bank. The agreement carries a three-year term which expires in 1999 with interest rates ranging from prime to prime plus 1 1/4% depending upon level of indebtedness. Under the terms of the agreement, the Company is required to pay a commitment fee of .375% to .50% (depending on the level of indebtedness) per annum on the unused portion of the facility.

     The borrowings are collateralized by all of the Company's assets and the weighted average interest rate was 10.4%, 11.3% and 10.1% for the years ended December 31, 1994, 1995 and 1996, respectively. As of December 31, 1996, the Company had no outstanding borrowings under the agreement. As of September 30, 1997, $15,625,092 was outstanding under the agreement.

     The loan agreement contains restrictive covenants which include, among others, earnings and tangible net worth requirements; limitations on liabilities and capital expenditures; and ratios concerning interest expense coverage and rental merchandise, and restrictions on the payment of dividends.

NOTE G -- RELATED PARTY TRANSACTIONS

     The Company leases office space from a corporation owned by its majority stockholder. Rental expense pursuant to the lease was $85,796, $94,800 and $126,010, respectively, for each of the three years in the period ended December 31, 1996.

NOTE H -- INCOME TAXES

     The income tax provision was comprised of the following components:

                                                      1994        1995         1996
                                                    --------    --------    ----------
Current
  Federal.........................................  $334,320    $514,672    $1,879,026
  State...........................................   141,907     150,967       448,313
                                                    --------    --------    ----------
                                                     476,227     665,639     2,327,339
Deferred
  Federal.........................................   215,920     171,809       150,795
  State...........................................    47,140      30,863        26,340
                                                    --------    --------    ----------
                                                     263,060     202,672       177,135
                                                    --------    --------    ----------
          Total...................................  $739,287    $868,311    $2,504,474
                                                    ========    ========    ==========

     The income tax provision reconciled to the tax computed at the statutory Federal rate is as follows:

                                                             1994      1995      1996
                                                             ----      ----      ----
Tax at statutory rate......................................  34.0%     34.0%     34.0%
State income taxes, net of Federal benefit.................   7.3       5.6       5.4
Other......................................................   2.2       1.1       1.2
                                                             ----      ----      ----
          Total............................................  43.5%     40.7%     40.6%
                                                             ====      ====      ====

                                 ALRENCO, INC.

     Deferred tax assets and liabilities consist of the following at December
31:

                                                                1995          1996
                                                              --------      --------
Deferred tax assets
  Deferred compensation.....................................  $ 88,309      $ 34,644
  Rental merchandise........................................    40,460        62,482
  Other.....................................................    51,256        76,712
  Tax credits...............................................        --       414,581
                                                              --------      --------
                                                               180,025       588,419
Deferred tax liabilities
  Intangible assets.........................................   154,137       210,580
  Other.....................................................     7,189            --
                                                              --------      --------
                                                               161,326       210,580
                                                              --------      --------
          Net deferred tax asset............................  $ 18,699      $377,839
                                                              ========      ========

     At December 31, 1996, the Company had approximately $270,000 in general business credit carryforwards which expire, if unused, beginning in the year 2000 and alternative minimum tax credits of approximately $145,000 which are not subject to expiration. These credit carryforwards relate to the acquisition of Network and utilization of these credits is limited to approximately $118,000 per year.

     Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable; however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

NOTE I -- ADVERTISING EXPENSES

     Advertising expense was $2,064,430, $2,900,755 and $3,755,401, respectively, for each of the three years in the period ended December 31, 1996.

NOTE J -- COMMITMENTS AND CONTINGENCIES

     The Company leases its office and store facilities under operating leases expiring in various years through 2003. Rental expense was $1,326,186, $1,905,909 and $3,496,435, respectively, for each of the three years in the period ended December 31, 1996. Future minimum rental payments under operating leases with remaining noncancelable lease terms in excess of one year at December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31,
------------------------
       1997.................................................  $2,994,141
       1998.................................................   2,165,872
       1999.................................................   1,402,731
       2000.................................................     860,541
       2001.................................................     388,062
       Thereafter...........................................     366,120
                                                              ----------
                                                              $8,177,467
                                                              ==========

     The tax returns of the Company are currently under examination by the Internal Revenue Service (IRS). In addition, the IRS has issued a revenue ruling which could impact the manner in which the Company depreciates its rental merchandise for income tax purposes. Management believes that no additional provision

                                 ALRENCO, INC.

will be required for any liability that may arise from prior periods and the revenue ruling will not have a material effect on the financial condition or results of operations of the Company.

NOTE K -- EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

     Effective January 1, 1996, the Company adopted an employee savings plan which permits eligible employees to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Plan provides for uniform employer contributions to eligible employees of $.25 for each $1.00 contributed by participants up to 6% of the participant's compensation. Company contributions to the Plan in 1996 were $56,169.

     On November 8, 1995, the Company approved a stock incentive plan (the Plan) under which 450,000 common shares were reserved. Under the Plan, the Company may grant its employees incentive stock options or nonqualified stock options to purchase a specified number of shares of common stock at a price not less than fair market value on the date of grant and for a term not to exceed 10 years. In addition to the stock options, the Company may grant stock appreciation rights
(SAR), restricted stock awards and options to directors. SARs and options to directors must be granted at a minimum of fair market value at the date of grant and restricted stock awards at a price to be determined by the Board of Directors' compensation committee. Directors who are not involved in day-to-day management of the Company are initially entitled to a grant of 5,000 shares and on each of their next five anniversaries, an automatic 1,000 share grant. On January 23, 1996, the Company granted 105,000 shares of restricted stock to two key employees which vest the end of seven years. At December 31, 1996, there were 242,705 shares reserved for issuance under the Plan.

     The Company has adopted only the disclosure provisions of SFAS 123 for employee stock options and continues to apply APB 25 for stock options granted under the Plan. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation costs for all other stock-based compensation is accounted for under SFAS 123. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for options under the Plan consistent with the methodology prescribed by SFAS 123, the Company's net earnings and earnings per share for the year ended December 31, 1996 would be reduced to the pro forma amounts indicated as follows:

Net earnings
  As reported...............................................  $3,663,378
  Pro forma.................................................  $3,085,362
Earnings per common share
  As reported...............................................  $      .77
  Pro forma.................................................  $      .64

     The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected volatility of 40 percent; risk-free interest rates of 5.75 percent; no dividend yield; and expected life of six years.

                                 ALRENCO, INC.

     Additional information with respect to options outstanding under the Plan at December 31, 1996 and the changes for the year then ended are as follows:

                                                                        WEIGHTED AVERAGE
                                                           SHARES        EXERCISE PRICE
                                                           -------      ----------------
Outstanding at beginning of year.........................       --           $  --
  Granted................................................  102,295              14
  Exercised..............................................      600              14
  Forfeited..............................................      400              14
                                                           -------
Outstanding at end of year...............................  101,295              14
                                                           =======
Options exercisable at year-end..........................   66,545              14
Weighted average fair value per share of options granted
  during 1996............................................                     6.70

     All options outstanding and exercisable at December 31, 1996 have exercise prices of $14 per share, have a weighted-average remaining contractual life of approximately 9 years and the exercise price equaled the market price on the grant date.

     Effective September 30, 1995, the Company rescinded existing deferred compensation plans. Despite the rescission, the Company agreed to compensate the executives for amounts accrued under the plans through September 30, 1995. Compensation recognized under the deferred compensation plans was $75,658 and $119,603 for the years ended December 31, 1994 and 1995, respectively.

NOTE L -- PUBLIC STOCK OFFERINGS

     In January 1996, the Company completed a public offering of 1,800,000 shares of common stock at $14 per share. The net proceeds to the Company relating to 1,100,000 shares (700,000 were sold by a shareholder) after underwriting commissions and expenses were approximately $16.3 million and were used to retire debt of approximately $12.9 million.

     In September 1996, the Company completed a secondary stock offering in which 1,500,000 shares of common stock were issued which provided the Company with approximately $33 million, net of expenses.

                                 ALRENCO, INC.

NOTE M -- UNAUDITED QUARTERLY DATA

     Summarized quarterly financial data for 1995 and 1996 and the nine months ended September 30, 1997 (in thousands, except per share amounts) is as follows:

                                             1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                             -----------   -----------   -----------   -----------
Year ended December 31, 1995
  Revenue..................................    $ 8,419       $ 8,553       $ 9,323       $11,281
  Operating profit.........................        392           823           720           994
  Net earnings.............................        139           364           268           496
  Earnings per common share................    $   .04       $   .12       $   .09       $   .16
Year ended December 31, 1996
  Revenue..................................    $12,398       $14,606       $17,162       $19,690
  Operating profit.........................      1,327         1,746         2,200         1,414
  Net earnings.............................        701           942         1,107           914
  Earnings per common share................    $   .18       $   .21       $   .24       $   .15
Nine months ended September 30, 1997
  Revenue..................................    $23,908       $26,405       $25,856
  Operating profit.........................      2,316         2,766         1,714
  Net earnings.............................      1,281         1,445         1,400
  Earnings per common share................    $   .21       $   .24       $   .23

NOTE N -- SUBSEQUENT EVENT

     On January 2, 1997 the Company completed the acquisition of an additional 28 stores (Fastway Rentals) for a cash purchase price of approximately $12 million. The acquisition will be accounted for as a purchase and the revenues for these stores during the previous year were approximately $12.4 million.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Network Rental, Inc.

     We have audited the accompanying balance sheets of Network Rental, Inc. (a Georgia corporation) as of May 31, 1995 and 1996, and the related statements of earnings, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the May 31, 1995 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of Network Rental, Inc. as of May 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          GRACE & ASSOCIATES, P.C.

Atlanta, Georgia
July 19, 1996, except for Note 8 and Note 12 as to which the date is August 9, 1996, and the last paragraph of Note 12 as to which the date is November 12, 1996

                              NETWORK RENTAL, INC.

                                 BALANCE SHEETS

                                                                     MAY 31,
                                                             -----------------------    JULY 31,
                                                                1995         1996         1996
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
                                              ASSETS
Cash and cash equivalents (note 1).........................  $   74,526   $  161,936   $   83,787
Rental merchandise, net (note 2)
  On rent..................................................   1,460,196    1,330,199    1,229,980
  Held for rent............................................     264,685      269,310      229,495
Prepaid expenses and other assets..........................     118,293       86,186       92,907
Deferred income taxes (note 7).............................     306,730      235,924      235,924
Property assets, net (note 3)..............................     136,925      260,812      208,980
Loan to stockholder (note 9)...............................     384,596      377,427      376,180
                                                             ----------   ----------   ----------
          TOTAL ASSETS.....................................  $2,745,951   $2,721,794   $2,457,253
                                                             ==========   ==========   ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Accounts payable.........................................  $  272,721   $  241,504   $  168,312
  Accrued expenses (note 4)................................     481,553      230,354      373,966
  Capital lease obligation (note 6)........................      58,080      197,378      152,826
  Debt (note 5)............................................   1,445,000    1,086,000      769,000
                                                             ----------   ----------   ----------
          Total Liabilities................................   2,257,354    1,755,236    1,464,104
                                                             ----------   ----------   ----------
STOCKHOLDERS' EQUITY
  Common stock -- $.01 par value -- 2,000,000 shares
     authorized; 900,000 shares issued and outstanding.....       9,000        9,000        9,000
  Additional paid-in capital...............................      69,167       69,167       69,167
  Retained earnings........................................     410,430      888,391      914,982
                                                             ----------   ----------   ----------
          Total stockholders' equity.......................     488,597      966,558      993,149
                                                             ----------   ----------   ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......  $2,745,951   $2,721,794   $2,457,253
                                                             ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                              NETWORK RENTAL, INC.

                             STATEMENTS OF EARNINGS

                                                                               TWO MONTHS ENDED
                                                    YEAR ENDED MAY 31,             JULY 31,
                                                  -----------------------   -----------------------
                                                     1995         1996         1995         1996
                                                  ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
REVENUES
  Rentals and fees..............................  $6,949,250   $7,057,807   $1,180,901   $1,144,040
                                                  ----------   ----------   ----------   ----------
OPERATING EXPENSES
  Direct store expenses
     Depreciation of rental merchandise.........   1,899,362    1,916,619      324,154      295,845
     Other......................................   3,076,112    3,136,591      515,903      526,986
                                                  ----------   ----------   ----------   ----------
                                                   4,975,474    5,053,210      840,057      822,831
General and administrative expenses.............   1,114,110    1,192,487      178,961      286,776
                                                  ----------   ----------   ----------   ----------
          Total operating expenses..............   6,089,584    6,245,697    1,019,018    1,109,607
                                                  ----------   ----------   ----------   ----------
          Operating profit......................     859,666      812,110      161,883       34,433
OTHER EXPENSE (INCOME)
Interest expense................................     279,941      155,414       28,295       19,102
(Gain) loss on sale of property assets..........       1,091      (18,762)          --           --
Other...........................................    (194,153)    (155,825)     (35,724)     (27,558)
                                                  ----------   ----------   ----------   ----------
                                                      86,879      (19,173)      (7,429)      (8,456)
                                                  ----------   ----------   ----------   ----------
          Earnings before income taxes..........     772,787      831,283      169,312       42,889
INCOME TAX EXPENSE..............................  $  314,786   $  353,322   $   64,339   $   16,298
                                                  ----------   ----------   ----------   ----------
          NET EARNINGS..........................  $  458,001   $  477,961   $  104,973   $   26,591
                                                  ==========   ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                              NETWORK RENTAL, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                    COMMON STOCK     ADDITIONAL   RETAINED
                                                  ----------------    PAID-IN     EARNINGS
                                                  SHARES    AMOUNT    CAPITAL     (DEFICIT)    TOTAL
                                                  -------   ------   ----------   ---------   --------
BALANCE --
  May 31, 1994..................................  900,000   $9,000    $69,167      $(47,571)  $ 30,596
     Net earnings...............................       --       --         --       458,001    458,001
                                                  -------   ------    -------      --------   --------
BALANCE --
  May 31, 1995..................................  900,000    9,000     69,167       410,430    488,597
     Net earnings...............................       --       --         --       477,961    477,961
                                                  -------   ------    -------      --------   --------
BALANCE --
  May 31, 1996..................................  900,000    9,000     69,167       888,391    966,558
     Net earnings (unaudited)...................       --       --         --        26,591     26,591
                                                  -------   ------    -------      --------   --------
BALANCE --
  July 31, 1996 (unaudited).....................  900,000   $9,000    $69,167      $914,982   $993,149
                                                  =======   ======    =======      ========   ========

        The accompanying notes are an integral part of these statements.

                              NETWORK RENTAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED MAY 31,        TWO MONTHS ENDED JULY 31,
                                                   --------------------------    --------------------------
                                                      1995           1996           1995           1996
                                                   -----------    -----------    -----------    -----------
                                                                                 (UNAUDITED)    (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
  Net earnings...................................  $   458,001    $   477,961     $104,973       $  26,591
  Adjustments needed to reconcile to net cash
    provided by operations:
    Depreciation of rental merchandise...........    1,899,362      1,916,619      324,154         295,845
    Depreciation of property assets..............       75,305         99,332       13,500          18,549
    (Gain) loss on sale of equipment.............        1,543        (18,762)          --              --
    Deferred income tax..........................      152,321         70,806       76,047              --
  Changes in operating assets and liabilities:
    Rental merchandise...........................   (2,054,793)    (1,794,525)    (268,621)       (155,811)
    Prepaid expenses and other...................         (615)        35,385       (4,356)         (6,721)
    Accounts payable.............................      (34,205)       (31,217)     (54,179)        (73,192)
    Accrued expenses.............................      196,430       (251,199)     (28,469)        143,612
                                                   -----------    -----------     --------       ---------
         Net cash provided by operating
           activities............................      693,349        504,400      163,049         248,873
                                                   -----------    -----------     --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property assets....................      (28,117)      (226,727)          --              --
  Redemption of certificate of deposit...........       50,000             --           --              --
  Sale of property assets........................           --         22,270           --          33,283
  Collection of stockholder note receivable......        6,666          7,169        1,159           1,247
                                                   -----------    -----------     --------       ---------
         Net cash provided by (used in) investing
           activities............................       28,549       (197,288)       1,159          34,530
                                                   -----------    -----------     --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Additional lease obligations...................           --        197,588           --              --
  Repayment of note payable......................   (1,300,022)      (359,000)      (4,291)       (317,000)
  Repayment of capital lease obligations.........      (29,444)       (58,290)      (5,095)        (44,552)
                                                   -----------    -----------     --------       ---------
         Net cash used by financing activities...   (1,329,466)      (219,702)      (9,386)       (361,552)
                                                   -----------    -----------     --------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................     (607,568)        87,410      154,822         (78,149)
CASH AND CASH EQUIVALENTS --
  Beginning of period............................      682,094         74,526       74,526         161,936
                                                   -----------    -----------     --------       ---------
CASH AND CASH EQUIVALENTS --
  End of period..................................  $    74,526    $   161,936     $229,348       $  83,787
                                                   ===========    ===========     ========       =========
Supplemental cash flow information:
  Cash paid during the period for --
    Interest.....................................  $   268,028    $   164,564     $ 28,295       $  19,102
                                                   ===========    ===========     ========       =========
    Income taxes.................................  $     6,610    $   415,385     $     --       $      --
                                                   ===========    ===========     ========       =========

        The accompanying notes are an integral part of these statements.

                              NETWORK RENTAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies and practices followed by the company are as follows:

DESCRIPTION OF BUSINESS

     Network Rental, Inc. rents household appliances and furniture for periods of up to 18 months pursuant to rental agreements which are cancelable at any time. Weekly or monthly rental payments are collected in advance, and ownership in the related merchandise is transferred at the end of the designated rental period. The company operates 14 rental-purchase stores in Atlanta and surrounding areas. Additionally, it has three franchise locations in Georgia and receives monthly royalty fees from the franchisees.

RENTAL MERCHANDISE

     Rental revenue from merchandise on rent is recognized as rents are collected. Rental agreements may be terminated at any time by a customer upon the return of the merchandise. Depreciation is computed using the straight-line method over 24 months, which represents the company's estimate of the useful life of the rental merchandise. Upon transfer of ownership in the merchandise at the end of the rental period, the remaining net book value of the merchandise, if any, is charged to operations as depreciation expense. The Company does not reserve for losses of rental merchandise damaged or not returned by customers. The loss is recognized as they are incurred.

     The Company includes in revenues the following income: rental fees, franchise fees, collection fees, delivery fees, damage waivers and other fees. Returned checks and refunds for 1995 are netted against revenues. For 1996, the Company included the returned checks and refunds totaling $35,265 in other direct store expenses, instead of netting them against revenues.

CASH AND CASH EQUIVALENTS

     The company considers all money market accounts and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     The Company's cash management policy is to use all excess cash to repay its debt referred to in note 5.

PROPERTY ASSETS AND RELATED DEPRECIATION

     Equipment and leasehold improvements are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of depreciable property are capitalized. Upon sale or retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations. Depreciation on equipment is computed by using an accelerated method based on the estimated useful lives of the depreciable assets, principally three to five years. Leasehold improvements are amortized over the respective lease terms using the straight-line method.

INCOME TAXES

     Income taxes are computed based on the provisions of SFAS 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the estimated future tax effects attributed to temporary differences between book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted tax law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized. Prior to 1994, income taxes were computed in accordance with APB Opinion No. 11.

                              NETWORK RENTAL, INC.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the unaudited interim financial statements for each of the two month periods ended July 31, 1995 and July 31, 1996 include all adjustments, consisting of normal recurring accruals necessary to present fairly the Company's results of operations and cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, accounts payable, capital lease obligations and debt whose carrying value approximates fair value at May 31, 1995 and 1996.

NOTE 2 -- RENTAL MERCHANDISE

     Rental merchandise consists of the following at May 31:

                                                                 1995         1996
                                                              ----------   ----------
On rent
  Cost......................................................  $2,828,142   $2,790,090
  Less accumulated depreciation.............................   1,367,946    1,459,891
                                                              ----------   ----------
                                                              $1,460,196   $1,330,199
                                                              ==========   ==========
Held for rent
  Cost......................................................  $  502,812   $  596,828
  Less accumulated depreciation.............................     238,127      327,518
                                                              ----------   ----------
                                                              $  264,685   $  269,310
                                                              ==========   ==========

NOTE 3 -- PROPERTY ASSETS

     Equipment and leasehold improvements consist of the following major classifications:

                                                                 1995          1996
                                                              -----------   -----------
Furniture and equipment.....................................  $   831,227   $   831,710
Vehicles....................................................      363,807       276,991
Equipment and vehicles under capital leases.................      119,807       321,234
Leasehold improvements......................................      270,713       281,672
                                                              -----------   -----------
                                                                1,585,554     1,711,607
Accumulated depreciation....................................   (1,448,629)   (1,450,795)
                                                              -----------   -----------
                                                              $   136,925   $   260,812
                                                              ===========   ===========

NOTE 4 -- ACCRUED EXPENSES

     Accrued expenses consist of the following major classifications:

                                                                1995       1996
                                                              --------   --------
Income taxes................................................  $155,855   $ 23,236
Accrued salaries............................................   126,272     93,927
Accrued sales and other taxes...............................    40,753     53,827
Deferred compensation.......................................   111,725      6,437
Accrued interest............................................    18,455      9,305
Other accrued expenses......................................    28,493     43,622
                                                              --------   --------
                                                              $481,553   $230,354
                                                              ========   ========

                              NETWORK RENTAL, INC.

NOTE 5 -- DEBT

     The Company obtained a $1,500,000 revolving line of credit from Comerica Bank -- Texas on June 26, 1995. Under terms of this loan, interest payments of 2% above the bank's prime rate are due monthly, and the entire principal balance plus any accrued interest are due on September 1, 1996. All of the Company's assets are pledged as collateral under the loan, and the Company's stockholder has personally guaranteed the loan. The Company is bound by various financial covenants related to minimum net worth and debt/equity ratios under the terms of the loan agreement.

     Note payable on May 31, 1995 and 1996 consists of the following:

                                                                 1995         1996
                                                              ----------   ----------
Prime Plus 3.5% Installment Note Payable to a Commercial
  Finance Company -- collateralized by substantially all of
  the company's assets and the personal guaranty of the
  company's major stockholder. Interest is payable monthly.
  Principal is payable $35,000 per month through maturity
  with any remaining principal due April 14, 1995...........  $1,445,000   $       --
Prime plus 2% Revolving Line of Credit with Comerica
  Bank -- Texas.............................................          --    1,086,000
                                                              ----------   ----------
                                                              $1,445,000   $1,086,000
                                                              ==========   ==========

NOTE 6 -- LEASES

     The Company leases computer equipment and vehicles which qualify as capital leases. A capital lease obligation of $3,099 is personally guaranteed by the Company's stockholder.

     The Company leases its facilities under noncancellable operating leases. Future minimum lease payments under the capital leases and operating leases as of May 31, 1996, are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
Year Ending
May 31, 1997................................................  $ 89,985   $356,316
May 31, 1998................................................    65,656    205,304
May 31, 1999................................................    63,448     84,427
May 31, 2000................................................    22,048     43,704
May 31, 2001 and thereafter.................................        --     11,899
                                                              --------   --------
          Total minimum lease payments......................   241,137   $701,650
                                                                         ========
Less: amount representing interest..........................    43,759
                                                              --------
Present value of net minimum lease payments.................  $197,378
                                                              ========

     The capital leases are payable in monthly installments totaling $7,875, including interest and sales taxes.

     Rent expense totaled $349,249 for 1995 and $364,326 for 1996.

NOTE 7 -- PROVISION FOR INCOME TAXES

     During the year ended May 31, 1994, the company implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 establishes standards for financial accounting and reporting for income taxes that are currently payable and for provisions for deferred income taxes. The standard requires a change from the deferred method to the asset and liability method of accounting for income taxes. The cumulative effect of the change in accounting method was a benefit of $727,908.

                              NETWORK RENTAL, INC.

     The current provision for federal income taxes results from imposition of the alternative minimum tax (AMT). AMT is imposed at a 20% rate on the Company's alternative minimum taxable income, which is determined by making statutory adjustment to the Company's regular taxable income (loss). The adjustments consist primarily of limitations on depreciation deductions as calculated under an alternative depreciation system and limitations on the application of net operating loss carryforwards.

     The provision for income taxes consists of the following:

                                                                1995        1996
                                                              ---------   --------
Current provision
  Federal...................................................  $ 247,875   $266,637
  Utilization of net operating loss carryforward............   (109,155)   (39,591)
                                                              ---------   --------
                                                                138,720    227,046
                                                              ---------   --------
  State.....................................................     43,743     47,054
  Utilization of net operating loss carryforward............    (20,608)       ---
                                                              ---------   --------
                                                                 23,135     47,054
                                                              ---------   --------
Deferred Provision
  Federal...................................................    126,849     67,617
  State.....................................................     26,082     11,605
                                                              ---------   --------
                                                                152,931     79,222
                                                              ---------   --------
                                                              $ 314,786   $353,322
                                                              =========   ========

     As of May 31, 1996, the tax effect of components of net deferred tax assets and liabilities is as follows:

                                                              FEDERAL     STATE
                                                              --------   -------
Deferred tax assets
Capital leases..............................................     7,896     1,393
Stock options...............................................     2,189       386
Depreciation................................................    72,433    11,292
AMT credit..................................................   144,779        --
                                                              --------   -------
                                                               227,297    13,071
                                                              --------   -------
Deferred tax liabilities
State income tax benefit....................................    (4,444)       --
                                                              --------   -------
                                                                (4,444)       --
                                                              --------   -------
Net Deferred Tax Assets and Liabilities.....................  $222,853   $13,071
                                                              ========   =======

     As of May 31, 1996, the Company has an Alternative Minimum Tax (AMT) credit of $144,779 which may be carried forward indefinitely to reduce future taxable income and taxes. The tax benefits of this carryforward is included in the deferred tax assets presented above.

     Additionally, the Company has investment tax credit carryovers totaling $244,793 that will expire in the years 2000 and 2001. The investment tax credits are not included in deferred tax assets.

NOTE 8 -- INCENTIVE STOCK OPTION PLAN

     Under the Company's incentive stock option plan, options to purchase shares of the Company's common stock are granted at a price equal to the estimated fair market value of the stock at the date of the grant. Generally, the options become exercisable in installments 2 years after the Company has exceeded a certain average monthly sales volume and unless exercised, expire at various intervals not exceeding ten years from date of grant.

                              NETWORK RENTAL, INC.

     At May 31, 1996, options to purchase up to 4,500 shares with an option prices of $1.71 per share have been granted. For the year ending May 31, 1996, options equal to 8.58% of the Company's total common stock were exercised by employees and were sold back to the Company at market value. The Company recorded compensation expense of $13,773 during 1996 related to the outstanding options.

     On August 2, 1996, all three remaining participants in the stock option plan executed waivers to release the Company against any past and future claims under the plan.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     Transactions and outstanding balances with the company's major stockholder are summarized as follows:

                                                                1995       1996
                                                              --------   --------
Notes receivable............................................  $384,596   $377,427
Interest income.............................................    28,342     27,839
Rent expense................................................    33,817     52,271
Receivable..................................................     2,358      2,328

     The note receivable is secured by real estate, bearing interest at 7.3% with principal and interest payable monthly over twenty-five years through September 2017.

NOTE 10 -- PROFIT SHARING PLAN

     During the year ended May 31, 1994, the Company implemented a 401(k) profit sharing plan covering substantially all employees. The Company is required to match employee voluntary contributions subject to certain limitations at a rate of 25 percent. The Company made matching contributions of $7,813 for 1996 and $6,687 for 1995.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     Prior to January 1, 1996, management took the position that merchandise in the hands of its customers was not part of its inventory and personal property taxes due on these items were the responsibility of the customers. Network Rental filed ad valorem taxes with the appropriate taxing authorities on an annual basis and reported only unrented inventory. Management is aware that one or more taxing authorities might assert a claim against the Company for taxes on property in the hands of customers.

     Discussions by management with the various taxing authorities has indicated that when such a claim is asserted, audits go back three years even though the statute of limitations may be longer.

     Legal counsel for the Company advises that "the ad valorem taxes constitute not only a lien against the property, but also the personal obligation of the taxpayer. In this regard, the taxing authority could assert a claim against the current owner of the property based on the lien or against the owner of the property on January 1 of each year. For this reason, it can be assumed that Network Rental has some exposure in this area. However, the exposure is contingent at best and as a practical matter appears to be limited in scope."

     Based on management's experience and investigation, its assessment is that the Company has an annual exposure of between $0 and $30,000 on this contingent claim and a total exposure of between $0 and $60,000, exclusive of any penalty and interest that might be assessed.

     The Company depreciates its rental merchandise using the income forecasting method for federal and state income tax purposes. This depreciation method has been widely used in the industry and purports to match the depreciation deductions against the revenues that the rental merchandise generates. However, in 1994 the United States Tax Court in the case ABC Rentals of San Antonio, Inc., Et al v. Commissioner of the Internal Revenue, upheld the Internal Revenue Service position that this method is not allowable for use by

                              NETWORK RENTAL, INC.

rental-purchase companies. Furthermore, the Internal Revenue Service issued in 1995 Revenue Ruling 95-52 which effectively precludes any Company taking a contrary position from doing so without being in direct conflict with the Revenue Code.

     The "ABC Rentals" case is on appeal in two U.S. Circuit Courts and the industry has been putting forth effort to have the tax code amended to allow for a three year accelerated depreciation method. As a result, the Company has continued to depreciate its rental merchandise under the income forecasting method for years prior to June 1, 1995.

     For the year ending May 31, 1996, the Company converted to the prescribed method of depreciation (MACRS 5 years) for all new rental merchandise purchased during the year, which represents 53% of the Company's total rental merchandise at year end. Since the rental merchandise is generally rented for periods of less than 24 months, it is likely that the remaining assets that were depreciated under the income forecasting method would be disposed by May 31, 1997. The Company, however, would remain liable for penalties and interest for not converting to the proper method after the issuance of the 1995 Revenue Ruling.

     Network Rental, Inc. is contingently liable for letters of credit extended to a major supplier and to the State of Georgia for the Company's warranty program.

     Network Rental, Inc. is contingently liable for cellular phone contracts which have not expired.

     During the year ending May 31, 1996, the Company's employees exercised certain stock options. The difference between the fair market value of the common stock and the exercise price is compensation subject to withholding taxes for federal income tax purposes. The Company did not report the amounts as employee compensation, nor did it withhold any employment taxes. Therefore, the Company is contingently liable for employment taxes on $35,191 in compensation plus penalties and interest.

     A claim has been made by Aaron Rents, Inc. alleging that Network Rental, Inc. violated the Lanham Act in connection with a commercial comparing the two companies. Legal counsel for Network believes that Aaron Rents does not intend to pursue any damage claim. However, a release has not been executed and the claim may or may not be pursued. Management has ceased running the advertisement, and is advised and believes that no claim will result from the alleged violation.

     An $8,750 claim has been made against the Company by its previous auditors, Joseph Decosimo and Company, for unpaid accounting fees. Management for Network Rental, Inc. believes that all fees were paid in full per agreement and intends to dispute the claim. Legal counsel believes that litigation may result.

NOTE 12 -- SUBSEQUENT EVENTS

     As of August 8, 1996, Perry J. McNeal has negotiated to sell 107,100 of his shares in the Company's common stock to Alrenco, Inc.

     On July 26, 1996 Perry J. McNeal transferred 792,900 shares to the Vyrdilee Brooks McNeal Scholarship Fund Charitable Remainder Trust. The Vyrdilee Brooks McNeal Scholarship Fund Charitable Remainder Trust negotiated to sell all 792,900 shares to Alrenco, Inc. as of August 8, 1996.

     On August 9, 1996, all 900,000 shares of the Company's common stock were acquired by Alrenco, Inc.

     Subsequent to a favorable tax court decision in the "ABC Rentals of San Antonio, Inc." case, the Company decided on November 12, 1996 to use the income forecasting method for purposes of computing its federal and state income taxes, instead of switching to MACRS as indicated in Note 11. The effect of this change is not reflected in the accompanying financial statements. Had it been included, the company's income tax provision would decrease and its net earnings would increase by $51,953. Additionally, its deferred tax asset would decrease by $48,149 and its deferred tax liability would increase by $63,287.

                              NETWORK RENTAL, INC.

NOTE 13 -- CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

     The Company's 14 rental-purchase stores are located exclusively in the Atlanta metropolitan area. The concentration of its operations in a single metropolitan area increases the vulnerability that its operations may be jeopardized if the entire area should experience an economic depression.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Fastway, Inc.

     We have audited the accompanying balance sheet of Fastway, Inc. (the "Company") as of August 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fastway, Inc. as of August 31, 1996, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          TRAVIS, WOLFF & COMPANY L.L.P.
November 8, 1996
Dallas, Texas

                                 FASTWAY, INC.

                                 BALANCE SHEET

                                                              AUGUST 31,
                                                                 1996
                                                              ----------
                                 ASSETS
Assets:
  Cash......................................................  $  213,697
  Accounts receivable -- officers and employees (Note 2)....     143,625
  Income tax carryback claim receivable.....................     186,000
  Prepaid expenses, primarily insurance.....................     173,555
  Rental merchandise, net (Note 3)..........................   3,547,585
  Property assets, net (Note 4).............................     637,458
  Deferred tax assets (Note 11).............................     171,000
  Deposits and other........................................      26,330
                                                              ----------
                                                              $5,099,250
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................................  $  301,430
  Accrued liabilities.......................................     323,684
  Taxes payable, primarily payroll..........................      29,075
  Revolving line of credit (Note 5).........................   2,577,334
  Notes payable, primarily to a stockholder (Note 9)........     137,935
                                                              ----------
                                                               3,369,458
                                                              ----------
Stockholders' equity:
  Common stock (Note 6).....................................         100
  Paid-in capital...........................................         900
  Retained earnings.........................................   1,728,792
                                                              ----------
                                                               1,729,792
                                                              ----------
                                                              $5,099,250
                                                              ==========

    The accompanying notes are an integral part of the financial statements.

                                 FASTWAY, INC.

                            STATEMENT OF OPERATIONS

                                                              FOR THE YEAR ENDED
                                                               AUGUST 31, 1996
                                                              ------------------
Revenue:
  Rentals...................................................     $10,434,093
  Merchandise sales.........................................         380,102
  Fees and other............................................       1,571,850
                                                                 -----------
                                                                  12,386,045
                                                                 -----------
Direct store expenses:
  Depreciation of rental merchandise........................       2,937,050
  Cost of merchandise sold..................................       1,098,981
  Salaries and other........................................       7,689,397
                                                                 -----------
                                                                  11,725,428
General and administrative..................................         882,258
Depreciation and amortization of property assets............         350,942
Interest, net...............................................         320,538
                                                                 -----------
                                                                  13,279,166
                                                                 -----------
     Operating (loss).......................................        (893,121)
                                                                 -----------
Other income:
  Gain on sale of stores (Note 10)..........................         259,223
  Purchase rebates..........................................          55,181
  Gain on sale of fixed assets..............................         107,338
                                                                 -----------
                                                                     421,742
                                                                 -----------
     (Loss) before income tax benefit.......................        (471,379)
  Income tax benefit (Note 11)..............................        (130,193)
                                                                 -----------
     Net (loss).............................................     $  (341,186)
                                                                 ===========

    The accompanying notes are an integral part of the financial statements.

                                 FASTWAY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                             FOR THE YEAR ENDED AUGUST 31, 1996
                                                      ------------------------------------------------
                                                               ADDITIONAL                    TOTAL
                                                      COMMON    PAID-IN      RETAINED    STOCKHOLDERS'
                                                      STOCK     CAPITAL      EARNINGS       EQUITY
                                                      ------   ----------   ----------   -------------
Balance at August 31, 1995, as previously
  reported..........................................   $100       $900      $2,179,876    $2,180,876
  Adjustment for uncollectible rentals (Note 1).....     --         --        (109,898)     (109,898)
                                                       ----       ----      ----------    ----------
Balance, as adjusted, at August 31, 1995............    100        900       2,069,978     2,070,978
  Net (loss)........................................     --         --        (341,186)     (341,186)
                                                       ----       ----      ----------    ----------
Balance at August 31, 1996..........................   $100       $900      $1,728,792    $1,729,792
                                                       ====       ====      ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                                 FASTWAY, INC.

                            STATEMENT OF CASH FLOWS

                                                                FOR THE
                                                              YEAR ENDED
                                                              AUGUST 31,
                                                                 1996
                                                              -----------
Cash flows from operating activities:
  Cash and fees received for rentals........................  $12,386,045
  Cash paid to suppliers and employees......................   (8,628,219)
  Cash paid for rental merchandise..........................   (3,238,814)
  Interest received.........................................        1,393
  Interest paid.............................................     (321,931)
                                                              -----------
Net cash flows provided by operating activities.............      198,474
                                                              -----------
Cash flows from investing activities:
  Proceeds from sales of stores (Note 10)...................    1,650,000
  Purchase of property assets...............................     (206,646)
  Proceeds from sales of property assets....................      129,198
                                                              -----------
Net cash provided by investing activities...................    1,572,552
                                                              -----------
Cash flows from financing activities:
  Reduction on line of credit...............................   (5,795,088)
  Proceeds from borrowings on line of credit................    3,672,422
  Proceeds from purchase rebates............................       55,181
  Proceeds from note to stockholder.........................      324,018
  Repayment of debt to stockholder..........................      (80,125)
  Loan to non-stockholder officer...........................     (132,500)
                                                              -----------
Net cash (used) by financing activities.....................   (1,956,092)
                                                              -----------
Net (decrease) in cash......................................     (185,066)
Cash -- beginning of year...................................      398,763
                                                              -----------
Cash -- end of year.........................................  $   213,697
                                                              ===========
Reconciliation of net (loss) to net cash provided by
  operating activities
Net (loss)..................................................  $  (341,186)
Reconciling items:
  Depreciation and amortization.............................      350,942
  (Increase) decrease in assets --
     Accounts receivable....................................      (16,795)
     Collections receivable (Note 1)........................      166,898
     Income taxes receivable................................       28,046
     Prepaids...............................................      126,760
     Other..................................................       66,437
  (Decrease) increase in liabilities --
     Accounts payable.......................................      (73,240)
     Accrued expenses.......................................       15,261
     Income taxes payable...................................     (124,649)
                                                              -----------
Net cash provided by operating activities...................  $   198,474
                                                              ===========

    The accompanying notes are an integral part of the financial statements.

                                 FASTWAY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Fastway, Inc. (the "Company") leases household durable goods to customers on a rent-to-own basis. As of August 31, 1996, the Company operated 28 stores in 26 cities in the states of Arkansas, Mississippi, Missouri and Texas.

PROPERTY ASSETS

     Property assets are stated at cost. Depreciation of office furniture and equipment, computers, and vehicles is provided over the estimated useful lives of the respective assets (five and seven years) using declining balance methods. Leasehold improvements are amortized over the term of the applicable leases on the straight-line basis.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and all highly liquid debt instruments purchased with a maturity of three months or less. At August 31, 1996, there were no cash equivalents.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

ADJUSTMENT FOR UNCOLLECTIBLE RENTALS

     At August 31, 1995, the Company had $166,898 of uncollectible rental contracts, included in rental merchandise, that had not been written off. During the year ended August 31, 1996, these contracts were written off, net of $57,000 of related income tax benefit, and reflected as an adjustment to retained earnings at August 31, 1995 in the accompanying statement of stockholders' equity.

NOTE 2 -- ACCOUNTS RECEIVABLE -- OFFICERS AND EMPLOYEES

     On August 31, 1996, the Company had a receivable from one of its officers in the amount of $132,500. In addition, receivables from employees were $11,125 on August 31, 1996, and represented amounts owed for rental assets purchased.

NOTE 3 -- RENTAL MERCHANDISE, RELATED RENTAL INCOME AND AMORTIZATION

     Rental merchandise is rented to customers pursuant to rental agreements which provide for weekly or monthly rental terms with rental payments collected in advance. Title to the merchandise passes to the customer upon the collection of a specified number of rental payments. The rental agreements may be terminated at any time by the customers, and if terminated, the rental merchandise is returned to the Company. Rental income is recognized as collected, since at the time of collection the rental merchandise has been placed in service, costs of installation and delivery have been incurred and generally there is no obligation to refund the rental income collected. A customer may purchase the rental merchandise at any time at the current fair market value of the merchandise.

                                 FASTWAY, INC.

     Rental merchandise is stated at cost, less depreciation calculated by using the income forecasting method. The income forecasting method amortizes rental merchandise based on the income generated by the merchandise. Rental merchandise is pledged as security for the revolving line of credit referred to in Note 5.

     Original cost and accumulated depreciation of rental merchandise at August 31, 1996, is as follows:

Original cost of merchandise................................  $6,251,597
Accumulated depreciation....................................   2,704,012
                                                              ----------
                                                              $3,547,585
                                                              ==========

NOTE 4 -- PROPERTY ASSETS

     Property assets are pledged as security for the revolving line of credit referred to in Note 5. Property assets consisted of the following at August 31, 1996:

Office furniture and equipment..............................  $  552,901
Computer equipment..........................................     252,879
Vehicles....................................................      99,336
Leasehold improvements......................................     829,439
                                                              ----------
                                                               1,734,555
Accumulated depreciation....................................   1,097,097
                                                              ----------
                                                              $  637,458
                                                              ==========
          Total depreciation for the year...................  $  344,542
                                                              ==========

NOTE 5 -- REVOLVING LINE OF CREDIT

     The revolving line of credit is with a bank. Under the line of credit, the Company can borrow an amount based upon the sum not in excess of 100% of the value of the eligible cash receipts of the Company for the average of the most recent three calendar months up to the sum of $2,800,000. (See Note 12.) At August 31, 1996, the borrowing base under the line of credit was $2,577,334. The amount outstanding bears interest at the bank's prime rate plus 2% (10.5% at August 31, 1996) and is secured by inventories, rental contracts, common stock and a $500,000 life insurance policy on a stockholder. The revolving credit agreement includes certain restrictive covenants as to financial reporting, stockholders' compensation, ratio of debt to net worth and length of rental contracts. The loan matures on February 1, 1997. As of November 8, 1996, the outstanding balance of the revolving line of credit was $2,578,085.

NOTE 6 -- COMMON STOCK

     At August 31, 1996, there were 10,000 shares of $10 par value common stock authorized, with ten shares issued and outstanding.

NOTE 7 -- ECONOMIC DEPENDENCY -- MAJOR SUPPLIERS

     During the year ended August 31, 1996, the Company purchased rental merchandise from suppliers exceeding $3,138,000. Purchases from one major supplier aggregated $599,000 or 19% of such purchases.

NOTE 8 -- OPERATING LEASES

     The Company leases space for all of its store locations. The Company also leases vehicles, generally over three year cancelable agreements. All leases are accounted for as operating leases. Rental expense of $965,103 for the year ended August 31, 1996, is included in Salaries and other direct store expenses. Future minimum

                                 FASTWAY, INC.

rental payments under operating leases with remaining noncancelable lease terms in excess of one year at August 31, 1996, are as follows:

YEARS ENDING
AUGUST 31:
------------
1997........................................................  $  722,072
1998........................................................     532,941
1999........................................................     392,879
2000........................................................     200,112
2001........................................................      42,379
Thereafter..................................................           0
                                                              ----------
                                                              $1,890,383
                                                              ==========

NOTE 9 -- RELATED PARTY TRANSACTIONS

     The Company leases eleven store locations from a stockholder. Total lease expense under these leases was $294,067 for the year ended August 31, 1996.

     As of August 31, 1996, there was a note payable to a stockholder in the amount of $135,678.

NOTE 10 -- SALE OF STORES

     The Company sold nine of its stores during the year in two separate sales. The following is an analysis of the two sales:

                                                     SALE OF      SALE OF
                                                       SIX         THREE         SALE
                                                    LOCATIONS    LOCATIONS      TOTALS
                                                    ----------   ----------   -----------
Sales price.......................................  $1,125,000   $  525,000   $ 1,650,000
Rental merchandise sold, net......................    (747,933)    (421,442)   (1,169,375)
Property assets sold, net.........................    (169,193)     (52,209)     (221,402)
                                                    ----------   ----------   -----------
Gain on sale......................................  $  207,874   $   51,349   $   259,223
                                                    ==========   ==========   ===========

NOTE 11 -- INCOME TAXES

     Deferred tax assets represent a reduction in the amount of taxes payable in future years (based on current tax laws) resulting from future net deductible amounts arising from temporary differences in the reporting of certain expense items for financial statement and for income tax purposes, primarily the depreciation of leasehold improvements. The provision for deferred income tax expense or benefit represents the net change during the year in the Company's deferred tax assets.

     The following is an analysis of income tax benefit for the year ended August 31, 1996:

                                                CURRENTLY
                                                REFUNDABLE   DEFERRED   BENEFIT
                                                ----------   --------   --------
  Federal.....................................    $129,000   $  1,193   $130,193

                                 FASTWAY, INC.

     The following is an analysis of deferred income taxes on future deductible differences as of August 31, 1996:

Property assets, primarily leasehold improvements...........  $159,000
Net operating loss carryforward (Arkansas)..................    48,400
Valuation allowance for Arkansas net operating loss
  carryforward..............................................   (36,400)
                                                              --------
                                                              $171,000
                                                              ========

     The following is a reconciliation between financial statement net (loss) and estimated taxable (loss) for the year ended August 31, 1996:

Financial statement net (loss) before taxes.................  $(471,379)
Add adjustment for uncollectible rentals (Note 1)...........   (166,898)
                                                              ---------
          (Loss) before taxes, as adjusted..................   (638,277)
Adjustments for:
  Depreciation of property assets...........................     92,900
  Accrued salaries..........................................    (49,600)
  Officer life insurance premiums...........................     33,400
  Other differences.........................................     14,800
                                                              ---------
Estimated taxable (loss) before income tax benefit..........  $(546,777)
                                                              =========

NOTE 12 -- SUBSEQUENT EVENT

     On November 8, 1996, the borrowing base on the revolving line of credit from a bank was increased from $2,800,000 to $3,200,000.

                                 FASTWAY, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                                              (UNAUDITED)
                                  ASSETS
Assets
  Cash......................................................   $  172,118
  Accounts receivable -- officers and employees.............      149,788
  Income tax carryback claim receivable.....................      187,939
  Prepaid expenses, primarily insurance.....................      124,613
  Rental merchandise, net...................................    4,153,754
  Property assets, net......................................      522,331
  Deferred tax assets.......................................      169,807
  Deposits and other........................................       28,060
                                                               ----------
                                                               $5,508,410
                                                               ==========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Accounts payable..........................................   $  272,346
  Accrued liabilities.......................................      175,530
  Taxes payable, primarily payroll..........................       28,591
  Revolving line of credit..................................    3,170,303
  Notes payable, primarily to stockholder...................      137,174
                                                               ----------
                                                                3,783,944
Stockholders' equity
  Common stock..............................................          100
  Paid-in capital...........................................          900
  Retained earnings.........................................    1,723,466
                                                               ----------
                                                                1,724,466
                                                               ----------
                                                               $5,508,410
                                                               ==========

         The accompanying note is an integral part of these statements.

                                 FASTWAY, INC.

                            STATEMENT OF OPERATIONS

                                                              FOR THE FOUR MONTHS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
                                                                     (UNAUDITED)
Revenue
  Rental....................................................   $3,446,564    $3,597,591
  Merchandise sales.........................................       49,893        35,632
  Fees and other............................................      473,102       579,331
                                                               ----------    ----------
                                                                3,969,559     4,212,554
Direct store expenses
  Depreciation of rental merchandise........................      900,090       992,843
  Cost of merchandise sold..................................       53,167        50,937
  Salaries and other........................................    2,647,451     3,328,178
                                                               ----------    ----------
                                                                3,600,708     4,371,958
General and administrative..................................      210,600       338,034
Depreciation and amortization of property assets............       83,023       137,918
Interest....................................................       96,640       121,938
                                                               ----------    ----------
                                                                3,990,971     4,969,848
                                                               ----------    ----------
          Operating loss....................................      (21,412)     (757,294)
Other
  Gain on sale of stores....................................           --       485,456
  Gain (loss) on sale of fixed assets.......................       18,377      (156,027)
                                                               ----------    ----------
                                                                   18,377       329,429
                                                               ----------    ----------
          Loss before income tax benefit....................       (3,035)     (427,865)
Income tax expense (benefit)................................        2,291      (136,824)
                                                               ----------    ----------
          NET LOSS..........................................   $   (5,326)   $ (291,041)
                                                               ==========    ==========

         The accompanying note is an integral part of these statements.

                                 FASTWAY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE FOUR MONTHS ENDED DECEMBER 31, 1996

                                                               ADDITIONAL                    TOTAL
                                                      COMMON    PAID-IN      RETAINED    STOCKHOLDERS'
                                                      STOCK     CAPITAL      EARNINGS       EQUITY
                                                      ------   ----------   ----------   -------------
                                                                        (UNAUDITED)
Balance at September 1, 1996........................   $100       $900      $1,728,792     $1,729,792
Net loss............................................     --         --          (5,326)        (5,326)
                                                       ----       ----      ----------     ----------
Balance at December 31, 1996........................   $100       $900      $1,723,466     $1,724,466
                                                       ====       ====      ==========     ==========

         The accompanying note is an integral part of these statements.

                                 FASTWAY, INC.

                            STATEMENT OF CASH FLOWS

                                                               FOR THE FOUR MONTHS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                 1996             1995
                                                              -----------      -----------
                                                                      (UNAUDITED)
Cash flows from operating activities
  Net loss..................................................  $    (5,326)     $   (29,041)
  Depreciation and amortization.............................      983,113        1,130,761
  Deferred tax expense......................................        1,193               --
  Gain on sale of assets....................................      (18,377)        (329,429)
  Changes in operating assets and liabilities
     Accounts receivable....................................       (6,163)         133,585
     Income taxes receivable................................       (1,939)         199,246
     Prepaid expenses.......................................       48,942          (73,778)
     Rental merchandise.....................................   (1,506,259)        (575,922)
     Other assets...........................................       (1,730)          (6,294)
     Accounts payable.......................................      (29,084)          94,021
     Accrued liabilities....................................     (148,154)         (80,271)
     Taxes payable..........................................         (484)        (105,306)
                                                              -----------      -----------
          Net cash provided by (used in) operating
            activities......................................     (684,268)          95,572
Cash flows from investing activities
  Proceeds from sale of property assets.....................       50,481        1,650,000
                                                              -----------      -----------
          Net cash provided by investing activities.........       50,481        1,650,000
Cash flows from financing activities
  Net change in line of credit..............................      592,208       (1,874,999)
                                                              -----------      -----------
          Net cash provided by financing activities.........      592,208       (1,874,999)
                                                              -----------      -----------
          Net decrease in cash..............................      (41,579)        (129,427)
Cash at the beginning of the period.........................      213,697          398,763
                                                              -----------      -----------
Cash at the end of the period...............................  $   172,118      $   269,336
                                                              ===========      ===========
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $    95,400      $   119,300
  Cash paid for taxes.......................................  $        --      $        --

         The accompanying note is an integral part of these statements.

                                 FASTWAY, INC.

                          NOTE TO FINANCIAL STATEMENTS

     The interim financial statements of Fastway, Inc. (the Company) included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the financial statements and notes included in the preceding financial statements for the year ended August 31, 1996. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's results of operations and cash flows for the periods presented. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors
RTO, Inc.
Mesquite, Texas

     We have audited the accompanying consolidated balance sheets of RTO, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RTO, Inc. and subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
May 28, 1997

                           RTO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                        --------------------------   SEPTEMBER 30,
                                                           1995           1996           1997
                                                        -----------   ------------   -------------
                                                                                      (UNAUDITED)
                                              ASSETS
Cash and cash equivalents.............................  $ 1,082,970   $ 28,277,450    $    993,717
Rental merchandise, net...............................    8,626,794     30,791,249      43,665,981
Property and equipment, net...........................    2,563,875      5,219,130       7,528,900
Intangible assets, net................................      476,938     37,834,624      58,203,542
Deferred income taxes.................................      116,732      2,415,248       2,753,223
Income taxes receivable...............................           --             --         112,269
Notes receivable......................................      947,547      1,181,221          22,294
Other assets..........................................      504,218      1,390,905       2,624,077
                                                        -----------   ------------    ------------
          Total assets................................  $14,319,074   $107,109,827    $115,904,003
                                                        ===========   ============    ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable......................................  $ 3,002,718   $  5,738,824    $  4,726,848
Accrued expenses......................................    2,015,440      5,285,769       5,784,215
Income taxes payable..................................      107,573        248,159              --
Notes payable.........................................   10,198,965      6,772,269      18,834,859
Deferred income taxes.................................        3,630        322,000         556,829
                                                        -----------   ------------    ------------
          Total liabilities...........................   15,328,326     18,367,021      29,902,751
                                                        -----------   ------------    ------------
Commitments and contingencies
Shareholders' equity (deficit):
  Preferred stock, par value $.01, 10,000,000 shares
     authorized; none issued..........................           --             --              --
  Common stock, par value $.01, 75,000,000 shares
     authorized; 16,053, 120,598 and 120,960 shares
     issued and outstanding at December 31, 1995,
     December 31, 1996 and September 30, 1997
     (unaudited), respectively........................          161          1,206           1,210
  Additional paid-in capital..........................    4,472,302     98,010,488      98,434,805
  Accumulated deficit.................................   (5,481,715)    (9,268,888)    (12,434,763)
                                                        -----------   ------------    ------------
          Total shareholders' equity (deficit)........   (1,009,252)    88,742,806      86,001,252
                                                        -----------   ------------    ------------
          Total liabilities and shareholders' equity
            (deficit).................................  $14,319,074   $107,109,827    $115,904,003
                                                        ===========   ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                           RTO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                            ---------------------------------------   -------------------------
                                               1994          1995          1996          1996          1997
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Revenue:
  Rental and fee revenue..................  $38,322,329   $37,414,635   $57,289,208   $35,058,733   $89,461,789
  Cash sales and other revenue............    2,658,620     2,538,450     3,016,344     2,191,117     3,794,077
                                            -----------   -----------   -----------   -----------   -----------
         Total revenue....................   40,980,949    39,953,085    60,305,552    37,249,850    93,255,866
                                            -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Direct store expenses:
    Depreciation and disposition of rental
      merchandise.........................   13,719,787    13,737,910    18,864,512    11,680,452    25,250,863
    Other.................................   20,398,883    20,459,804    33,449,515    19,626,128    52,499,821
                                            -----------   -----------   -----------   -----------   -----------
                                             34,118,670    34,197,714    52,314,027    31,306,580    77,750,684
  Corporate expenses......................    3,866,604     4,449,690     6,548,640     3,997,645    11,200,158
  Costs of business combinations..........           --            --     1,743,433        48,513       864,081
  Amortization of intangibles.............      205,604       280,398     2,767,460     1,160,455     5,637,894
  Key executive signing bonuses...........           --            --     1,485,641     1,485,641       400,119
                                            -----------   -----------   -----------   -----------   -----------
         Total operating expenses.........   38,190,878    38,927,802    64,859,201    37,998,834    95,852,936
                                            -----------   -----------   -----------   -----------   -----------
         Operating income (loss)..........    2,790,071     1,025,283    (4,553,649)     (748,984)   (2,597,070)
Other income (expense):
  Interest expense........................   (1,683,014)   (1,573,649)     (919,553)     (702,187)     (757,537)
  Interest income.........................       38,715        35,415       511,603       231,392       192,952
  Other non-operating income (expense),
    net...................................      115,526       161,607       403,255       232,985        (6,113)
  Gain on sale of stores..................           --     1,048,923       750,800       750,800            --
                                            -----------   -----------   -----------   -----------   -----------
         Income (loss) before income taxes
           and extraordinary item.........    1,261,298       697,579    (3,807,544)     (235,994)   (3,167,768)
Income tax expense (benefit)..............       35,231        10,116    (1,286,082)     (317,360)      (78,509)
                                            -----------   -----------   -----------   -----------   -----------
         Income (loss) before
           extraordinary item.............    1,226,067       687,463    (2,521,462)       81,366    (3,089,259)
Extraordinary item, net of income tax
  expense.................................           --     3,335,851            --            --            --
                                            -----------   -----------   -----------   -----------   -----------
         Net income (loss)................  $ 1,226,067   $ 4,023,314   $(2,521,462)  $    81,366   $(3,089,259)
                                            ===========   ===========   ===========   ===========   ===========
Pro forma information (unaudited):
  Income (loss) before extraordinary
    item..................................  $ 1,226,067   $   687,463   $(2,521,462)  $    81,366   $(3,089,259)
  Pro forma income tax expense
    (benefit).............................      505,758       290,000       200,674       356,202      (213,833)
                                            -----------   -----------   -----------   -----------   -----------
         Pro forma income (loss) before
           extraordinary item.............      720,309       397,463    (2,722,136)     (274,836)   (2,875,426)
  Extraordinary item, net of income tax
    benefit...............................           --     3,335,851            --            --            --
                                            -----------   -----------   -----------   -----------   -----------
         Pro forma net income (loss)......  $   720,309   $ 3,733,314   $(2,722,136)  $  (274,836)  $(2,875,426)
                                            ===========   ===========   ===========   ===========   ===========
  Pro forma income (loss) before
    extraordinary item per share..........  $     47.88   $     25.28   $    (44.83)  $     (6.77)  $    (23.78)
  Extraordinary item per share............           --        212.15            --            --            --
                                            -----------   -----------   -----------   -----------   -----------
  Pro forma net income (loss) per share...  $     47.88   $    237.43   $    (44.83)  $     (6.77)  $    (23.78)
                                            ===========   ===========   ===========   ===========   ===========
  Weighted-average shares outstanding.....       15,043        15,724        60,727        40,624       120,909
                                            ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           RTO, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996
           AND NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                            COMMON STOCK     ADDITIONAL
                                          ----------------     PAID-IN     ACCUMULATED
                                          SHARES    AMOUNT     CAPITAL       DEFICIT         TOTAL
                                          -------   ------   -----------   ------------   -----------
December 31, 1993.......................   14,734   $  148   $ 3,200,602   $ (8,556,432)  $(5,355,682)
Issuance of common stock................      612        6       337,488             --       337,494
Contributions of capital................       --       --       405,440             --       405,440
Distributions to S corporation
  shareholders..........................       --       --            --       (687,721)     (687,721)
Net income..............................       --       --            --      1,226,067     1,226,067
                                          -------   ------   -----------   ------------   -----------
December 31, 1994.......................   15,346      154     3,943,530     (8,018,086)   (4,074,402)
Issuance of common stock................      707        7       483,274             --       483,281
Contributions of capital................       --       --        45,498             --        45,498
Distributions to S corporation
  shareholders..........................       --       --            --     (1,486,943)   (1,486,943)
Net income..............................       --       --            --      4,023,314     4,023,314
                                          -------   ------   -----------   ------------   -----------
December 31, 1995.......................   16,053      161     4,472,302     (5,481,715)   (1,009,252)
Issuance of common stock................  104,545    1,045    93,106,955             --    93,108,000
Contributions of capital................       --       --       431,231             --       431,231
Distributions to S corporation
  shareholders..........................       --       --            --     (1,265,711)   (1,265,711)
Net loss................................       --       --            --     (2,521,462)   (2,521,462)
                                          -------   ------   -----------   ------------   -----------
December 31, 1996.......................  120,598    1,206    98,010,488     (9,268,888)   88,742,806
Issuance of common stock (unaudited)....      552        6       689,994             --       690,000
Purchase and retirement of common stock
  from dissenters (unaudited)...........     (190)      (2)     (265,677)            --      (265,679)
Distributions to S corporation
  shareholders (unaudited)..............       --       --                      (76,616)      (76,616)
Net loss (unaudited)....................       --       --            --     (3,089,259)   (3,089,259)
                                          -------   ------   -----------   ------------   -----------
September 30, 1997 (unaudited)..........  120,960   $1,210   $98,434,805   $(12,434,763)  $86,001,252
                                          =======   ======   ===========   ============   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           RTO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                 ------------------------------------------    ---------------------------
                                                     1994           1995           1996            1996           1997
                                                 ------------   ------------   ------------    ------------   ------------
                                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)............................  $  1,226,067   $  4,023,314   $ (2,521,462)   $     81,366   $ (3,089,259)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Extraordinary gain.........................            --     (3,335,851)            --              --             --
    Loss on sale of property and equipment.....        78,876        169,872        157,743              --         91,576
    Gain on sale of stores.....................            --     (1,048,923)      (750,800)       (750,800)            --
    Depreciation and disposition of rental
      merchandise..............................    13,719,787     13,737,910     18,864,512      11,680,452     25,250,863
    Amortization of intangibles................       205,604        282,046      2,770,646       1,160,455      5,637,894
    Depreciation of property and equipment.....       824,430        902,452      1,318,082         560,864      1,690,958
    Deferred income taxes......................        (8,016)      (129,577)    (1,585,178)       (523,129)       (77,697)
  Changes in operating assets and liabilities,
    net of effects of acquisitions of
    businesses and dispositions of stores:
    Purchase of rental merchandise.............   (14,008,982)   (12,424,197)   (21,200,586)     (9,868,033)   (28,679,670)
    Accounts payable and accrued expenses......       145,253         61,917      2,374,120        (128,816)    (2,268,928)
    Other assets...............................       (74,189)        12,065        273,172         384,203       (485,275)
    Income taxes payable.......................        65,657          4,688        140,586              --       (698,788)
                                                 ------------   ------------   ------------    ------------   ------------
        Net cash provided by (used in)
          operating activities.................     2,174,487      2,255,716       (159,165)      2,596,562     (2,628,326)
                                                 ------------   ------------   ------------    ------------   ------------
Cash flows from investing activities:
  Purchase of property and equipment...........    (1,069,404)      (635,220)    (1,329,160)       (711,363)    (2,385,971)
  Purchase of investments......................       (51,520)            --             --              --             --
  Proceeds from sale of property and
    equipment..................................        79,988         83,728         71,468              --        484,702
  Acquisitions of businesses, net of cash
    acquired...................................            --       (370,000)   (49,313,357)    (49,313,357)   (23,723,955)
  Dispositions of stores, net of cash sold.....            --      2,700,000      1,043,058       1,043,058             --
  Amounts advanced on notes receivable.........       (23,797)      (114,425)      (336,225)             --             --
  Payments received on notes receivable........        24,886         67,179         98,261         120,988        492,921
                                                 ------------   ------------   ------------    ------------   ------------
        Net cash provided by (used in)
          investing activities.................    (1,039,847)     1,731,262    (49,765,955)    (48,860,674)   (25,132,303)
                                                 ------------   ------------   ------------    ------------   ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock.......       182,400        483,281     93,108,000      93,108,000             --
  Proceeds from borrowings on notes payable....       519,995      1,261,623      2,393,150         334,589     15,172,988
  Payments on notes payable and capital
    leases.....................................    (2,157,987)    (4,350,105)   (16,913,009)    (14,796,077)   (14,353,797)
  Payments for deferred loan fees..............            --        (16,090)            --              --             --
  Contributions of capital.....................        33,234         45,498         51,610          51,610             --
  Distributions to S corporation
    shareholders...............................      (594,287)    (1,328,012)    (1,520,151)     (1,091,002)       (76,616)
  Purchase of common stock from dissenters.....            --             --             --              --       (265,679)
                                                 ------------   ------------   ------------    ------------   ------------
        Net cash provided by (used in)
          financing activities.................    (2,016,645)    (3,903,805)    77,119,600      77,607,120        476,896
                                                 ------------   ------------   ------------    ------------   ------------
Net increase (decrease) in cash................      (882,005)        83,173     27,194,480      31,343,008    (27,283,733)
Cash at beginning of period....................     1,881,802        999,797      1,082,970       1,082,970     28,277,450
                                                 ------------   ------------   ------------    ------------   ------------
Cash at end of period..........................  $    999,797   $  1,082,970   $ 28,277,450    $ 32,425,978   $    993,717
                                                 ============   ============   ============    ============   ============
Supplemental disclosure of cash flow
  information:
  Cash paid for:
  Interest.....................................  $  2,190,990   $  2,049,050   $    918,270    $    702,187   $    757,537
                                                 ============   ============   ============    ============   ============
  Income taxes.................................  $     95,048   $     59,171   $    158,510    $     65,618   $    359,616
                                                 ============   ============   ============    ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                           RTO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

     RTO, Inc. ("RTO") was incorporated on June 20, 1996, as a Delaware corporation to develop, acquire, own, and operate a chain of stores that rent durable household products such as consumer electronics, appliances, furniture, jewelry and home furnishing accessories under cancelable rental-purchase agreements renewable on a weekly or monthly basis.

     The consolidated financial statements include the combination of RTO, the Purchase Acquisitions and the Pooling Acquisitions (as described in Note 3) (collectively referred to as the "Company") as required by Accounting Principles Board Opinion Number 16 ("APB 16"). The first Purchase Acquisition occurred on July 1, 1996 and, accordingly, consistent with APB 16, the 1994 and 1995 financial statements consist only of the operations of the Pooling Acquisitions. At December 31, 1994, 1995 and 1996, the Company operated 70, 61, and 168 stores (in sixteen states at December 31, 1996), respectively (see Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of RTO and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

RENTAL MERCHANDISE

     Rental merchandise is carried at the lower of cost or net realizable value. Depreciation is provided using the income forecasting method or straight-line method over a period designed to approximate the income forecasting method. The income forecasting method is designed to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 to 24 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents required to obtain ownership as provided in the rental-purchase agreement. The income forecasting method is an activity-based method similar to the units of production method. Effective January 1, 1997, RTO and its new subsidiaries elected to depreciate all additions to rental merchandise acquired subsequent to December 31, 1996 using the income forecasting method and make other conforming changes to the estimate of depreciation expense. These changes were made to more accurately match revenues and expenses. The impact of these changes on the results of operations for the nine months ended September 30, 1997 was to decrease net loss by approximately $400,000 or $3.30 per share (unaudited).

RENTAL REVENUE

     Merchandise is rented to customers pursuant to rental-purchase agreements which provide for predominantly weekly rental terms with non-refundable rental payments. Rental revenue is recognized as collected, since at the time of collection the rental merchandise has been placed in service and costs of installation and delivery have been incurred. Generally, the customer has the right to acquire title through either a purchase option or through payment of all rentals required to obtain ownership as provided in the rental-purchase agreement. Rental-purchase agreements may be terminated at any time by the customers, and if terminated, the rental merchandise is returned to the Company.

PERVASIVENESS OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                           RTO, INC. AND SUBSIDIARIES
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISKS

     The Company maintained deposits and a money market mutual fund account totaling $1,082,970 and $28,277,450 at December 31, 1995 and 1996, respectively, with primarily four banks. Deposits in excess of $100,000 and mutual funds are not insured by the Federal Deposit Insurance Corporation.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995 and 1996.

     During 1996, the Company invested excess funds in a money market mutual fund account with a bank which invests in short-term instruments. The market value of the securities as of December 31, 1996 in the mutual funds approximates the carrying amount of approximately $25,000,000.

PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION

     Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of depreciable assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. Depreciation of furniture and fixtures, signs and vehicles is provided over the estimated useful lives of the respective assets on an accelerated basis. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease and renewal period, if applicable.

INCOME TAXES

     Income taxes for the Company are determined by use of the liability method in which deferred income taxes are provided for temporary differences between the financial reporting and income tax basis of assets and liabilities using the income tax rates under existing legislation expected to be in effect at the date such temporary differences are expected to reverse.

     Since certain of the business combinations accounted for as poolings-of-interests as defined by APB 16 (see Note 3) involved companies which were nontaxable enterprises prior to acquisition by RTO (e.g. S Corporations), unaudited pro forma income tax expense (benefit) has been presented for the nontaxable enterprises as if they had been a taxable enterprise for all periods presented. Deferred tax assets and liabilities for the tax effects of temporary differences for the nontaxable enterprises were established through an adjustment to income tax expense (benefit) during the period that the combinations were consummated (see Note 12).

INTANGIBLE ASSETS AND AMORTIZATION

     Intangible assets are stated at cost less accumulated amortization calculated by straight-line and accelerated methods (see Note 7).

ADVERTISING COSTS

     Advertising costs amounting to $2,037,000, $1,938,000, and $3,779,000 for the years ended December 31, 1994, 1995, and 1996, respectively, are expensed as incurred.

                           RTO, INC. AND SUBSIDIARIES

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share and pro forma net income (loss) per share is based on the weighted average number of common shares outstanding during the period presented.

     The Company will adopt Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," on December 31, 1997. SFAS No. 128 requires the Company to change its method of computing, presenting and disclosing earnings per share information. Upon adoption, all prior period data presented will be restated to conform to the provisions of SFAS No. 128. This restatement is not expected to have a material impact on net income (loss) per share or pro forma net income (loss) per share.

STATEMENTS OF CASH FLOWS

     Excluded from the consolidated statements of cash flows was the effect of the following noncash activities.

  For the nine months ended September 30, 1997 (unaudited)

     - The Company issued common stock to settle notes payable totalling $690,000 to certain shareholders.

     - Approximately $347,611 in capital leases were entered into by the Company.

     - In connection with certain Purchase Acquisitions, the Company issued a total of $7,100,000 of notes payable to individuals.

  For the nine months ended September 30, 1996 (unaudited)

     - The Company entered into approximately $180,000 in capital lease obligations for fixed assets.

  For the year ended December 31, 1994

     - The Company acquired the minority interest in a subsidiary through the issuance of stock for $155,094. A shareholder of the Company contributed $372,206 to capital through the forgiveness of debt.

INTERIM FINANCIAL INFORMATION

     The consolidated balance sheet as of September 30, 1997, the consolidated statement of shareholders' equity for the nine months then ended, the consolidated statements of operations and cash flows for the nine months ended September 30, 1996 and 1997 and the notes to consolidated financial statements with respect to September 30, 1996 and 1997 and for the nine month periods then ended, have been prepared by the Company without audit. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary to present fairly the financial position at September 30, 1997, and the results of operations and cash flows for the aforementioned interim periods presented have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

RECENT ACCOUNTING STANDARDS

     During June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" and No. 131 "Disclosures About Segments of an Enterprise and Related Information". Preliminary analysis of these new standards by the Company indicates that the standards will not have a material impact on the Company. The standards are effective for financial statements for fiscal years beginning after December 15, 1997.

                           RTO, INC. AND SUBSIDIARIES

3.  ACQUISITIONS

     The Company purchased the assets of one rent-to-own store from a company doing business as Magic Rent to Own ("Magic") on June 1, 1995 for cash of approximately $370,000.

     The Company purchased the assets of seven rent-to-own stores from a company doing business as Carl's TV ("Carl's") in July 1996 for cash of approximately $1,375,000.

     The Company purchased all of the issued and outstanding common stock of Action TV & Appliance Rental, Inc. ("Action"), a 102 store chain, effective August 1, 1996 for cash of approximately $45,300,000 and $2,600,000 for noncompetition agreements.

     The Company purchased the assets of eight rent-to-own stores from United Electronics, Inc. ("United") on January 3, 1997 for total consideration of $4,348,750, consisting of cash of $2,248,750 and notes totaling $2,100,000 (see
Note 9).

     The Company purchased the assets of twenty-seven rent-to-own stores from B&L Concepts, Inc. ("B&L") on January 6, 1997 for total consideration of $13,761,878, consisting of cash of $10,761,878 and a $3,000,000 convertible note (see Note 9).

     The Company purchased the assets of four rent-to-own stores from Mr. C. Rental Limited Partnership ("Mr. C") on January 24, 1997 for cash consideration of $650,000.

     The Company purchased the assets of one rent-to-own store from Sunburst Rentals, Inc. ("Sunburst") on February 7, 1997 for cash consideration of $400,000.

     The Company purchased all of the issued and outstanding common stock of Instant Rent to Own, Inc., ("Instant"), an owner and operator of eleven rent-to-own stores, on May 30, 1997 for total consideration of $3,786,407, consisting of cash consideration of $1,786,487 and a convertible note in the amount of $2,000,000. Additionally the Company purchased the assets of one rent-to-own store from Rightway Home Furnishings, Inc. ("Rightway") for cash consideration of $488,181. (See Note 9) (unaudited).

     The Company purchased the assets of seventeen rent-to-own stores from Amigo T.V. Rental, Inc. ("Amigo") for cash consideration of $7,000,000, on July 27, 1997 (unaudited).

     The above acquisitions (collectively referred to as the "Purchase Acquisitions") have been accounted for as purchases as defined by APB 16 and, accordingly, the operating results of the acquired businesses have been included in the results of operations since their respective acquisition dates. The purchase prices have been allocated as follows:

                                                  DECEMBER 31,
                                            ------------------------
                                              1995          1996        SEPTEMBER 30, 1997
                                            --------    ------------    ------------------
                                                                           (UNAUDITED)
Rental merchandise........................  $177,000    $ 20,344,143       $ 9,445,925
Property and equipment....................    75,000       2,871,760         1,843,424
Intangible assets.........................   118,000      40,118,643        26,032,261
Other assets..............................        --       3,782,805           747,897
Accounts payable and accrued expenses.....        --      (3,886,758)       (1,755,398)
Notes payable, assumed....................        --     (13,917,236)       (5,151,794)
Notes payable issued......................        --              --        (7,100,000)
Income tax liability......................        --              --          (338,360)
                                            --------    ------------       -----------
          Cash paid, net of cash
            acquired......................  $370,000    $ 49,313,357       $23,723,955
                                            ========    ============       ===========

                           RTO, INC. AND SUBSIDIARIES

     The following summary, prepared on an unaudited pro forma basis, presents the results of operations (i) as if the above acquisitions had been purchased as of the beginning of the year of acquisition and the beginning of the year for the immediately preceding period, (ii) as if the initial capitalization of RTO had occurred on January 1, 1995, and (iii) to include the effect of adjustments of (i) and (ii) for amortization of intangibles, interest, income taxes and the weighted average shares outstanding. Magic has been excluded since the amounts are immaterial.

                                                             UNAUDITED PRO FORMA
                                                            RESULTS OF OPERATIONS
                                           --------------------------------------------------------
                                                   YEAR ENDED                   NINE MONTHS
                                                  DECEMBER 31,              ENDED SEPTEMBER 30,
                                           --------------------------   ---------------------------
                                              1995           1996           1996           1997
                                           -----------   ------------   ------------   ------------
Revenue..................................  $89,304,940   $124,932,801   $101,114,380   $101,476,806
Income (loss) before extraordinary
  item...................................  $ 2,124,330   $ (3,082,703)  $ (1,123,732)  $ (3,955,377)
Net income (loss)........................  $ 5,460,181   $ (3,082,703)  $ (1,123,732)  $ (3,955,377)
Income (loss) before extraordinary item
  per share..............................  $     17.63   $     (25.56)  $      (9.32)  $     (32.71)
Net income (loss) per share..............  $     45.30   $     (25.56)  $      (9.32)  $     (32.71)

     The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the acquisitions been consummated as of the above dates, nor are they necessarily indicative of future operating results.

     The Company entered into definitive agreements to merge with various entities which were consummated during 1996 and 1997. Under the terms of each merger agreement, shares of common stock of each entity were multiplied by an exchange ratio and exchanged for shares of the Company's common stock. A summary of each merger follows:

                                                                               SHARES
                                                             DATE OF         OF COMPANY
POOLING ACQUISITIONS:                                         MERGER        STOCK ISSUED
---------------------                                    ----------------   ------------
Home Choice, Inc. ("Home Choice")......................  October 31, 1996        266
Yam's, Inc. ("Yam's")..................................  November 1, 1996      3,818

ARTO, Inc. ("ARTO").................................... February 28, 1997      2,080

National TV Rental, Inc. ("National").................. February 28, 1997      2,101

Seajay Group ("Seajay")................................ February 28, 1997      1,999

Showtyme Group ("Showtyme")............................ February 28, 1997      2,389
ABC Group ("ABC")......................................    March 11, 1997      1,900
Discount Centers of America, Inc. ("Discount").........      May 12, 1997      1,096
The Hut Co. ("Hut")....................................      May 13, 1997        420

     The Pooling Acquisitions were accounted for as pooling-of-interests. Separate unaudited results of the pooled entities prior to each date of the merger for the years ended December 31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 are as follows (unaudited):

                                                 DECEMBER 31,                       SEPTEMBER 30,
                                    ---------------------------------------   -------------------------
                                       1994          1995          1996          1996          1997
                                    -----------   -----------   -----------   -----------   -----------
Total revenue:
  RTO, Inc........................  $        --   $        --   $25,157,509   $10,018,730   $88,135,815
  Home Choice.....................           --       319,772       834,748       583,180            --
  Yam's...........................    4,493,464     4,844,923     4,535,581     3,554,124            --
  ARTO............................    3,553,723     3,811,243     4,153,355     3,186,045       684,753
  National........................    7,328,178     7,260,425     6,378,971     5,115,697       850,086
  Seajay..........................   14,454,915    11,661,143     7,406,567     5,756,512     1,218,752
  Showtyme........................    4,187,987     4,627,591     4,346,450     3,311,817       632,548
  ABC.............................    2,748,639     3,239,992     3,451,139     2,624,868       550,938
  Discount........................    2,330,979     2,369,852     2,385,037     1,860,914       742,969
  Hut.............................    1,883,064     1,818,144     1,656,195     1,237,963       440,005
                                    -----------   -----------   -----------   -----------   -----------
  Combined........................  $40,980,949   $39,953,085   $60,305,552   $37,249,850   $93,255,866
                                    ===========   ===========   ===========   ===========   ===========

                           RTO, INC. AND SUBSIDIARIES

                                                            DECEMBER 31,
                            ----------------------------------------------------------------------------
                                     1994                     1995                       1996
                            ----------------------   -----------------------   -------------------------
                              ACTUAL     PROFORMA      ACTUAL      PROFORMA      ACTUAL       PROFORMA
                            ----------   ---------   ----------   ----------   -----------   -----------
Net income (loss):
  RTO, Inc................  $       --   $      --   $       --   $       --   $(3,175,692)  $(3,141,549)
  Home Choice.............          --          --     (221,073)    (135,695)     (129,993)      (79,790)
  Yam's...................     145,154     145,154       59,313       59,313       (17,711)      (17,711)
  ARTO....................     204,536     125,544      316,396      194,204       367,532       225,591
  National................     192,191     117,967       (6,232)      (3,825)      204,135       125,298
  Seajay (including
    extraordinary item of
    $3,335,851 in 1995)...      80,141      80,141    3,385,544    3,385,544       220,813       220,813
  Showtyme................     726,485     445,916      579,037      355,413       211,647       129,909
  ABC.....................     186,363     114,390       82,779       50,810       (45,303)      (27,807)
  Discount................     (99,455)    (99,455)     (11,041)     (11,041)      (99,064)      (99,064)
  Hut.....................    (209,348)   (209,348)    (161,409)    (161,409)      (57,826)      (57,826)
                            ----------   ---------   ----------   ----------   -----------   -----------
  Combined................  $1,226,067   $ 720,309   $4,023,314   $3,733,314   $(2,521,462)  $(2,722,136)
                            ==========   =========   ==========   ==========   ===========   ===========

                                                          SEPTEMBER 30,
                                      -----------------------------------------------------
                                                1996                        1997
                                      -------------------------   -------------------------
                                        ACTUAL       PROFORMA       ACTUAL       PROFORMA
                                      -----------   -----------   -----------   -----------
Net income (loss):
  RTO, Inc..........................  $(1,157,463)  $(1,157,463)  $(2,859,301)  $(2,716,745)
  Home Choice.......................     (105,752)      (64,913)           --            --
  Yam's.............................       80,519        80,519            --            --
  ARTO..............................      417,158       256,051         9,636         9,636
  National..........................      362,372       222,424       (74,480)      (52,813)
  Seajay............................      249,140       249,140       (34,204)      (34,204)
  Showtyme..........................      207,290       127,237        (2,776)       (3,577)
  ABC...............................       41,256        25,323       (76,500)      (26,089)
  Discount..........................      (50,520)      (50,520)      (45,335)      (45,335)
  Hut...............................       37,366        37,366        (6,299)       (6,299)
                                      -----------   -----------   -----------   -----------
  Combined..........................  $    81,366   $  (274,836)  $(3,089,259)  $(2,875,426)
                                      ===========   ===========   ===========   ===========

4.  SALE OF STORES

     In September 1996, the Company sold four stores for $1,410,700. In connection with the transaction, the Company sold assets with a net book value of $659,900, received $1,043,058 in cash and $367,642 to repay a portion of its debt, and recorded a gain of $750,800.

     In September 1995, the Company sold thirteen stores for $2,700,000. In connection with the transaction, the Company sold assets with a net book value of $1,651,077, received $2,700,000 in cash and recorded a gain of $1,048,923.

                           RTO, INC. AND SUBSIDIARIES

5.  RENTAL MERCHANDISE

     Cost and accumulated depreciation of rental merchandise are as follows:

                                                        DECEMBER 31,
                                                  -------------------------   SEPTEMBER 30,
                                                     1995          1996           1997
                                                  -----------   -----------   -------------
                                                                               (UNAUDITED)
Cost............................................  $22,076,348   $45,642,124    $72,910,762
Less accumulated depreciation...................   13,449,554    14,850,875     29,244,781
                                                  -----------   -----------    -----------
          Rental merchandise, net...............  $ 8,626,794   $30,791,249     43,665,981
                                                  ===========   ===========    ===========

6.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                        DECEMBER 31,
                                                  DEPRECIATION    ------------------------
                                                     PERIOD          1995         1996
                                                  ------------    ----------   -----------
Buildings.......................................   20 years       $  493,672   $   445,539
Furniture and equipment.........................   3-7 years       4,719,918     7,050,244
Leasehold improvements..........................  3-10 years       1,580,311     2,667,976
                                                                  ----------   -----------
                                                                   6,793,901    10,163,759
Less accumulated depreciation and
  amortization..................................                   4,357,486     5,060,056
                                                                  ----------   -----------
                                                                   2,436,415     5,103,703
Land............................................                     127,460       115,427
                                                                  ----------   -----------
          Property and equipment, net...........                  $2,563,875   $ 5,219,130
                                                                  ==========   ===========

7.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                          DECEMBER 31,
                                     AMORTIZATION   ------------------------   SEPTEMBER 30,
                                        PERIOD         1995         1996           1997
                                     ------------   ----------   -----------   -------------
                                                                                (UNAUDITED)
Customer rental agreements.........  18-24 months   $  118,000   $ 1,498,000    $ 2,502,264
Noncompetition agreements..........   2-5 years             --     3,000,000      5,917,883
Goodwill...........................  10-30 years       955,764    36,708,192     58,819,668
Other..............................    various          25,385        26,811             --
                                                    ----------   -----------    -----------
                                                     1,099,149    41,233,003     67,239,815
Less accumulated amortization......                    622,211     3,398,379      9,036,273
                                                    ----------   -----------    -----------
          Intangible assets, net...                 $  476,938   $37,834,624    $58,203,542
                                                    ==========   ===========    ===========

     Customer rental agreements represent the fair value of active customer agreements of acquired stores at the acquisition date and are amortized in proportion to and over the period of related estimated rental income on an accelerated basis. The noncompetition agreements are amortized on the straight-line and accelerated methods. Goodwill is amortized on the straight-line method.

     The Company continually evaluates the propriety of the carrying value of goodwill and other intangible assets based on the estimated future undiscounted cash flows of the related investment, as well as the amortization period to determine whether current events and circumstances warrant adjustments to carrying value and/or revised estimates of useful lives. At this time, the Company believes that no significant

                           RTO, INC. AND SUBSIDIARIES
impairment of the goodwill and other intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

8.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
Salaries, wages, taxes and benefits.........................  $  481,426   $1,515,015
Property taxes..............................................      32,886      181,042
Sales and use taxes payable.................................     371,278      518,618
Professional and advisory fees..............................          --      864,207
Bonuses.....................................................          --      392,360
Interest....................................................      59,743       82,270
Other.......................................................   1,070,107    1,732,257
                                                              ----------   ----------
          Accrued expenses..................................  $2,015,440   $5,285,769
                                                              ==========   ==========

9.  NOTES PAYABLE

     Notes payable consists of the following (terms are as of December 31, 1996 and September 30, 1997):

                                                         DECEMBER 31,
                                                   ------------------------   SEPTEMBER 30,
                                                      1995          1996          1997
                                                   -----------   ----------   -------------
                                                                               (UNAUDITED)
Note payable to individuals with an interest rate
  of 9.25% payable in equal annual installments
  of $700,000 plus accrued interest through
  January 3, 1999................................  $        --   $       --    $ 1,400,000
Convertible note payable to individuals with an
  interest rate of 6% payable quarterly with the
  principal due in January 1999..................           --           --      3,000,000
Convertible note payable to individuals with an
  interest rate of 6% payable quarterly with the
  principal due May 30, 1999.....................           --           --      2,000,000
Revolving credit facilities with lenders with
  variable interest rates and fixed rates as
  discussed below; interest-only payments;
  certain facilities are renewable each year and
  others are due on demand.......................    1,616,134    1,317,593     11,295,820
Notes payable to banks with fixed rates at 10%
  and variable rates of prime plus 5%; payments
  range from $1,600 to $5,671; maturing on dates
  ranging from February 1999 to July 2014........    6,250,348    3,119,987             --
Notes payable to affiliates......................    1,560,707    1,670,811             --
Notes payable to individuals with interest rates
  at 10% and 20%; payments ranging from $1,822 to
  interest only; some maturing on May 2002 and
  others no stated maturity date.................      116,662      105,156        109,994

                           RTO, INC. AND SUBSIDIARIES

                                                         DECEMBER 31,
                                                   ------------------------   SEPTEMBER 30,
                                                      1995          1996          1997
                                                   -----------   ----------   -------------
                                                                               (UNAUDITED)
Equipment notes payable with interest rates
  ranging from 8% to 13.25%; payments ranging
  from $297 to $2,303 (principal and interest);
  maturing on dates from January 1997 to June
  2000...........................................      191,245      200,520             --
Vehicle notes payable with interest rates ranging
  from 9.5% to 13.25%; payments ranging from $380
  to $597 (principal and interest); maturing on
  dates from May 1997 to June 1999...............      141,489       85,399             --
Capital lease obligations........................      322,380      272,803      1,029,045
                                                   -----------   ----------    -----------
          Notes payable..........................  $10,198,965   $6,772,269    $18,834,859
                                                   ===========   ==========    ===========

     The revolving credit facility (the "Facility") at September 30, 1997 has a variable interest rate based on LIBOR plus 2.5% (8.23% at September 30, 1997) and matures on October 1, 1998. The revolving credit facilities with lenders at December 31, 1995 and 1996 had interest rates ranging from prime plus 1% to prime plus 2.5% and a fixed rate of 14.5%. The Facility provides for maximum borrowings of $16.5 million less any outstanding principal of the fixed rate loan. Borrowings under the Facility may also be limited based on multiples of average monthly receipts and rental income, as defined by the Facility. At September 30, 1997, the Company had $5.2 million available under the revolving credit facility (unaudited).

     The Facility, notes payable to bank, certain notes payable to affiliates and the revolving credit facilities are collateralized primarily by inventory and property, plant and equipment of the Company. The equipment and vehicle notes payable are collateralized by the same equipment and vehicles purchases. Certain notes payable are guaranteed by the shareholders of the Company. The Facility restricts the Company's ability to pay dividends to a percentage of annual income, requires the Company to maintain minimum levels of tangible net worth, as defined by the Facility, and subjects the Company to a maximum ratio of total liabilities to net tangible net worth.

     During 1995, $2,897,009 in notes payable and $438,842 in accrued interest of Seajay was forgiven and the Company recognized an extraordinary gain in accordance with SFAS No. 15.

     On January 6, 1997 and May 28, 1997, the Company issued two notes in the amounts of $3,000,000 and $2,000,000, respectively, in connection with the acquisitions of B&L and Instant (see Note 3). Upon certain events these notes are convertible into common stock of the Company at a conversion rate of $1,250 per share, which will be adjusted for stock splits, dividends, or recapitalizations of the Company.

     Based on current interest rates management believes that the carrying amount of its notes payable approximates fair value.

     Aggregate maturities of notes payable over the next five years are as follows (excludes capital leases):

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
                                                               (UNAUDITED)
1998........................................................    $11,355,974
1999........................................................        712,460
2000........................................................      5,712,460
2001........................................................         12,460
2002........................................................         12,460
                                                                -----------
                                                                $17,805,814
                                                                ===========

                           RTO, INC. AND SUBSIDIARIES

10.  PREFERRED STOCK

     Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board will designate for each such series, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by law. No shares of preferred stock are outstanding and the Company has no present plans to issue any shares of preferred stock.

11.  STOCK OPTION PLAN

     The Company has adopted the 1996 Employee Stock Option Plan (the "Plan") to attract and retain employees. Under the Plan, options may be granted with respect to a total of not more than 11,448 shares of common stock, subject to antidilution and other adjustment provisions provided, however, that the maximum number of shares subject to all options granted to an individual under the Plan shall not exceed 50% of the shares of common stock authorized for issuance. No options may be granted under the Plan after the tenth anniversary of the Plan. The options vest over a four-year period and expire on the tenth anniversary following the date of grant.

     Immediately following the formation of the Company and the acquisition of Action, the compensation committee granted under the Plan, ten-year options to purchase common stock at an exercise price of $1,000 per share to numerous employees of the Company. Additional options have been granted subsequent to this initial grant to employees joining the Company through acquisitions or recruitment at exercise prices per share ranging from $1,000 to $1,400. The option exercise price is equal to the fair market value of the stock on the date of grant, as determined by the Board of Directors. No options to purchase common stock under the Plan are exercisable as of December 31, 1996. As of September 30, 1997, options for 1308 shares are exercisable (unaudited).

     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method outlined in SFAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below for the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997 (unaudited). The Plan had not been adopted during the years ended December 31, 1995 and 1994, therefore, there is no pro forma amounts for those periods.

                                           DECEMBER 31, 1996          SEPTEMBER 30, 1996          SEPTEMBER 30, 1997
                                       -------------------------   -------------------------   -------------------------
                                        PRO FORMA     SFAS 123      PRO FORMA     SFAS 123      PRO FORMA     SFAS 123
                                       AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                       -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                      (UNAUDITED)
Pro forma net loss...................  $(2,722,136)  $(3,038,767)  $ (274,836)   $(1,474,752)  $(2,875,426)  $(3,900,926)
Pro forma net loss per share.........  $    (44.83)  $    (50.04)  $    (6.77)   $    (36.30)  $    (23.78)  $    (32.26)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions for grants in 1996 and for the nine months ended September 30, 1996 and 1997:

                                      FOR THE YEAR          FOR THE NINE          FOR THE NINE
                                          ENDED             MONTHS ENDED          MONTHS ENDED
                                    DECEMBER 31, 1996    SEPTEMBER 30, 1996    SEPTEMBER 30, 1997
                                    -----------------    ------------------    ------------------
Expected dividend rate............             0%                  0%                    0%
Volatility rate...................             0%                  0%                    0%
Risk-free interest rate...........          6.30%               6.00%                 6.00%
Expected life.....................      5.5 years             5 years               5 years

                           RTO, INC. AND SUBSIDIARIES

     A summary of the status of the Plan as of December 31, 1996 and as of September 30, 1997 (unaudited) and changes during the periods are presented below:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                              SHARES     PRICE
                                                              -------   --------
Outstanding as of January 1, 1996...........................       --    $   --
Granted.....................................................    6,991     1,011
Exercised...................................................       --        --
Forfeited...................................................     (298)    1,000
                                                              -------    ------
Outstanding as of December 31, 1996.........................    6,693     1,012
Granted (unaudited).........................................    5,610     1,361
Exercised (unaudited).......................................       --        --
Forfeited (unaudited).......................................     (970)    1,133
                                                              -------    ------
Outstanding as of September 30, 1997 (unaudited)............   11,333    $1,170
                                                              =======    ======
Options exercisable at December 31, 1996....................     None
Options exercisable at September 30, 1997 (unaudited).......    1,308
                                                              =======
Weighted-average fair value of options granted during the
  year ended December 31, 1996..............................  $   237
                                                              =======
Weighted-average fair value of options granted during the
  nine months ended September 30, 1997 (unaudited)..........  $   477
                                                              =======

     The following table summarizes information about the Plan's stock options at December 31, 1996 and September 30, 1997:

                                                                OPTIONS OUTSTANDING
                                                  -----------------------------------------------
                                                                   WEIGHTED-
                                                                    AVERAGE           WEIGHTED
                                                    NUMBER         REMAINING          AVERAGE
RANGE OF EXERCISE PRICE                           OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE
-----------------------                           -----------   ----------------   --------------
December 31, 1996
  $1,000........................................     6,382         9.64 years          $1,000
   1,250........................................       311         9.89 years           1,250
                                                    ------
                                                     6,693
                                                    ======
September 30, 1997 (unaudited)
  $1,000........................................     5,906         8.80 years          $1,000
   1,250........................................     1,561         9.26 years           1,250
   1,400........................................     3,866         9.59 years           1,400
                                                    ------
                                                    11,333
                                                    ======

     The Company has also adopted the 1996 Stock Option Plan for Non-Employee Directors that provides for the granting to non-employee directors of stock options to purchase up to 5,000 shares of the Company's common stock. The Company has granted 564 shares at $1,400 per share, which vest over one year.

                           RTO, INC. AND SUBSIDIARIES

12.  INCOME TAXES

     The income tax expense (benefit) is comprised of the following components:

                                                                                FOR THE
                                       FOR THE YEARS ENDED DECEMBER 31,       NINE MONTHS
                                       ---------------------------------         ENDED
                                        1994       1995         1996       SEPTEMBER 30, 1997
                                       -------   ---------   -----------   ------------------
                                                                              (UNAUDITED)
Current:
  Federal............................  $ 5,116   $ 108,086   $    83,010        $     --
  State..............................   38,131      31,607       216,086            (812)
                                       -------   ---------   -----------        --------
          Total current..............   43,247     139,693       299,096            (812)
Deferred.............................   (8,016)   (129,577)   (1,585,178)        (77,697)
                                       -------   ---------   -----------        --------
          Total......................  $35,231   $  10,116   $(1,286,082)       $(78,509)
                                       =======   =========   ===========        ========

     As of the effective date of the acquisition of various S corporations (Note
3), these entities became subject to federal and state income taxes and a $137,070 deferred income tax liability was recognized through a one-time charge to income tax expense for the nine months ended September 30, 1997 as required by SFAS No. 109 (unaudited).

     Significant components of the Company's deferred income taxes are as follows:

                                                         DECEMBER 31,
                                                     ---------------------   SEPTEMBER 30,
                                                       1995        1996          1997
                                                     --------   ----------   -------------
                                                                              (UNAUDITED)
Deferred tax assets:
  Net operating loss carry-forwards................  $ 40,726   $1,272,439    $  301,620
  Rental merchandise...............................    25,825      494,133       620,607
  Property and equipment...........................        --      282,000       340,984
  Intangibles......................................        --      454,000     1,075,581
  Accrued expenses.................................        --           --       240,605
  Other............................................   126,788        3,239       264,389
  Valuation allowance..............................   (76,607)     (90,563)      (90,563)
                                                     --------   ----------    ----------
                                                      116,732    2,415,248     2,753,223
                                                     --------   ----------    ----------
Deferred tax liabilities:
  Customer rental agreements.......................        --      308,000       413,026
  Other............................................     3,630       14,000       143,803
                                                     --------   ----------    ----------
                                                        3,630      322,000       556,829
                                                     --------   ----------    ----------
                                                     $113,102   $2,093,248    $2,196,394
                                                     ========   ==========    ==========

     In 1996, a net deferred tax asset of approximately $400,000 was established upon the acquisition of Action for the difference in the tax and book basis of the net assets acquired. In 1997, a net deferred tax asset of $25,449 was established upon the acquisition of Instant for the difference in the tax and book basis of the net assets acquired.

     As of September 30, 1997 the Company had a total of $1,178,000 of net operating loss carry forwards for federal tax purposes, expiring 2007 to 2010. The utilization may be subject to limitations under IRC Section 382 (unaudited).

                           RTO, INC. AND SUBSIDIARIES

     The income tax expense (benefit) reconciled to the tax computed at the statutory Federal rate (34%) is as follows:

                                                   DECEMBER 31,
                                        -----------------------------------   SEPTEMBER 30,
                                          1994        1995         1996           1997
                                        ---------   ---------   -----------   -------------
                                                                               (UNAUDITED)
Federal income tax at the statutory
  rate................................  $ 428,841   $ 237,177   $(1,294,565)   $(1,077,082)
State income tax......................    108,431      73,643       (63,776)       (34,829)
Nondeductible goodwill amortization
  and acquisitions cost...............         --          --       224,017        820,769
Deferred income taxes recorded upon
  conversion of S corporation to C
  corporation.........................         --          --            --        137,070
Loss (income) from Subchapter S
  corporations, net...................   (505,758)   (290,000)     (200,674)        76,763
Other.................................      3,717     (10,704)       48,916         (1,200)
                                        ---------   ---------   -----------    -----------
                                        $  35,231   $  10,116   $(1,286,082)   $   (78,509)
                                        =========   =========   ===========    ===========

13.  BENEFIT PLANS

     The Company has a defined contribution profit sharing plan covering substantially all employees. The plan provides for Company contributions to be determined annually by the Board of Directors. The Company contributed $50,000 to the plan during 1996.

     The Company also has a qualified, tax deferred retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The Plan covers all full-time employees who have completed six months of service with the Company. The first 4% of an eligible employee's elective contributions are matched by the Company. Additional contributions are made to the Plan at the discretion of the Board of Directors. The Company contributed approximately $79,000 to the Plan for 1996.

14.  COMMITMENTS AND CONTINGENCIES

     The Company leases its office and store facilities and transportation equipment under operating leases expiring in various years through 2010. Rental expense was $2,379,527, $2,334,640 and $5,349,765 for the years ended December 31, 1994, 1995 and 1996, respectively. Rent expense was $1,996,629 and $6,652,780 for the nine months ended September 30, 1996 and 1997, respectively (unaudited). The Company also leases certain transportation equipment under capital leases expiring in various years through 2002. Future minimum rental payments under operating and capital leases with remaining noncancelable lease terms in excess of one year at September 30, 1997 are as follows:

                                                               OPERATING      CAPITAL
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
1997........................................................  $ 2,253,982   $  130,669
1998........................................................  $ 7,563,068       90,746
1999........................................................    5,573,918      373,533
2000........................................................    3,712,073      319,781
2001........................................................    2,100,726      284,316
2002........................................................      602,478           --
Thereafter..................................................      421,690           --
                                                              -----------   ----------
                                                              $22,227,935    1,199,045
                                                              ===========
Amounts representing interest...............................                $  170,000
                                                                            ----------
                                                                            $1,029,045
                                                                            ==========

                           RTO, INC. AND SUBSIDIARIES

     The Company from time to time on an as needed basis charters an airplane from a company owned by one of its shareholders. Fees charged during the year ended December 31, 1996 and for the nine months ended September 30, 1997 under this arrangement were $106,650 and $29,100, respectively.

     The Company is a defendant in various lawsuits arising in the normal course of business. In the opinion of management, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial position.

15.  UNAUDITED QUARTERLY DATA

     Summarized quarterly financial data for 1995 and 1996 is as follows:

                                      1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                      -----------   -----------   -----------   -----------
Year ended December 31, 1996
  Revenue...........................  $ 9,445,460   $ 9,114,577   $18,689,813   $23,055,702
                                      ===========   ===========   ===========   ===========
  Operating income (loss)...........  $   849,143   $   301,050   $(1,899,177)  $(3,804,665)
                                      ===========   ===========   ===========   ===========
  Pro forma net income (loss).......  $   413,551   $   171,389   $  (859,776)  $(2,447,300)
                                      ===========   ===========   ===========   ===========
  Pro forma net income (loss) per
     share..........................  $     25.76   $     10.68   $    (20.29)  $     (9.64)
                                      ===========   ===========   ===========   ===========
Year ended December 31, 1995
  Revenue...........................  $10,299,035   $10,690,435   $10,094,507   $ 8,869,108
                                      ===========   ===========   ===========   ===========
  Operating income (loss)...........  $   226,856   $   291,915   $   236,635   $   269,877
                                      ===========   ===========   ===========   ===========
  Income before extraordinary
     item...........................  $   110,724   $   131,743   $    79,465   $    75,531
  Extraordinary item................           --            --     3,335,851            --
                                      -----------   -----------   -----------   -----------
  Pro forma net income..............  $   110,724   $   131,743   $ 3,415,316   $    75,531
                                      ===========   ===========   ===========   ===========
  Income before extraordinary item
     per share......................  $      7.22   $      8.54   $      4.95   $      4.71
  Extraordinary item per share......           --            --        207.80            --
                                      -----------   -----------   -----------   -----------
  Pro forma net income per share....  $      7.22   $      8.54   $    212.75   $      4.71
                                      ===========   ===========   ===========   ===========

16.  PENDING MERGER

     On September 29, 1997 the Company and RTO, Inc. announced the signing of a definitive merger agreement. Under the terms of the agreement, RTO shareholders will receive approximately 10.9 million shares of Alrenco's common stock in exchange for all of the outstanding common stock of RTO, Inc. The merger agreement is subject to customary consents and approvals, including approval by shareholders of Alrenco and RTO. Closing of the merger is expected in the first quarter of 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Action TV & Appliance Rental, Inc.
Mesquite, Texas

     We have audited the accompanying balance sheet of Action TV & Appliance Rental, Inc., (the "Company") as of July 31, 1996, and the related statements of operations, shareholders' equity and cash flows for the seven month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Action TV & Appliance Rental, Inc. as of July 31, 1996, and the results of its operations and its cash flows for the seven month period then ended, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
January 31, 1997

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Action TV & Appliance Rental, Inc.

     We have audited the accompanying balance sheets of Action TV & Appliance Rental, Inc., as of December 31, 1995 and 1994, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Action TV & Appliance Rental, Inc., at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Dallas, Texas
November 4, 1996

                       ACTION TV & APPLIANCE RENTAL, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                        --------------------------    JULY 31,
                                                           1994           1995          1996
                                                        -----------    -----------   -----------
                                             ASSETS
Cash and cash equivalents.............................  $ 3,344,865    $ 1,302,135   $   747,248
Prepaid expenses......................................      489,616      1,020,478     1,108,273
Rental merchandise, net...............................   14,093,165     19,829,766    19,831,711
Property and equipment, net...........................    2,618,667      3,520,246     3,326,743
Intangible assets, net................................       91,499      4,573,886     4,336,737
Premiums paid under split-dollar life insurance
  agreements..........................................      899,772      1,289,335            --
Note receivable.......................................           --      2,561,282     2,222,952
Other assets..........................................       33,031        135,946        56,612
                                                        -----------    -----------   -----------
          Total assets................................  $21,570,615    $34,233,074   $31,630,276
                                                        ===========    ===========   ===========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable......................................  $ 1,458,432    $ 1,860,704   $ 1,249,166
Accrued expenses......................................      692,639      1,741,131     2,083,124
State income taxes payable............................      150,000        120,000       169,646
Notes payable.........................................    6,000,000     16,555,213    13,706,958
Notes payable to related parties......................    2,630,000        480,000            --
                                                        -----------    -----------   -----------
          Total liabilities...........................   10,931,071     20,757,048    17,208,894
                                                        -----------    -----------   -----------
Commitments and contingencies
Shareholders' equity:
  Common stock par value $1.00, 10,000 shares
  authorized; 1,000 shares issued and outstanding.....        1,000          1,000         1,000
  Additional paid-in capital..........................       72,173         72,173        72,173
  Retained earnings...................................   10,566,371     13,402,853    14,348,209
                                                        -----------    -----------   -----------
          Total shareholders' equity..................   10,639,544     13,476,026    14,421,382
                                                        -----------    -----------   -----------
          Total liabilities and shareholders'
            equity....................................  $21,570,615    $34,233,074   $31,630,276
                                                        ===========    ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                       ACTION TV & APPLIANCE RENTAL, INC.

                            STATEMENTS OF OPERATIONS
        FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE SEVEN
                           MONTHS ENDED JULY 31, 1996

                                                                DECEMBER 31,
                                                          -------------------------    JULY 31,
                                                             1994          1995          1996
                                                          -----------   -----------   -----------
Revenue:
  Rental and fee revenue................................  $39,058,678   $46,116,265   $32,953,994
  Cash sales and other revenue..........................      821,255     1,000,107       755,821
                                                          -----------   -----------   -----------
          Total revenue.................................   39,879,933    47,116,372    33,709,815
                                                          -----------   -----------   -----------
Operating expenses:
  Depreciation and disposition of rental merchandise....   11,786,071    14,042,103     9,456,141
  Salaries and wages....................................    9,747,998    12,025,207     8,255,090
  Occupancy.............................................    3,318,436     4,421,948     3,203,248
  Advertising...........................................    2,660,004     2,896,423     1,793,889
  Other direct store expenses...........................    4,438,542     5,260,402     3,763,668
                                                          -----------   -----------   -----------
          Total direct store expenses...................   31,951,051    38,646,083    26,472,036
  Corporate expenses....................................    3,141,042     3,939,894     2,735,276
  Amortization of intangibles...........................      162,250       391,835       331,472
                                                          -----------   -----------   -----------
          Total operating expenses......................   35,254,343    42,977,812    29,538,784
                                                          -----------   -----------   -----------
          Operating income..............................    4,625,590     4,138,560     4,171,031
Other income (expense):
  Interest expense......................................     (497,042)     (759,133)     (740,969)
  Interest income.......................................       29,867        90,276       147,440
  Other non-operating income (net)......................       70,561        50,689       152,989
                                                          -----------   -----------   -----------
          Income before state income taxes..............    4,228,976     3,520,392     3,730,491
State income tax expense................................      150,000       120,000       147,000
                                                          -----------   -----------   -----------
          Net income....................................  $ 4,078,976   $ 3,400,392   $ 3,583,491
                                                          ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                       ACTION TV & APPLIANCE RENTAL, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
        FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE SEVEN
                           MONTHS ENDED JULY 31, 1996

                                               COMMON STOCK     ADDITIONAL
                                              ---------------    PAID-IN      RETAINED
                                              SHARES   AMOUNT    CAPITAL      EARNINGS        TOTAL
                                              ------   ------   ----------   -----------   -----------
December 31, 1993...........................  1,000    $1,000    $72,173     $ 9,897,894   $ 9,971,067
Shareholder distributions...................     --        --         --      (3,410,499)   (3,410,499)
Net income..................................     --        --         --       4,078,976     4,078,976
                                              -----    ------    -------     -----------   -----------
December 31, 1994...........................  1,000     1,000     72,173      10,566,371    10,639,544
Shareholder distributions...................     --        --         --        (563,910)     (563,910)
Net income..................................     --        --         --       3,400,392     3,400,392
                                              -----    ------    -------     -----------   -----------
December 31, 1995...........................  1,000     1,000     72,173      13,402,853    13,476,026
Shareholder distributions...................     --        --         --      (2,638,135)   (2,638,135)
Net income..................................     --        --         --       3,583,491     3,583,491
                                              -----    ------    -------     -----------   -----------
July 31, 1996...............................  1,000    $1,000    $72,173     $14,348,209   $14,421,382
                                              =====    ======    =======     ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                       ACTION TV & APPLIANCE RENTAL, INC.

                            STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE SEVEN
                           MONTHS ENDED JULY 31, 1996

                                                               DECEMBER 31,
                                                        ---------------------------    JULY 31,
                                                            1994           1995          1996
                                                        ------------   ------------   -----------
Cash flows from operating activities:
  Net income..........................................  $  4,078,976   $  3,400,392   $ 3,583,491
  Adjustments to reconcile net income to
     net cash provided by operating activities:
     Depreciation and disposition of rental
       merchandise....................................    11,786,071     14,042,103     9,456,141
     Amortization of intangibles......................       162,250        391,835       331,472
     Depreciation of property and equipment...........       574,883        752,783       566,266
     Loss on disposals of property and equipment......        59,049         97,802       361,417
     Changes in operating assets and liabilities,
       net of effects of acquisitions of businesses:
       Prepaid expenses...............................        20,393       (456,184)      (87,795)
       Purchases of rental merchandise................   (12,246,085)   (16,008,767)   (9,031,298)
       Other assets...................................            --             --        79,135
       Accounts payable and accrued expenses..........       150,425      1,050,763      (269,545)
       State income taxes payable.....................       150,000        (30,000)       49,646
                                                        ------------   ------------   -----------
          Net cash provided by operating activities...     4,735,962      3,240,727     5,038,930
                                                        ------------   ------------   -----------
Cash flows from investing activities:
  Purchases of property and equipment.................      (686,513)    (1,124,300)     (720,172)
  Acquisition of businesses, net of cash acquired.....            --     (8,754,273)     (552,536)
  Payments of split-dollar life insurance premiums....      (327,570)      (389,563)     (177,699)
  Purchase of note receivable.........................            --     (2,700,000)           --
  Payments received on note receivable................        20,369        138,716       338,330
  Payments on noncompetition agreements...............       (15,000)      (560,000)           --
  Proceeds from sale of property and equipment........        16,207         64,660        17,616
                                                        ------------   ------------   -----------
          Net cash used in investing activities.......      (992,507)   (13,324,760)   (1,094,461)
                                                        ------------   ------------   -----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to related
     parties..........................................     2,945,000             --            --
  Payments on notes payable to related parties........    (1,360,000)    (2,150,000)     (480,000)
  Proceeds from issuance of notes payable.............     4,500,000     13,400,000     2,766,767
  Payments on notes payable to bank...................    (3,600,000)    (2,644,787)   (5,615,022)
  Distributions to shareholders.......................    (3,410,499)      (563,910)   (1,171,101)
                                                        ------------   ------------   -----------
          Net cash provided by (used in) financing
            activities................................      (925,499)     8,041,303    (4,499,356)
                                                        ------------   ------------   -----------
Net increase (decrease) in cash.......................     2,817,956     (2,042,730)     (554,887)
Cash at beginning of period...........................       526,909      3,344,865     1,302,135
                                                        ------------   ------------   -----------
Cash at end of period.................................  $  3,344,865   $  1,302,135   $   747,248
                                                        ============   ============   ===========
Supplemental disclosure of cash flow information:
  Cash paid for:
     Interest.........................................  $    478,858   $    702,273   $   724,718
                                                        ============   ============   ===========
     State income taxes...............................  $    163,485   $    152,395   $    97,354
                                                        ============   ============   ===========
Non-cash investing and financing activity:
       Cash value of split-dollar life insurance
          agreement distributed to shareholders.......                                $ 1,467,034
                                                                                      ===========

    The accompanying notes are an integral part of the financial statements.

                       ACTION TV & APPLIANCE RENTAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

     Action TV & Appliance Rentals, Inc. (the "Company") was incorporated in 1978 in the State of Texas to develop, own, and operate a chain of stores that rent durable household products such as consumer electronics, appliances, furniture, jewelry and home furnishings accessories to consumers under cancellable rental-purchase agreements renewable on a weekly or monthly basis. At December 31, 1994 and 1995 and July 31, 1996, the Company operated 71, 100, and 102 stores in six states, respectively. Effective July 31, 1996, all of the Company's stock was acquired by RTO, Inc.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RENTAL MERCHANDISE

     Rental merchandise is carried at the lower of cost or net realizable value. Depreciation is provided using the income forecasting method which is intended to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 to 24 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents required to obtain ownership as provided in the rental agreement. The income forecasting method is an activity-based method similar to the units of production method.

RENTAL REVENUE

     Merchandise is rented to customers pursuant to rental-purchase agreements which provide for predominantly weekly rental terms with non-refundable rental payments. Rental revenue is recognized as collected since at the time of collection the rental merchandise has been placed in service and costs of installation and delivery have been incurred. Generally, the customer has the right to acquire title through either a purchase option or through payment of all rentals required to obtain ownership as provided in the rental-purchase agreement. Rental-purchase agreements may be terminated at any time by the customers, and if terminated, the rental merchandise is returned to the Company.

PERVASIVENESS OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISKS

     The Company maintained deposits totaling $3,344,865, $1,302,135, and $747,248 at December 31, 1994 and 1995 and July 31, 1996, with various banks. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1994 and 1995 and July 31, 1996.

                       ACTION TV & APPLIANCE RENTAL, INC.

PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION

     Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of depreciable assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. Depreciation of furniture and fixtures, signs and vehicles is provided over the estimated useful lives of the respective assets (three to seven years) on an accelerated basis. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease and renewal period, if applicable.

INTANGIBLE ASSETS AND AMORTIZATION

     Intangible assets are stated at cost less accumulated amortization calculated by straight-line and accelerated methods. See Note 5.

INCOME TAXES

     On January 1, 1993, the shareholders of the Company elected to be taxed as a small business corporation, under Subchapter S of the Internal Revenue Code, whereby income is taxed directly to the shareholders for federal income tax purposes. Accordingly, only state income taxes have been reflected in the statements of operations and no provision for federal income tax has been made.

ADVERTISING COSTS

     Advertising costs amounting to $2,606,000, $2,652,000, and $1,805,000 for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, respectively, are expensed as incurred.

RECLASSIFICATIONS

     Certain 1994 and 1995 balances have been reclassified to conform to the 1996 presentation.

3.  RENTAL MERCHANDISE

     Cost and accumulated depreciation of rental merchandise are as follows:

                                               DECEMBER 31,   DECEMBER 31,     JULY 31,
                                                   1994           1995           1996
                                               ------------   ------------   ------------
Cost.........................................  $ 25,296,019   $ 31,244,144   $ 31,679,592
Less accumulated depreciation................   (11,202,854)   (11,414,378)   (11,847,881)
                                               ------------   ------------   ------------
          Rental merchandise, net............  $ 14,093,165   $ 19,829,766   $ 19,831,711
                                               ============   ============   ============

                       ACTION TV & APPLIANCE RENTAL, INC.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                       DEPRECIATION   DECEMBER 31,   DECEMBER 31,    JULY 31,
                                          PERIOD          1994           1995          1996
                                       ------------   ------------   ------------   -----------
Furniture and equipment..............    3-7 years    $ 3,321,906    $ 4,614,385    $ 4,595,027
Leasehold improvements...............   8-10 years      1,089,120      1,332,339      1,640,632
                                                      -----------    -----------    -----------
                                                        4,411,026      5,946,724      6,235,659
Less accumulated depreciation and
  amortization.......................                  (1,792,359)    (2,426,478)    (2,908,916)
                                                      -----------    -----------    -----------
          Property and equipment,
            net......................                 $ 2,618,667    $ 3,520,246    $ 3,326,743
                                                      ===========    ===========    ===========

5.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                        AMORTIZATION   DECEMBER 31,   DECEMBER 31,    JULY 31,
                                           PERIOD          1994           1995          1996
                                        -------------  ------------   ------------   ----------
Noncompetition agreements.............   2 - 5  years   $ 291,667      $  575,000    $  625,343
Customer rental agreements............   1 - 2  years          --         284,000       300,000
Goodwill..............................      20  years          --       4,030,071     4,058,306
                                                        ---------      ----------    ----------
                                                          291,667       4,889,071     4,983,649
  Less accumulated amortization.......                   (200,168)       (315,185)     (646,912)
                                                        ---------      ----------    ----------
          Intangible assets, net......                  $  91,499      $4,573,886    $4,336,737
                                                        =========      ==========    ==========

     Customer rental agreements represent the fair value of active customer agreements of acquired stores at the acquisition date and are amortized in proportion to and over the period of related estimated rental income on an accelerated basis. The noncompetition agreements are amortized on the straight-line method. Goodwill is amortized by the straight-line method.

6.  NOTE RECEIVABLE

     The note receivable is due in monthly installments of $68,479, with interest at 10% per annum and matures September 15, 1999. The note is collateralized by certain assets of the debtor's rental-purchase business.

7.  SPLIT-DOLLAR LIFE INSURANCE AGREEMENT

     Effective December 31, 1992, the Company entered into split-dollar life insurance agreements with two affiliates of its shareholders. The agreements provide for the Company to pay all premiums which the beneficiaries elect not to pay, estimated to be approximately $325,000 annually, for a period of ten years. During 1996 the policies were distributed to the affiliates at book value.

                       ACTION TV & APPLIANCE RENTAL, INC.

8.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                    DECEMBER 31,   DECEMBER 31,    JULY 31,
                                                        1994           1995          1996
                                                    ------------   ------------   ----------
Accrued salaries, wages and payroll taxes.........    $370,067      $  573,060    $  987,437
Accrued property taxes............................      26,143           4,227       328,660
Sales and use taxes payable.......................      55,404         392,740       389,820
Accrued interest..................................          --          60,614            --
Accrued bonuses...................................     241,025         328,233       165,123
Other.............................................          --         382,257       212,084
                                                      --------      ----------    ----------
          Accrued expenses........................    $692,639      $1,741,131    $2,083,124
                                                      ========      ==========    ==========

9.  NOTES PAYABLE TO BANK

     The Company has entered into a loan and security agreement (the Agreement) with a bank which provides for a fixed rate loan and a revolving line of credit. The fixed rate loan ($5,000,000 outstanding at December 31, 1994 and 1995, and July 31, 1996) is payable on demand but not later than October 1, 1998, and bears interest at 7% per annum on the first $3,500,000 and 8% per annum on the next $1,500,000. On April 30, 1996, interest was adjusted to bear a fixed rate of 9.5% per annum. Interest is due and payable monthly.

     The revolving line of credit provides for maximum borrowings of $16,500,000 less any outstanding principal balance of the fixed rate loan. Borrowings available under the revolving line of credit may also be limited based on multiples of average monthly receipts and rental income value, as defined. At December 31, 1994 and 1995, and at July 31, 1996, the Company had outstanding borrowings under the revolving line of credit of $1,000,000, $9,000,000, and $6,500,000, respectively. The revolving line of credit is payable on demand, matures October 1, 1998, and bears interest at a floating rate based on the prime rate plus 1% (9.5% at July 31, 1996) payable monthly.

     Borrowings under the Agreement are collateralized by the rental units, property and equipment and substantially all other assets of the Company and the personal guarantees of the majority shareholder. The agreement also requires the maintenance of minimum levels of life insurance on the president and of tangible net worth, as defined, and a maximum ratio of total liabilities to tangible net worth.

     In September 1995, the Company also entered into a term loan with a bank ($2,555,213 and $2,206,958 outstanding at December 31, 1995 and July 31, 1996, respectively) bearing interest at a fixed rate of 9.5% with principal and interest payable in monthly installments. The term loan matures on the earlier of October 1, 1999 or expiration of the Agreement and is collateralized by the note receivable (see Note 6).

     These notes were retired subsequent to July 31, 1996 by RTO, the Company's parent company.

     Based on current interest rates and the floating rates provided in the majority of its debt, management believes that the carrying amount of its notes payable to bank approximate fair value.

                       ACTION TV & APPLIANCE RENTAL, INC.

10.  NOTES PAYABLE TO RELATED PARTIES

     Notes payable to related parties consist of the following:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1994           1995
                                                              ------------   ------------
Notes payable to affiliates due April 14, 1996, bearing
  interest at 10%, payable monthly, collateralized by rental units, property and equipment, and substantially all other assets of the Company but subordinated to notes payable to
  bank......................................................   $1,360,000      $280,000
Unsecured note payable to shareholder due April 14, 1995,
  bearing interest at 10%, payable monthly..................      965,000            --
Unsecured notes payable to shareholder and affiliates due
  January 14, 1996, bearing interest at 10%, payable
  monthly...................................................      210,000       200,000
Unsecured note payable to affiliate due February 21, 1995,
  bearing interest at 10%, payable monthly..................       55,000            --
Unsecured note payable to affiliate due April 1, 1995,
  bearing interest at 10%, payable monthly..................       40,000            --
                                                               ----------      --------
                                                               $2,630,000      $480,000
                                                               ==========      ========

     Interest expense on the above notes was $122,202, $97,802 and $2,940 for the periods ended December 31, 1994 and 1995 and July 31, 1996, respectively.

11.  ACQUISITIONS

     Throughout 1995, the Company acquired in various transactions 43 existing stores, 13 of which were merged with other stores owned by the Company, from unrelated parties. These acquisitions were accounted for as purchases and, accordingly, results of operations are included from the date of acquisition.

12.  BENEFIT PLANS

     The Company has a profit sharing plan covering substantially all employees. The plan provides for Company contributions to be determined annually by the Board of Directors. The Company contributed $330,000, $330,000 and $70,000 for the periods ended December 31, 1994 and 1995 and July 31, 1996.

     Effective January 1, 1996, the Company initiated a qualified, tax deferred retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The Plan covers all full-time employees who have completed one year of service with the Company. The first 4% of an eligible employee's elective contributions are matched by the Company. Additional contributions are made to the Plan at the discretion of the Board of Directors. The Company contributed approximately $116,000 to the Plan for 1996.

13.  COMMITMENTS AND CONTINGENCIES

     The Company leases its office, store facilities and transportation equipment under operating leases expiring in various years through 2002. Rental expense was $2,791,000, $3,670,571 and $3,468,366 for the periods ended December 31, 1994 and 1995 and July 31, 1996, respectively, of which approximately $174,000 was paid to an affiliate of the CEO/shareholder in 1994 and 1995 and $110,500 during the seven months

                       ACTION TV & APPLIANCE RENTAL, INC.

ended July 31, 1996. Future minimum rental payments under operating leases with remaining noncancelable lease terms in excess of one year at July 31, 1996 are as follows:

1997........................................................   3,227,052
1998........................................................   2,261,530
1999........................................................   1,294,216
2000........................................................     704,331
2001........................................................     151,612
Thereafter..................................................       7,029
                                                              ----------
                                                              $7,645,770
                                                              ==========

     The Company is a defendant in certain lawsuits arising in the normal course of business. In the opinion of management, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
B&L Concepts, Inc.

     We have audited the accompanying balance sheets of B&L Concepts, Inc. as of December 28, 1996 and December 23, 1995, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of B&L Concepts, Inc. at December 28, 1996 and December 23, 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Orlando, Florida
January 16, 1997

                               B&L CONCEPTS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 28,   DECEMBER 23,
                                                                  1996           1995
                                                              ------------   ------------
                                         ASSETS
Cash and cash equivalents...................................   $  149,359     $  550,982
Accounts receivable.........................................       33,436         44,299
Prepaid expenses............................................      107,689        136,378
Rental merchandise, net.....................................    3,339,940      2,945,789
Property and equipment, net.................................    1,052,824        914,098
Intangible assets, net......................................       12,550         23,649
Deposits....................................................       40,123         42,752
                                                               ----------     ----------
          Total assets......................................   $4,735,921     $4,657,947
                                                               ==========     ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................................   $  640,189     $  487,801
  Accrued expenses..........................................      297,461        131,732
  Notes payable.............................................      522,389        944,222
  Capital lease obligations.................................      647,553        569,731
                                                               ----------     ----------
          Total liabilities.................................    2,107,592      2,133,486
Stockholders' equity:
  Common stock, $1 par value, 1,000 shares authorized, 500
     shares issued and outstanding..........................          500            500
  Additional paid-in capital................................        9,500          9,500
  Retained earnings.........................................    2,618,329      2,514,461
                                                               ----------     ----------
          Total stockholders' equity........................    2,628,329      2,524,461
                                                               ----------     ----------
          Total liabilities and stockholders' equity........   $4,735,921     $4,657,947
                                                               ==========     ==========

                            See accompanying notes.

                               B&L CONCEPTS, INC.

                              STATEMENTS OF INCOME

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 28,   DECEMBER 23,
                                                                  1996           1995
                                                              ------------   ------------
Revenues:
  Rental revenue............................................  $12,298,275    $12,397,744
  Other revenue.............................................    1,937,589      1,933,303
                                                              -----------    -----------
          Total revenues....................................   14,235,864     14,331,047
Direct store expenses:
  Depreciation of rental merchandise........................    3,515,176      3,607,185
  Other product costs.......................................    1,462,800      1,468,148
  Salaries and wages........................................    3,086,741      2,983,573
  Occupancy.................................................      883,714        835,096
  Advertising...............................................      599,729        526,246
  Other direct expenses.....................................      805,371        738,012
                                                              -----------    -----------
          Total direct store expenses.......................   10,353,531     10,158,260
Operating expenses:
  General and administrative................................    2,693,750      2,572,950
  Amortization of intangibles...............................       11,099          9,356
                                                              -----------    -----------
          Total operating expenses..........................    2,704,849      2,582,306
Operating income............................................    1,177,484      1,590,481
Interest expense............................................      119,745        171,759
                                                              -----------    -----------
Net income..................................................  $ 1,057,739    $ 1,418,722
                                                              ===========    ===========

                            See accompanying notes.

                               B&L CONCEPTS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               ADDITIONAL
                                                      COMMON    PAID-IN      RETAINED
                                                      STOCK     CAPITAL      EARNINGS      TOTAL
                                                      ------   ----------   ----------   ----------
Balance at December 25, 1994........................   $500      $9,500     $2,112,069   $2,122,069
  Net income........................................     --          --      1,418,722    1,418,722
  Stockholder distributions.........................     --          --     (1,016,330)  (1,016,330)
                                                       ----      ------     ----------   ----------
Balance at December 23, 1995........................    500       9,500      2,514,461    2,524,461
  Net income........................................     --          --      1,057,739    1,057,739
  Stockholder distributions.........................     --          --       (953,871)    (953,871)
                                                       ----      ------     ----------   ----------
Balance at December 28, 1996........................   $500      $9,500     $2,618,329   $2,628,329
                                                       ====      ======     ==========   ==========

                            See accompanying notes.

                               B&L CONCEPTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED
                                                              ------------------------------
                                                              DECEMBER 28,      DECEMBER 23,
                                                                  1996              1995
                                                              ------------      ------------
Cash flows from operating activities
  Net income................................................  $ 1,057,739       $ 1,418,722
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation of rental merchandise.....................    3,515,176         3,607,185
     Amortization of intangible assets......................       11,099             9,356
     Depreciation of property and equipment.................      392,671           342,831
     (Gain) loss on sale of property and equipment..........       (2,232)            9,078
     Changes in operating assets and liabilities:
       Decrease (increase) in prepaid expenses and
          deposits..........................................       31,318           (28,358)
       Increase in rental merchandise.......................   (3,909,327)       (3,520,678)
       Decrease (increase) in accounts receivable...........       10,863            (5,219)
       Increase in accounts payable and accrued expenses....      318,117           292,830
                                                              -----------       -----------
          Net cash provided by operating activities.........    1,425,424         2,125,747
Cash flows from investing activities
  Purchases of property and equipment.......................     (176,281)         (119,993)
  Proceeds from sale of property and equipment..............       12,823            35,117
                                                              -----------       -----------
          Net cash used in investing activities.............     (163,458)          (84,876)
Cash flows from financing activities
  Proceeds from notes payable...............................           --            55,918
  Payments on notes payable.................................     (421,833)         (429,357)
  Payments on capital lease obligations.....................     (287,885)         (243,562)
  Distributions to stockholders.............................     (953,871)       (1,016,330)
                                                              -----------       -----------
          Net cash used in financing activities.............   (1,663,589)       (1,633,331)
                                                              -----------       -----------
  Net increase (decrease) in cash and cash equivalents......     (401,623)          407,540
  Cash and cash equivalents at beginning of year............      550,982           143,442
                                                              -----------       -----------
  Cash and cash equivalents at end of year..................  $   149,359       $   550,982
                                                              ===========       ===========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $   122,381       $   175,241
                                                              ===========       ===========
Supplemental disclosure of noncash activities
  Acquisition of vehicles by financing leases...............  $   355,542       $   245,098
                                                              ===========       ===========

                            See accompanying notes.

                               B&L CONCEPTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 28, 1996

1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     B&L Concepts, Inc. (the Company), organized in 1980, owns and operates rental stores in Florida, Georgia and Alabama. The stores offer consumer electronics, household appliances, furniture, and jewelry for rent with ownership potential. As of December 28, 1996 and December 23, 1995, 27 and 26 stores, respectively, were owned and operated by the Company. (See Note 9.) The Company is part of a group, affiliated through common ownership, which operates as Champion Rent to Own. As of December 28, 1996 and December 23, 1995, 150 and 140 stores, respectively, were owned and operated under that trade name by the affiliated group.

     The nature of the Company's rental activity is rent-to-own, and is governed in the state in which it operates by rent-to-own legislation.

     The essential elements of the rent-to-own rental agreement are:

     - Weekly, or sometimes monthly, rental agreements providing for no obligation on the part of the renting party beyond each weekly or monthly rental period.

     - Provision for ownership of the rental units upon the payment of a specified number of fixed payment amounts.

     Revenues are recorded when payment is received in accordance with renewable rental agreements. Receivables are not recorded because the customer is not legally obligated to continue the payments. Historically, few agreements are renewed for sufficient successive weeks or months for the customer to obtain ownership.

ANNUAL CLOSING DATE

     The Company's fiscal years are the 53 and 52 week periods ending December 28, 1996 and December 23, 1995, respectively.

CASH AND CASH EQUIVALENTS

     The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

RENTAL UNITS

     Rental unit inventory is recorded at cost as determined by specific identification. Depreciation, for financial statement purposes, is computed by the straight-line method over the economic life of the related asset, which ranges from 6 to 21 months. Depreciation expense was $3,515,176 and $3,607,185 for 1996 and 1995, respectively.

ACCOUNTS RECEIVABLE

     The direct write-off method, rather than the allowance method, is used to determine carrying value of receivables and the resulting bad debt expense. The effect of this method on the financial statements is not materially different from the allowance method.

                               B&L CONCEPTS, INC.

FIXED ASSETS

     Fixed assets are recorded at cost. For assets placed in service prior to 1994, depreciation is computed principally by the accelerated methods over the estimated useful lives of the related assets. Effective December 26, 1993, the Company began depreciating newly-acquired assets using the straight-line method, which conforms to prevailing industry practice. Useful lives range from 3 to 7 years. Depreciation expense was $392,671 and $342,831 for 1996 and 1995, respectively.

INTANGIBLE ASSET

     Included in prepaids and other assets are loan fees incurred in connection with the Company's financing as disclosed in Note 4. The fees are being amortized using the straight-line method over the four year life of the term loan. Accumulated amortization at December 28, 1996 and December 23, 1995 was $29,166 and $18,067, respectively.

INCOME TAXES

     The Company has elected by consent of its stockholders to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual Federal income taxes on the Company's taxable income.

ADVERTISING

     The Company expenses the cost of advertising as incurred. For the years ended December 28, 1996 and December 23, 1995, total advertising expense was approximately $600,000 and $526,000, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  RENTAL UNITS

     Rental units at December 28, 1996 and December 23, 1995, consist of the following:

                                                               1996           1995
                                                            -----------    -----------
Rental units..............................................  $ 7,670,119    $ 7,163,581
Less accumulated depreciation.............................   (4,330,179)    (4,217,792)
                                                            -----------    -----------
                                                            $ 3,339,940    $ 2,945,789
                                                            ===========    ===========

                               B&L CONCEPTS, INC.

3.  FIXED ASSETS

     Fixed assets at December 28, 1996 and December 23, 1995, consist of the following:

                                                               1996           1995
                                                            -----------    -----------
Land and building.........................................  $   128,689    $   128,689
Office furniture and equipment............................      590,697        471,753
Automobiles and trucks....................................    1,594,545      1,395,508
Leasehold improvements....................................      270,449        260,960
Machinery tools and equipment.............................      320,988        285,673
                                                            -----------    -----------
                                                              2,905,368      2,542,583
Less accumulated depreciation and amortization............   (1,852,544)    (1,628,485)
                                                            -----------    -----------
                                                            $ 1,052,824    $   914,098
                                                            ===========    ===========

4.  NOTES PAYABLE

     Notes payable at December 28, 1996 and December 23, 1995, consist of the following:

                                                                1996          1995
                                                              --------      --------
Senior debt
  $1,500,000 term loan. Principal and interest is payable in monthly installments at prime plus 1% (currently
     9 1/4%), due January 28, 1998. The note is secured by
     substantially all assets of the Company................  $437,500      $812,500
Equipment financing
  $1,300,000 equipment line of credit to be used by the
     Company and certain related entities. Interest is
     payable monthly at prime plus  3/4% (currently 9%).
     Principal payments are due monthly. The Company's
     guarantee is limited to those service vehicles and
     office equipment with a carrying value of $25,113
     purchased for the benefit of the Company...............    27,389        45,964
  $2,000,000 master floor plan line of credit used by the
     Company and certain related entities. The note was
     secured by equipment and vehicles......................        --        22,036
Mortgage note payable
  $123,750 promissory note with principal and interest
     payable in monthly installments at prime plus 2%
     (currently 10 1/4%), due August 1, 1997. The note is
     secured by the home office operations building with a
     carrying value of $90,533..............................    57,500        63,722
                                                              --------      --------
          Total notes payable...............................  $522,389      $944,222
                                                              ========      ========

     All principal payments on notes payable are due or were paid in 1997 (see
Note 9).

                               B&L CONCEPTS, INC.

5.  LEASE OBLIGATIONS

     The Company is obligated for the rental of various store locations under noncancellable operating leases. The leases expire at various dates through the year 2000. The following is a schedule by year of the approximate future minimum lease payments:

1997........................................................  $  742,944
1998........................................................     480,362
1999........................................................     338,257
2000........................................................     149,718
2001........................................................      31,866
                                                              ----------
                                                              $1,743,147
                                                              ==========

     For the years ended December 28, 1996 and December 23, 1995, total rental expenses included in the non-performance expenses were $767,323 and $710,974, respectively. Total interest charged to operations under all capital leases was $51,756 and $52,226 in 1996 and 1995, respectively.

     The Company has entered into various vehicle leases which are 50 months in duration. Obligations under capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments. The capitalized costs of $1,350,258 and $1,007,466, less accumulated amortization of $728,884 and $470,822, at December 28, 1996 and December 23, 1995, respectively, is included in fixed assets in the accompanying financial statements. Amortization expense for these vehicles for the years ended December 28, 1996 and December 23, 1995 was $275,510 and $242,241, respectively.

     The future minimum lease payments under capital leases and the net present value of future minimum lease payments are as follows for the years ended
December:

1997........................................................  $310,352
1998........................................................   213,904
1999........................................................   136,556
2000........................................................    77,241
2001........................................................     1,789
                                                              --------
Total minimum lease payments................................   739,842
Less amounts representing interest..........................   (92,289)
                                                              --------
Present value of net minimum lease payments.................  $647,553
                                                              ========

6.  RELATED PARTY TRANSACTIONS

     A 50% stockholder of the Company is also a 47.5% to 100% stockholder in a number of affiliated companies.

     The stockholders are guarantors of certain of the Company's outstanding loans. A 50% stockholder is also guarantor of the affiliated companies notes payable aggregating approximately $6,828,000 and $7,757,000 for 1996 and 1995, respectively.

     Accounts payable and accrued expenses include approximately $19,000 and $11,000 due to affiliates for 1996 and 1995, respectively.

     Westgate TV Inc., an affiliate of the Company, provides accounting, computer and various other administrative services to the Company and related entities and charges the Company an amount which it believes allows for a recovery of its costs for those services. Charges for such services are included on the statements of income as home office allocation.

                               B&L CONCEPTS, INC.

7.  RETIREMENT SAVINGS PLAN

     Effective January 1, 1996, the Company initiated a qualified tax deferred retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The Plan covers all full-time employees who have completed one year of service with the Company. Elective contributions made by eligible employees are matched by the Company on the basis of $.25 for each dollar contributed not exceeding five percent of the employees' compensation. Additional contributions are made to the Plan at the discretion of the Board of Directors. The Company contributed approximately $9,474 to the Plan for 1996.

8.  LITIGATION

     At December 28, 1996, the Company is a defendant in two lawsuits involving former employees. Counsel and management are unable to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of any potential loss to the Company; however, management does not believe the ultimate disposition of such litigation will have a materially adverse impact on the operations of the Company or its financial position at December 28, 1996.

9.  SUBSEQUENT EVENTS

     On January 7, 1997, the Company (Seller) entered into an asset purchase agreement with Action Rent-To-Own of Florida, Inc. (Purchaser) to sell substantially all of its assets and assign substantially all of its liabilities. The assets were purchased for approximately $13,800,000, in the form of a $3,000,000 note and approximately $10,800,000 in cash. Substantially all liabilities of approximately $2,000,000 were assumed, including the outstanding balances of the senior debt and equipment lines of credit described in Note 4, which were paid off by the purchaser on January 8, 1997.

     Cash proceeds were distributed to the Company's shareholders, with the exception of $250,000 retained by the Company to satisfy any loss resulting from the litigation discussed in Note 8. Upon settlement of any such claims, it is management's intent to dissolve the Company.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                 ALRENCO, INC.

                                      AND

                                   RTO, INC.

                         DATED AS OF SEPTEMBER 28, 1997

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 28, 1997, is made by and between Alrenco, Inc., an Indiana corporation ("Alrenco"), and RTO, Inc., a Delaware corporation ("RTO").

     WHEREAS, the Boards of Directors of Alrenco and RTO deem it advisable and in the best interests of their respective stockholders that RTO merge with and into Alrenco, and such Boards of Directors have approved the merger (the "Merger") of RTO with and into Alrenco upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting and financial reporting purposes, it is intended that the Merger shall be treated as a pooling of interests; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Alrenco and RTO have entered into Option Agreements dated the date hereof as described herein.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (each, a "Party"), intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. At the Effective Time (hereinafter defined), RTO shall merge with and into Alrenco in accordance with the applicable provisions of the laws of the States of Indiana and Delaware. At the Effective Time, the separate corporate existence of RTO shall cease and Alrenco shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of RTO in accordance with the Indiana Business Corporation Law.

     Section 1.2 Effective Time of The Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and properly executed Articles of Merger are filed with the Secretary of State of the State of Indiana, which filings shall be made as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each Party's obligation to consummate the Merger contained in Article VIII. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate of Merger and Articles of Merger are so filed.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation at the Effective Time shall be the Certificate of Incorporation of Alrenco as amended and restated in accordance with Exhibit A attached hereto.

     Section 2.2 By-Laws. Subject to Section 7.9 hereof, the By-Laws of the Surviving Corporation at the Effective Time shall be the By-Laws of Alrenco as amended and restated in accordance with Exhibit B attached hereto.

     Section 2.3 Directors of Surviving Corporation. The initial Directors of the Surviving Corporation at the Effective Time shall be the persons specified in Exhibit C attached hereto which persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by Applicable Law (hereinafter defined).

     Section 2.4 Name of Surviving Corporation. The name of the Surviving Corporation shall be as agreed to between the parties prior to the Effective Time.

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Each of the shares of RTO's Common Stock, par value $.01 per share (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of RTO) shall be converted into the right to receive 89.795 (the "Exchange Ratio") shares of Alrenco Common Stock, par value $.01 per share (the "Alrenco Common Stock," and upon such conversion, the "Alrenco Shares"), issuable upon the surrender of the certificate formerly representing such Share; and

          (b) Each Share held in the treasury of RTO, if any, and each Share held by Alrenco or any subsidiary of Alrenco in RTO immediately prior to the Effective Time shall be canceled and retired and cease to exist.

     Section 3.2  Exchange of Certificates Representing Shares.

          (a) As of the Effective Time, Alrenco shall deposit, or shall cause to be deposited, with an exchange agent selected by Alrenco and reasonably satisfactory to RTO (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III, (i) certificates representing the number of Alrenco Shares issuable in the Merger, to be issued in respect of all Shares outstanding immediately prior to the Effective Time and which are to be exchanged pursuant to the Merger (exclusive of Shares to be canceled pursuant to Section 3.1(b)), and (ii) cash to be paid in lieu of the issuance of fractional shares as provided in
     Section 3.4 hereof (such cash and certificates for Alrenco Shares being hereinafter referred to collectively as the "Exchange Fund").

          (b) Promptly after the Effective Time, Alrenco shall cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record of a certificate or certificates representing Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for Shares shall pass, only upon delivery of the certificates for Shares to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Alrenco may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates for Shares. Upon surrender of a certificate for Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding tax, and the certificate for Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash to be paid which is in the Exchange Fund as part of the Exchange Ratio. In the event of any transfer of ownership of Shares which has not been registered in the transfer records of RTO, certificates representing the proper number of Alrenco Shares, if any, together with a check in an amount equal to the proper amount of the cash component, if any, of the Exchange Fund, will be issued to the transferee of the certificate representing the transferred Shares presented to the Exchange Agent, accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid.

     Section 3.3 Dividends; Transfer Taxes. No dividends that are declared on Alrenco Shares will be paid to persons entitled to receive certificates representing Alrenco Shares until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Alrenco Shares shall be issued, any dividends which shall have become payable with respect to such Alrenco Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Alrenco Shares are to be issued in a name other than that in which the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Alrenco Shares in a name other than that of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, (i) neither the Exchange Agent nor any Party hereto shall be liable to a holder of Shares for any Alrenco Shares or dividends thereon or, in accordance with Section 3.4 hereof, proceeds of the sale of fractional interests, delivered to a public official pursuant to Applicable Law and (ii) any Alrenco Shares held by the Exchange Agent prior to surrender of certificates representing Shares shall not be deemed issued.

     Section 3.4 No Fractional Securities. No certificates or scrip representing fractional Alrenco Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III, and no dividend, stock split or other change in the capital structure of RTO shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an Alrenco Share upon surrender of stock certificates for exchange pursuant to this Article III will be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the closing sale price of one share of Alrenco Common Stock on the Nasdaq National Market on the day of the Effective Time or, if shares of Alrenco Common Stock are not so traded on such day, the closing sale price of one such share on the next preceding day on which such share was traded on the Nasdaq National Market. For this purpose, Shares of any holder represented by two or more certificates may be aggregated, and in no event shall any holder be paid an amount in respect of more than one Alrenco Share.

     Section 3.5 Closing of RTO Transfer Books. At the Effective Time, the stock transfer books of RTO shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Alrenco Shares.

     Section 3.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of King & Spalding, 191 Peachtree Street, Suite 4900, Atlanta, Georgia 30303, at 10:00 a.m., local time, on the later of (a) the date of the Stockholders' meetings referred to in
Section 7.4 hereof or (b) the day on which all of the conditions set forth in
Article VIII hereof are satisfied or waived, or at such other date, time and place as Alrenco and RTO shall agree.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ALRENCO

     Except as otherwise disclosed to RTO in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Alrenco Disclosure Letter"), Alrenco represents and warrants to RTO as follows:

     Section 4.1 Organization. Alrenco is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Alrenco is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Alrenco and the Alrenco Subsidiaries (hereinafter defined), taken as a whole (an "Alrenco Material Adverse Effect"). Alrenco has delivered to RTO prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date. In all material respects, the minute books of Alrenco contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of Alrenco since January 1, 1994.

     Section 4.2 Capitalization. The authorized capital stock of Alrenco consists of 20,000,000 shares of Alrenco Common Stock, and 1,000,000 shares of preferred stock, no par value. As of August 31, 1997, (i) 6,076,892 shares of Alrenco Common Stock were issued and outstanding, (ii) employee and non-employee director stock options to acquire 113,803 shares of Alrenco Common Stock (the "Alrenco Employee Stock Options") were outstanding under all Stock option plans of Alrenco (the "Alrenco Employee Stock Option Plans"), (iii) 450,000 shares of Alrenco Common Stock were reserved for issuance in connection with the Alrenco Employee Stock Option Plans, and (iv) 105,000 shares of Alrenco Common Stock were issued pursuant to the Restricted Stock Agreements. Section 4.2 of the Alrenco Disclosure Letter sets forth a complete and correct list, as of August 31, 1997, of the number of shares of Alrenco Common Stock subject to Alrenco Employee Stock Options, the Restricted Stock Agreements or other rights to purchase or to receive Alrenco Common Stock granted under the Alrenco Employee Stock Option Plans and the Restricted Stock Agreements, the dates of grant and exercise prices thereof. As of August 31, 1997, Alrenco had no treasury shares and no shares of Alrenco Common Stock were held by Alrenco Subsidiaries (hereinafter defined). All of the issued and outstanding shares of Alrenco Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. All of the shares of Alrenco Common Stock issuable in exchange for Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Agreement and except as provided in the Alrenco Option Agreement (hereinafter defined), as of the date of this Agreement, there are no shares of capital stock of Alrenco issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Alrenco to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as set forth in this Agreement and the Alrenco Option Agreement, after the Effective Time, Alrenco will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. Except as set forth in this Agreement and the Alrenco Option Agreement, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Alrenco to issue, transfer or sell any securities of Alrenco. Other than agreements contemplated by this Agreement, there are not now, and at the Effective Time there will not be, any voting trusts, standstill, stockholder or other agreements or understandings to which Alrenco is a Party or is bound with respect to the voting of, requiring the registration of, or granting any preemptive rights or antidilution rights with respect to, the capital stock of Alrenco.

     Section 4.3 Subsidiaries. Section 4.3 of the Alrenco Disclosure Letter lists all corporations, partnerships, joint ventures and other business associations and entities, foreign and domestic, in which Alrenco has any direct or indirect ownership or economic interest.

     Section 4.4 Authority Relative To This Agreement. Alrenco has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Alrenco of the transactions contemplated hereby have been duly authorized by the Board of Directors of Alrenco and, except for the approval of Alrenco's stockholders to be sought at the stockholders' meeting contemplated by Section 7.4(b) hereof, no other corporate action or proceedings on the part of Alrenco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Alrenco and constitutes a valid and binding agreement of Alrenco, enforceable against Alrenco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 4.5 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing of an appropriate certificate of merger (the "Certificate of Merger") in such form as required by, and executed in accordance with the relevant provisions of, the Indiana Business Corporation Law, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority (hereinafter defined) is necessary for the consummation by Alrenco of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate have an Alrenco Material Adverse Effect. Neither the execution and delivery of this Agreement by Alrenco nor the consummation by Alrenco of the transactions contemplated hereby, nor compliance by Alrenco with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of Alrenco, (b) result in a violation or breach of, or constitute (with or without the notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Alrenco is a Party or by which any of them or any of their properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Alrenco or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have an Alrenco Material Adverse Effect.

     Section 4.6 Reports and Financial Statements. Alrenco has timely filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1996 (collectively, the "Alrenco SEC Reports"). As of their respective dates, the Alrenco SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Alrenco SEC Reports. None of such Alrenco SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited balance sheets of Alrenco and the related audited statements of operations, stockholders equity and cash flows and unaudited interim financial statements included in the Alrenco SEC Reports complied as to form, as of their respective dates of filing with the SEC in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented the consolidated financial position and the results of operations and the changes in financial position of Alrenco and its consolidated subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein.

     Section 4.7 Absence of Certain Changes or Events. Except as set forth in the Alrenco SEC Reports, since December 31, 1996, Alrenco has not: (a) taken any of the actions set forth in Section 6.2(b), 6.2(c) or 6.2(e) hereof; (b) suffered any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Alrenco; or (c) subsequent to such date, except as permitted by Section 6.2 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

     Section 4.8 Litigation. Except for litigation disclosed in (i) the notes to the financial statements included in Alrenco's Annual Report to Stockholders for the year ended December 31, 1996 or (ii) the Alrenco SEC Reports, there is no suit, action or proceeding pending or, to the best of Alrenco's knowledge, threatened against or affecting Alrenco, the outcome of which would individually or in the aggregate have an Alrenco Material Adverse Effect; nor is there any judgment, decree, injunction, citation, settlement agreement, rule or order of any federal, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or similar dispute resolving panel or body, or any other body exercising the executive, legislative, judicial, regulatory or administrative functions of a government (collectively, a "Governmental Authority") outstanding against Alrenco having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

     Section 4.9 Contracts and Commitments. Except as disclosed in the Alrenco SEC Reports, Alrenco is not a Party to and is not bound by any of the following:

          (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

          (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of Alrenco (including, for purposes of this Section 4.9, RTO and the RTO Subsidiaries, assuming the Merger has taken place) is or would be conducted; or

          (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated hereby (all such contracts of the type described in clauses (i), (ii) and (iii) of this Section 4.9 being referred to herein as "Alrenco Material Contracts").

Each Alrenco Material Contract is valid and binding on Alrenco and is in full force and effect, and Alrenco has in all material respects performed all obligations to be performed by it to date under each Alrenco Material Contract, except where such non-performance, individually or in the aggregate, would not have an Alrenco Material Adverse Effect. Alrenco does not know of, nor has it received notice of, any violation or default under (nor, to the knowledge of Alrenco, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Alrenco Material Contract.

     Section 4.10 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by Alrenco for inclusion or incorporation by reference in (a) the Registration Statement to be filed with the SEC by Alrenco on Form S-4 under the Securities Act for the purpose of registering the offering of the Alrenco Shares to be issued in the Merger (the "Registration Statement") or (b) the joint proxy statement/prospectus to be distributed in connection with Alrenco's and RTO's meetings of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Alrenco with respect to statements made or incorporated by reference therein based on information supplied by RTO specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder.

     Section 4.11 Absence of Undisclosed Liabilities. Except for liabilities or obligations which (i) are accrued or reserved against in Alrenco's financial statements (or reflected in the notes thereto) included in the Alrenco SEC Reports, or (ii) were incurred after December 31, 1996 in the ordinary course of business and consistent in type and amount with past practices, Alrenco does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a corporate balance sheet or the notes thereto.

     Section 4.12 No Default. Alrenco is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its Articles of Incorporation or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Alrenco is a Party or by which it or any of its properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Alrenco, except in the case of clauses (b) and (c) above for defaults or violations which would not individually or in the aggregate have an Alrenco Material Adverse Effect.

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     Section 4.13  Tax Returns; Taxes.

          (a) For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereto.

          (b) Alrenco has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all respects. All Taxes owed by Alrenco (whether or not shown on any Tax Return) which are due and payable have been paid. Except as set forth in the Alrenco Disclosure Letter, Alrenco is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in the Alrenco Disclosure Letter, no taxing authority in a jurisdiction where Alrenco does not file Tax Returns has claimed in writing that Alrenco is or may be subject to taxation by that jurisdiction.

          (c) Alrenco has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (d) Except as set forth in the Alrenco Disclosure Letter, there is no dispute or claim concerning any Tax liability of Alrenco either (i) claimed or raised by any taxing authority in writing or (ii) as to which any shareholder or employee of Alrenco responsible for Tax matters of Alrenco has knowledge based upon personal contact with any agent of such authority.

          (e) Alrenco has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to assessment of Taxes.

          (f) All accounting periods and methods used by Alrenco for Tax purposes are permissible periods and methods, and Alrenco is not required to make any adjustments to its income under Section 481 of the Code in taxable years for which Tax Returns have not yet been filed. Alrenco has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Alrenco has not made nay payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Alrenco is not a party to any Tax allocation or sharing agreement. Alrenco (i) has not been a member of an affiliated group filing a consolidated federal income Tax return in any taxable year ending after December 31, 1992 and (ii) has no liability for the Taxes of any person other than Alrenco under Treasury Regulation
     Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

          (g) The unpaid Taxes of Alrenco did not, as of December 31, 1996, exceed the reserve for Taxes (excluding any reserve for deferred taxes attributable to differences between the timing of income or deductions for tax and financial accounting purposes) set forth on the balance sheet as of December 31, 1996 (excluding any nots thereto) contained in the Alrenco SEC Reports.

          (h) Neither Alrenco nor any of the Alrenco Subsidiaries has taken any action or has notice of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.14 Title to Properties; Encumbrances. Except as otherwise provided in this Section 4.14, Alrenco has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of Alrenco as of December 31, 1996 included in Alrenco's Annual Report on Form 10-K for the period ended on such date (except for properties and assets disposed of in the ordinary

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course of business and consistent with past practices since December 31, 1996).
None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for (i) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Alrenco, (ii) liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) mortgages on real property in an aggregate amount not greater than $50,000.

     Section 4.15 Compliance With Applicable Law. Alrenco is in compliance with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, or otherwise) (collectively, "Applicable Law"), except where the failure to be in such compliance would not individually or in the aggregate have an Alrenco Material Adverse Effect.

     Section 4.16  Labor Matters.

          (a) Alrenco is not a Party to, or bound by, any collective bargaining agreement with a labor union or labor organization;

          (b) There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Alrenco, threatened against Alrenco relating to its business, except for such proceedings which would not individually or in the aggregate have an Alrenco Material Adverse Effect; and

          (c) To the knowledge of Alrenco, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Alrenco.

     Section 4.17  Employee Benefit Plans; ERISA.

          (a) With respect to each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement (the "Alrenco Plans"), currently maintained or contributed to or required to be contributed to by (i) Alrenco or (ii) any trade or business, whether or not incorporated (an "Alrenco ERISA Affiliate"), that together with Alrenco is a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or former employee of Alrenco or any Alrenco ERISA Affiliate, Alrenco has heretofore delivered to RTO true and complete copies of each of the following documents:

             (i) a copy of each Alrenco Plan that is in writing (including all amendments thereto), including (1) all severance and employment agreements of Alrenco with directors, executive officers or key employees, (2) all severance programs and policies of Alrenco and (3) all plans or arrangements of Alrenco relating to its employees which contain change in control provisions;

             (ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to each such Alrenco Plan for the last two plan years ending prior to the date hereof;

             (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Alrenco Plan;

             (iv) if the Alrenco Plan is funded through a trust or any other third Party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date hereof; and

             (v) the most recent determination letter received prior to the date hereof from the Internal Revenue Service with respect to each Alrenco Plan intended to qualify under section 401 of the Code.

          (b) No liability under Title IV of ERISA has been incurred by Alrenco or any Alrenco ERISA Affiliate that has not been satisfied in full when due, and no condition exists that presents a material risk to Alrenco or any Alrenco ERISA Affiliate of incurring a liability under such Title which would individually or in the aggregate have an Alrenco Material Adverse Effect or give rise to a lien under Title IV of ERISA.

          (c) No Alrenco Plan subject to the minimum funding requirements of section 412 of the Code or section 302 of ERISA or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Alrenco Plan ended prior to the date hereof; and all contributions required to be made with respect thereto (whether pursuant to the terms of any such Alrenco Plan or otherwise) on or prior to the date hereof have been timely made.

          (d) No Alrenco Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Alrenco Plan a plan described in Section 4063(a) of ERISA.

          (e) Each Alrenco Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to the knowledge of Alrenco, no amendment has been made to any such Alrenco Plan since the date of such letter that is likely to result in the disqualification of such Alrenco Plan.

          (f) Each of the Alrenco Plans has been operated and administered in all respects in accordance with Applicable Law, including, but not limited to, ERISA and the Code, except for any failure to so operate or administer such Alrenco Plans that would not individually or in the aggregate have an Alrenco Material Adverse Effect.

          (g) Except as expressly provided in this Agreement, any exhibit hereto, an Alrenco Plan or as otherwise agreed in writing by Alrenco and RTO, neither the execution and delivery of this Agreement nor the Merger nor the consummation of any of the other transactions contemplated by this Agreement will:

             (i) entitle any current or former officer, director, employee or consultant of Alrenco to severance pay, unemployment compensation or any other payment, or

             (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer, director, employee or consultant.

          (h) With respect to each Alrenco Plan that is funded wholly or partially through an insurance policy, Alrenco does not have any current liability under any such insurance policy in the nature of a retroactive rate adjustment or loss sharing arrangement arising wholly or partially out of events occurring prior to the Closing other than any such liability that individually or in the aggregate would not have an Alrenco Material Adverse Effect.

          (i) There are no pending or, to the knowledge of Alrenco, threatened claims by or on behalf of any of the Alrenco Plans, by any employee or beneficiary covered under any such Alrenco Plan involving any such Alrenco Plan (other than routine claims for benefits), other than any such claims that would not individually or in the aggregate have an Alrenco Material Adverse Effect.

          (j) Neither Alrenco nor, to the knowledge of Alrenco, any Alrenco ERISA Affiliate, any of the Alrenco Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which Alrenco or, to the knowledge of Alrenco, any Alrenco ERISA Affiliate, any of the Alrenco Plans, any such trust, or any trustee or administrator thereof, or any Party dealing with the Alrenco Plans or any such trust is likely to be subject to either a civil liability under section 409 of ERISA or section 502(i) of ERISA, or a tax imposed pursuant to section 4975 or 4976 of the Code, other than any such liability or tax that would not individually or in the aggregate have an Alrenco Material Adverse Effect.

     Section 4.18 Vote Required. Authorization of the Merger and the issuance of the Alrenco Shares to be issued in the Merger shall require the affirmative vote of the holders of a majority of Alrenco Common Stock voted at the stockholders' meeting referred to in Section 7.4(b). No other vote of the shareholders of Alrenco is required by law, the Articles of Incorporation or By-Laws of Alrenco or otherwise in order for Alrenco to consummate the Merger and the transactions contemplated hereby.

     Section 4.19 Opinion of Financial Advisor. The Board of Directors of Alrenco (at a meeting duly called and held) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of Alrenco. The Board of Directors of Alrenco has received the opinion of Equitable Securities Corporation, Alrenco's financial advisor, substantially to the effect that the Exchange Ratio is fair to Alrenco from a financial point of view.

     Section 4.20 Takeover Status. The Board of Directors of Alrenco has taken all appropriate action so that the execution and delivery of this Agreement and the Alrenco Option Agreement and the consummation of the Merger and the other transactions contemplated thereby will not be restricted by, or otherwise subject to, the provisions of Chapter 43 of the Indiana Business Corporation Law.

     Section 4.21 Accounting Matters. To its knowledge, Alrenco has not taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interest and Alrenco has no reason to believe that the Merger will not qualify for pooling of interest accounting.

     Section 4.22 Brokers. Except for Equitable Securities Corporation, Alrenco's financial advisor, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Alrenco, and Alrenco's fee arrangements with Equitable Securities Corporation have been disclosed to RTO.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF RTO

     Except as otherwise disclosed to Alrenco in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "RTO Disclosure Letter"), RTO represents and warrants to Alrenco as follows:

     Section 5.1 Organization. RTO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. RTO is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of RTO and the RTO Subsidiaries (hereinafter defined), taken as a whole (an "RTO Material Adverse Effect"). RTO has delivered to Alrenco prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and By-laws, as amended to date. In all material respects, the minute books of RTO contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of RTO since January 1, 1994.

     Section 5.2 Capitalization. The authorized capital stock of RTO consists of 75,000,000 Shares, and 10,000,000 shares of preferred stock, par value $.01 per share. As of August 31, 1997, (i) 120,959.47 Shares were issued and outstanding, (ii) employee stock options to acquire 11,333 Shares (the "RTO Employee Stock Options") were outstanding under the employee stock option plan of RTO (the "RTO Employee Stock

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

Option Plan"), (iii) 11,448 Shares were reserved for issuance in connection with the RTO Employee Stock Option Plan, (iv) non-employee director stock options to acquire 564 Shares (the "RTO Director Stock Options") were outstanding under the non-employee director stock option plan (the "RTO Director Stock Option Plan"),
(v) 5,000 Shares are reserved for issuance under the RTO Director Stock Option Plan, and (vi) convertible notes in the aggregate principal amount of $5,000,000 were outstanding which are convertible into 4,000 Shares. Section 5.2 of the RTO Disclosure Letter sets forth a complete and correct list, as of August 31, 1997, of the number of shares of RTO Common Stock subject to RTO Employee Stock Options, RTO Director Stock Options or other rights to purchase or to receive RTO Common Stock granted under the RTO Employee Stock Option Plan and the RTO Director Stock Option Plan, the dates of grant and exercise prices thereof. As of August 31, 1997, RTO had no treasury shares and no Shares were held by RTO Subsidiaries (as hereinafter defined). All of the issued and outstanding Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Agreement and except as provided in RTO Option Agreement (hereinafter defined), there are not now, and at the Effective Time, there will not be, any shares of capital stock of RTO issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating RTO to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock. Except as provided in this Agreement and the RTO Option Agreement, after the Effective Time, RTO will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. Other than the agreements contemplated by this Agreement and the RTO Option Agreement, there are not now, and at the Effective Time there will not be, any voting trusts, standstill, stockholder or other agreements or understandings to which RTO is a party or is bound with respect to the voting of, requiring the registration of, or granting any preemptive rights or antidilution rights with respect to, the capital stock of RTO.

     Section 5.3 Subsidiaries. Section 5.3 of the RTO Disclosure Letter lists all corporations, partnerships, joint ventures and other business associations and entities, foreign and domestic, in which RTO has any direct or indirect ownership or economic interest. (Such corporations, partnerships, joint ventures or other business entities of which RTO owns, directly or indirectly, greater than 50% of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body of such entity are hereinafter referred to as the "RTO Subsidiaries".)

          (a) Each RTO Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each RTO Subsidiary that is a partnership or a limited liability company is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

          (b) Each RTO Subsidiary has the corporate power, the partnership power or the company power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted.

          (c) Each RTO Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have an RTO Material Adverse Effect. Each RTO Subsidiary that is a partnership is duly qualified as a foreign partnership authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have an RTO Material Adverse Effect. Each RTO subsidiary that is a limited liability company is duly qualified as a foreign limited liability company authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have an RTO Material Adverse Effect.

          (d) All of the outstanding shares of capital stock of the RTO Subsidiaries that are corporations are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights. All of the outstanding ownership interests of the RTO Subsidiaries that are partnerships or limited liability companies are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights.

          (e) All of the outstanding shares of capital stock of, or other ownership interests in, each of the RTO Subsidiaries owned by RTO or an RTO Subsidiary are owned by RTO or by an RTO Subsidiary free and clear of any liens, claims, charges or encumbrances. Except as set forth in Section 5.2 hereof, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating RTO or any RTO Subsidiary to issue, transfer or sell any securities of RTO or any RTO Subsidiary.

          (f) Other than agreements contemplated by this Agreement and except as disclosed in Schedule 5.3(f), there are not now, and at the Effective Time there will not be, any voting trusts, standstill, stockholder or other agreements or understandings to which RTO or any of the RTO Subsidiaries is a Party or is bound with respect to the voting of, requiring the registration of, or granting any preemptive rights or antidilution rights with respect to, the capital stock of RTO or any of the RTO Subsidiaries.

     Section 5.4 Authority Relative To This Agreement. RTO has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by RTO of the transactions contemplated hereby have been duly authorized by RTO's Board of Directors and, except for the approval of RTO's stockholders to be sought at the stockholders meeting contemplated by Section 7.4(a) hereof, no other corporate action or proceedings on the part of RTO are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by RTO and constitutes a valid and binding agreement of RTO, enforceable against RTO in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 5.5 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law (the "DGCL"), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by RTO of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate have an RTO Material Adverse Effect. Neither the execution and delivery of this Agreement by RTO, nor the consummation by RTO of the transactions contemplated hereby, nor compliance by RTO with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of RTO or any of the RTO Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which RTO or any of the RTO Subsidiaries is a Party or by which any of them or any of their properties or assets may be bound, or (c) violate any other, writ, injunction, decree, statute, rule or regulation applicable to RTO, any of the RTO Subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have an RTO Material Adverse Effect.

     Section 5.6 RTO Financial Statements. Prior to the execution of this Agreement, RTO has delivered to Alrenco true and complete copies of the audited balance sheets of RTO and its consolidated subsidiaries at December 31,1995 and 1996 and unaudited balance sheets of RTO and its consolidated subsidiaries at March 31, 1997, and the related audited or unaudited consolidated statements of operations, stockholders' equity and cash flows for each of the three year periods ended December 31, 1996, and the unaudited consolidated statements of operations for the three months ended March 31, 1997 (the "RTO Financial

Statements"). Each of such RTO Financial Statements fairly presents the consolidated financial position and the results of operations and changes in financial position of RTO and its consolidated subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein.

     Section 5.7 Absence of Certain Changes or Events. Except as set forth in the RTO Financial Statements or the RTO Disclosure Letter, since December 31, 1996, neither RTO nor any of the RTO Subsidiaries has: (a) taken any of the actions set forth in Section 6.1(b), 6.1(c) or 6.1(e) hereof; (b) suffered any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of RTO and the RTO Subsidiaries taken as a whole; or (c) subsequent to such date, except as permitted by Section
6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

     Section 5.8 Litigation. There is no suit, action or proceeding pending or, to the best of RTO's knowledge, threatened against or affecting RTO or any of the RTO Subsidiaries, the outcome of which would individually or in the aggregate have an RTO Material Adverse Effect; nor is there any judgment, decree, injunction, citation, settlement agreement, rule or order of any Governmental Authority outstanding against RTO or any of the RTO Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

     Section 5.9 Contracts and Commitments. Neither RTO nor any RTO Subsidiary is a Party to or is bound by any of the following:

          (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

          (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of RTO and the RTO Subsidiaries (including, for purposes of this Section 5.9, Alrenco and the Alrenco Subsidiaries, assuming the Merger has taken place) is or would be conducted; or

          (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated hereby (all such contracts of the type described in clauses (i), (ii) and (iii) of this Section 5.9 being referred to herein as "RTO Material Contracts").

Each RTO Material Contract is valid and binding on RTO (or, to the extent that an RTO Subsidiary is a Party, such RTO Subsidiary) and is in full force and effect, and RTO and each RTO Subsidiary have in all material respects performed all obligations to be performed by them to date under each RTO Material Contract, except where such non-performance, individually or in the aggregate, would not have an RTO Material Adverse Effect. Neither RTO nor any RTO Subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of RTO, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any RTO Material Contract.

     Section 5.10 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by RTO for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time or, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they made, not misleading, except that no representation or warranty is made by RTO with respect to statements made or incorporated by reference therein based on information supplied by Alrenco specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

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     Section 5.11  Absence of Undisclosed Liabilities.  Except for liabilities or obligations which (i) are accrued or reserved against in RTO's Financial Statements (or reflected in the notes thereto), or (ii) were incurred after December 31, 1996 in the ordinary course of business and consistent in type and amount with past practices, neither RTO nor any RTO Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a corporate balance sheet or the notes thereto.

     Section 5.12 No Default. Neither RTO nor any of the RTO Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which RTO or any of the RTO Subsidiaries is a Party or by which it or any of its properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to RTO or any of the RTO Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not individually or in the aggregate have an RTO Material Adverse Effect.

     Section 5.13  Tax Returns; Taxes.

          (a) For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereto.

          (b) RTO has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all respects. All Taxes owed by RTO (whether or not shown on any Tax Return) which are due and payable have been paid. Except as set forth in the RTO Disclosure Letter, RTO is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in the RTO Disclosure Letter, no taxing authority in a jurisdiction where RTO does not file Tax Returns has claimed in writing that RTO is or may be subject to taxation by that jurisdiction.

          (c) RTO has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (d) Except as set forth in the RTO Disclosure Letter, there is no dispute or claim concerning any Tax liability of RTO either (i) claimed or raised by any taxing authority in writing or (ii) as to which any shareholder or employee of RTO responsible for Tax matters of RTO has knowledge based upon personal contact with any agent of such authority.

          (e) RTO has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to assessment of Taxes.

          (f) All accounting periods and methods used by RTO for Tax purposes are permissible periods and methods, and RTO is not required to make any adjustments to its income under Section 481 of the Code in taxable years for which Tax Returns have not yet been filed. RTO has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. RTO has not made nay payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. RTO is not a party to any Tax allocation or sharing agreement. RTO (or its predecessors) (i) has not been a member of an affiliated group filing a consolidated federal income Tax return in any taxable year ending after December 31, 1992 and (ii) has no liability for the Taxes of any person other than RTO under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

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          (g) The unpaid Taxes of RTO did not, as of December 31, 1996, exceed the reserve for Taxes (excluding any reserve for deferred taxes attributable to differences between the timing of income or deductions for tax and financial accounting purposes) set forth on the balance sheet as of December 31, 1996 (excluding any nots thereto) contained in the RTO Financial Statements.

          (h) Neither RTO nor any of the RTO Subsidiaries has taken any action or has notice of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.14 Title To Properties; Encumbrances. Except as otherwise provided in this Section 5.14, each of RTO and the RTO Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of RTO and the RTO Subsidiaries as of December 31, 1996 for the period ended on such date (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1996). None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for (i) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto, and do not impair the operations of RTO and the RTO Subsidiaries, (ii) liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) mortgages on real property in an aggregate amount not greater than $50,000.

     Section 5.15 Compliance with Applicable Laws. Each of RTO and the RTO Subsidiaries is in compliance with Applicable Law, except where the failure to be in such compliance would not individually or in the aggregate have an RTO Material Adverse Effect.

     Section 5.16  Labor Matters.

          (a) Neither RTO nor any of the RTO Subsidiaries is a Party to, or bound by, any collective bargaining agreement with a labor union or labor organization;

          (b) There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of RTO, threatened against RTO or any of the RTO Subsidiaries relating to their business, except for any such proceeding which would not individually or in the aggregate have an RTO Material Adverse Effect; and

          (c) To the knowledge of RTO, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of RTO or any of the RTO Subsidiaries.

     Section 5.17  Employee Benefit Plans; ERISA.

          (a) With respect to each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including, but not limited to, employment agreements) or arrangement (the "RTO Plans"), currently maintained or contributed to or required to be contributed to by (i) RTO, (ii) any RTO Subsidiary or (iii) any trade or business, whether or not incorporated (a "RTO ERISA Affiliate"), that together with RTO or any RTO Subsidiary is a "single employer" within the meaning of section 4001 of ERISA, for the benefit of any employee or former employee of RTO, any RTO Subsidiary or any RTO ERISA Affiliate, RTO has heretofore delivered to Alrenco true and complete copies of each of the following documents:

             (i) a copy of each RTO Plan that is in writing (including all amendments thereto), including (1) all severance and employment agreements of RTO with directors, executive officers or key employees,
        (2) all severance programs and policies of RTO and each RTO Subsidiary, and (3) all

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        plans or arrangements of RTO and each RTO Subsidiary relating to its employees which contain change in control provisions;

             (ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to each such RTO Plan for the last two plan years ending prior to the date hereof;

             (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such RTO Plan;

             (iv) if the RTO Plan is funded through a trust or any other third Party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date hereof; and

             (v) the most recent determination letter received prior to the date hereof from the Internal Revenue Service with respect to each RTO Plan intended to qualify under section 401 of the Code.

          (b) No liability under Title IV of ERISA has been incurred by RTO, any RTO Subsidiary or any RTO ERISA Affiliate that has not been satisfied in full when due, and no condition exists that presents a material risk to RTO or any RTO Subsidiary or any RTO ERISA Affiliate of incurring a liability under such Title which would individually or in the aggregate have an RTO Material Adverse Effect, or give rise to a lien under Title IV of ERISA.

          (c) No RTO Plan subject to the minimum funding requirements of section 412 of the Code or section 302 of ERISA or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such RTO Plan ended prior to the date hereof; and all contributions required to be made with respect thereto (whether pursuant to the terms of any such RTO Plan or otherwise) on or prior to the date hereof have been timely made.

          (d) No RTO Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any RTO Plan a plan described in section 4063(a) of ERISA.

          (e) Each RTO Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to the knowledge of RTO, no amendment has been made to any such RTO Plan since the date of such letter that is likely to result in the disqualification of such RTO Plan.

          (f) Each of the RTO Plans has been operated and administered in all respects in accordance with Applicable Law, including, but not limited to, ERISA and the Code, except for any failure to so operate or administer such RTO Plans that would not individually or in the aggregate have an RTO Material Adverse Effect.

          (g) Except as expressly provided in this Agreement, any exhibit hereto, a RTO Plan or as otherwise agreed in writing by Alrenco and RTO, neither the execution and delivery of this Agreement nor the Merger nor the consummation of any of the transactions contemplated by this Agreement will:

             (i) entitle any current or former officer, director, employee or consultant of RTO or any RTO Subsidiary to severance pay, unemployment compensation or any other payment, or

             (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such officer, director, employee or consultant.

          (h) With respect to each RTO Plan that is funded wholly or partially through an insurance policy, RTO and the RTO Subsidiaries do not have any current liability under any such insurance policy in the nature of a retroactive rate adjustment or loss sharing arrangement arising wholly or partially out of events occurring prior to the Closing other than any such liability that individually or in the aggregate would not have an RTO Material Adverse Effect.

          (i) There are no pending or, to the knowledge of RTO, threatened claims by or on behalf of any of the RTO Plans, by any employee or beneficiary covered under any such RTO Plan involving any such

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

     RTO Plan (other than routine claims for benefits), other than any such claims that would not individually or in the aggregate have an RTO Material Adverse Effect.

          (j) Neither RTO nor any RTO Subsidiary or, to the knowledge of RTO, any RTO ERISA Affiliate, any of the RTO Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which RTO or any RTO Subsidiary or, to the knowledge of RTO, any RTO ERISA Affiliate, any of the RTO Plans, any such trust or trustee or administrator thereof, or any Party dealing with the RTO Plans or any such trust is likely to be subject to either a civil liability under section 409 of ERISA or section 502(i) of ERISA, or a tax imposed pursuant to section 4975 or 4976 of the Code other than any such liability or tax that would not individually or in the aggregate have an RTO Material Adverse Effect.

     Section 5.18 Vote Required. Approval of the Merger by the stockholders of RTO shall require the affirmative vote of the holders of a majority of the outstanding Shares at the stockholders' meeting referred to in Section 7.4(a). No other vote of the stockholders of RTO is required by law, the Certificate of Incorporation or By-Laws of RTO or otherwise in order for RTO to consummate the Merger and the transactions contemplated hereby.

     Section 5.19 Vote of Board. The Board of Directors of RTO (at a meeting duly called and held) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of RTO.

     Section 5.20 Takeover Status. The Board of Directors of RTO has taken all appropriate action so that Alrenco will not be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of the execution and delivery of this Agreement or the RTO Option Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

     Section 5.21 Accounting Matters. To its knowledge, neither RTO nor any of the RTO Subsidiaries has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interest and RTO has no reason to believe that the Merger will not qualify for pooling of interest accounting.

     Section 5.22 Brokers. Except for Stephens Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, RTO's financial advisors, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RTO, and RTO's fee arrangements with Stephens Inc. and Donaldson, Lufkin & Jenrette Securities Corporation have been disclosed to Alrenco.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Business by RTO Pending the Merger. From the date of this Agreement to the Effective Time, unless Alrenco shall otherwise agree in writing, or as otherwise contemplated by this Agreement, or any Exhibit hereto, or the RTO Disclosure Letter:

          (a) the respective businesses of RTO and the RTO Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and there shall be no material changes in the conduct of the operations of RTO or any RTO Subsidiary.

          (b) RTO shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of the RTO Subsidiaries; (ii) amend its Certificate of Incorporation or By-Laws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of the RTO Subsidiaries;

          (c) neither RTO nor any of the RTO Subsidiaries shall (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether

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

     through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets in excess of $50,000 in any one or a series of related transactions other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than an RTO Subsidiary in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person, other than to RTO Subsidiaries and other than in the ordinary course of business and consistent with past practices; (vi) authorize capital expenditures substantially in excess of the amount currently budgeted therefor; (vii) permit any insurance policy naming RTO or any RTO Subsidiary as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) RTO shall use commercially reasonable efforts to preserve intact the business organization of RTO and the RTO Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and the RTO Subsidiaries;

          (e) neither RTO nor any of the RTO Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, Directors or employees, enter into or amend any employment, severance, termination or other similar agreement, adopt any new RTO Plan or amend in any material respect any existing RTO Plan, or make any loans to any of its officers, Directors or employees or make any changes in its existing borrowing or lending arrangement for or on behalf of any of such persons, whether contingent on consummation of the Merger or otherwise, other than
     (i) in the ordinary course of business and consistent with past practices and (ii) as may be required under Applicable Law or the terms of any existing RTO Plan; and

          (f) neither RTO nor any of the RTO Subsidiaries shall (i) knowingly take or allow to be taken any action which would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes; or (ii) knowingly take any action that would jeopardize qualification of the Merger as a reorganization within the meaning of section 368(a) of the Code.

     Section 6.2 Conduct of Business by Alrenco Pending the Merger. From the date of this Agreement to the Effective Time, unless RTO shall otherwise agree in writing, or as otherwise contemplated by this Agreement, or any Exhibit hereto, or the Alrenco Disclosure Letter:

          (a) the business of Alrenco shall be conducted only in the ordinary and usual course of business and consistent with past practices, and there shall be no material changes in the conduct of the operations of Alrenco;

          (b) Alrenco shall not (i) amend its Articles of Incorporation or By-Laws or (ii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or redeem or otherwise acquire any shares of its capital stock;

          (c) Alrenco shall not (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets in excess of $50,000 in any one or a series of related transactions other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person in the ordinary course of business and consistent with past practices; (v) make any loans,

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

     advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business and consistent with past practices; (vi) authorize capital expenditures substantially in excess of the amount currently budgeted therefor; (vii) permit any insurance policy naming Alrenco as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) Alrenco shall use commercially reasonable efforts to preserve intact the business organization of Alrenco, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it;

          (e) Alrenco shall not make any change in the compensation payable or to become payable to any of its officers, Directors or employees, enter into or amend any employment, severance, termination or other similar agreement, adopt any new Alrenco Plan or amend in any material respect any existing Alrenco Plan, or make any loans to any of its officers, Directors or employees or make any changes in its existing borrowing or lending arrangement for or on behalf of any of such persons, whether contingent on consummation of the Merger or otherwise, other than (i) in the ordinary course of business and consistent with past practices and (ii) as may be required under Applicable Law or the terms of any existing Alrenco Plan; and

          (f) Alrenco shall not (i) knowingly take or allow to be taken any action which would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes; or (ii) knowingly take any action that would jeopardize qualification of the Merger as a reorganization within the meaning of section 368(a) of the Code.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. RTO and Alrenco shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other agents and representatives full access at all reasonable times throughout the period prior to the Effective Time to all of its books, records, properties and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other Party may reasonably request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective Parties to consummate the Merger. Each Party and its affiliates, advisors, legal counsel, accountants, consultants and other agents and representatives shall hold in confidence all nonpublic information in accordance with the terms of the Confidentiality Agreement dated September 9, 1997 (the "Confidentiality Agreement") between RTO and Alrenco and, if this Agreement is terminated, each Party will deliver to the other documents, work papers and other material (including copies) obtained by such Party or on its behalf from the other Party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, in accordance with the Confidentiality Agreement.

     Section 7.2  Acquisition Proposals.

          (a) Neither Party shall, nor shall they authorize or permit any officer, director or employee of, or investment banker, attorney or other advisor or representative or agent of, such Party or any subsidiary of such Party to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 7.2(a) shall prohibit either Party's Board of Directors (and its authorized representatives) from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) such Party's Board of Directors, after consultation with and based on the written opinion of outside legal counsel, determines in good faith that in order for such Party's Board of Directors to comply with its fiduciary duties to stockholders under Applicable Law it should take such action, (B) prior to taking such action, such Party receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity, and
     (C) the Acquisition Proposal contains an offer of consideration that is superior to the consideration represented by the Exchange Ratio. Notwithstanding anything in this Agreement to the contrary, each Party shall (i) promptly advise the other Party orally and in writing of (A) the receipt by it (or any of the other entities or other persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry and (C) the identity of the person making any such Acquisition Proposal or inquiry, (ii) keep the other Party reasonably informed of the status and details of any such Acquisition Proposal or inquiry, and (iii) negotiate with the other Party to make such adjustments in the terms and conditions of this Agreement as would enable such Party to proceed with the transactions contemplated herein; provided, however, that nothing in this
     Section 7.2(a) shall require that such Party negotiate exclusively with the other Party. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this
     Section 7.2 by any officer, director or employee of either Party or its subsidiaries or any investment banker, attorney or other advisor, representative or agent of such Party or its subsidiaries, whether or not such person is purporting to act on behalf of such Party or otherwise, shall be deemed to be a breach of this Section 7.2 by such Party. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving Alrenco or RTO and the RTO Subsidiaries, or any purchase of all or any significant portion of the assets of Alrenco or of RTO and the RTO Subsidiaries other than the transactions contemplated hereby.

          (b) Except as set forth below, neither Party's Board of Directors shall (i) withdraw, or modify in a manner materially adverse to the other Party, the approval or recommendation by such Party's Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause such Party to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if either Party receives an unsolicited Acquisition Proposal and such Party's Board of Directors determines in good faith, following consultation with and based on the written opinion of outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under Applicable Law, such Party's Board of Directors may (w) withdraw or modify its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause such Party to enter into an agreement with respect to such Acquisition Proposal or (z) terminate this Agreement pursuant to Section 9.3(c) or 9.4(c), as applicable; provided, however, that prior to taking such action, such Party shall, and shall cause its respective financial and legal advisors to, negotiate with the other Party to make such adjustments in the terms and conditions of this Agreement as would enable such Party to proceed with the transactions contemplated herein on such adjusted terms; provided, however, that nothing in this
     Section 7.2(b) shall require that such Party negotiate exclusively with the other Party. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of either Party permitted by this Section 7.2(b) shall not constitute a breach of this Agreement by such Party.

          (c) If the Board of Directors of either Party (such Party, the "Withdrawing Party") takes any action described in clause (y) or (z) of
     Section 7.2(b) or the other Party exercises its right to terminate this Agreement under Section 9.3(d) or 9.4(d), as applicable, based on the Board of Directors of the Withdrawing Party having taken any action described in clause (w) or (x) of Section 7.2(b), the Withdrawing Party shall, simultaneously with the taking of such action or upon such termination pay to the other Party upon demand the sum of $3,000,000 plus all fees and expenses incurred by such other Party in connection with the transactions contemplated by this Agreement (including without limitation, investment bankers' fees and expenses), payable in same-day funds, as liquidated damages and not as a penalty. If the Withdrawing Party fails to pay to the other Party any amounts due under this Section 7.2(c), the Withdrawing Party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other action, taken by the other Party to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

     Section 7.3  Registration Statement; Listing Application.

          (a) As promptly as practicable, Alrenco shall prepare and file with the SEC the Proxy Statement and the Registration Statement. Alrenco shall use commercially reasonable efforts to have the Registration Statement declared effective as promptly as practicable. Alrenco shall use commercially reasonable efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the Alrenco Shares pursuant hereto. RTO shall furnish Alrenco with all information concerning RTO and the holders of its capital stock and shall take such other action as Alrenco may reasonably request in connection with such Proxy Statement and Registration Statement and issuance of Alrenco Shares.

          (b) Alrenco shall promptly prepare and submit to the Nasdaq National Market a listing application covering the Alrenco Shares to be issued in connection with the Merger and this Agreement and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Alrenco Shares, subject to official notice of issuance.

     Section 7.4  Proxy Statements; Stockholder Approvals.

          (a) RTO, acting through its Board of Directors, shall, in accordance with Applicable Law and its Certificate of Incorporation and By-Laws:

             (i) (A) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its stockholders for the purpose of voting to approve and adopt this Agreement and shall use commercially reasonable efforts to obtain such stockholder approval or
        (B) obtain, as soon as practicable following the date upon which the Registration Statement becomes effective, delivery to RTO's principal place of business (or other method of delivery approved by Section 228 of the DGCL) of the consent or consents in writing, setting forth the approval of this Agreement and the Merger, signed by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize this Agreement and the Merger at a meeting at which all Shares entitled to vote thereon were present and voted; and

             (ii) recommend approval and adoption of this Agreement by the stockholders of RTO and take all lawful action to solicit such approval.

          (b) Alrenco, acting through its Board of Directors, shall, in accordance with Applicable Law and its Certificate of Incorporation and By-Laws:

             (i) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its stockholders for the purpose of voting to authorize the issuance of the Alrenco Shares to be issued in the Merger and shall use commercially reasonable efforts to obtain such stockholder approval; and

             (ii) recommend authorization of the issuance of the Alrenco Shares to be issued in the Merger by the stockholders of Alrenco and include in the Proxy Statement such recommendation and take all lawful action to solicit such approval.

          (c) Alrenco and RTO, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to their respective stockholders. At the stockholders' meetings, each of Alrenco and RTO shall vote or cause to be voted in favor of approval and adoption of this Agreement all capital stock entitled to vote as to which it holds proxies at such time.

          (d) Each of RTO's and Alrenco's obligations under this Section 7.4 shall at all times remain subject to their fiduciary duties imposed under Applicable Law, in the event that, if required by such fiduciary duties as advised in writing by outside counsel, the Board of Directors of RTO or Alrenco, as the case may be, shall have withdrawn or modified its recommendation that stockholders approve and adopt this Agreement, in the case of Alrenco and RTO, or that stockholders authorize the issuance of the Alrenco Shares to be issued in connection with the Merger, in the case of Alrenco.

     Section 7.5 Antitrust Laws. As promptly as practicable, RTO and Alrenco shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 7.1 hereof, RTO will furnish to Alrenco, and Alrenco will furnish to RTO, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 7.1 hereof, RTO will provide Alrenco, and Alrenco will provide RTO, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     Section 7.6 Voting Agreements and Option Agreements. Concurrently herewith, RTO is entering into voting agreements with Michael D. Walts and Michael D. Walts, Jr. substantially in the form attached hereto as Exhibit D (together, the "Walts Voting Agreements"); Alrenco is entering into voting agreements with each of GDJ, Jr. Investments, L.P., GD Johnson, III ESA Trust, EW Johnson, II Trust, A. Foster Chapman, SP Johnson ESA Trust, DC Breeden, Jr. Trustee for EW Phifer, III Trust, DC Breeden, Jr. Trustee for AP Armfield Trust, DC Breeden, Jr. Trustee for MP de La Torre Trust, DC Breeden, Jr. Trustee for NW Phifer Trust, Dan C. Breeden, Jr., Stewart H. Johnson, C&J Investing Partners, John S. Rainey, Billy W. White, Sr. Annuity Trust, Lillie B. White Annuity Trust, Belt Family Partnership and B&R Partnership substantially in the form attached hereto as Exhibit E (collectively, the "RTO Voting Agreements" and together with the Walts Voting Agreements referred to herein as the "Voting Agreements"); RTO and Alrenco are entering into an option agreement substantially in the form attached hereto as Exhibit F (the "RTO Option Agreement"); and Alrenco and RTO are entering into an option agreement substantially in the form attached hereto as Exhibit G (the "Alrenco Option Agreement," and together with the RTO Option Agreement referred to herein as the "Option Agreements").

     Section 7.7  RTO Employee Stock Options and RTO Director Stock
Options. Except as provided in this Agreement or pursuant to the provisions of the RTO Employee Stock Option Plan or the RTO Director Stock Option Plan as in effect on the date hereof, from the date hereof RTO will not accelerate the vesting or exercisability of or otherwise modify the terms and conditions applicable to the RTO Employee Stock Options or RTO Director Stock Options. Except as provided in this Agreement, Alrenco will not exercise any right under any of the Alrenco Employee Stock Option Plans from the date hereof to accelerate the vesting or exercisability of or otherwise modify the terms and conditions applicable to the Alrenco Employee Stock Options. At the Effective Time, each of the RTO Employee Stock Options and RTO Director Stock Options which is outstanding and unexercised at the Effective Time shall be converted automatically into an option to purchase Alrenco Shares in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the RTO Employee Stock Option Plan and the RTO Director Stock Option Plan governing the RTO Employee Stock Options and RTO Director Stock Options):

          (1) The number of Alrenco Shares to be subject to the new option shall be equal to the product of the number of Shares subject to the original option and the Exchange Ratio, provided that any fractional Alrenco Shares resulting from such multiplication shall be rounded down to the nearest share and Alrenco shall pay an amount in cash to the holder of such RTO Employee Stock Option or RTO Director Stock Option equal to the fair market value immediately prior to the Effective Time of such fractional Alrenco Shares calculated based on the average closing price on the Nasdaq National Market for the last five trading days immediately preceding the day prior to the Effective Time; and

          (2) The exercise price per Alrenco Share under the new option shall be equal to the aggregate exercise price of the original option divided by the total number of full Alrenco Shares subject to the new option (as determined under (1) immediately above), provided that such exercise price shall be rounded up the nearest cent.

Alrenco shall assume the obligations of RTO under the RTO Employee Stock Option Plan and the RTO Director Stock Option Plan in respect of each such new option. The duration and other terms of the new option shall be the same as that of the original option, except that all references to RTO shall be deemed to be references to Alrenco. Alrenco shall file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to the Registration Statement as promptly as practicable after the Effective Time for purposes of registering all Alrenco Shares issuable after the Effective Time upon exercise of the RTO Employee Stock Options and RTO Director Stock Options, and shall have such registration statement or post-effective amendment become effective and comply, to the extent applicable, with state securities or blue sky laws with respect thereto at the Effective Time.

     Section 7.8 Public Announcements. Alrenco, on the one hand, and RTO, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other Party, except as may be required by Applicable Law.

     Section 7.9  Continuance of Existing Indemnification Rights.

          (a) From and after the Effective Time, Alrenco shall indemnify, defend and hold harmless to the fullest extent permitted under Applicable Law each person who is now, or has been at any time prior to the date hereof, an officer or director of Alrenco or RTO (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) any Indemnified Party wishing to claim indemnification shall promptly notify Alrenco thereof, (ii) Alrenco shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Alrenco, in advance of the final disposition of any such Action to the full extent permitted by Applicable Law, upon receipt of any undertaking required by Applicable Law, and (iii) Alrenco will cooperate in the defense of any such matter; provided, however, that Alrenco shall not be liable for any settlement effected without its written consent and provided, further, that Alrenco shall not be obligated pursuant to this Section 7.9 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two of more of such Indemnified Parties have conflicting interests in the outcome of such action.

          (b) Alrenco shall keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

          (c) Alrenco shall cause to be maintained in effect for a period ending not sooner than the sixth anniversary of the Effective Time Directors' and officers' liability insurance providing at least the same coverage with respect to RTO's officers and Directors as the policies maintained on behalf of Directors and officers of RTO as of the date hereof, and containing terms and conditions which are no less advantageous, with respect to matters occurring on or prior to the Effective Time (to the extent such insurance is available with respect to such matters).

     Section 7.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses except that (a)(i) a filing fee in connection with any HSR Act filing and (ii) the expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by Alrenco and RTO and (b) all transfer taxes shall be paid by RTO.

     Section 7.11 Additional Agreements. Subject to terms and conditions herein provided, each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Alrenco and RTO shall cause their respective proper officers and/or Directors to take all such necessary action.

     Section 7.12  Affiliate Agreements.

          (a) RTO shall, prior to the Effective Time, deliver to Alrenco a list (reasonably satisfactory to counsel for Alrenco), setting forth the names and addresses of all persons who are, at the time of the RTO stockholder's meeting referred to in Section 7.4(a) hereof, in RTO's reasonable judgment, "affiliates" of RTO for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. RTO shall furnish such information and documents as Alrenco may reasonably request for the purpose of reviewing such list. RTO shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this
     Section 7.12 to execute a written agreement on or prior to the Effective Time, in substantially the form of Exhibit H attached hereto (the "RTO Affiliate Agreements").

          (b) Alrenco shall, prior to the Effective Time, deliver to RTO a list (reasonably satisfactory to counsel for RTO) setting forth the names and addresses of all persons who are, at the time of the Alrenco stockholders meeting referred to in Section 7.4(b) hereof, in Alrenco's reasonable judgment, "affiliates" of Alrenco under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Alrenco shall furnish such information and documents as RTO may reasonably request for the purpose of reviewing such list. Alrenco shall use its reasonable best efforts to cause each person who is identified as an affiliate in the list furnished pursuant to this Section 7.12 to execute a written agreement on or prior to the Effective Time, in substantially the form of Exhibit I attached hereto (the "Alrenco Affiliate Agreements" and, together with the RTO Affiliate Agreements referred to collectively herein as the "Affiliate Agreements").

     Section 7.13 Publication of Post Merger Financial Results. RTO and Alrenco agree that the Surviving Corporation shall publish financial results covering at least thirty (30) days of combined operations as soon as practicable after the Effective Time; provided that if the Effective Time occurs after February 28, 1997, RTO and Alrenco agree that upon the written request of any person who shall have executed an Affiliate Agreement pursuant to Section 7, the Surviving Corporation shall publish such combined financial results at the end of the first full calendar month following the Effective Date which notice shall be given at least thirty (30) days prior to the end of such first full calendar month following the Effective Date.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1  Conditions To Each Party's Obligation To Effect the
Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of RTO and the issuance of the Alrenco Shares in connection with the Merger shall have been authorized by the requisite vote of the stockholders of Alrenco, in each case in accordance with Applicable Law.

          (d) No preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the Merger shall have been issued and remain in effect.

          (e) Each of RTO and Alrenco shall have obtained such consents from third parties and Governmental Authorities in addition to the HSR Act as shall be required and which are material to Alrenco and RTO and to consummation of the transactions contemplated hereby.

          (f) Each of Alrenco and RTO shall have received a letter of Coopers & Lybrand, LLP dated the Effective Time, addressed to Alrenco and RTO stating that the Merger will qualify as a pooling of interests transaction under Opinion No. 16 of the Accounting Principles Board. In addition, Alrenco and RTO shall have received a letter of Grant Thornton, LLP dated the Effective Time, addressed to Alrenco and RTO stating that Alrenco meets the conditions to qualify as a pooling of interests transaction under opinion No. 16 of the Accounting Principles Board, "Business Combinations," and the related published interpretations of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, and the published rules and regulations of the Securities and Exchange Commission.

          (g) Each of Alrenco and RTO shall have received an opinion of King & Spalding, in form and substance reasonably satisfactory to Alrenco and RTO, dated on or about the date of the mailing of the Proxy Statement to the stockholders of Alrenco and RTO, which opinion shall be reconfirmed as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of section 368(a) of the Code.

     Section 8.2 Conditions to Obligation of RTO to Effect the Merger. The obligation of RTO to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

          (a) Alrenco shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Alrenco contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and RTO shall have received a certificate of Michael D. Walts, Chairman of the Board of Directors and President of Alrenco, as to the satisfaction of this condition.

          (b) RTO shall have received an opinion from Stites & Harbison, counsel to Alrenco, dated the Effective Time, to the effect that:

             (i) Alrenco is a corporation validly existing under the laws of the State of Indiana.

             (ii) Alrenco has the corporate power to enter into this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of Alrenco.

             (iii) This Agreement has been executed and delivered by Alrenco and is a valid and binding obligation of Alrenco, enforceable against Alrenco in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

             (iv) Neither the execution and delivery of this Agreement by Alrenco, nor the consummation by Alrenco of the transactions contemplated hereby, will violate the Articles of Incorporation or

        By-Laws of Alrenco or, to the best knowledge of such counsel, and except as set forth in the Alrenco Disclosure Letter without having made any independent investigation, will constitute a violation of or a default under (except for any such violation or default as to which requisite waivers or consents either shall have been obtained by Alrenco prior to the Effective Time or shall have been waived by RTO in writing) any material contract, agreement or instrument to which Alrenco is subject and which has been specifically identified to such counsel by Alrenco in connection with rendering such opinion.

             (v) The Alrenco Shares to be issued in connection with the transactions contemplated by this Agreement are duly authorized and reserved for issuance and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

             (vi) While such counsel assumes no responsibility for any event, occurrence or statement of fact relating to Alrenco or for the accuracy completeness or fairness of any statements contained in or omitted from the Registration Statement or the Proxy Statement, and while such counsel expresses no opinion as to the financial statements or other financial or statistical data contained therein with respect to information in the Registration Statement or the Proxy Statement relating to Alrenco, the Registration Statement complies as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations promulgated thereunder.

             In addition, in such opinion, such counsel shall state that such counsel has no reason to believe that the Registration Statement or the Proxy Statement, as amended or supplemented to the date of such opinion, insofar as it relates to Alrenco, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances in which they were made) not misleading, except such counsel expresses no belief as to the financial statements or other financial or statistical data contained in the Registration Statement or the Proxy Statement.

             As to any matter in such opinion which involves matters of fact or matters relating to laws other than the laws of the United States or the corporate laws of the State of Indiana, such counsel may rely upon the certificates of officers and Directors of Alrenco and of public officials and opinions of local counsel, reasonably acceptable to RTO.

          (c) The listing application referred to in Section 7.3(b) shall have been approved by the National Association of Securities Dealers for listing on the Nasdaq National Market.

          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Alrenco that would have or would be reasonably likely to have a material adverse effect on Alrenco.

     Section 8.3  Conditions to Obligations of Alrenco to Effect the
Merger. The obligations of Alrenco to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

          (a) RTO shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of RTO contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date and Alrenco shall have received a Certificate of Billy W. White, Sr., President and Chief Executive Officer of RTO, as to the satisfaction of this condition.

          (b) Alrenco shall have received an opinion from King & Spalding, counsel for RTO, dated the Effective Time, to the effect that:

             (i) RTO is a corporation validly existing under the laws of the State of Delaware.

             (ii) RTO has the corporate power to enter into this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of RTO.

             (iii) This Agreement has been executed and delivered by RTO and is a valid and binding obligation of RTO, enforceable against RTO in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

             (iv) Neither the execution and delivery of this Agreement by RTO, nor the consummation by RTO of the transactions contemplated hereby, will violate the Certificate of Incorporation or By-Laws of RTO or, to the best knowledge of such counsel, and except as set forth in the RTO Disclosure Letter without having made any independent investigation, will constitute a violation of or a default under (except for any such violation or default as to which requisite waivers or consents either shall have been obtained by RTO prior to the Effective Time or shall have been waived by Alrenco in writing) any material contract, agreement or instrument to which RTO or any of the RTO Subsidiaries is subject and which has been specifically identified to such counsel by RTO in connection with rendering such opinion.

             In addition, in such opinion, such counsel shall state that such counsel has no reason to believe that the Registration Statement or the Proxy Statement, as amended or supplemented to the date of such opinion, insofar as it relates to RTO, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances in which they were made) not misleading, except such counsel expresses no belief as to the financial statements or other financial or statistical data contained in the Registration Statement or the Proxy Statement.

             As to any matter in such opinion which involves matters of fact or matters relating to laws other than the laws of the United States or the corporate laws of the State of Delaware corporate law, such counsel may rely upon the certificates of officers and Directors of RTO and of public officials and opinions of local counsel, reasonably acceptable to Alrenco.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of RTO or the RTO Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a material adverse effect on RTO and the RTO Subsidiaries, taken as a whole.

          (d) Alrenco and Michael D. Walts shall have entered into a Noncompetition and Consulting Agreement in the form agreed to by Alrenco, RTO and Michael D. Walts on the date hereof.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Parties.

     Section 9.2 Termination by either Alrenco or RTO. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Alrenco or RTO if:

          (a) The Merger is not consummated on or before January 31, 1998 (or such later date as shall have been approved by Alrenco and RTO) (the "Termination Date"), provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, and provided, further, that if on the

     Termination Date the conditions to the Closing set forth in Section 8.1(a) or (e) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall automatically be extended to March 31, 1998; and provided, further that if on the Termination Date the condition to the Closing set forth in Section 8.1(b) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, the Termination Date shall automatically be extended to March 31, 1998; or

          (b) A court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

     Section 9.3 Termination by RTO. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of RTO if:

          (a) There shall have been any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Alrenco since the date hereof which is not cured within thirty (30) days after notice thereof to Alrenco, or if Alrenco shall have breached Section 7.2, 7.4 or 7.5 and, in the case of Sections 7.4 and 7.5, such breach has not been cured within thirty (30) days' notice thereof to Alrenco;

          (b) This Agreement and the Merger shall not have been approved and adopted by the requisite vote of the stockholders of Alrenco;

          (c) The Board of Directors of RTO shall have exercised any of its rights set forth in Section 7.2(b); or

          (d) The Board of Directors of Alrenco shall have (i) withdrawn or modified in a manner adverse to RTO its recommendation of this Agreement and the Merger; (ii) approved or recommended an Acquisition Proposal; or
     (iii) caused Alrenco to enter into an agreement with respect to an Acquisition Proposal.

     Section 9.4 Termination by Alrenco. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Alrenco if:

          (a) There shall have been any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of RTO and the RTO Subsidiaries taken as a whole since the date hereof which is not cured within thirty (30) days after notice thereof to RTO, or if RTO shall have breached Section 7.2, 7.4 or 7.5 and, in the case of Sections 7.4 and 7.5, such breach has not been cured within thirty (30) days' notice thereof to RTO;

          (b) This Agreement and the Merger shall not have been approved and adopted by the requisite vote of the stockholders of RTO;

          (c) The Board of Directors of Alrenco shall have exercised any of its rights set forth in Section 7.2(b); or

          (d) The Board of Directors of RTO shall have (i) withdrawn or modified in a manner adverse to Alrenco its recommendation of this Agreement and the Merger; (ii) approved or recommended an Acquisition Proposal; or (iii) caused RTO to enter into an agreement with respect to an Acquisition Proposal.

     Section 9.5 Effect of Termination and Abandonment. In the event of the termination and abandonment of this Agreement under this Article IX, this Agreement shall become void and have no effect, without any liability on the part of any Party or its Directors, officers or stockholders except (i) as provided in

Sections 7.1, 7.2 and 7.10 and (ii) to the extent that such termination results from the willful breach by any Party hereto of any material representation, warranty or covenant hereunder.

     Section 9.6 Amendment. This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by all of the Parties at any time before the Effective Time, provided, however, that after approval by the stockholders of RTO or Alrenco, whichever shall occur first, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the holders of Shares upon consummation of the Merger, (b) alter or change any term of the Certificate of Incorporation of RTO or the Articles of Incorporation of Alrenco, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of RTO or Alrenco. This Agreement may not be amended except by an instrument in writing signed by the Parties.

     Section 9.7 Waiver. At any time before the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension of waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time, except that the representations, warranties or agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 7.1, 7.8, 7.9, 7.10, 7.11 and
7.13 and this Article X shall survive beyond the Effective Time.

     Section 10.2 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telex or telecopier, or seven (7) days after it has been sent by air mail, as follows:


Alrenco:           Alrenco, Inc.
                   1736 East Main Street
                   New Albany, Indiana 47150
                   Attention:  Michael D. Walts
                   Tel:  (812) 949-3370
                   Fax:  (812) 948-2579

with a copy to:    Stites & Harbison
                   400 West Market Street, Suite 1800
                   Louisville, Kentucky 40202
                   Attention:  C. Craig Bradley, Jr.
                   Tel:  (502) 587-3400
                   Fax:  (502) 587-6391

RTO:               RTO, Inc.
                   714 East Kimbrough Street
                   Mesquite, Texas 75149
                   Attention:  K. David Belt
                   Tel:  972/288-9327
                   Fax:  972/288-7753

with a copy to:    King & Spalding
                   191 Peachtree Street
                   Atlanta, Georgia 30303
                   Attention:  John D. Capers, Jr.
                   Tel:  404/572-4658
                   Fax:  404/572-5145

The Parties shall promptly notify each other in the manner provided in this
Section 10.2 of any change in its address. A notice of change of address shall not be deemed to have been given until received by the addressee. Communications by telex or telecopier shall also be sent concurrently by mail, but shall in any event be effective as stated above.

     Section 10.3 Assignment. No Party shall assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of the other Party.

     Section 10.4 Entire Agreement. This Agreement, the Exhibits hereto, the Alrenco Disclosure Letter, the RTO Disclosure Letter, the Voting Agreements, the Option Agreements, the Affiliate Agreements and the Confidentiality Agreement embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

     Section 10.5 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, both Parties. No failure to delay of a Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the existence of any other right or power.

     Section 10.6 Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give any third Party any rights or remedies by virtue hereof.

     Section 10.7  Governing Law; Dispute Resolution; Equitable Relief.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW).

          (b) EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ITS OBLIGATIONS OR LIABILITIES UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE STATE OF INDIANA SITTING IN THE CITY OF NEW ALBANY OR, IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF INDIANA SITTING IN THE CITY OF JEFFERSONVILLE, AND EACH PARTY HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING (INCLUDING CLAIMS FOR INTERIM RELIEF, COUNTERCLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLED). EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR

     PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

          (c) EACH PARTY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM (IN SUCH CAPACITY, THE "PROCESS AGENT"), AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO THE OTHER PARTY IN THE MANNER PROVIDED IN SECTION 10.2. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN THE STATE OF INDIANA. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF CT CORPORATION SYSTEM. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIR MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF INDIANA AND OF THE UNITED STATES OF AMERICA.

          (d) EACH PARTY AGREES THAT MONEY DAMAGES WOULD NOT BE A SUFFICIENT REMEDY FOR THE OTHER PARTY FOR ANY BREACH OF THIS AGREEMENT BY IT, AND THAT IN ADDITION TO ALL OTHER REMEDIES THE OTHER PARTY MAY HAVE, SUCH OTHER PARTY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND TO INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH. EACH PARTY AGREES NOT TO OPPOSE THE GRANTING OF SUCH RELIEF IN THE EVENT A COURT DETERMINES THAT A BREACH HAS OCCURRED, AND AGREES TO WAIVE ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY.

     Section 10.8 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision in any other jurisdiction. To the extent permitted by Applicable Law, each Party waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than avoided, if possible, in order to achieve the intent of the Parties to the extent possible.

     Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

     Section 10.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     Section 10.11 Incorporation of Exhibits. The Alrenco Disclosure Letter, the RTO Disclosure Letter, the Voting Agreements, the Option Agreements, the Affiliate Agreements and the Confidentiality Agreement attached hereto or referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                         ALRENCO, INC.

                                                         By:  /s/ MICHAEL D. WALTS
                                                              --------------------------------------------
                                                              Name:  Michael D. Walts
                                                              Title: Chairman of the Board and President

                                                         RTO, INC.

                                                         By:            /s/ BILLY W. WHITE, SR.
                                                              --------------------------------------------
                                                              Name:  Billy W. White, Sr.
                                                              Title: President and Chief Executive Officer

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January 8, 1998 (the "First Amendment"), by and between ALRENCO, INC., an Indiana corporation ("Alrenco"), and RTO, INC., a Delaware corporation ("RTO").

     WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, dated September 28, 1997, by and between Alrenco and RTO (the "Merger Agreement"), RTO will merge with and into Alrenco, with Alrenco as the surviving corporation (the "Surviving Corporation"), and the stockholders of RTO will receive shares of common stock of Alrenco at the ratio of 89.795 shares of common stock of Alrenco for each share of common stock of RTO; and

     WHEREAS, the parties wish to amend the Merger Agreement to modify certain provisions;

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Section 5.2(ii) of the Merger Agreement is hereby amended by deleting the words "employee stock options to acquire 11,333 Shares" and substituting in lieu thereof the words "employee stock options to acquire 11,236 Shares".

          2. Section 9.2(a) of the Merger Agreement is hereby amended by deleting the words "The Merger is not consummated on or before January 31, 1998" and substituting in lieu thereof the words "The Merger is not consummated on or before February 28, 1998".

          3. Section 10.7(b) of the Merger Agreement is hereby amended by deleting the words "IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF INDIANA SITTING IN THE CITY OF JEFFERSONVILLE" and substituting in lieu thereof the words "IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF INDIANA SITTING IN THE CITY OF NEW ALBANY".

          4. Exhibit A of the Merger Agreement is hereby amended by deleting such Exhibit A in its entirety and substituting in lieu thereof Exhibit A to this First Amendment.

          5. Except as amended hereby, the terms, conditions, covenants, agreements, representations and warranties contained in the Merger Agreement shall remain unaffected hereby and shall continue in full force and effect.

          6. This First Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ALRENCO, INC.

                                          By: /s/ MICHAEL D. WALTS
                                            ------------------------------------
                                            Name: Michael D. Walts
                                            Title: Chairman of the Board and
                                              President

                                          RTO, INC.

                                          By: /s/ BILLY W. WHITE, SR.
                                            ------------------------------------
                                            Name: Billy W. White, Sr.
                                            Title: President and Chief Executive
                                              Officer

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT, dated as of September 28, 1997 (this "Agreement"), by and between ALRENCO, INC., an Indiana corporation ("Issuer"), and RTO, INC., a Delaware corporation ("Grantee").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer propose to enter into an Agreement and Plan of Merger dated as of September 28, 1997 (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Grantee with and into Issuer with Issuer as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 600,000 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, no par value ("Issuer Common Stock"), of Issuer at a purchase price of $15.50 per Option Share (the "Purchase Price").

     2. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) twelve (12) months after the first occurrence of a Purchase Event or (iii) termination of this Option Agreement in accordance with Section 11(k) hereof; and provided, further that any purchase of shares upon exercise of the Option shall be subject to compliance with Applicable Law. The rights set forth in Sections 7 and 8 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in Sections 7 and 8 respectively. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option.

          (b) As used herein, a "Purchase Event" means any of the following events:

             (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding Issuer Common Stock;

             (ii) Issuer or any subsidiary of Issuer, without having received Grantee's prior written consent or except as permitted by the Merger Agreement, shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Grantee or any subsidiary of Grantee) to (A) effect a merger, consolidation or similar transaction involving Issuer or any subsidiary of Issuer, (B) sell, lease or otherwise dispose of assets of Issuer or its subsidiaries representing 15% or more of the consolidated assets of Issuer and its subsidiaries or
        (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Issuer or any of its Significant Subsidiaries (any of the foregoing an "Acquisition Transaction");

             (iii) any person (other than Michael D. Walts, Grantee, any subsidiary of Grantee or Issuer or any of its subsidiaries in a fiduciary capacity) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding Issuer Common Stock; or

             (iv) the holders of Issuer Common Stock shall not have approved and adopted the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after any person (other than Grantee or any subsidiary of Grantee) shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any Applicable Law, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated.

          (d) Notwithstanding Section 2(c), in no event shall any Closing Date be more than eighteen (18) months after the related Notice Date, and if the Closing Date shall not have occurred within eighteen (18) months after the related Notice Date the exercise of the Option effected on the Notice Date shall be deemed to have expired. The provisions of this Section 2 and
     Section 3 shall apply with appropriate adjustments to any such exercise.

     3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

          (b) At each closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of Applicable Law or the provisions of this Agreement.

          (c) Certificates for the Option Shares delivered at each closing shall be endorsed with a restrictive legend which shall read substantially as follows:

        THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 28, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable in accordance with its terms.

          (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          (c) No Conflicts. Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provision of the Articles of Incorporation or By-laws of Issuer or any subsidiary of Issuer or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any subsidiary of Issuer or their respective properties or assets which violation would have an Alrenco Material Adverse Effect (as defined in the Merger Agreement).

          (d) Board Action. The Board of Directors of Issuer has taken all necessary action to approve this Agreement and the consummation of the transactions contemplated hereby and the provisions of Chapters 42 and 43 of the Indiana Business Corporation Law will not apply to this Agreement or the purchase of shares of Issuer Common Stock pursuant to this Agreement.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee, enforceable in accordance with its terms.

          (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation pursuant to any provision of the Certificate of Incorporation or By-laws of Grantee or any subsidiary of Grantee or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantee or any subsidiary of Grantee or their respective properties or assets which violation would have an RTO Material Adverse Effect (as defined in the Merger Agreement).

          (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option and payment of the aggregate Purchase Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable. Whenever the number of shares of Issuer Common Stock purchasable upon exercise of the Option is adjusted as provided in this Section 6, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a) and other than in connection with the exercise of stock options of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 9.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of the subsidiaries of Grantee, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of the RTO Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (X) the Acquiring Corporation (as defined below) or (Y) any person that controls the Acquiring Corporation.

          (c) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets.

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Grantee may elect.

          (d) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Grantee. The issuer of the Substitute Option shall also enter into an agreement with the Grantee of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option. Without limiting the generality of the foregoing, the provisions of Sections 7, 8, 9 and 10 shall apply with respect to the Substitute Option and any securities for which the Substitute Option becomes exercisable with the same effect as if all references to "Issuer" in such Sections were references to the "Substitute Option Issuer," all references to "Issuer Common Stock" were references to "Substitute Common Stock," and all references to the "Option" were references to the "Substitute Option."

          (e) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Applicable Price (as defined below) multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Purchase Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (f), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Grantee.

          (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 6 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     7. Repurchase at the Option of Grantee. (a) At the request of Grantee at any time during the period commencing upon the first occurrence of a Repurchase Event (as defined below) and ending twelve (12) months immediately thereafter, Issuer (or any successor entity thereof) shall repurchase from Grantee (x) the Option, unless the Option shall have expired or been terminated in accordance with the terms hereof, and (y) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 7 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to the sum of:

             (i) the aggregate exercise price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

             (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

             (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer

        Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

          (b) If Grantee exercises its rights under this Section 7, Issuer shall, within ten (10) business days after the Request Date, pay the
     Section 7 Repurchase Consideration to Grantee in immediately available funds, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If any regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 7, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it is then prohibited from repurchasing, and Grantee shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made pursuant to Section 7(a)(ii); provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under Section 8 until the expiration of such period of thirty (30) business days.

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to the Request Date, (ii) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Issuer entered into on or prior to the Request Date or
     (iii) the highest closing sales price per share of Issuer Common Stock quoted on the New York Stock Exchange (or, if Issuer Common Stock is not quoted on the New York Stock Exchange, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the sixty (60) business days preceding the Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (d) As used herein, a "Repurchase Event" means any of the following events:

             (i) the occurrence of any of the Purchase Events specified in
        Section 2(b)(ii), (iii) or (iv); or

             (ii) there shall have occurred any of the Purchase Events specified in Section 2(b)(i) and thereafter the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement.

     8. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time within three (3) years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer.

Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding sixty (60) days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 8, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

     9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System, as applicable, and will use its best efforts to obtain approval of such listing as soon as practicable.

     10. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11. Miscellaneous. (a) Expenses. Except as otherwise provided in Sections 7 and 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c)  Entire Agreement; No Third-Party Beneficiary; Severability,
     Etc. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a Federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 2 and 7 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

          (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana without regard to any applicable conflicts of law rules.

          (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Grantee to:   RTO, Inc.
                        714 East Kimbrough Street
                        Mesquite, Texas 75149
                        Attention: K. David Belt

    with copies to:     King & Spalding
                        191 Peachtree Street
                        Atlanta, Georgia 30303
                        Attention: John D. Capers, Jr., Esq.

    If to Issuer to:    Alrenco, Inc.
                        1736 East Main Street
                        New Albany, Indiana 47150
                        Attention: Michael D. Walts

    with a copy to:     Stites & Harbison
                        400 West Market Street, Suite 1800
                        Louisville, Kentucky 40202
                        Attention: C. Craig Bradley, Jr., Esq.

          (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          (k) Termination. This Agreement and all rights and obligations hereunder shall terminate upon the termination of the Merger Agreement in accordance with Section 9.1, 9.2, 9.3(a) (but not in the event of termination by RTO under such Section 9.3(a) because of a breach by Issuer of Section 7.2 of the Merger Agreement), 9.3(b) (but only in the event that the Merger Agreement and the Merger shall not have been approved and adopted under circumstances that would not constitute a Purchase Event under Section 2(b)(iv) of this Agreement), 9.3(c), 9.4(a), 9.4(b) or 9.4(c) thereof; provided, however, that notwithstanding the foregoing, this Agreement shall not terminate as provided in this Section 11(k) if a Purchase Event occurs prior to or concurrently with the occurrence of the event that under this Section 11(k) would have caused a termination of this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          ALRENCO, INC.

                                          By:       /s/  MICHAEL D. WALTS
                                             -----------------------------------
                                             Name: Michael D. Walts
                                             Title:  Chairman and President

                                          RTO, INC.

                                          By:     /s/  BILLY W. WHITE, SR.
                                             -----------------------------------
                                             Name: Billy W. White, Sr.
                                             Title:  President and Chief
                                               Executive Officer

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT, dated as of September 28, 1997 (this "Agreement"), by and between RTO, INC., a Delaware corporation ("Issuer"), and ALRENCO, INC., an Indiana corporation ("Grantee").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer propose to enter into an Agreement and Plan of Merger dated as of September 28, 1997 (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Grantee with and into Issuer with Issuer as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 11,943 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, no par value ("Issuer Common Stock"), of Issuer at a purchase price of $1,400.00 per Option Share (the "Purchase Price").

     2. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) twelve (12) months after the first occurrence of a Purchase Event or (iii) termination of this Agreement in accordance with Section 11(k); and provided, further that any purchase of shares upon exercise of the Option shall be subject to compliance with Applicable Law. The rights set forth in Sections 7 and 8 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in Sections 7 and 8 respectively. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option.

          (b) As used herein, a "Purchase Event" means any of the following events:

             (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding Issuer Common Stock;

             (ii) Issuer or any subsidiary of Issuer, without having received Grantee's prior written consent or except as permitted by the Merger Agreement, shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Grantee or any subsidiary of Grantee) to (A) effect a merger, consolidation or similar transaction involving Issuer or any Subsidiary of Issuer, (B) sell, lease or otherwise dispose of assets of Issuer or its subsidiaries representing 15% or more of the consolidated assets of Issuer and its subsidiaries or
        (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Issuer or any of its Significant Subsidiaries (any of the foregoing an "Acquisition Transaction");

             (iii) any person (other than any person or "group" (as such term is defined under the Exchange Act) that, at the date hereof, beneficially owns or has the right to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of Issuer Common Stock, Michael D. Walts, Grantee, any subsidiary of Grantee or Issuer or any of its subsidiaries in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding Issuer Common Stock; or

             (iv) the holders of Issuer Common Stock shall not have approved and adopted the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after any person (other than Grantee or any subsidiary of Grantee) shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any Applicable Law, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated.

          (d) Notwithstanding Section 2(c), in no event shall any Closing Date be more than eighteen (18) months after the related Notice Date, and if the Closing Date shall not have occurred within eighteen (18) months after the related Notice Date the exercise of the Option effected on the Notice Date shall be deemed to have expired. The provisions of this Section 2 and
     Section 3 shall apply with appropriate adjustments to any such exercise.

     3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

          (b) At each closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of Applicable Law or the provisions of this Agreement.

          (c) Certificates for the Option Shares delivered at each closing shall be endorsed with a restrictive legend which shall read substantially as follows:

        THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 28, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE

        HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable in accordance with its terms.

          (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          (c) No Conflicts. Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provision of the Certificate of Incorporation or By-laws of Issuer or any subsidiary of Issuer or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any subsidiary of Issuer or their respective properties or assets which violation would have an RTO Material Adverse Effect (as defined in the Merger Agreement).

          (d) Board Action. The Board of Directors of Issuer has taken all necessary action to approve this Agreement and the consummation of the transactions contemplated hereby and the provisions of Section 243 of the Delaware General Corporation Law will not apply to this Agreement or the purchase of shares of Issuer Common Stock pursuant to this Agreement.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee, enforceable in accordance with its terms.

          (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation pursuant to any provision of the

     Articles of Incorporation or By-laws of Grantee or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantee or its properties or assets which violation would have an Alrenco Material Adverse Effect (as defined in the Merger Agreement).

          (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option and payment of the aggregate Purchase Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable. Whenever the number of shares of Issuer Common Stock purchasable upon exercise of the Option is adjusted as provided in this Section 6, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a) and other than in connection with the exercise of stock options of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 9.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a subsidiary of Grantee, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a subsidiary of Grantee, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
     (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a subsidiary of Grantee, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (X) the Acquiring Corporation (as defined below) or (Y) any person that controls the Acquiring Corporation.

          (c) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets.

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Grantee may elect.

          (d) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Grantee. The issuer of the Substitute Option shall also enter into an agreement with the Grantee of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option. Without limiting the generality of the foregoing, the provisions of Sections 7, 8, 9 and 10 shall apply with respect to the Substitute Option and any securities for which the Substitute Option becomes exercisable with the same effect as if all references to "Issuer" in such Sections were references to the "Substitute Option Issuer," all references to Issuer Common Stock were references to "Substitute Common Stock," and all references to the "Option" were references to the "Substitute Option."

          (e) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Applicable Price (as defined below) multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Purchase Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (f), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Grantee.

          (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 6 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     7. Repurchase at the Option of Grantee. (a) At the request of Grantee at any time during the period commencing upon the first occurrence of a Repurchase Event (as defined below) and ending twelve (12) months immediately thereafter, Issuer (or any successor entity thereof) shall repurchase from Grantee (x) the Option, unless the Option shall have expired or been terminated in accordance with the terms hereof, and (y) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 7 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to the sum of:

             (i) the aggregate exercise price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

             (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

             (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

          (b) If Grantee exercises its rights under this Section 7, Issuer shall, within ten (10) business days after the Request Date, pay the
     Section 7 Repurchase Consideration to Grantee in immediately available funds, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If any regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 7, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it is then prohibited from repurchasing, and Grantee shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made pursuant to Section 7(a)(ii); provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under Section 8 until the expiration of such period of thirty (30) business days.

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to the Request Date, (ii) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Issuer entered into on or prior to the Request Date or
     (iii) the highest closing sales price per share of Issuer Common Stock quoted on the New York Stock Exchange (or, if Issuer Common Stock is not quoted on the New York Stock Exchange, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the sixty (60) business days preceding the Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (d) As used herein, a "Repurchase Event" means any of the following events:

             (i) the occurrence of any of the Purchase Events specified in
        Section 2(b)(ii), (iii) or (iv); or

             (ii) there shall have occurred any of the Purchase Events specified in Section 2(b)(i) and thereafter the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement.

     8. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time within three (3) years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding sixty (60) days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 8, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

     9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System, as applicable, and will use its best efforts to obtain approval of such listing as soon as practicable.

     10. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11. Miscellaneous. (a) Expenses. Except as otherwise provided in Sections 7 and 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c)  Entire Agreement; No Third-Party Beneficiary; Severability,
     Etc. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a Federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 2 and 7 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

          (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana without regard to any applicable conflicts of law rules.

          (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f)  Notices.   All notices and other communications hereunder shall
     be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Issuer to:     RTO, Inc.
                         714 East Kimbrough Street
                         Mesquite, Texas 75149
                         Attention: K. David Belt

    with copies to:      King & Spalding
                         191 Peachtree Street
                         Atlanta, Georgia 30303
                         Attention: John D. Capers, Jr., Esq.

    If to Grantee to:    Alrenco, Inc.
                         1736 East Main Street
                         New Albany, Indiana 47150
                         Attention: Michael D. Walts

    with a copy to:      Stites & Harbison
                         400 West Market Street, Suite 1800
                         Louisville, Kentucky 40202
                         Attention: C. Craig Bradley, Jr., Esq.

          (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          (k) Termination. This Agreement and all rights and obligations hereunder shall terminate upon the termination of the Merger Agreement in accordance with Section 9.1, 9.2, 9.3(a), 9.3(b), 9.3(c), 9.4(a) (but not
     in the event of termination by Alrenco under such Section 9.4(a) because of a breach by Issuer of Section 7.2 of the Merger Agreement), 9.4(b) (but only in the event that the Merger Agreement and the Merger shall not have been approved and adopted under circumstances that would not constitute a Purchase Event under Section 2(b)(iv) of this Agreement) or 9.4(c) thereof; provided, however, that notwithstanding the foregoing, this Agreement shall not terminate as provided in this Section 11(k) if a Purchase Event occurs prior to or concurrently with the occurrence of the event that under this
     Section 11(k) would have caused a termination of this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          RTO, INC.

                                          By:     /s/  BILLY W. WHITE, SR.
                                             -----------------------------------
                                             Name: Billy W. White, Sr.
                                             Title:President and Chief
                                             Executive Officer

                                             ALRENCO, INC.

                                             By:     /s/ MICHAEL D. WALTS
                                                --------------------------------
                                                Name: Michael D. Walts
                                                Title:Chairman and President

                                                                         ANNEX D

                                    FORM OF
                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") dated as of September 28, 1997, is made by and between RTO, Inc., a Delaware corporation ("RTO"), and the stockholder named on the signature page hereto ("Stockholder"). On the date hereof the Stockholder Beneficially Owns (as defined in Section 11(a) hereof) the number of shares of common stock, par value $.01 per share (the "Alrenco Shares"), of Alrenco, Inc., an Indiana corporation ("Alrenco"), set forth next to the Stockholder's name on the signature page hereto.

                                  WITNESSETH:

     WHEREAS, RTO and Alrenco concurrently herewith are entering into an Agreement and Plan of Merger, dated as of September 28, 1997 (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of RTO with and into Alrenco, with Alrenco as the surviving corporation; and

     WHEREAS, as an essential condition and inducement to RTO's execution of the Merger Agreement, RTO has requested that the Stockholder agree, and the Stockholder has agreed, to vote (or consent with regard to) all Alrenco Shares as to which the Stockholder has voting power in favor of the Merger as provided herein.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (each, a "Party"), intending to be legally bound hereby, agree as follows:

     1. Voting Agreement. The Stockholder agrees that at any time the Merger Agreement remains in effect, he will vote all Stockholder Shares (as defined below) on matters as to which the Stockholder is entitled to vote at any annual, special or other meeting of the Stockholders of Alrenco, and at any adjournment or adjournments thereof, or by written consent without a meeting, with respect to all Stockholder Shares, as follows: (i) in favor of approval and adoption of the Merger Agreement, the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (ii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including without limitation: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Alrenco and its subsidiaries; or (B) a sale or transfer of a material amount of assets of Alrenco and its subsidiaries or a reorganization, recapitalization or liquidation of Alrenco and its subsidiaries.

     "Stockholder Shares" shall mean the shares of capital stock of Alrenco (including without limitation the Alrenco Shares) Beneficially Owned by such Stockholder as of the date hereof, or Beneficially Owned by such Stockholder at any time hereafter (including, without limitation, by way of exercise of options or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Stockholder (as adjusted as set forth herein). The Stockholder hereby agrees to promptly notify RTO of the number of any new Stockholder Shares acquired by the Stockholder, if any, after the date hereof. In the event of any change in the Alrenco Shares by reason of a stock dividend, stock split, split up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities that constitute Stockholder Shares hereunder shall be adjusted appropriately.

     2. Termination.

          (a) This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms pursuant to Section 9.1, 9.2, 9.3(a), 9.3(b), 9.3(c), 9.4(a), 9.4(b) or
     9.4(d) thereof, or (ii) the Effective Time (as defined in the Merger Agreement).

          (b) Upon termination, this Agreement shall have no further force or effect, except for Section 7 which shall continue to apply to any case, action or proceeding relating to the enforcement of this Agreement.

     3. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to RTO as follows:

          (a) Due Authorization. The Stockholder has the legal capacity and all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date hereof, the Stockholder Beneficially Owns the number of the Stockholder Shares listed on the signature page hereof and specified as so owned with no restrictions on the voting rights (except as specified in this Agreement) or rights of disposition pertaining thereto, which constitute all Alrenco Shares Beneficially Owned by such Stockholder. Assuming this Agreement has been duly and validly authorized, executed and delivered by RTO, this Agreement constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          (b) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound.

     4. Representations and Warranties of RTO. RTO hereby represents and warrants to the Stockholder as follows:

          (a) Due Authorization. RTO has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of RTO and this Agreement has been duly executed by a duly authorized officer of RTO. Assuming this Agreement has been duly and validly executed and delivered by the Stockholder, this Agreement constitutes a valid and binding agreement of RTO, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          (b) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by RTO of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which RTO is a party or by which RTO is bound.

     5. No Transfer. Except as provided in this Agreement or the Merger Agreement, the Stockholder hereby agrees, without the prior written consent of RTO, except pursuant to the terms hereof, not to (i) sell, transfer, assign, pledge or otherwise dispose of or hypothecate any of his Stockholder Shares other than to a "Permitted Transferee" (as defined below) and except that the Stockholder may transfer Stockholder Shares to Alrenco in order to pay the exercise price or withholding taxes applicable in connection with the exercise of employee stock options; (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement; or (iv) take any action which would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. For purposes of this Agreement, "Permitted Transferee" shall mean an organization that qualifies for treatment under section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Any Permitted Transferee of Stockholder Shares must become a party to this Agreement and any purported transfer of Stockholder Shares to a person or entity that has not become a party hereto shall be null and void. In furtherance of this Agreement, concurrently herewith the Stockholder shall and hereby does hereby agree to authorize Alrenco to notify the Alrenco transfer agent that there is a stop transfer order with respect to all of the Stockholder Shares (and that this Agreement places limits on the voting and transfer of such shares).

     6. Entire Agreement. Other than the Merger Agreement (including the exhibits, schedules and other documents and instruments referred to therein), this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto;
(c) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

     7. Remedies. The parties acknowledge that it would be impossible to fix money damages for violations of this Agreement and that such violations will cause irreparable injury for which adequate remedy at law is not available and, therefore, this Agreement must be enforced by specific performance or injunctive relief. The parties hereto agree that any party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection or defense to the imposition of such relief. Nothing herein shall be construed to prohibit any party from bringing any action for damages in addition to an action for specific performance or an injunction for a breach of this Agreement.

     8. Legends on Certificates. Until such time as this Agreement shall terminate pursuant to Section 2 hereof, all certificates representing Stockholder Shares shall bear the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER VOTING AGREEMENT, DATED AS OF SEPTEMBER 28, 1997, BY AND BETWEEN RTO, INC. AND THE STOCKHOLDER. ANY TRANSFEREE OF THESE SHARES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF ALRENCO, INC.

     9. Parties in Interest. Subject to the provisions of Sections 5 and 6(b) hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     11. Definitions. The following terms shall have the following respective meanings:

          (a) "Beneficial Owner" has the meaning set forth in Rule 13d-3 of the Rules and Regulations to the Exchange Act, and "Beneficially Owned" and "Beneficially Owns" shall have correlative meanings; provided, however, that for purposes of this Agreement a person shall be deemed to be the Beneficial Owner of Alrenco Shares that may be acquired pursuant to the exercise of an option or other right regardless of when such option is exercisable.

          (b) "Person" shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

     12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to RTO to:  RTO, Inc.
                         714 E. Kimbrough Street
                         Mesquite, Texas 75149
                         Telecopy No.: 972/288-7753
                         Attention: K. David Belt

        with a copy to:  King & Spalding
                         191 Peachtree Street
                         Atlanta, Georgia 30303
                         Telecopy No.: 404/572-5145
                         Attention: John D. Capers, Jr.

     (b) If to the Stockholder, to the address set forth on the signature page hereto.

     13. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     15. Further Assurances. The Stockholder further agrees to execute all additional writings, consents and authorizations as may be reasonably requested by RTO to evidence the agreements herein.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                        RTO, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                       STOCKHOLDER

                                          --------------------------------------
                                          Name

                                          No. of Shares Beneficially Owned:

                                          --------------------------------------

                                          Address for Notices:

                                          --------------------------------------

                                          --------------------------------------

                                                                         ANNEX E

                                    FORM OF
                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") dated as of September 28, 1997, is made by and between Alrenco, Inc., an Indiana corporation ("Alrenco"), and the stockholder named on the signature page hereto ("Stockholder"). On the date hereof the Stockholder Beneficially Owns (as defined in Section 11(a) hereof) the number of shares of common stock, par value $.01 per share (the "RTO Shares"), of RTO, Inc., a Delaware corporation ("RTO"), set forth next to the Stockholder's name on the signature page hereto.

                                  WITNESSETH:

     WHEREAS, RTO and Alrenco concurrently herewith are entering into an Agreement and Plan of Merger, dated as of September 28, 1997 (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of RTO with and into Alrenco, with Alrenco as the surviving corporation; and

     WHEREAS, as an essential condition and inducement to Alrenco's execution of the Merger Agreement, Alrenco has requested that the Stockholder agree, and the Stockholder has agreed, to vote (or consent with regard to) all RTO Shares as to which the Stockholder has voting power in favor of the Merger as provided herein.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (each, a "Party"), intending to be legally bound hereby, agree as follows:

     1. Voting Agreement. The Stockholder agrees that at any time the Merger Agreement remains in effect, he will vote all Stockholder Shares (as defined below) on matters as to which the Stockholder is entitled to vote at any annual, special or other meeting of the Stockholders of RTO, and at any adjournment or adjournments thereof, or by written consent without a meeting, with respect to all Stockholder Shares, as follows: (i) in favor of approval and adoption of the Merger Agreement, the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (ii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including without limitation: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving RTO and its subsidiaries; or (B) a sale or transfer of a material amount of assets of RTO and its subsidiaries or a reorganization, recapitalization or liquidation of RTO and its subsidiaries.

     "Stockholder Shares" shall mean the shares of capital stock of RTO (including without limitation the RTO Shares) Beneficially Owned by such Stockholder as of the date hereof, or Beneficially Owned by such Stockholder at any time hereafter (including, without limitation, by way of exercise of options or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Stockholder (as adjusted as set forth herein). The Stockholder hereby agrees to promptly notify Alrenco of the number of any new Stockholder Shares acquired by the Stockholder, if any, after the date hereof. In the event of any change in the RTO Shares by reason of a stock dividend, stock split, split up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities that constitute Stockholder Shares hereunder shall be adjusted appropriately.

     2.  Termination.

          (a) This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms pursuant to Section 9.1, 9.2, 9.3(a), 9.3(b), 9.3(d), 9.4(a), 9.4(b) or
     9.4(c) thereof, or (ii) the Effective Time (as defined in the Merger Agreement).

          (b) Upon termination, this Agreement shall have no further force or effect, except for Section 7 which shall continue to apply to any case, action or proceeding relating to the enforcement of this Agreement.

     3. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Alrenco as follows:

          (a) Due Authorization. The Stockholder has the legal capacity and all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date hereof, the Stockholder Beneficially Owns the number of the Stockholder Shares listed on the signature page hereof and specified as so owned with no restrictions on the voting rights (except as specified in this Agreement) or rights of disposition pertaining thereto, which constitute all RTO Shares Beneficially Owned by such Stockholder. Assuming this Agreement has been duly and validly authorized, executed and delivered by Alrenco, this Agreement constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          (b) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound.

     4. Representations and Warranties of Alrenco. Alrenco hereby represents and warrants to the Stockholder as follows:

          (a) Due Authorization. Alrenco has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Alrenco and this Agreement has been duly executed by a duly authorized officer of Alrenco. Assuming this Agreement has been duly and validly executed and delivered by the Stockholder, this Agreement constitutes a valid and binding agreement of Alrenco, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          (b) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by Alrenco of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Alrenco is a party or by which Alrenco is bound.

     5. No Transfer. Except as provided in this Agreement or the Merger Agreement, the Stockholder hereby agrees, without the prior written consent of Alrenco, except pursuant to the terms hereof, not to (i) sell, transfer, assign, pledge or otherwise dispose of or hypothecate any of his Stockholder Shares other than to a "Permitted Transferee" (as defined below) and except that the Stockholder may transfer Stockholder Shares to RTO in order to pay the exercise price or withholding taxes applicable in connection with the exercise of employee stock options; (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement; or (iv) take any action which would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. For purposes of this Agreement, "Permitted Transferee" shall mean an organization that qualifies for treatment under section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Any Permitted Transferee of Stockholder Shares must become a party to this Agreement and any purported transfer of Stockholder Shares to a person or entity that has not become a party hereto shall be null and void. In furtherance of this Agreement, concurrently herewith the Stockholder shall and does hereby agree to notify

RTO that there is a stop transfer order with respect to all of the Stockholder Shares (and that this Agreement places limits on the voting and transfer of such shares).

     6. Entire Agreement. Other than the Merger Agreement (including the exhibits, schedules and other documents and instruments referred to therein), this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto;
(c) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

     7. Remedies. The parties acknowledge that it would be impossible to fix money damages for violations of this Agreement and that such violations will cause irreparable injury for which adequate remedy at law is not available and, therefore, this Agreement must be enforced by specific performance or injunctive relief. The parties hereto agree that any party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection or defense to the imposition of such relief. Nothing herein shall be construed to prohibit any party from bringing any action for damages in addition to an action for specific performance or an injunction for a breach of this Agreement.

     8. Legends on Certificates. Until such time as this Agreement shall terminate pursuant to Section 2 hereof, all certificates representing Stockholder Shares shall bear the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER VOTING AGREEMENT, DATED AS OF SEPTEMBER 28, 1997, BY AND BETWEEN ALRENCO, INC. AND THE STOCKHOLDER. ANY TRANSFEREE OF THESE SHARES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF RTO, INC.

     9. Parties in Interest. Subject to the provisions of Sections 5 and 6(b) hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     11. Definitions. The following terms shall have the following respective meanings:

          (a) "Beneficial Owner" has the meaning set forth in Rule 13d-3 of the Rules and Regulations to the Exchange Act, and "Beneficially Owned" and "Beneficially Owns" shall have correlative meanings; provided, however, that for purposes of this Agreement a person shall be deemed to be the Beneficial Owner of RTO Shares that may be acquired pursuant to the exercise of an option or other right regardless of when such option is exercisable.

          (b) "Person" shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange
     Act).

     12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to Alrenco to:   Alrenco, Inc.
                         1736 East Main Street
                         New Albany, Indiana 47150
                         Telecopy No.: (812) 948-2579
                         Attention: Michael D. Walts

     with a copy to:     Stites & Harbison
                         Suite 1800
                         400 West Market Street
                         Louisville, Kentucky 40202
                         Telecopy No.: (502) 587-6391
                         Attention: C. Craig Bradley, Jr.

(b)  If to the Stockholder, to the address set forth on the signature page hereto.

     13. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     15. Further Assurances. The Stockholder further agrees to execute all additional writings, consents and authorizations as may be reasonably requested by Alrenco to evidence the agreements herein.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                      ALRENCO, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                                     RTO STOCKHOLDER

                                          By:

                                            ------------------------------------
                                            Name:

                                          No. of Shares Beneficially Owned:

                                          --------------------------------------

                                          Address for Notices:

                                          --------------------------------------

                                          --------------------------------------

                                                                         ANNEX F

                                                                          , 1998

Board of Directors
Alrenco, Inc.
1736 E. Main St.
New Albany, IN 47150

Gentlemen:

     We understand that Alrenco, Inc. (the "Company") has entered into an Agreement and Plan of Merger, dated September 28, 1997, as amended (the "Agreement"), with RTO, Inc. ("RTO"). The Agreement provides that, at the effective time of the merger (the "Merger") of RTO into the Company (the "Effective Time"), each outstanding share of RTO common stock will be converted into the right to receive 89.795 shares of the Company's common stock (the "Exchange Ratio"). Assuming today's date is the closing date and the Effective Time of the Merger, the outstanding shares of RTO common stock and all securities convertible into common stock would be converted into an aggregate of 11,921,137 shares of the Company's common stock (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement and related documents.

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of the Company (the "Shareholders") of the Merger Consideration.

     SunTrust Equitable Securities Corporation ("SunTrust Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. SunTrust Equitable has been engaged to render financial advisory services to the Company in connection with the Merger and will receive a fee for rendering this opinion. In the past, SunTrust Equitable has performed investment banking and financial advisory services for the Company from time to time for which we have received compensation, including serving as lead managing underwriter for the Company's initial public offering of common stock in January 1996 and an offering of common stock in September 1996 for which SunTrust Equitable received customary underwriter's compensation. In the ordinary course of business, we trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

     In connection with our opinion, we have reviewed, among other things, the Agreement and terms of related documents, certain publicly-available information regarding the Company and certain other financial information, reports, forecasts and other information which was provided to us regarding the Company and RTO. We held discussions with the managements and representatives of the Company and RTO concerning the historical and current operations of the Company and RTO, their respective financial condition and prospects, as well as the strategic and operating benefits anticipated from the Merger. In addition, we
(i) considered, to the extent available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Merger, (ii) compared certain financial positions and operating results of the Company and RTO to other companies in the rental-purchase industry, (iii) reviewed the pro forma financial effects of the Merger to the Company and (iv) conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate for purposes of this opinion.

     In rendering this opinion, we have relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of the Company and RTO. We have assumed that the financial forecasts which we examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Company and RTO. We have also assumed, with your consent, that: (i) the Merger will be accounted for under the pooling-of-interests method of accounting, (ii) the Merger will be a tax-free reorganization and (iii) all material liabilities (contingent or otherwise) of RTO are as set forth in the financial statements of RTO or as otherwise disclosed to us in connection with this engagement. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RTO, nor were we furnished with any such evaluations or appraisals. Our opinion is based upon economic, market and other conditions existing of the date hereof and does not address the fairness of the Merger Consideration to the Shareholders as of any other date. Our opinion does not constitute a recommendation to any Shareholder of the Company as to whether or not that Shareholder should vote to approve the Merger. Furthermore, we express no opinion as to the price or trading range at which shares of common stock of the Company will trade following the Merger.

     It is understood that this letter is for the information of the Board of Directors of the Company only in its evaluation of the proposed Merger and may not be used for any other purpose without our prior written consent; however, the opinion rendered hereby may be disclosed in the Proxy Statement relating to the Merger to be distributed by the Company to its Shareholders, so long as each inclusion and reference is in form and substance satisfactory to Equitable.

     Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be paid by the Company is fair, from a financial point of view, to the Shareholders of the Company.

                                  Very truly yours,

                                  SunTrust Equitable Securities Corporation

                                                                         ANNEX G

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                                 ALRENCO, INC.

                             ---------------------

                                   ARTICLE I

                                      NAME

     The name of the corporation is Alrenco, Inc. (the "Corporation").

                                   ARTICLE II

                          REGISTERED OFFICE AND AGENT

     The address of the Corporation's registered office in the State of Indiana is 1736 East Main Street, New Albany, Indiana 47150. The name of its registered agent whose business office is identical with the registered office is Billy W. White, Sr.

                                  ARTICLE III

                              PURPOSES AND POWERS

     The purpose of the Corporation is to transact any and all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, Indiana Code sec.23-1-17 et seq. (such act, as amended from time to time, and its successors are hereinafter referred to as the "Act"). The Corporation shall have the power to do all acts allowed under the Act.

                                   ARTICLE IV

                                 CAPITAL STOCK

     Section 4.1 Authorized Stock. The total number of shares of capital stock that may be issued by the Corporation is 85,000,000, consisting of (i) 75,000,000 shares of Common Stock, no par value ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock ("Preferred Stock").

     Section 4.2 Common Stock Provisions. Subject to the provisions of the Act and the preferences of any Preferred Stock then outstanding, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation. The holders of the Common Stock shall have one vote for each share on each matter submitted to a vote of the shareholders of the Corporation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any Preferred Stock may be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

     Section 4.3 Preferred Stock. The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Act, of any series of shares of Preferred Stock before the issuance of any shares of that series. Each series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The shares of Preferred Stock of any series shall have preferences, limitations and relative rights identical with those of other shares of the same series.

     Section 4.4 No Cumulative Voting. Cumulative voting of shares of any capital stock having voting rights is prohibited.

                                   ARTICLE V

                               PREEMPTIVE RIGHTS

     No shareholder of the Corporation shall by reason of holding shares of any class of capital stock of the Corporation have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares (whether now or hereafter acquired) of any class of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such stockholder, and the Board of Directors of the Corporation may issue or authorize the issuance of shares of any class of capital stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe for or acquire shares of any class of capital stock of the Corporation, without offering any such shares of any such class, either in whole or in part, to the existing shareholders of any such class.

                                   ARTICLE VI

                                   DIRECTORS

     Section 6.1 Number. The number of directors of the Corporation shall be fixed from time-to-time by or in the manner provided in the Bylaws, but the number thereof shall never be less than three (3).

     Section 6.2 Direction of Purpose and Exercise of Powers. The business and affairs of the Corporation shall be managed and conducted by or under the direction of the Board of Directors. The Board of Directors, subject to any specific limitations or restrictions imposed by the Act or these Articles of Incorporation, shall direct the carrying out of the purpose and exercise the powers of the Corporation, without previous authorization or subsequent approval by the shareholders of the Corporation.

     Section 6.3 Classification of Directors. The directors shall be divided into three classes, each class to consist, as nearly as may be, of one-third of the number of directors constituting the whole board. The term of office of those of the first class shall expire at the annual meeting of shareholders to be held in 1996. The term of office of the second class shall expire at the annual meeting of shareholders to be held in 1997. The term of office of the third class shall expire at the annual meeting of shareholders to be held in 1998. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms have expired shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. Each director shall be entitled to serve for the term for which he was elected or until his successor shall be elected and qualified, whichever period is longer.

     Section 6.4 Removal of Directors. At a meeting of shareholders called expressly for that purpose, directors shall be removed, but only upon a showing of cause, by a vote of the majority of the shareholders then entitled to vote at the election of directors, provided that if less than the entire Board of Directors is removed, no director may be removed unless the number of votes cast to remove such director exceeds the number of votes cast not to remove such director. For purposes of this Section, "cause" shall mean the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of the Corporation or its shareholders; any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law; or the participation by a director in any transaction from which the director derived an improper personal benefit.

     Section 6.5 Amendment. Anything contained in these Articles of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the

Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of this Article VI.

                                  ARTICLE VII

              INDEMNIFICATION AND CONFLICT OF INTEREST TRANSACTION

     Section 7.1 Indemnification. The Corporation shall, to the fullest extent permitted by the Act, indemnify any director, officer, employee or agent of the Corporation from and against any and all reasonable costs and expense (including, without limitation, attorneys' fees) and any liabilities (including, without limitation, judgments, fines, penalties and reasonable settlements) paid by or on behalf of, or imposed against, such person in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including any appeal relating thereto), whether formal or informal, and whether made or brought by or in the right of the Corporation or otherwise, in which such person is, was or at any time becomes a named defendant or respondent or witness, or is threatened to be made a named defendant or respondent or witness, or otherwise, by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the Corporation or, at the Corporation's request, a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

     The indemnification authorized by this Section 7.1 shall not be exclusive of any other right of indemnification which any such person may have or hereafter acquire under any provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise. The Corporation may take such steps as may be deemed appropriate by the board of directors to provide and secure indemnification to any such person, including, without limitation, the execution of agreements for indemnification between the Corporation and individual directors, officers, employees or agents which may provide rights to indemnification which are broader or otherwise different than the rights authorized by this Section.

     Section 7.2 Conflict of Interest Transaction. A conflict of interest transaction, as defined in Indiana Code sec. 23-1-35-2(a), is not voidable by the Corporation provided the conflict of interest transaction satisfies the provisions specified in Indiana Code sec. 23-1-35-2.

                                  ARTICLE VIII

                    BUSINESS AND AFFAIRS OF THE CORPORATION

     Section 8.1 Bylaws. The Board of Directors shall have the power, without the assent or vote of the shareholders, to adopt, amend or repeal any provision of the Bylaws of the Corporation.

     Section 8.2 Amendments to Articles of Incorporation. With the exception of Article VI, notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law), but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least sixty-seven percent (67%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal these Amended and Restated Articles of Incorporation.

                                                                         ANNEX H

                              AMENDED AND RESTATED
                                 CODE OF BYLAWS

                                       OF

                                 ALRENCO, INC.
                             ---------------------

                                   ARTICLE I

                                  SHAREHOLDERS

     Section 1. Annual Meeting. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, either within or without the State of Indiana, on such date, and at such time, as the Board of Directors may by resolution provide, or if the Board of Directors fails to provide, then such meeting shall be held at the principal office of the Corporation at 10:00 a.m., local time, on the second Wednesday in May of each year, if not a legal holiday under the laws of the State of Indiana, and if a legal holiday, on the next succeeding business day. The Board of Directors may specify by resolution prior to any special meeting of shareholders held within the year that such meeting shall be in lieu of the annual meeting.

     Section 2. Special Meetings. Special meetings of the shareholders may be called by the Board of Directors or by the Chairman of the Board. Such meeting may be held at such place, either within or without the State of Indiana, as is stated in the call and notice thereof.

     Section 3. Notice of Meetings. A written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered or mailed by the Secretary of the Corporation to each holder of record of stock of the Corporation at the time entitled to vote, at his address as it appears upon the records of the Corporation, not less than 10 nor more than 60 days prior to such meeting. Notice of such meeting may be waived in writing by any shareholder. Notice of any adjourned meeting of the shareholders shall not be required if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the Board of Directors sets a new record date for such meeting in which case notice shall be given in the manner provided in this Section 3.

     Section 4. Quorum and Shareholder Vote. A quorum for action on any subject matter at any annual or special meeting of shareholders shall exist when the holders of shares entitled to vote a majority of the votes entitled to be cast on such subject matter are represented in person or by proxy at such meeting. If a quorum is present, the affirmative vote of such number of shares as is required by the Indiana Business Corporation Law (as in effect at the time the vote is taken), for approval of the subject matter being voted upon, shall be the act of the shareholders, unless a greater vote is required by the Articles of Incorporation or these Bylaws. If a quorum is not present, a meeting of shareholders may be adjourned from time to time by the vote of shares having a majority of the votes of the shares represented at such meeting, until a quorum is present. When a quorum is present at the reconvening of any adjourned meeting, and if the requirements of Section 3 of this Article I have been observed, then any business may be transacted at such reconvened meeting in the same manner and to the same extent as it might have been transacted at the meeting as originally noticed.

     Section 5. Proxies. A shareholder may vote either in person or by proxy duly executed in writing by the shareholder. Unless written notice to the contrary is delivered to the Corporation by the shareholder, a proxy for any meeting shall be valid for any reconvention of any adjourned meeting.

     Section 6. Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of

Directors shall have the power to fix a date, not more than 70 days prior to the date on which the particular action requiring a determination of shareholders is to be taken, as the record date for any such determination of shareholders. A record date for the determination of shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof shall not be set less than 10 days prior to such meeting. In any case where a record date is set, under any provision of this Section 6, only shareholders of record on the said date shall be entitled to participate in the action for which the determination of shareholders of record is made, whether the action is payment of a dividend, allotment of any rights or any change or conversion or exchange of capital stock or other such action, and, if the record date is set for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, only such shareholders of record shall be entitled to such notice or vote, notwithstanding any transfer of any shares on the books of the Corporation after such record date.

     Section 7. Notice of Shareholder Business. At an annual meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who complies with the notice procedures set forth in this Section 7 and only to the extent that such business is appropriate for shareholder action under the provisions of the Indiana Business Corporation Law. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the 7th day following the day on which notice of the date of the annual meeting was mailed or delivered to such shareholder. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (c) the class and number of shares of stock of the Corporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 7. At an annual meeting, the Chairman shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 7, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     Section 8. Notice of Shareholder Nominees. Only persons who are nominated in accordance with the procedures set forth in this Section 8 shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 8. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the 7th day following the day on which notice of the date of the meeting was mailed or delivered to such shareholder. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such shareholder and (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such shareholder. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in the Bylaws. The Chairman shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                   ARTICLE II

                                   DIRECTORS

     Section 1. Powers of Directors. The Board of Directors shall manage the business and affairs of the Corporation and, subject to any restrictions imposed by law, by the Articles of Incorporation, or by these Bylaws, may exercise all the powers of the Corporation.

     Section 2. Number and Term of Directors. The Board of Directors shall consist of from three (3) to eighteen (18) natural persons, as fixed by the Board from time to time at its discretion, divided into classes and with terms as provided in the Articles of Incorporation. No decrease in the number of Directors shall shorten the term of an incumbent Director.

     Section 3. Meetings of the Directors. The Board of Directors shall meet each year immediately following the annual meeting of shareholders, and the Board may by resolution provide for the time and place of other regular meetings. Special meetings of the Directors may be called by the Chairman of the Board or by any two of the Directors.

     Section 4. Notice of Meetings. Notice of each meeting of the Directors shall be given by the Secretary by mailing the same at least five days before the meeting or by telephone, telegraph or cablegram or in person at least two days before the meeting, to each Director, except that no notice need be given of regular meetings fixed by the resolution of the Board or of the meeting of the Board held at the place of and immediately following the annual meeting of the shareholders. Any Director may waive notice, either before or after the meeting, and shall be deemed to have waived notice if he is present at the meeting.

     Section 5. Action of Directors Without a Meeting. Any action required by law to be taken at a meeting of the Board of Directors, or any action which may be taken at a meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by all the Directors, or all the members of the committee, as the case may be, and be filed with the minutes of the proceedings of the Board or the committee. Such consent shall have the same force and effect as a unanimous vote of the Board or the committee, as the case may be.

     Section 6. Committees. The Board of Directors may, in its discretion, appoint committees, each consisting of one or more Directors, which shall have and may exercise such delegated powers as shall be conferred on or authorized by the resolutions appointing them, except that no such committee may take any action not allowed by the Indiana Business Corporation Law, including: (i) authorize distributions, except a committee may authority or approve a reacquisition of shares or other distribution if done according to a formula or method, or within a range, prescribed by the Board of Directors; (ii) approve or propose to shareholders action that the Indiana Business Corporation Law requires to be approved by shareholders; (iii) fill vacancies on the Board or any of its committees; (iv) except as permitted by clause (vii) below, amend the Articles of Incorporation of the Corporation; (v) adopt, amend or repeal these Bylaws; (vi) approve a plan of merger not requiring shareholder approval; or
(vii) authorize or approve the issuance or sale or a contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board may authorize a committee to take the actions described in this clause (vii) within limits prescribed by the Board. A majority of any such committee may determine its action, fix the time and place of its meetings, and determine its rules of procedure. Each committee shall keep minutes of its proceedings and actions and shall report regularly to the Board of Directors. The Board of Directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee.

     Section 7. Compensation. The Board of Directors shall have the authority to determine from time to time the amount of compensation that shall be paid to its members for attendance at meetings of, or service on, the Board of Directors of any committee of the Board, except that no such compensation shall be paid to Directors who are also employees of the Corporation. The Board of Directors also shall have the power to reimburse Directors for reasonable expenses of attendance at Directors' meetings and committee meetings.

     Section 8. Telephone Conference Meetings. Unless the Articles of Incorporation otherwise provide, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board or committee by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 8 shall constitute presence in person at such meeting.

                                  ARTICLE III

                                    OFFICERS

     Section 1. Officers. The officers of the Corporation shall consist of a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice-Presidents, a Secretary and a Treasurer, and such other officers or assistant officers as may be elected by the Board of Directors. Any two offices may be held by the same person. The Board may designate a Vice-President as an Executive Vice-President or a Senior Vice President, and may designate the order in which the Vice-Presidents may act.

     Section 2. Chairman of the Board. The Chairman of the Board shall under the direction of the Board of Directors, have responsibility for the general direction of the business, policies and affairs of the Corporation. He shall preside at all meetings of the shareholders and all meetings of the Board of Directors and shall have such other duties as the Board of Directors shall from time to time prescribe.

     Section 3. Chief Executive Officer. The Chief Executive Officer shall supervise the President and other officers of the Corporation and shall be in charge of the overall business strategy of the Corporation. He shall have such further powers and duties as from time to time may be conferred on him by the Board of Directors. In the absence of the Chairman of the Board, he shall preside at all meetings of the shareholders and the Board of Directors.

     Section 4. President. The President shall be the chief operating officer of the Corporation. He shall, under the direction of the Chief Executive Officer, supervise the management of the day-to-day business of the Corporation. He shall have such further powers and duties as from time to time may be conferred on him by the Board of Directors or the chief executive officer. In the absence of the Chairman of the Board and the Chief Executive Officer, he shall preside at all meetings of the shareholders and the Board of Directors.

     Section 5. Vice-President. The Vice-President shall act in the case of the absence or disability of the Chairman of the Board, the Chief Executive Officer and the President. If there is more than one Vice-President, such Vice-Presidents shall act in the order of precedence, as set out by the Board of Directors.

     Section 6. Treasurer. The Treasurer shall be responsible for the maintenance of proper financial books and records of the Corporation.

     Section 7. Secretary. The Secretary shall keep the minutes of the meetings of the shareholders and the Directors (including any committees of the Board of Directors) and shall have custody of and attest the seal of the Corporation.

     Section 8. Other Duties and Authorities. Each officer, employee and agent shall have such other duties and authorities as may be conferred on them by the Board of Directors.

     Section 9. Removal. Any officer may be removed at any time by the Board of Directors, and such vacancy may be filled by the Board of Directors. A contract of employment for a definite term shall not prevent the removal of any officer, but this provision shall not prevent the making of a contract of employment with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment or upon the enforceability of any other provision of a contract of employment.

     Section 10. Compensation. The salaries of the officers shall be fixed from time to time by the Board of Directors, subject to the provisions of any applicable contracts of employment. No officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

                                   ARTICLE IV

                        DEPOSITORIES, SIGNATURE AND SEAL

     Section 1. Depositories. All funds of the Corporation shall be deposited in the name of the Corporation in such depository or depositories as the Board may designate and shall be drawn out on checks, drafts or other orders signed by such officer, officers, agent or agents as the Board may from time to time authorize.

     Section 2. Contracts. All contracts and other instruments shall be signed on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President, any Vice-President or by such other officer, officers, agent or agents, as the Board of Directors, the Chief Executive Officer, or the President designates from time to time or as the Board from time to time may by resolution provide.

     Section 3. Seal. The seal of the Corporation, if it elects to have one, shall be in the form of a disc, with the name of the Corporation and "Indiana" on the periphery thereof and the word "Seal" in the center. The seal may be manually affixed to any document or may be lithographed or otherwise printed on any document with the same force and effect as if it had been affixed manually. The signature of the Secretary or Assistant Secretary shall attest the seal and may be a facsimile if and to the extent permitted by law.

                                   ARTICLE V

                                STOCK TRANSFERS

     Section 1. Form and Execution of Certificates. The certificates of shares of capital stock of the Corporation shall be in such form as may be approved by the Board of Directors and shall be signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice-President and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer, provided that any such certificate may be signed by the facsimile signature of any of such officers imprinted thereon if the same is countersigned by a transfer agent of the Corporation, and provided further that certificates bearing the facsimile of the signature of such officers imprinted thereon shall be valid in all respects as if such person or persons were still in office, even though such officer or officers shall have died or otherwise ceased to be officers.

     Section 2. Transfers of Shares. Shares of stock in the Corporation shall be transferable only on the books of the Corporation by proper transfer signed by the holder of record thereof or by a person duly authorized to sign for such holder of record. The Corporation or its transfer agent or agents shall be authorized to refuse any transfer unless and until it is furnished such evidence as it may reasonably require showing that the requested transfer is proper.

     Section 3. Lost, Destroyed or Stolen Certificates. Where the holder of record of a share or shares of stock of the Corporation claims that the certificate representing said share has been lost, destroyed or wrongfully taken, the Board shall by resolution provide for the issuance of a certificate to replace the original if the holder of record so requests before the Corporation has notice that the certificate has been acquired by a bona fide purchaser, files with the Corporation a sufficient indemnity bond, and furnishes evidence of such loss, destruction or wrongful taking satisfactory to the Corporation, in the reasonable exercise of its discretion. The Board may authorize such officer or agent as it may designate to determine the sufficiency of such an indemnity bond and to determine reasonably the sufficiency of the evidence of loss, destruction or wrongful taking.

     Section 4. Transfer Agent and Registrar. The Board may (but shall not be required to) appoint a transfer agent or agents and a registrar or registrars to transfers, and may require that all stock certificates bear the signature of such transfer agent or of such transfer agent and registrar.

                                   ARTICLE VI

                                INDEMNIFICATION

     Section 1. Indemnification. The Corporation shall indemnify to the fullest extent permitted by the Indiana Business Corporation Law, and to the extent that applicable law from time to time in effect shall permit indemnification that is broader than provided in these Bylaws, then to the maximum extent authorized by law, any individual made a party to a proceeding (as defined in the Indiana Business Corporation Law) because he is or was a director, officer, employee or agent, against liability (as defined in the Indiana Business Corporation Law), incurred in the proceeding.

     Section 2. Advances for Expenses. The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding, and shall have the authority to pay for or reimburse the reasonable expenses of an employee or agent of the Company who is a party to a proceeding, in each case in advance of the final disposition of a proceeding if:

          (a) Such person furnishes the Corporation a written affirmation of his good faith belief that he has met the standard set forth in Section 1 above;

          (b) Such person furnishes the Corporation a written undertaking, executed personally or on his behalf to repay any advances if it is ultimately determined that he did not meet the standard set forth in
     Section 1 above; and

          (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under the Indiana Business Corporation Law.

     The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

     Section 3. Indemnification Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, provision of these Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 4. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                  ARTICLE VII

                              AMENDMENT OF BYLAWS

     Section 1. Amendment. These Bylaws may be altered, amended, repealed or new Bylaws adopted by the Board of Directors by the affirmative vote of a majority of all directors then holding office.

                                                                         ANNEX I

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" means a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts in respect thereof at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 day prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Chapter 37 of the Indiana Business Corporation Law empowers an Indiana corporation to indemnify an individual (including his estate or personal representative) who was, is or is threatened to be made a named defendant or respondent in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had (A) reasonable cause to believe his conduct was lawful, or (B) no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding. Pursuant to Chapter 37, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.

     Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, an Indiana corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors. An officer of the corporation is also entitled to mandatory indemnification to the same extent as a director.

     The indemnification provided by or granted pursuant to Chapter 37 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. Chapter 37 empowers an Indiana corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liability asserted against or incurred by the individuals in those capacities, whether or not the corporation would have the power under Chapter 37 to indemnify them against such liability. The Registrant has purchased and maintains directors' and officers' liability insurance. The Registrant has also entered into an agreement with each of its directors which requires the Registrant to indemnify the director to the fullest extent permitted by Indiana law.

     The Registrant's Amended and Restated Articles of Incorporation and Amended and Restated Code of Bylaws require the Registrant to indemnify its directors to the fullest extent permitted by applicable state or federal laws. The Bylaws further permit the Registrant to indemnify its officers to the same extent that it indemnifies directors and to such further extent, consistent with law, as may be provided by general or specific action of the Board of Directors, or contract.

     Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 28, 1997, as amended (the "Merger Agreement"), by and between the Registrant and RTO, Inc., the Registrant is required to keep in effect provisions of its Articles of Incorporation and Bylaws providing for indemnification of directors and officers to the fullest extent permitted under applicable law and is prohibited from amending such provisions except as may be required by applicable law or except to make changes permitted by law that would enlarge the indemnified parties' indemnification rights. The Registrant is also obligated to maintain in effect for a period of at least six years following the effective time of the Merger (as defined in the Merger Agreement) directors' and officers' liability insurance providing at least the same coverage as, and containing terms and conditions which are no less favorable than, the insurance policies maintained by the Registrant as of the date of the Merger Agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

     The following exhibits are filed as part of this registration statement:

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 2.1      --   Agreement and Plan of Merger, dated as of September 28,
               1997, by and between Alrenco, Inc. and RTO, Inc., as amended
               (reference is made to Annex A of the Joint Proxy
               Statement/Prospectus included as a part of this registration statement)
 2.2      --   Alrenco Stock Option Agreement (reference is made to Annex B of the Joint Proxy Statement/Prospectus included as a part of this registration statement)
 2.3      --   RTO Stock Option Agreement (reference is made to Annex C of the Joint Proxy Statement/Prospectus included as a part of this registration statement)
 2.4      --   Form of Alrenco Stockholder Voting Agreement executed by
               Michael D. Walts and Michael D. Walts, Jr. (reference is
               made to Annex D of the Joint Proxy Statement/Prospectus
               included as a part of this registration statement)
 2.5      --   Form of RTO Stockholder Voting Agreement executed by Billy
               White, Sr. Annuity Trust, Lillie B. White Annuity Trust,
               Belt Family Partnership, B&R Partnership, Dan C. Breeden
               Jr., John S. Rainey, C&J Investing Partners, Stewart
               Johnson, NW Phifer Trust, AP Armfield Trust, MP De La Torre
               Trust, SP Johnson FSA Trust, EW Phifer III Trust, A. Foster
               Chapman, EW Johnson, II Trust and GD Johnson, III ESA Trust
               (reference is made to Annex E of the Joint Proxy
               Statement/Prospectus included as a part of this registration statement)
 2.6      --   RTO Stockholder Voting Agreement executed by GDJ, Jr.
               Investments, L.P.
 3.1*     --   Amended and Restated Articles of Incorporation of the
               Registrant
 3.2      --   Form of Amended and Restated Articles of Incorporation of
               the Registrant (reference is made to Annex G of the Joint
               Proxy Statement/Prospectus included as a part of this
               registration statement)
 3.3*     --   Amended and Restated Code of Bylaws of the Registrant
 3.4      --   Form of Amended and Restated Code of Bylaws of the
               Registrant (reference is made to Annex H of the Joint Proxy
               Statement/Prospectus included as a part of this registration statement)
 5.1      --   Opinion and consent of Stites & Harbison
 8.1      --   Form of Opinion of King & Spalding regarding tax matters
10.1**    --   Loan Agreement dated July 31, 1997, between the Registrant and Bank One, Kentucky, NA
10.2*     --   Lease Agreement dated as of January 1, 1995 between the
               Registrant and Kentuckiana Outfitting Company as amended
10.3*     --   Lease Agreement dated as of January 1, 1995 between the
               Registrant and Kentuckiana Outfitting Company as amended
10.4*     --   Life Insurance Policy for Michael D. Walts
10.5*     --   Alrenco, Inc. 1995 Stock Incentive Plan
10.6*     --   Restricted Stock Agreement between the Registrant and
               Raymond C. Holladay
10.7*     --   Restricted Stock Agreement between the Registrant and
               Theodore H. Wilson
10.8*     --   The Registrant's 401(k) Salary Reduction Plan

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
10.9*     --   Form of Director Indemnification Agreement
23.1      --   Consent of Stites & Harbison (included in Exhibit 5.1)
23.2      --   Consent of King & Spalding (included in Exhibit 8.1)
23.3      --   Consent of Grant Thornton LLP
23.4      --   Consent of Grace & Associates, P.C.
23.5      --   Consent of Travis, Wolff & Company, L.L.P.
23.6      --   Consent of Coopers & Lybrand L.L.P.
23.7      --   Consent of Ernst & Young LLP
23.8      --   Consent of SunTrust Equitable Securities Corporation
23.9      --   Consent of George D. Johnson, Jr.
23.10     --   Consent of Billy W. White, Sr.
23.11     --   Consent of John S. Rainey
23.12     --   Consent of Edward W. Phifer, III
24.1      --   Powers of attorney (reference is made to page II-5 of this registration statement)
99.1      --   Form of proxy for special meeting of shareholders of
               Alrenco, Inc.
99.2      --   Form of proxy for special meeting of stockholders of RTO,
               Inc.
99.3      --   Form of Noncompetition and Consulting Agreement between the
               Registrant and Michael D. Walts

---------------

* Incorporated herein by reference to exhibits filed with the registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933.

**Incorporated herein by reference to Exhibit 10 to the registrant's current report on Form 8-K (File No. 0-27490) filed on August 8, 1997 under the Securities Exchange Act of 1934.

     (b)  Financial Statement Schedules.

     All financial statement schedules are omitted, as the required information is inapplicable or the information is presented in the financial statements and related notes thereto included in the Joint Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended (the "Act"), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Indiana, on the 16th day of January, 1998.

                                          ALRENCO, INC.


                                          By:  /s/ MICHAEL D. WALTS
                                          --------------------------------------

                                               Michael D. Walts, Chairman of
                                                  the Board and President

     Pursuant to the requirements of the Securities Act of 1933 (the "Act"), this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Michael D. Walts and Theodore H. Wilson, or either one of them, to execute in the name of each such person and to file, any amendments to this Registration Statement (including post-effective amendments) and any other documents as the registrant deems appropriate, and appoints each such agent as attorney-in-fact to sign in his behalf individually and in each capacity stated below and to file any and all amendments and post-effective amendments to this Registration Statement and any and all such other documents.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
            /s/ MICHAEL D. WALTS               Chairman of the Board and President   January 16, 1998
---------------------------------------------  (principal executive officer)
              Michael D. Walts

           /s/ THEODORE H. WILSON              Executive Vice President, Chief       January 16, 1998
---------------------------------------------  Financial Officer and Director
             Theodore H. Wilson                (principal financial and accounting
                                               officer)

           /s/ RAYMOND C. HOLLADAY             Executive Vice President, Chief       January 16, 1998
---------------------------------------------  Operating Officer and Director
             Raymond C. Holladay

             /s/ ROBERT W. LANUM               Director                              January 16, 1998
---------------------------------------------
               Robert W. Lanum

             /s/ DONALD E. GROOT               Director                              January 16, 1998
---------------------------------------------
               Donald E. Groot

           /s/ W. BARRETT NICHOLS              Director                              January 16, 1998
---------------------------------------------
             W. Barrett Nichols

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 2.1      --   Agreement and Plan of Merger, dated as of September 28,
               1997, by and between Alrenco, Inc. and RTO, Inc., as amended
               (reference is made to Annex A of the Joint Proxy
               Statement/Prospectus included as a part of this registration statement)
 2.2      --   Alrenco Stock Option Agreement (reference is made to Annex B of the Joint Proxy Statement/Prospectus included as a part of this registration statement)
 2.3      --   RTO Stock Option Agreement (reference is made to Annex C of the Joint Proxy Statement/Prospectus included as a part of this registration statement)
 2.4      --   Form of Alrenco Stockholder Voting Agreement executed by
               Michael D. Walts and Michael D. Walts, Jr. (reference is
               made to Annex D of the Joint Proxy Statement/Prospectus
               included as part of this registration statement)
 2.5      --   Form of RTO Stockholder Voting Agreement executed by Billy
               White, Sr. Annuity Trust, Lillie B. White Annuity Trust,
               Belt Family Partnership, B&R Partnership, Dan C. Breeden
               Jr., John S. Rainey, C&J Investing Partners, Stewart
               Johnson, NW Phifer Trust, AP Armfield Trust, MP De La Torre
               Trust, SP Johnson ESA Trust, EW Phifer III Trust, A. Foster
               Chapman, EW Johnson II Trust and GD Johnson III ESA Trust
               (reference is made to Annex E of the Joint Proxy
               Statement/Prospectus included as part of this registration statement).
 2.6      --   RTO Stockholder Voting Agreement executed by GDJ, Jr.
               Investments, L.P.
 3.1*     --   Amended and Restated Articles of Incorporation of the
               Registrant
 3.2      --   Form of Amended and Restated Articles of Incorporation of
               the Registrant (reference is made to Annex G of the Joint
               Proxy Statement/Prospectus included as a part of this
               registration statement)
 3.3*     --   Amended and Restated Code of Bylaws of the Registrant
 3.4      --   Form of Amended and Restated Code of Bylaws of the
               Registrant (reference is made to Annex H of the Joint Proxy
               Statement/Prospectus included as a part of this registration statement)
 5.1      --   Opinion and consent of Stites & Harbison
 8.1      --   Form of Opinion of King & Spalding regarding tax matters
10.1**    --   Loan Agreement dated July 31, 1997, between the Registrant and Bank One, Kentucky, NA
10.2*     --   Lease Agreement dated as of January 1, 1995 between the
               Registrant and Kentuckiana Outfitting Company as amended
10.3*     --   Lease Agreement dated as of January 1, 1995 between the
               Registrant and Kentuckiana Outfitting Company as amended
10.4*     --   Life Insurance Policy for Michael D. Walts
10.5*     --   Alrenco, Inc. 1995 Stock Incentive Plan
10.6*     --   Restricted Stock Agreement between the Registrant and
               Raymond C. Holladay
10.7*     --   Restricted Stock Agreement between the Registrant and
               Theodore H. Wilson
10.8*     --   The Registrant's 401(k) Salary Reduction Plan
10.9*     --   Form of Director Indemnification Agreement
23.1      --   Consent of Stites & Harbison (included in Exhibit 5.1)
23.2      --   Consent of King & Spalding (included in Exhibit 8.1)
23.3      --   Consent of Grant Thornton LLP

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
23.4      --   Consent of Grace & Associates, P.C.
23.5      --   Consent of Travis, Wolff & Company, L.L.P.
23.6      --   Consent of Coopers & Lybrand L.L.P.
23.7      --   Consent of Ernst & Young LLP
23.8      --   Consent of SunTrust Equitable Securities Corporation
23.9      --   Consent of George D. Johnson, Jr.
23.10     --   Consent of Billy W. White, Sr.
23.11     --   Consent of John S. Rainey
23.12     --   Consent of Edward W. Phifer, III
24.1      --   Powers of attorney (reference is made to page II-5 of this registration statement)
99.1      --   Form of proxy for special meeting of shareholders of
               Alrenco, Inc.
99.2      --   Form of proxy for special meeting of stockholders of RTO,
               Inc.
99.3      --   Form of Noncompetition and Consulting Agreement between the
               Registrant and Michael D. Walts


---------------

* Incorporated herein by reference to exhibits filed with the registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933.

**Incorporated herein by reference to Exhibit 10 to the registrant's current report on Form 8-K (File No. 0-27490) filed on August 8, 1997 under the Securities Exchange Act of 1934.